Execution Copy

AMENDED AND RESTATED CREDIT AGREEMENT
among
NCI BUILDING SYSTEMS, INC.,
as Borrower,
THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,
and
Wachovia Bank, National Association,
as Administrative Agent and Collateral Agent
Dated as of October 20, 2009
Wells Fargo Securities, LLC,
as Lead Arranger and Bookrunner

(continued)

(continued)

(continued)

SCHEDULES

Schedule A	—	Lenders
Schedule B	—	Rollover Indebtedness
Schedule C	—	Unscheduled Assumed Indebtedness
Schedule D	—	Existing Mortgages
Schedule 3.13(b)	—	Amended and Restated Mortgages
Schedule 4.5	—	Litigation
Schedule 4.6	—	Mortgaged Properties
Schedule 4.7	—	Intellectual Property Claims
Schedule 4.14	—	Subsidiaries
Schedule 4.15	—	Environmental Matters
Schedule 4.18	—	Insurance
Schedule 5.1(i)	—	Title Policies
Schedule 7.2(i)	—	Existing Indebtedness
Schedule 7.6(j)	—	Dispositions

EXHIBITS

Exhibit A	—	Form of Term Loan Note
Exhibit B	—	Form of Guarantee and Collateral Agreement
Exhibit C	—	Form of Mortgages
Exhibit D	—	Form of Intercreditor Agreement
Exhibit E	—	Form of U.S. Tax Compliance Certificate
Exhibit F	—	Form of Assignment and Acceptance
Exhibit G	—	Form of Tax Sharing Agreement

     AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 20, 2009, among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (as further defined in Section 1.1, the “Lenders”) and Wachovia Bank, National Association, as administrative agent and collateral agent for the Lenders hereunder (in such capacities, respectively, the “Administrative Agent” and the “Collateral Agent”).
     The parties hereto hereby agree as follows:
W I T N E S S E T H:
     WHEREAS, the Borrower is party to the Credit Agreement, dated as of June 18, 2004 (the “2004 Credit Agreement”), among the Lenders, the Borrower, the subsidiary guarantors party thereto, Wachovia Bank, N.A. as administrative agent, and Bank of America, N.A., as syndication agent;
     WHEREAS, the 2004 Credit Agreement has been amended by the First Amendment to Credit Agreement dated as of November 9, 2004, the Second Amendment to Credit Agreement, dated as of October 14, 2005, and the Third Amendment to Credit Agreement, dated as of April 7, 2006, by and among the Borrower, the subsidiary guarantors party thereto and the Administrative Agent (the 2004 Credit Agreement, as so amended, the “Original Credit Agreement”);
     WHEREAS, pursuant to the Investment Agreement, the CD&R Investors have agreed to make certain equity investments in the Borrower (the “Equity Investment”) subject to, among other things, the modification of certain terms in the Original Credit Agreement, including an extension of the Tranche B Term Loan Maturity Date (as defined in the Original Credit Agreement) and the partial prepayment of the Tranche B Term Loan (as defined in the Original Credit Agreement), and the amendment and restatement of the Original Credit Agreement in the form hereof;
     WHEREAS, the Borrower has requested, and the Administrative Agent and the Lenders have agreed, to hereby amend and restate the Original Credit Agreement to satisfy the terms of the Investment Agreement;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms.
     As used in this Agreement, the following terms shall have the following meanings:
     “2004 Credit Agreement”: as defined in the Recitals.

     “2009 Tax Refund”: any U.S. federal or state income tax refund received by the Borrower or any Subsidiary thereof (including the amount of such refund that would have been received by the Borrower or such Subsidiary but for being utilized to offset any tax liability otherwise payable by the Borrower or such Subsidiary) to the extent attributable to (and that would not have been so received but for) any carryback of net operating losses, capital losses, tax credits or similar tax attributes, if any, of the Borrower and its Subsidiaries for the taxable year ended on November 1, 2009 to any prior taxable year, provided that, for these purposes, (i) the amount of any state income tax refund shall be net of U.S. federal income tax cost thereof to the Borrower or any of its Subsidiaries, (ii) a 2009 Tax Refund shall not include any refund of state income taxes as a result of an audit or examination of any tax return of the Borrower or any Subsidiary thereof and (iii) a 2009 Tax Refund shall not include any refund of U.S. federal income taxes as a result of an audit or examination of any tax return of the Borrower or any Subsidiary thereof unless the amount of such refund exceeds $4,000,000.
     “ABL Availability”: at any time, the amount of undrawn availability under the ABL Facility then in effect at such time.
     “ABL Default Event”: the occurrence and continuance of such occurrence of any Event of Default (as defined in the ABL Facility Agreement) specified under Section 12.1(a) of the ABL Facility Agreement with respect to which the administrative agent under the ABL Facility Agreement shall have exercised any remedy provided for thereunder and shall not have rescinded such action.
     “ABL Facility”: the revolving credit facility to be extended pursuant to the ABL Facility Agreement.
     “ABL Facility Agreement”: the Loan and Security Agreement, dated as of October 20, 2009, among NCI Group, Inc., Robertson-Ceco II Corporation, NCI Building Systems, Inc., the lenders party thereto and Wells Fargo Foothill, LLC, as administrative agent and co-collateral agent and Bank of America, N.A. and General Electric Capital Corporation, each as co-collateral agent, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced (whether such renewal, refinancing or replacement occurs concurrently with the termination of the then-existing ABL Facility Documents and the repayment of obligations then due and owing thereunder or after any lapse of time during which there may not exist any ABL Facility Documents or any ABL Facility), in whole or in part, from time to time.
     “ABL Facility Documents”: the ABL Facility Agreement, the other Financing Agreements (as defined therein) and any other agreements, instruments and other documents evidencing or governing the ABL Facility or entered into at any time in connection therewith, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced (whether such renewal, refinancing or replacement occurs concurrently with the termination of the then-existing ABL Facility Documents and the repayment of obligations then due and owing thereunder or after any lapse of time during which there may not exist any ABL Facility Documents or any ABL Facility), in whole or in part, from time to time.
     “ABL Facility Loans”: Indebtedness issued pursuant to the ABL Facility.

     “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) 3.00%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Wachovia Bank, National Association (or another bank of recognized standing reasonably selected by the Administrative Agent and reasonably satisfactory to the Borrower) as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Wachovia Bank, National Association in connection with extensions of credit to debtors). “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
     “Acceleration”: as defined in Section 8.1(e).
     “Additional Commitments”: as defined in Section 2.5(a).
     “Additional Committing Lender”: as defined in Section 2.5(c).
     “Additional Indebtedness”: any Indebtedness that (x) is to be secured by a Lien on any Collateral permitted by Section 7.3 of this Agreement and (y) is designated as “Additional Indebtedness” by the Borrower by notice in writing to the Administrative Agent.
     “Additional Lender”: as defined in Section 2.5(c).
     “Additional Term Loan Amendment”: as defined in Section 2.5(c).
     “Additional Term Loan Closing Date”: as defined in Section 2.5(d).
     “Additional Term Loans”: as defined in Section 2.5(b).
     “Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Section 9.10.
     “Affected Loans”: as defined in Section 3.8.
     “Affected Rate”: as defined in Section 3.6.
     “Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Agents”: the collective reference to the Administrative Agent and the Collateral Agent.
     “Agreement”: this Amended and Restated Credit Agreement, as amended, supplemented, waived or otherwise modified, from time to time.
     “Applicable Margin”: (i) 5.00% per annum with respect to ABR Loans and 6.00% per annum with respect to Eurocurrency Loans or (ii) if the Consolidated Leverage Ratio on the last day of the most recently completed fiscal quarter of the Borrower ending on or after October 30, 2011 is less than 3.50 to 1.00, then 3.50% per annum with respect to ABR Loans and 4.50% per annum with respect to Eurocurrency Loans, effective on the first day of the immediately subsequent fiscal quarter, provided that (x) until the end of the first two fiscal quarter period that begins after the Closing Date, the Applicable Margin shall be as set forth in clause (i) above and (y) commencing with the fiscal quarter of the Borrower beginning January 30, 2012, the Applicable Margin in the case of clauses (i) and (ii) above shall increase by 0.25% per annum on the first day of each fiscal quarter of the Borrower unless (1) the aggregate principal amount of Term Loans outstanding at the beginning of the immediately preceding fiscal quarter of the Borrower shall have been reduced by an amount (the “Target Amortization Amount”) equal to $3,750,000 minus (at the Borrower’s option) any or all of the aggregate principal amount of Term Loans (up to an amount not to exceed $3,750,000) repaid, prepaid, repurchased or otherwise acquired or retired, including pursuant to Section 3.4 but excluding scheduled installment payments pursuant to Section 2.3, from the Closing Date to the last day of such immediately preceding fiscal quarter (excluding any amount thereof previously applied by the Borrower to the Target Amortization Amount for any previous fiscal quarter of the Borrower), and thereby to cause the Applicable Margin not to increase on the first day of the immediately succeeding fiscal quarter of the Borrower or (2) the Target Amortization Amount as so calculated is zero.
     “Approved Fund”: as defined in Section 10.6(b).
     “Asset Sale”: any sale, issuance, conveyance, transfer, lease or other disposition (including through a Sale and Leaseback Transaction) by the Borrower or any other Loan Party, in one or a series of related transactions, of any real or personal, tangible or intangible, property or assets of the Borrower or such Subsidiary (including Capital Stock of any Subsidiary held by any Loan Party) to any Person.
     “Assignee”: as defined in Section 10.6(b).
     “Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit F.
     “Assumed Indebtedness”: the collective reference to all Rollover Indebtedness and Unscheduled Assumed Indebtedness.
     “Available Amount”: the sum, without duplication, of

     (a) 50% of the Available CNI Amount accrued during the period (treated as one accounting period) beginning on August 2, 2009 to the end of the most recent fiscal quarter for which consolidated financial statements of the Borrower are available (or, in case such Available CNI Amount shall be a negative number, 100% of such negative number); plus
     (b) the aggregate Net Proceeds and the Fair Market Value of property or assets received (x) by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale of its Capital Stock (other than Disqualified Capital Stock) after the Closing Date (other than Excluded Contributions) or (y) by the Borrower or any Subsidiary from the issuance and sale by the Borrower or any Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock (other than Disqualified Capital Stock) of the Borrower or any Parent Entity, plus the amount of any cash and the Fair Market Value of any property or assets, received by the Borrower or any Subsidiary upon such conversion or exchange; minus
     (c) the sum of the aggregate amount of dividends, payments and distributions made after the Closing Date pursuant to Section 7.7(b), Investments made after the Closing Date and then outstanding pursuant to Section 7.8(q), acquisitions made after the Closing Date pursuant to Section 7.9(b)(ii)(y) and payments, prepayments, repurchases or redemptions made after the Closing Date pursuant to Section 7.11(a)(y)(1).
     For purposes of the foregoing and Sections 7.8(e), 7.8(f), 7.8(l), 7.8(p), 7.8(q) and 7.8(r) the amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Investments outstanding at any time pursuant to Section 7.8(q) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Available Amount pursuant to paragraph (a) above, such portion of such amount or value shall not be so included.
     “Available CNI Amount”: for any period, the net income (loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided, that there shall not be included in such Available CNI Amount:
     (a) solely for purposes of determining the amount available under clause (a) of the definition of “Available Amount” to pay or make dividends, payments and distributions pursuant to Section 7.7(b), any net income (loss) of any Subsidiary that is not a Guarantor if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Subsidiary, directly or indirectly, to the Borrower by operation of the terms of such Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Subsidiary or its stockholders (other than (i) restrictions that have been waived or otherwise released and (ii) restrictions in effect on the Closing Date with respect to a Subsidiary and other restrictions with respect to such Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date), except that (A) the Borrower’s equity in the net income of any such Subsidiary for such period shall be included in such Available CNI

Amount up to the aggregate amount of any dividend or distribution that was or that could have been made by such Subsidiary during such period to the Borrower or another Subsidiary (subject, in the case of a dividend that could have been made to another Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Subsidiary shall be included to the extent of the aggregate Investment of the Borrower or any of its other Subsidiaries in such Subsidiary;
     (b) any gain or loss realized upon the sale or other disposition of any asset of the Borrower or any Subsidiary (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the board of directors of the Borrower);
     (c) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any related transactions, and any acquisition, merger or consolidation after the Closing Date);
     (d) the cumulative effect of a change in accounting principles;
     (e) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness;
     (f) any unrealized gains or losses in respect of any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements);
     (g) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;
     (h) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;
     (i) to the extent otherwise included in such Available CNI Amount, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary; and
     (j) any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).
     In the case of any unusual or nonrecurring gain, loss or charge not included in such Available CNI Amount pursuant to clause (c) above in any determination thereof, the Borrower will deliver an officer’s certificate to the Administrative Agent promptly after the date on which such Available CNI Amount is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.

     “Available Excluded Contribution Amount”: the aggregate amount of Excluded Contributions, minus the sum of (i) the aggregate amount of dividends, payments and distributions made after the Closing Date pursuant to Section 7.7(a), (ii) the aggregate amount of Investments made after the Closing Date and then outstanding pursuant to Section 7.8(r), (iii) the aggregate amount of consideration paid for acquisitions made after the Closing Date pursuant to Section 7.9(b)(iii) and (iv) the aggregate amount of payments, prepayments, repurchases or redemptions made pursuant to Section 7.11(a)(y)(2).
     “benefited Lender”: as defined in Section 10.7(a).
     “Board”: the Board of Governors of the Federal Reserve System.
     “Borrower”: as defined in the Preamble hereto.
     “Borrowing”: the borrowing of one Type of Term Loan of a single Tranche by the Borrowers from all the Lenders having Commitments of the respective Tranche on a given date or resulting from a conversion or conversions on such date, having in the case of Eurocurrency Loans the same Interest Period.
     “Borrowing Date”: as defined in Section 5.2(c).
     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Houston, Texas or Atlanta, Georgia are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Calculation Date”: as defined in Section 7.1(b).
     “Capital Expenditures”: with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made (i) for investments permitted by Section 7.8 and (ii) for acquisitions permitted by Section 7.9) which, in accordance with GAAP, are or should be included in capital expenditures.
     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
     “Cash Collateral Agreement”: the Cash Collateral Agreement, dated as of May 21, 2009, between the Borrower and Wachovia Bank, National Association, as the same may be amended, modified and/or supplemented from time to time.
     “Cash Equivalents”: (a) securities issued or fully guaranteed or insured by the United States government or any political subdivision, agency or instrumentality thereof, (b) securities issued or fully guaranteed or insured by any state, commonwealth or territory of the United States of America or any political subdivision, agency or instrumentality of any such state, commonwealth or territory having, at the time of acquisition, an investment grade rating from either Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender or Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks, (d) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (e) repurchase obligations for underlying obligations of the types described in clauses (a), (b) and (d) above entered into with any commercial bank meeting the qualifications specified in clause (c) above or with securities dealers of recognized national standing, (f) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act, and (g) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Borrower, in each case provided in clauses (a), (b), (c), (d) and (e) above only, maturing within twelve months after the date of acquisition.
     “CD&R”: Clayton, Dubilier & Rice, Inc. and any successor in interest thereto or successor to CD&R’s investment management business.
     “CD&R Holders”: CD&R, the CD&R Investors and any of their respective Affiliates.
     “CD&R Investors”: Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Friends & Family Fund VIII, L.P. and their respective successors in interest thereto.
     “Change in Consolidated Working Capital”: for any period, a positive or negative number equal to the amount of Consolidated Working Capital at the beginning of such period minus the amount of Consolidated Working Capital at the end of such period, which number shall be adjusted as follows: (x) if such number is a positive number, it shall be adjusted by subtracting from such number the positive number, if any, equal to any net decrease in ABL Availability during such period, and (y) if such number is a negative number, it shall be adjusted by adding to such number the positive number, if any, equal to any net increase in ABL Availability during such period.
     “Change in Tax Law”: with respect to any Agent, Lender or other Person, any change in treaty, law or regulation in respect of Taxes, in each case, that occurred after such Agent, Lender or Person, as the case may be, became a party to this Agreement (or, if such Agent, Lender or Person is an intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent, Lender or Person, as the case may be, became such a beneficiary or member, if later); provided, however, that Change in Tax Law shall not include any change in any treaty, law or regulation to reflect, in whole or in part, any proposed rule modification relating to the qualification as a qualified intermediary, payments to a nonqualified intermediary or payments to foreign entities described in the General Explanations of the Administration’s Fiscal Year 2010 Revenue Proposals of the Department of the Treasury, May 2009.
     “Change of Control”: the occurrence of any of the following events: (i)(x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) if the Borrower is not a Subsidiary of any Parent Entity, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of the Borrower and (B) if the Borrower is a Subsidiary of any Parent Entity, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) if the Borrower is not a Subsidiary of any Parent Entity, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of the Borrower and (B) if the Borrower is a Subsidiary of any Parent Entity, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity), and (ii) the Continuing Directors shall cease to constitute a majority of the members of the board of directors of the Borrower.
     “Closing Date”: as defined in Section 5.1.
     “Code”: the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
     “Collateral Agent”: as defined in the Preamble hereto.
     “Commitment”: as to any Lender, the Tranche B Term Loan Commitments of such Lender.
     “Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.
     “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Term Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Term Loan if, for any reason, its Conduit Lender fails to fund any such Term Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to any payment pursuant to any provision of this Agreement, including without limitation Sections 3.9, 3.10,

3.11 or 10.5, in an amount greater than the designating Lender would have been entitled to in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Tranche B Term Loan Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.
     “Consolidated Current Portion of Long Term Debt”: at the date of determination thereof, the current portion of Consolidated Long Term Debt that is included in Consolidated Short Term Debt.
     “Consolidated Indebtedness”: at the date of determination thereof, an amount equal to (a) all indebtedness for borrowed money of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet minus (b) the lesser of (i) the aggregate amount of cash included in the cash accounts listed on the consolidated balance sheet of the Borrower and its Subsidiaries as at such date to the extent such cash is not classified as “restricted” for financial statement purposes and (ii) $50,000,000.
     “Consolidated Interest Expense”: for any period, an amount equal to (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write off of financing costs) on Indebtedness of the Borrower and its Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Borrower and its Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP.
     “Consolidated Leverage Ratio”: as of the last day of any period, the ratio of (a) Consolidated Indebtedness on such day to (b) EBITDA for such period.
     “Consolidated Long Term Debt”: at the date of determination thereof, all long term debt of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet most recently delivered under Section 6.1.
     “Consolidated Net Income”: for any period, net income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Short Term Debt”: at the date of determination thereof, all short term debt of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet most recently delivered under Section 6.1.
     “Consolidated Tangible Assets”: as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP; provided, that Consolidated Tangible Assets shall not be less than $581,000,000.

     “Consolidated Working Capital”: at the date of determination thereof, the aggregate amount of all current assets (excluding cash, Cash Equivalents, and deferred taxes and income taxes receivable recorded as current assets) minus the aggregate amount of all current liabilities (excluding indebtedness under the ABL Facility, the Consolidated Current Portion of Long Term Debt, working capital indebtedness of Foreign Subsidiaries, and deferred taxes and accrued income taxes payable recorded as current liabilities), in each case determined on a consolidated basis for the Borrower and its Subsidiaries.
     “Continuing Directors”: the directors of the Borrower on the Closing Date, after giving effect to the Transactions and the other transactions contemplated thereby, and each other director if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Holders.
     “Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Convertible Notes”: 2.125% Convertible Senior Subordinated Notes Due 2024 of NCI Building Systems, Inc., issued on November 16, 2004.
     “Convertible Notes Indenture”: the Indenture, dated as of November 16, 2004, between the Borrower and The Bank of New York, as trustee.
     “Convertible Note Account”: has the meaning given in the Investment Agreement.
     “Cumulative Excess Cash Flow”: the sum of Excess Cash Flow (but not less than zero) for the fiscal year ending on October 31, 2010 and Excess Cash Flow (but not less than zero in any period) for each succeeding and completed fiscal year. For purposes of such calculation, Excess Cash Flow shall be calculated without reduction for any amount applied as contemplated by clause (b) of the definition of the term “Not Otherwise Applied.”
     “Cumulative Term Loan Amortization”: as of any date of determination, the aggregate principal amount of Term Loans repaid, prepaid, repurchased or otherwise acquired or retired (other than scheduled installment payments pursuant to Section 2.3) from the Closing Date to the date of determination.
     “Cumulative Term Loan Amortization Not Otherwise Applied”: with reference to any amount of Cumulative Term Loan Amortization, such amount thereof that was not previously applied by the Borrower to the Required Amortization Amount and thereby to waive application of Section 7.1(a), as provided in Section 7.1(b).
     “Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice (other than, in the case of Section 8.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 8.1, has been satisfied.
     “Default Notice”: as defined in Section 8.1(e).

     “Defaulting Lender”: any Lender which fails to advance a loan required to be made by it pursuant to the terms of a syndicated facility or has become insolvent.
     “Deposit Account”: any deposit account (as such term is defined in Article 9 of the UCC).
     “Disinterested Director”: as defined in Section 7.10.
     “Disposition”: as defined in Section 7.6.
     “Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) is mandatorily redeemable in whole or in part prior to the Termination Date, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) prior to the Termination Date for (i) Indebtedness or any Capital Stock referred to in clause (a) above, or (c) contains any mandatory repurchase obligation which comes into effect prior to the Termination Date, provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or a sale or other Disposition of property or assets shall not constitute Disqualified Capital Stock.
     “Dollars” and “$”: dollars in lawful currency of the United States of America.
     “Domestic Subsidiary”: any Subsidiary of the Borrower which is not a Foreign Subsidiary.
     “EBITDA”: for any period, Consolidated Net Income for such period adjusted (i) to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income: (a) Consolidated Interest Expense, (b) any non-cash expenses and charges, (c) the provision or benefit for income taxes, (d) depreciation expense, (e) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with FAS Nos. 141 and 142), (f) non-cash provisions for reserves for discontinued operations, (g) any extraordinary, unusual or non-recurring gains or losses or charges or credits, including but not limited to any expenses relating to the Transactions, (h) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business, (i) any income or loss attributable to noncontrolling interests, and (j) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to the Borrower or any of its Subsidiaries by the entity accounted for by the equity method of accounting). For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period (and after the Closing Date) the Borrower or any of its Subsidiaries shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period (and after the Closing Date) the Borrower or any of its Subsidiaries shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Borrower or any of its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $5,000,000. Notwithstanding anything to the contrary contained in this definition, solely for the purposes of the calculation of the Consolidated Leverage Ratio, EBITDA of the Borrower and its consolidated Subsidiaries shall be: (x) for the four fiscal quarter period ending last day of the first fiscal quarter commencing after closing, four times EBITDA for the last fiscal quarter in such period, (y) for the four fiscal quarter period ending last day of second quarter commencing after closing two times EBITDA for the last two fiscal quarters in such period and (z) for the four fiscal quarter period ending last day of third fiscal quarter commencing after closing 4/3 times EBITDA for the last three fiscal quarters in such period.
     “ECF Payment Date”: as defined in Section 3.4(c)(ii).
     “ECF Percentage”: 50%, provided that with respect to any fiscal year, the ECF Percentage shall be reduced to zero if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 4.00 to 1.00.
     “Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.
     “Environmental Laws”: any and all U.S. or foreign federal, state, provincial, territorial, foreign, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

     “Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.
     “Equity Investment”: as defined in the Preamble hereto.
     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service as determined by Agent) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided, that the Eurocurrency Base Rate shall not be less than 2.00% per annum.
     “Eurocurrency Loans”: Term Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.
     “Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements
     “Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
     “Event of Default”: any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
     “Excess Cash Flow”: for any period, EBITDA minus, without duplication, (a) any Capital Expenditures made in cash during such period, minus (b) any principal payments, purchases or other retirements (other than principal payments during such period pursuant to Section 3.4(c) unless and to the extent that the event giving rise to such mandatory prepayment causes an increase in EBITDA) of the Term Loans made during such period), minus (c) any principal payments, purchases or other retirements resulting in a permanent reduction of any other Indebtedness (other than the Convertible Notes) of the Borrower or any of its Subsidiaries made during such period, minus (d) Consolidated Interest Expense for such period, minus (e) any taxes paid or payable in cash or by way of offsetting against refunds due to the Borrower or any of its Subsidiaries for or in such period, minus (f) the Net Cash Proceeds from any Asset Sale to the extent that such Net Cash Proceeds (i) (without duplication of clause (a) or (g) of this definition) consist of any Reinvested Amount or are otherwise applied in accordance with Section 3.4(c) and (ii) are included in the calculation of EBITDA, minus (g) (without duplication of clause (a) of this definition) any Investment or acquisition made in accordance with Sections 7.8(e), 7.8(h), 7.8(l) or 7.8(p) (without giving effect to the proviso thereto), 7.8(q) or 7.9, minus (h) (without duplication of clause (b) or (c) of this definition) the proceeds of any Sale and Leaseback Transactions entered into by the Borrower or any of its Subsidiaries during such period in the ordinary course of its business to the extent included in EBITDA, minus (i) to the extent not otherwise subtracted from EBITDA in this definition of “Excess Cash Flow”, any cash dividends made during such period by the Borrower, so long as such dividends are expressly permitted by Section 7.7, minus (j) to the extent not otherwise reflected in a reduction of EBITDA, the amount of any cash contributions required by law to be made by the Borrower or any of its Subsidiaries to any Plan, minus (k) to the extent included in calculating EBITDA, any cash expenses relating to the Transactions, minus (l) any earnings of a Foreign Subsidiary included in EBITDA for such period (except to the extent such earnings are used for any purposes described in clauses (a) through (k) above) to the extent such Foreign Subsidiary is subject to legal, contractual or other restrictions, directly or indirectly, on paying dividends or making distributions, directly or indirectly, to the Borrower or any other Subsidiary thereof, including but not limited to pursuant to the terms of any Indebtedness of such Foreign Subsidiary, minus (m) to the extent included in calculating EBITDA for such period, any 2009 Tax Refund or any portion thereof, plus (n) the Change in Consolidated Working Capital for such period.
     “Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.
     “Excluded Contribution”: Net Proceeds, or the Fair Market Value of property or assets, received by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Subsidiary) of Capital Stock (other than Disqualified Capital Stock of the Borrower), in each case to the extent designated as an Excluded Contribution by the Borrower and not previously included in the calculation of Available Amount for purposes of determining whether a dividend, payment or distribution may be made pursuant to Section 7.7(b), an Investment may be made pursuant to Section 7.8(q), an acquisition may be made pursuant to Section 7.9(b)(ii)(y) or an optional payment may be made pursuant to Section 7.11(a)(y)(1).
     “Excluded Taxes”: with respect to any Agent, Lender or other Person, any (a) Taxes measured by or imposed upon the net income of such Agent, Lender or Person, (b) franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of such Agent, Lender or Person and (c) Taxes imposed by reason of any activity or other connection of such Agent, Lender or Person in the jurisdiction imposing such Tax, excluding any activity or connection arising solely from such Agent, Lender or Person having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or the Notes.

     “Exempt Sale and Leaseback Transaction”: any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 90 days of the acquisition of such property by the Borrower or any of its Subsidiaries or (b) that involves property with a book value of $5,000,000 or less, and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons.
     “Existing Mortgages”: the mortgages, deeds of trust and deeds to secure debt set forth in Schedule D.
     “Existing Term Loans”: as defined in Section 2.5(b).
     “Extension of Credit”: as to any Lender, the making of a Term Loan by such Lender.
     “Facility”: the Tranche B Term Loan Commitments and the Term Loans made thereunder.
     “Factoring Transaction”: any transaction or series of transactions entered into by the Borrower or any Subsidiary pursuant to which the Borrower or such Subsidiary sells, conveys or otherwise transfers accounts receivable of the Borrower or such Subsidiary to a non-related third party factor.
     “Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the board of directors of the Borrower, whose determination will be conclusive.
     “Federal Funds Effective Rate”: as defined in the definition of the term “ABR” in this Section 1.1.
     “Financing Lease”: any lease by such Person of property, real or personal, for which the obligations of the lessee are required in accordance with GAAP to be capitalized on the balance sheet of such lessee; provided, that, if at any time an operating lease of such lessee is required to be recharacterized as a Financing Lease after the date hereof as a result of a change in GAAP, then for purposes hereof such lease shall not be deemed a Financing Lease. The stated maturity of any Indebtedness under a Financing Lease shall be the scheduled date under the terms thereof of the last payment of rent or any other amount due under such Financing Lease.
     “FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.
     “Fiscal Period End Date”: as defined in Section 7.1(b).
     “fiscal year”: any period of twelve consecutive months ending on the Sunday closest to October 31 of any calendar year.
     “Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

     “Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.
     “Foreign Subsidiary”: (i) any Subsidiary of the Borrower that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Foreign Subsidiary and (ii) any Foreign Subsidiary Holdco.
     “Foreign Subsidiary Holdco”: any Subsidiary of the Borrower that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.
     “GAAP”: with respect to the covenant contained in Section 7.1 and all defined terms relating thereto, and the defined terms “Available CNI Amount” and “Consolidated Tangible Assets,” generally accepted accounting principles in the United States of America in effect on the Closing Date, and, for all other purposes under this Agreement, generally accepted accounting principles in the United States of America in effect from time to time.
     “Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit B, as the same may be amended, supplemented, waived or otherwise modified from time to time.
     “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee

Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
     “guaranteeing person”: as defined in the definition of the term “Guarantee Obligation” in this Section 1.1.
     “Guarantor”: each Domestic Subsidiary of the Borrower (other than any Domestic Subsidiary of a Foreign Subsidiary) which becomes a party to the Guarantee and Collateral Agreement as a guarantor thereunder of the monetary obligations of the Borrower under the Loan Documents, in each case, unless and until such time as the respective Guarantor ceases to constitute a Domestic Subsidiary of the Borrower or is released from its obligations as such a guarantor under the Guarantee and Collateral Agreement in accordance with the terms and conditions thereof.
     “Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) for purposes of Section 7.2 and Section 8.1(e) only, all obligations of such Person in respect of Interest Rate Protection Agreements, and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.
     “Indemnification Agreement”: the Indemnification Agreement, dated as of October 20, 2009, between the Borrower and the CD&R Investors, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
     “Indemnified Liabilities”: as defined in Section 10.5.
     “Indemnitee”: as defined in Section 10.5.
     “Individual Lender Exposure”: as to any Lender, such Lender’s Term Loan Exposure.
     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
     “Insolvent”: pertaining to a condition of Insolvency.
     “Intellectual Property”: as defined in Section 4.7.

     “Intercreditor Agreement”: the Intercreditor Agreement dated as of the date hereof among the Administrative Agent and the Collateral Agent and the administrative agent and the collateral agent under the ABL Facility, and acknowledged by certain of the Loan Parties, substantially in the form of Exhibit D, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof.
     “Intercreditor Agreement Supplement”: as defined in Section 9.9(a).
     “Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Term Loan is outstanding, and the final maturity date of such Term Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.
     “Interest Period”: with respect to any Eurocurrency Loan:
     (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and
     (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; and
provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(A) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(B) any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than Section 3.11) end on the Termination Date;
(C) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(D) the Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan during an Interest Period for such Term Loan.
     “Interest Rate Protection Agreement”: any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement to or under which the Borrower or any of its Subsidiaries is or becomes a party or a beneficiary.
     “Investment Documents”: the Investment Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Indemnification Agreement and the Series B Preferred Stock CoD.
     “Investment Agreement”: the Investment Agreement, dated as of August 14, 2009, between the Borrower and the CD&R Investors, as amended on each of August 28, 2009, August 31, 2009, October 8, 2009 and October 16, 2009, as the same now exists or may hereafter be further amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
     “Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.
     “Investments”: as defined in Section 7.8.
     “Judgment Currency”: as defined in Section 10.8(a).
     “Judgment Currency Date”: as defined in Section 10.8(a).
     “Lenders”: the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Borrower, to make any Term Loans available to the Borrower, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Section 10.1 hereof, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.
     “Lien”: any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).
     “Loan”: a Term Loan, collectively, the “Loans”.
     “Loan Documents”: this Agreement, any Notes, the Intercreditor Agreement, the Guarantee and Collateral Agreement and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

     “Loan Parties”: the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document; individually, a “Loan Party”.
     “Management Investors”: the collective reference to the officers, directors, employees and other members of the management of the Borrower or any of its Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing, who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of the Borrower or any Parent Entity.
     “Management Subscription Agreements”: one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between the Borrower or any Parent Entity and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of the Borrower or any Parent Entity, or options, warrants, units or other rights in respect of common stock of the Borrower or any Parent Entity, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.
     “Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents taken as a whole.
     “Material Subsidiaries”: Subsidiaries of the Borrower constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.
     “Materials of Environmental Concern”: any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Maximum Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower ending on any date set forth below, the Consolidated Leverage Ratio set forth below opposite such period:

Four Fiscal Quarter Period Ending	Consolidated Leverage Ratio
October 30, 2011	5.00:1.00

January 29, 2012	4.75:1.00

April 29, 2012	4.50:1.00

Four Fiscal Quarter Period Ending	Consolidated Leverage Ratio
July 29, 2012	4.25:1.00

October 28, 2012	4.00:1.00

January 27, 2013	3.875:1.00

April 28, 2013	3.75:1.00

July 28, 2013	3.625:1.00

November 3, 2013 and each fiscal quarter end date thereafter	3.50:1.00
     “Moody’s”: as defined in the definition of “Cash Equivalents” in this Section 1.1.
     “Mortgaged Properties”: the collective reference to the real properties owned in fee by the Loan Parties described on Schedule 4.6, including all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party; individually, a “Mortgaged Property”
     “Mortgages”: each of the mortgages, deeds of trust and deeds to secure debt executed and delivered by any Loan Party to the Administrative Agent, substantially in the form of Exhibit C or in such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time. For the avoidance of doubt, the amendment and restatement of an Existing Mortgage shall constitute a “Mortgage” hereunder.
     “Most Recent Four Quarter Period”: the four fiscal quarter period of the Borrower ending on the last date of the most recently completed fiscal year or quarter for which financial statements of the Borrower have been (or have been required to be) delivered under
Section 6.1 (a) or (b).
     “Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds”: with respect to any Asset Sale, any Recovery Event, or the issuance of any debt securities or any borrowings by the Borrower or any of its Subsidiaries pursuant to Section 7.2(c), an amount equal to the gross proceeds in cash and Cash Equivalents of such Asset Sale, Recovery Event, issuance or borrowing, net of (a) reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection with such Asset Sale, Recovery Event, issuance or borrowing, (b) Taxes paid or reasonably estimated to be payable as a result thereof, (c) appropriate amounts provided or to be provided by the Borrower or any of its Subsidiaries as a reserve, in accordance with GAAP, with respect to any liabilities associated with such Asset Sale or Recovery Event and retained by the Borrower or any such Subsidiary after such Asset Sale or Recovery Event and other appropriate amounts to be used by the

Borrower or any of its Subsidiaries to discharge or pay on a current basis any other liabilities associated with such Asset Sale or Recovery Event, (d) in the case of an Asset Sale or Recovery Event of or involving an asset subject to a Lien securing any Indebtedness, payments made and installment payments required to be made to repay such Indebtedness, including payments in respect of principal, interest and prepayment premiums and penalties, and (e) in the case of an Asset Sale or Recovery Event of or involving an asset of any Foreign Subsidiary, any amount which may not be applied as provided in Section 3.4(c) pursuant to any applicable legal, contractual or other restrictions including but not limited to pursuant to the terms of any Indebtedness of any Foreign Subsidiary.
     “Net Proceeds”: with respect to any issuance or sale of any securities or incurrence of indebtedness of the Borrower or any Subsidiary by the Borrower or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of Taxes paid or payable as a result thereof.
     “New Parent”: as defined in Section 7.6(e).
     “New Tranche B Term Loan Committed Amount”: has the meaning given in the Third Amendment.
     “Non-Consenting Lender”: as defined in Section 10.1(e).
     “Non-Defaulting Lender”: Any Lender other than a Defaulting Lender.
     “Non-Excluded Taxes”: any Taxes other than Excluded Taxes.
     “Not Otherwise Applied” means, with reference to any amount of Excess Cash Flow, that such amount (a) was not required to be applied to prepay the Term Loans pursuant to Section 3.4(c), and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) and remains contingent on receipt of such amount or utilization of such amount for a specified purpose. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by clause (b) above.
     “Notes”: the Term Loan Notes.
     “Obligation Currency”: as defined in Section 10.8(a).
     “Offer”: as defined in Section 3.4(b).
     “Offer Loans”: as defined in Section 3.4(b).
     “Original Credit Agreement”: as defined in the Recitals.
     “Original Collateral”: Collateral, as defined in the Original Security Agreement

     “Original Security Agreement”: the Security Agreement, dated as of June 18, 2004, between the Borrower, the subsidiary guarantors party thereto, and the Administrative Agent.
     “Original Security Documents”: the Original Security Agreement, any pledge agreements, any account control agreements and any and all other agreements, instruments and documents entered into or delivered pursuant to or in connection with a security interest in the Original Collateral pursuant to the Original Credit Agreement; for the avoidance of doubt, the Existing Mortgages are not included in the defined term “Original Security Documents”.
     “Other Representatives”: Wells Fargo Securities, LLC, in its capacity as bookrunner and lead arranger of the Commitments hereunder.
     “Parent Entity”: any Person of which the Borrower becomes a Subsidiary after the Closing Date that is designated by the Borrower as a “Parent Entity,” provided that either (x) immediately prior to becoming a Parent Entity, such Person was a Subsidiary of Borrower and became a Parent Entity pursuant to a merger of another Subsidiary with Borrower in which the Voting Stock of Borrower was exchanged for or converted into Voting Stock of such Person (or the right to receive such Voting Stock) or (y) immediately after the Borrower first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of the Borrower or a Parent Entity of the Borrower immediately prior to the Borrower first becoming such Subsidiary.
     “Participants”: as defined in Section 10.6(b)(vii).
     “Patriot Act”: as defined in Section 10.19.
     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).
     “Permitted Hedging Arrangement”: agreements or arrangements relating to interest, currency, commodity or other hedging entered into, purchased or otherwise acquired by the Borrower or any of its Subsidiaries for bona fide hedging purposes.
     “Permitted Holders”: (a) CD&R, any CD&R Investor and any of their respective Affiliates; (b) any investment fund or vehicle managed, sponsored or advised by CD&R or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle, (c) any limited or general partners of, or other investors in, any CD&R Investor or any Affiliate thereof, or any such investment fund or vehicle, (d) any Management Investors and (e) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of the Borrower or any Parent Entity, and in each case their successors and assigns.
     “Permitted Liens”: as defined in Section 7.3.
     “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     “Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.
     “Preferred Stock”: the Series B Cumulative Convertible Participating Preferred Stock, par value $1.00 per share, of the Borrower.
     “primary obligations”: as defined in the definition of the term “Guarantee Obligation” in this Section 1.1.
     “primary obligor”: as defined in the definition of the term “Guarantee Obligation” in this Section 1.1.
     “Prime Rate”: as defined in the definition of the term “ABR” in this Section 1.1.
     “rate of exchange”: as defined in Section 10.8(c).
     “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries giving rise to Net Cash Proceeds to the Borrower or such Subsidiary, as the case may be, in excess of $1,000,000, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Borrower or any of its Subsidiaries in respect of such casualty or condemnation.
     “Reference Period”: as defined in the definition of the term “EBITDA” of this Section 1.1.
     “Refinance”: with respect to any then outstanding Indebtedness, the issuance of Indebtedness issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund, in whole or in part, such theretofore outstanding Indebtedness.
     “Register”: as defined in Section 10.6(b).
     “Registration Rights Agreement”: the Registration Rights Agreement, dated as of October 20, 2009, between the Borrower and the CD&R Investors, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof..
     “Regulation S-X”: Regulation S-X promulgated by the Securities and Exchange Commission, as in effect on the Closing Date.
     “Regulation T”: Regulation T of the Board as in effect from time to time.
     “Regulation U”: Regulation U of the Board as in effect from time to time.
     “Regulation X”: Regulation X of the Board as in effect from time to time.

     “Reinvested Amount”: with respect to any Asset Sale permitted by Section 7.6(i) or Recovery Event, that portion of the Net Cash Proceeds thereof (which portion shall not exceed, with respect to any Asset Sale occurring on or after the Closing Date (but not any Recovery Event and excluding any amount applied to permit any acquisition pursuant to Section 7.9(b)(ii)), $40,000,000 minus the aggregate Reinvested Amounts with respect to all such Asset Sales on or after the Closing Date) as shall, according to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent within 30 days of such Asset Sale or Recovery Event, be reinvested in the business of the Borrower and its Subsidiaries in a manner consistent with the provisions hereof within 180 days of the receipt of such Net Cash Proceeds with respect to any such Asset Sale or Recovery Event or, if such reinvestment is in a project authorized by the board of directors of the Borrower that will take longer than such 180 days to complete, the period of time necessary to complete such project; provided that if any such certificate of a Responsible Officer is not delivered to the Administrative Agent on the date of such Asset Sale or Recovery Event, subject to the terms of the Intercreditor Agreement, any Net Cash Proceeds of such Asset Sale or Recovery Event shall be immediately deposited in a cash collateral account, established at the Administrative Agent or to be held as collateral in favor of the Administrative Agent as applicable, for the benefit of the Lenders on terms reasonably satisfactory to the Administrative Agent, and shall remain on deposit in such cash collateral account until such certificate of a Responsible Officer is delivered to the Administrative Agent.
     “Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent Entity other than to another Parent Entity), required to be paid by any Parent Entity by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Borrower, any of its Subsidiaries or any Parent Entity), or being a holding company parent of the Borrower, any of its Subsidiaries or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Borrower, any of its Subsidiaries or any Parent Entity, or having guaranteed any obligations of the Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Borrower or any of its Subsidiaries is permitted to make payments to any Parent Entity pursuant to Section 7.7, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Borrower or any Subsidiary thereof, or (y) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent Entity is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Borrower had filed a combined return on behalf of an affiliated group consisting only of the Borrower and its Subsidiaries.

     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
     “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615 or any successor regulation thereto.
     “Required Amortization Amount”: as defined in Section 7.1(b).
     “Required Lenders”: Lenders the sum of whose outstanding Individual Lender Exposures represent at least a majority of the sum of the aggregate amount of all outstanding Term Loans of Non-Defaulting Lenders, excluding any Lender that is a CD&R Holder other than with respect to any consent, approval, vote or other action of Required Lenders that would result in a disproportionate impact or effect on any Lender that is a CD&R Holder (as Lender) in relation to one or more Lenders that are not CD&R Holders.
     “Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.
     “Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to Section 6.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president – human resources (or substantial equivalent) of such Person.
     “Rollover Indebtedness”: Existing Indebtedness of the Borrower and its Subsidiaries identified on Schedule B hereto, in each case that remains outstanding after the Closing Date.
     “S&P”: as defined in the definition of the term “Cash Equivalents” in this Section 1.1.
     “Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.
     “Secured Parties”: as defined in the Guarantee and Collateral Agreement.

     “Securities Act”: the Securities Act of 1933, as amended from time to time.
     “Security Documents”: the collective reference to each Mortgage related to any Mortgaged Property, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Section 6.9(b), in each case as amended, supplemented, waived or otherwise modified from time to time.
     “Senior Notes”: as defined in Section 7.2(c).
     “Series B Preferred Stock CoD”: the Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Participating Preferred Stock of NCI Building Systems, Inc., dated October 20, 2009.
     “Set”: the collective reference to Eurocurrency Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Term Loans shall originally have been made on the same day).
     “Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
     “Solvent” and “Solvency”: with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.
     “Stockholders Agreement”: the Stockholders Agreement, dated as of October 20, 2009, between the Borrower and the CD&R Investors, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
     “Subordinated Indebtedness”: as defined in Section 7.2(c).
     “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Target Amortization Amount”: as defined in the definition of the term “Applicable Margin” in this Section 1.1.
     “Tax Sharing Agreement” means any Tax Sharing Agreement entered into between the Borrower and any Parent Entity, substantially in the form of Exhibit G or otherwise in form and substance reasonably satisfactory to the Administrative Agent.
     “Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.
     “Tax Refund Calculation Date”: (i) each day on which the Borrower or any Subsidiary receives a 2009 Tax Refund of U.S. federal income taxes and (ii) the last day of any fiscal quarter of the Borrower if during such fiscal quarter the Borrower and its Subsidiaries have received 2009 Tax Refunds of state income taxes, in the aggregate, in excess of $100,000, provided that if, during any fiscal quarter, the Borrower and its Subsidiaries have received 2009 Tax Refunds of state income taxes that, in the aggregate, do not exceed $100,000, then the amount of such 2009 Tax Refunds received in such fiscal quarter shall be treated as being received by the Borrower and its Subsidiaries in the immediately following fiscal quarter for the purpose of this clause (ii).
     “Tax Refund Prepayment Date”: as defined in Section 3.4(c)(iii).
     “Term Loan”: each Term Loan advanced pursuant to the Facility.
     “Term Loan Exposure”: as to any Lender, at any time, the amount of unpaid Term Loans made by such Lender pursuant to Section 2.1.
     “Term Loan Lender”: any Lender having a Tranche B Term Loan Commitment hereunder and/or a Term Loan outstanding hereunder.
     “Term Loan Note”: each Term Loan Note as defined in Section 2.2 and each New Term Loan Note.
     “Term Loan Percentage”: as to any Term Loan Lender at any time, the percentage which such Lender’s Term Loans then outstanding constitutes of the aggregate Term Loans then outstanding.
     “Term Loan Prepayment”: as defined in Section 5.1(b).
     “Termination Date”: the date that is four years and six months from the Closing Date.
     “Third Amendment”: as defined in the recitals.

     “Third Amendment Effective Date”: has the meaning given in the Original Credit Agreement.
     “Total Credit Percentage”: as to any Lender at any time, the percentage of the aggregate Total Commitment then constituted by such Lender’s Commitment.
     “Total Commitment”: at any time, the sum of the Commitments of each of the Lenders at such time.
     “Total Lender Exposure”: at any time, the sum of all Individual Lender Exposures.
     “Total Term Loan Commitment”: at any time, the sum of the Tranche B Term Loan Commitments of all of the Lenders at such time.
     “Tranche”: each tranche of Loans available hereunder, with there being one on the Closing Date; namely Term Loans.
     “Tranche B Term Loan Commitment”: as to any Lender, its obligation to make Term Loans to the Borrower; collectively, as to all the Term Loan Lenders, the “Tranche B Term Loan Commitments”.
     “Transactions”: as defined in Section 5.1(b).
     “Transferee”: any Participant or Assignee.
     “Type”: the type of Loan determined based on the currency in which the same is denominated, and the interest option applicable thereto, with there being multiple Types of Term Loans hereunder, namely ABR Loans and Eurocurrency Loans.
     “UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.
     “Underfunding”: the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.
     “Unscheduled Assumed Indebtedness”: existing Indebtedness of the Borrower and its Subsidiaries identified on Schedule C, which (i) does not constitute Rollover Indebtedness, (ii) will not be repaid in connection with the Transactions and (iii) has material terms and conditions reasonably satisfactory to the Required Lenders.
     “U.S. Tax Compliance Certificate”: as defined in Section 3.10(b).
     “Voting Stock”: shares of Capital Stock entitled to vote generally in the election of directors.
     “Wholly Owned Domestic Subsidiary”: as to any Person, any Domestic Subsidiary of such Person that is a Wholly Owned Subsidiary of such Person.

     “Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.
     Section 1.2 Other Definitional Provisions.
     (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.
     (b) As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
     (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
ARTICLE II
AMOUNT AND TERMS OF COMMITMENTS
     Section 2.1 Term Loans.
     (a) On the date of this Agreement, upon and subject to the terms and conditions of this Agreement, each Lender holds Term Loans initially funded under the Original Credit Agreement and outstanding hereunder, in the aggregate principal amount set forth opposite such Lender’s name in Schedule A, in each case as such amounts may be adjusted or reduced pursuant to the terms hereof. The Term Loans, except as hereinafter provided, shall, at the option of the Borrower, be maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, provided that except as otherwise specifically provided in Section 3.8 and Section 3.9, all Term Loans comprising the same borrowing shall at all times be of the same Type.
     (b) Once repaid, Term Loans outstanding hereunder may not be reborrowed.
     Section 2.2 Term Loan Notes. Each Lender in possession of any promissory notes issued by the Borrower evidencing obligations under Original Credit Agreement prior to the Closing Date shall return such promissory notes to the Borrower no later than the Closing Date, whereupon such returned promissory notes shall be marked “Cancelled” and new replacement promissory notes in the form of Exhibit A (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Term Loan Note”) issued to such Lender in equal principal amount. Any Term Loan Notes issued prior to the Closing Date not so tendered for exchange shall be void and deemed cancelled. Each Term Loan Note issued with respect to Term Loans provided under the initial Term Loan Commitment shall be dated the Closing Date and each Term Loan Note issued with respect to Term Loans provided under the New Tranche B Term Loan Committed Amount shall be dated the Third Amendment Effective Date. Each Term Loan Note shall be payable as provided in Section 2.1 and provide for the payment of interest in accordance with Section 3.1.
     Section 2.3 Repayment of Term Loans.
     The aggregate Term Loans of all the Lenders shall be payable in consecutive quarterly installments from and after the Closing Date to and including the Termination Date (subject to reduction as provided in Section 3.4), on the dates and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Term Loans then outstanding):

Date	Amount
The last day of each March, June, September and December to occur (x) on or after the first day of the second calendar quarter to commence after the Closing Date and (y) prior to the Termination Date	0.25% of the aggregate principal amount of all outstanding Term Loans as of such date

Termination Date	All unpaid aggregate principal amounts of any outstanding Term Loans
     Section 2.4 Record of Term Loans.
     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
     (b) The Administrative Agent shall maintain the Register pursuant to Section 10.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Term Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

     (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
     Section 2.5 Additional Commitments.
     (a) Requests for Additional Commitments. So long as no Default or Event of Default exists or would arise therefrom, at any time and from time to time prior to the Termination Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add additional Tranche B Term Loan Commitments under the Facility or under a new term loan credit facility to be included under the Facility (the “Additional Commitments”). Any Additional Commitments shall be in an aggregate principal amount that (x) is not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (y) together with the aggregate principal amount of all Additional Commitments previously obtained pursuant to this Section 2.5 does not exceed the sum of $50,000,000.
     (b) Ranking and Other Provisions. The additional Term Loans made pursuant to Additional Commitments (the “Additional Term Loans”) (i) shall have the same guarantees as, and be secured on a pari passu basis in right of payment and security by the same Collateral securing, the previously outstanding Term Loans (the “Existing Term Loans”) (to the extent such guarantees and such security in such Collateral can be reasonably obtained without material cost or risk, and subject to legal limitations and tax structuring considerations), (ii) shall have a stated maturity date not earlier than the Termination Date and (iii) except as set forth above, shall be treated substantially the same as the Existing Term Loans, provided that any or all of the terms and conditions of or applicable to any Additional Term Loans may (at the Borrower’s option) be different from those of the Existing Term Loans.
     (c) Additional Amendments. Each notice from the Borrower pursuant to this Section 2.5 shall set forth the requested amount and proposed terms of the relevant Additional Commitment. Additional Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or entity (any such bank or other financial institution, an “Additional Lender”), in each case on terms permitted in this Section 2.5 or otherwise on terms reasonably acceptable to the Administrative Agent. No Lender shall be obligated to provide any Additional Commitments unless it so agrees. Commitments in respect of any additional Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Additional Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower as of the Additional Term Loan Closing Date (as defined below), each Lender agreeing to provide such Additional Commitment, if any, each Additional Lender, if any (each such Lender or Additional Lender, an “Additional Committing Lender”), and the Administrative Agent. An Additional Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.5.
     (d) Certain Conditions. The effectiveness of any Additional Term Loan Amendment shall, unless otherwise agreed to by the Administrative Agent and each Additional Committing Lender, be subject to the satisfaction on the date thereof (each, an “Additional Term Loan Closing Date”) of each of the following conditions:
     (i) the Administrative Agent shall have received on or prior to the Additional Term Loan Closing Date each of the following, each dated the applicable Additional Term Loan Closing Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent: (A) the applicable Additional Term Loan Amendment executed by each Additional Committing Lender and the Borrower; (B) certified copies of resolutions of the board of directors of the Borrower as of the Additional Term Loan Closing Date, approving the execution, delivery and performance of the Additional Term Loan Amendment; and (C) to the extent requested by the Administrative Agent, an opinion of counsel for the Loan Parties dated the Additional Term Loan Closing Date, addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent;
     (ii) the conditions precedent set forth in Section 5.2 shall have been satisfied both before and after giving effect to such Additional Term Loan Amendment and the Additional Term Loan provided thereby;
     (iii) there shall have been paid to the Administrative Agent, for the account of the Additional Committing Lenders, all reasonable fees, if any, as may have been separately agreed in writing by the Borrower to be due and payable to the Additional Committing Lenders on or before the Additional Term Loan Closing Date; and
     (iv) after giving effect, on a pro forma basis, to the issuance of the Additional Term Loans, the Consolidated Leverage Ratio of the Borrower as of the last day of the Most Recent Four Quarter Period shall be less than 4.00 to 1.00.
ARTICLE III
GENERAL PROVISIONS APPLICABLE TO TERM LOANS
     Section 3.1 Interest Rates and Payment Dates.
     (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day.
     (b) Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

     (c) If all or a portion of (i) the principal amount of any Term Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Section plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Term Loan pursuant to the relevant foregoing provisions of this Section (other than clause (x) above) plus 2.00% and (z) in the case of, fees, commissions or other amounts, the rate described in paragraph (b) of this Section for ABR Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).
     (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
     (e) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.
     Section 3.2 Conversion and Continuation Options.
     (a) The Borrower may elect from time to time to convert outstanding Term Loans from Eurocurrency Loans made or outstanding in Dollars to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert outstanding Term Loans made or outstanding in Dollars from ABR Loans to Eurocurrency Loans outstanding in Dollars by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurocurrency Loans outstanding in Dollars shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurocurrency Loans made or outstanding in Dollars and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Term Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Term Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the Termination Date.
     (b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Term Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, provided that no Eurocurrency Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Borrower that no such continuations may be made or (ii) after the date that is one month prior to the Termination Date, and provided, further, that (A) if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (B) if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to clause (i) of the preceding proviso, such Eurocurrency Loans will be continued for the shortest available Interest Periods as determined by the Administrative Agent. Upon receipt of any such notice of continuation pursuant to this Section 3.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.
     Section 3.3 Minimum Amounts of Sets.
     All borrowings, conversions and continuations of Term Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans outstanding in Dollars comprising each Set shall be equal to $2,000,000 or a whole multiple of $1,000,000 in excess thereof and so that there shall not be more than 15 Sets at any one time outstanding.
     Section 3.4 Optional and Mandatory Prepayments.
     (a) Optional Prepayment. The Borrower may at any time and from time to time prepay the Term Loans made to it, in whole or in part, subject to Section 3.11, without premium or penalty, upon at least three Business Days’ irrevocable notice by the Borrower to the Administrative Agent (in the case of Eurocurrency Loans outstanding), at least one Business Day’s irrevocable notice by the Borrower to the Administrative Agent (in the case of ABR Loans outstanding). Such notice shall specify, in the case of any prepayment of Term Loans, the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Section 3.11 and accrued interest to such date on the amount prepaid; provided that, notwithstanding anything to the contrary in this Section 3.4(a), the Borrower may rescind any notice of prepayment under this Section 3.4(a), if such prepayment would have resulted from a refinancing of this Facility, which refinancing shall not be consummated or shall otherwise be delayed. Partial prepayments of the Term Loans pursuant to this Section 3.4(a) shall be applied to such installment or installments thereof at the Borrower may elect; provided that, notwithstanding the foregoing, any Term Loan may be prepaid in its entirety.
     (b) Optional Repurchase. Notwithstanding anything to the contrary contained in this Section 3.4 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Term Loans of the Borrower and its Subsidiaries, the Borrower or any Subsidiary of the Borrower may repurchase outstanding Term Loans pursuant to this Section 3.4 on the following basis:
     (i) The Borrower or any Subsidiary of the Borrower may make one or more offers (each, an “Offer”) to repurchase all or any portion of the Term Loans (such Term Loans, the “Offer Loans”) of Term Loan Lenders; provided that, (A) the Borrower shall have used commercially reasonable efforts to have the Facility rated by Standard & Poor’s and Moody’s prior to the proposed consummation date of such Offer, (B) Standard & Poor’s shall not have issued, or indicated that it will issue, a rating with respect to the Facility of SD or D and Moody’s shall not have issued, or indicated that it will issue, a rating with respect to the Facility of C, in each case with such rating to be in effect at the time of the proposed consummation date of such Offer, (C) the Borrower or such Subsidiary delivers a notice of such Offer to the Administrative Agent and all Term Loan Lenders no later than noon (New York City time) at least five Business Days in advance of a proposed consummation date of such Offer indicating (1) the last date on which such Offer may be accepted, (2) the maximum dollar amount of such Offer, (3) the repurchase price per dollar of principal amount of such Offer Loans at which the Borrower or such Subsidiary is willing to repurchase such Offer Loans and (4) the instructions, consistent with this Section 3.4 with respect to the Offer, that a Term Loan Lender must follow in order to have its Offer Loans repurchased; (D) the Borrower or such Subsidiary shall hold such Offer open for a minimum period of two Business Days; (E) a Term Loan Lender who elects to participate in the Offer may choose to sell all or part of such Term Loan Lender’s Offer Loans; and (F) such Offer shall be made to Term Loan Lenders holding the Offer Loans on a pro rata basis in accordance with the respective principal amount then due and owing to the Term Loan Lenders; provided, further that, if any Term Loan Lender elects not to participate in the Offer, either in whole or in part, the amount of such Term Loan Lender’s Offer Loans not being tendered shall be excluded in calculating the pro rata amount applicable to the balance of such Offer Loans;
     (ii) In addition to any repurchase pursuant to Section 3.4(b)(i) above, the Borrower or any Subsidiary of the Borrower may repurchase all or any portion of the Term Loans held by (x) any Lender on terms mutually acceptable to the Borrower or such Subsidiary and to such Lender or (y) any CD&R Holder pursuant to and in accordance with the provisions of the Stockholders Agreement;
     (iii) With respect to all repurchases made by the Borrower or a Subsidiary of the Borrower, such repurchases shall be deemed to be voluntary prepayments pursuant to this Section 3.4 in an amount equal to the aggregate principal amount of such Term Loans, provided that such repurchases shall not be subject to the provisions of Section 3.7 and Section 3.11;
     (iv) Following any repurchase by the Borrower or any Subsidiary of the Borrower pursuant to this Section 3.4, (A) all principal and accrued and unpaid interest on the Term Loans so repurchased shall be deemed to have been paid for all purposes and no longer outstanding (and may not be resold by the Borrower or such Subsidiary), for all purposes of this Agreement and all other Loan Documents, (B) the Borrower or any Subsidiary of the Borrower, as the case may be, will promptly advise the Administrative Agent of the total amount of Offer Loans that were repurchased from each Lender who elected to participate in the Offer; and (C) unless otherwise consented to by the Borrower, each Lender participating in such repurchase shall surrender to the Borrower any outstanding Notes held by it all or a portion of which are being repurchased and such Notes shall be marked “cancelled” by the Borrower; and
     (v) Failure by the Borrower or a Subsidiary of the Borrower to make any payment to a Lender required by an agreement permitted by this Section 3.4(b) shall not constitute an Event of Default under Section 8.1(a).
     (c) Mandatory Prepayments.
     (i) If on or after the Closing Date (1) the Borrower or any of its Subsidiaries shall incur Indebtedness for borrowed money pursuant to Section 7.2(c) pursuant to a public offering or private placement or otherwise, (2) the Borrower or any other Loan Party shall make an Asset Sale pursuant to Section 7.6(i) or (3) a Recovery Event occurs, then, in each case, if and to the extent the applicable Net Cash Proceeds are not required to be applied to the payment of obligations of the Borrower or the other borrowers under the ABL Facility, the Borrower shall prepay, in accordance with this Section 3.4(c), the Term Loans in an amount equal to: (A) in the case of the incurrence of any such Indebtedness other than Subordinated Indebtedness, 100% of the Net Cash Proceeds thereof, (B) in the case of the incurrence of any such Indebtedness that is Subordinated Indebtedness, 50% of the Net Cash Proceeds thereof; and (C) in the case of any such Asset Sale or Recovery Event, 100% of the Net Cash Proceeds thereof, in each case minus any Reinvested Amounts, with such prepayment to be made no later than the Business Day following the date of receipt of any such Net Cash Proceeds except that, in the case of clause (C), if any such Net Cash Proceeds are eligible to be reinvested in accordance with the definition of the term “Reinvested Amount” in Section 1.1 and the Borrower has not elected to reinvest such proceeds (or portion thereof, as the case may be), such prepayment to be made on the earlier of (x) the date on which the certificate of a Responsible Officer of the Borrower to such effect is delivered to the Administrative Agent in accordance with such definition and (y) the last day of the period within which a certificate setting forth such election is required to be delivered in accordance with such definition.
     (ii) On or before the date that is fifteen Business Days after the 90th day following the end of each fiscal year of the Borrower ending on or after October 31, 2010 (each, an “ECF Payment Date”), the Borrower shall, in accordance with Section 3.4(d) and Section 3.4(e), apply toward the prepayment of the Term Loans an amount equal to (x) the ECF Percentage of (i) the Borrower’s Excess Cash Flow for the immediately preceding fiscal year minus (ii) the aggregate principal amount of Term Loans prepaid or repurchased pursuant to Section 3.4(a) or Section 3.4(b) (in each case, other than any principal amount of Term Loans so prepaid or repurchased that has previously been applied by the Borrower pursuant to Section 3.4(c)(iii) to reduce the amount of any prepayment of Term Loans otherwise required pursuant to Section 3.4(c)(iii)), and any

ABL Facility Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the ABL Facility, in each case during such fiscal year excluding prepayments funded with proceeds from the incurrence of long-term Indebtedness, minus (y) the aggregate principal amount of Term Loans prepaid or repurchased pursuant to Section 3.4(a) or Section 3.4(b) (in each case, other than any principal amount of Term Loans so prepaid or repurchased that has previously been applied by the Borrower pursuant to Section 3.4(c)(iii) to reduce the amount of any prepayment of Term Loans otherwise required pursuant to Section 3.4(c)(iii)), and any ABL Facility Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the ABL Facility, in each case since the end of such fiscal year and on or prior to such ECF Payment Date, excluding prepayments funded with proceeds from the incurrence of long-term Indebtedness (in the case of this clause (y), without duplication of any amount thereof previously deducted in any calculation pursuant to this Section 3.4(c) for any prior ECF Payment Date). For the avoidance of doubt, for purposes of this Section 3.4(c), proceeds from the incurrence of long-term Indebtedness shall not be deemed to include proceeds from the incurrence of Indebtedness under the ABL Facility or any other revolving credit or working capital financing.
     (iii) On or before the date (each such date, a “Tax Refund Prepayment Date”) that is 45 calendar days after each Tax Refund Calculation Date, the Borrower shall, in accordance with Section 3.4(d) and Section 3.4(e), prepay the Term Loans in an amount equal to the Tax Refund Prepayment Amount (if greater than zero) with respect to such Tax Refund Calculation Date. As used herein, the term “Tax Refund Prepayment Amount” with respect to any Tax Refund Calculation Date means the amount equal to the excess of (1) the greater of (x) $10 million and (y) 50% of the aggregate amount of all 2009 Tax Refunds received by the Borrower and its Subsidiaries from the date of this Agreement to such Tax Refund Calculation Date over (2) the aggregate principal amount of Term Loans prepaid or repurchased pursuant to Section 3.4(a) or Section 3.4(b) (in each case, other than any principal amount of Term Loans so prepaid or repurchased that has previously been applied by the Borrower pursuant to Section 3.4(c)(ii) to reduce the amount of any prepayment of Term Loans otherwise required pursuant to Section 3.4(c)(ii)) or prepaid pursuant to this Section 3.4(c)(iii), in each case from the date of this Agreement to the Tax Refund Prepayment Date corresponding to such Tax Refund Calculation Date.
     (iv) Nothing in this paragraph (c) shall limit the rights of the Agents and the Lenders set forth in Article VIII. Prepayments of Term Loans pursuant to this Section 3.4(c) shall be applied to reduce the remaining amortization payments in forward order of maturity. No prepayment of Term Loans pursuant to this Section 3.4(c) shall be in an amount greater than the then outstanding balance of the Term Loans.
     (d) Amounts prepaid or deemed prepaid on account of Term Loans pursuant to Section 3.4(a), 3.4(b) and 3.4(c) may not be reborrowed.
     (e) Notwithstanding the foregoing provisions of this Section 3.4, if at any time any prepayment of the Term Loans pursuant to Sections 3.4(a) or 3.4(c) would result, after giving effect to the procedures set forth in this Agreement, in the Borrower incurring breakage costs under Section 3.11 as a result of Eurocurrency Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid), to be held as security for the obligations of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans (or such earlier date or dates as shall be requested by the Borrower); provided that, such unpaid Eurocurrency Loans shall continue to bear interest in accordance with Section 3.1 until such unpaid Eurocurrency Loans or the related portion of such Eurocurrency Loans have or has been prepaid.
     Section 3.5 Computation of Interest and Fees.
     (a) Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Prime Rate shall be calculated on the basis of a 365- (or 366-day year, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Term Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.
     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Section 3.1, excluding any Eurocurrency Base Rate which is based upon the Telerate British Bankers Assoc. Interest Settlement Rates Page and any ABR Loan which is based upon the Prime Rate.
     Section 3.6 Inability to Determine Interest Rate.
     If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Rate”) for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurocurrency Term Loans the rate of interest applicable to which is based on the Affected Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans (to the extent otherwise permitted by Section 3.2) and (b) any Term Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be converted to or continued as ABR Loans (to the extent otherwise permitted by Section 3.2).
     Section 3.7 Pro Rata Treatment and Payments.
     (a) Each payment (including each prepayment but excluding prepayments pursuant to Section 3.8 or Section 3.12(d) and purchases pursuant to Section 3.4(b)) by the Borrower on account of principal of and interest on any Term Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of the Term Loans then held by the respective Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees, or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders holding the relevant Term Loan, at the Administrative Agent’s office specified in Section 10.2, in Dollars, in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
     (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to such Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate as quoted by the Administrative Agent for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Administrative

Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand, from the Borrower and (y) then the Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available, provided that at the time such borrowing is made and at all times while such amount is outstanding the Borrower would be permitted to borrow such amount pursuant to Section 2.1.
     Section 3.8 Illegality.
     Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested (to the extent otherwise permitted by Section 3.2), (c) such Lender’s Term Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Term Loans or within such earlier period as required by law (to the extent otherwise permitted by Section 3.2) and (d) such Lender’s Term Loans then outstanding as Affected Loans, if any, not otherwise permitted to be converted to ABR Loans by Section 3.2 shall, upon notice to the Borrower, be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law). If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.
     Section 3.9 Requirements of Law.
     (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):
     (i) shall subject such Lender to any tax of any kind whatsoever with respect to any Eurocurrency Loans made or maintained by it or its obligation to make or maintain Eurocurrency Loans, or change the basis of taxation of payments to such Lender in respect thereof in each case, except for Non-Excluded Taxes and Taxes measured by or imposed upon the net income, or franchise Taxes, or Taxes measured by or imposed upon overall capital or net worth, or branch Taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income Tax), of such Lender or its applicable lending office, branch, or any affiliate thereof;
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or
     (iii) shall impose on such Lender any other condition (excluding any Tax of any kind whatsoever);
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, provided that, in any such case, the Borrower may elect to convert the Eurocurrency Loans made by such Lender hereunder to ABR Loans (to the extent, in the case of Eurocurrency Loans, such Eurocurrency Loans are denominated in Dollars and, in all cases, to the extent such Loans are permitted by Section 3.2) by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Section 3.9(a) and such amounts, if any, as may be required pursuant to Section 3.11. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.
     (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (with a copy to the Administrative Agent)

of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.
     (c) Notwithstanding anything to the contrary this Section 3.9, no Borrower shall be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or “pillar” (including Pillar 2), of the International Convergence of Capital Measurement Standards: a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise.
     Section 3.10 Taxes.
     (a) Except as provided below in this Section 3.10 or as required by law, all payments made by the Borrower and the Administrative Agent under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by the Administrative Agent or the Borrower to any Agent or any Lender under this Agreement or the Notes, the amounts so payable by the Borrower shall be increased to the extent necessary to yield to such Agent or Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall be entitled to deduct and withhold, and shall not be required to indemnify for, any Non-Excluded Taxes, and any amounts payable by the Borrower or any Agent to, or for the account of, any Agent or any Lender shall not be increased (i) if such Agent or Lender fails to comply with the requirements of paragraph (b) or (c) of this Section 3.10 or Section 3.12 or (ii) with respect to any Non-Excluded Taxes (x) imposed in connection with the payment of any fees under this Agreement or the Notes or (y) imposed by the United States or any state or political subdivision thereof unless such Non-Excluded Taxes are imposed as a result of a Change in Tax Law applicable to such Agent or Lender, as the case may be. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the applicable Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the applicable

Agent or Lender for any incremental taxes, interest or penalties incurred by such Agent or Lender as a result of any such failure.
     (b) Each Agent and each Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.6, on the date of such assignment or transfer to such Agent or Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form), in each case certifying that such Agent or Lender is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and to such Agent’s or Lender’s entitlement as of such date to a complete exemption from U.S. federal backup withholding Tax with respect to payments to be made under this Agreement and under any Note. Each Agent and each Lender that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.6, on the date of such assignment or transfer to such Agent or Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) (or successor forms), in each case certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from U.S. federal withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) if such Agent or Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) (or successor form) pursuant to clause (i) above, (x) two certificates substantially in the form of Exhibit E (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (claiming the benefits of the portfolio interest exemption) (or successor form) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from U.S. federal withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (iii) if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments, including to the extent applicable, U.S. Tax Compliance Certificates) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from U.S. federal withholding tax with respect to payments to be made under this Agreement and under any Note. In addition, each Agent and Lender agrees that from time to time after the Closing Date, when the passage of time or a change in circumstances renders the previous certification obsolete or inaccurate, such Agent or Lender shall deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-9, Internal Revenue Service Form W-8ECI, Form W-8BEN (claiming the benefits of an income tax treaty), or Form W-8BEN (claiming the benefits of the portfolio interest exemption) and a U.S. Tax Compliance Certificate, or Form W-8IMY (with respect to a non-U.S. intermediary or flow-through entity), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Agent or Lender to a continued exemption from U.S. withholding tax with respect to payments under this Agreement and any Note, unless there has been a Change in Tax Law applicable to such Agent or Lender which renders all such forms inapplicable or which would prevent such Agent or Lender from duly completing and delivering any such form with respect to it, in which case such Agent or Lender shall promptly notify the Borrower and the Administrative Agent of its inability to deliver any such form.
     (c) Each Agent and each Lender shall, upon request by the Borrower, deliver to the Borrower or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment made under this Agreement or any Note to such Agent or Lender may be made free and clear of, and without deduction or withholding for or on account of any Taxes (or to allow any such deduction or withholding to be made at a reduced rate), provided that such Agent or Lender is legally entitled to complete, execute and deliver such form or certificate. Each Person that shall become a Lender or a Participant pursuant to Section 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements pursuant to this Section 3.10, provided that in the case of a Participant the obligations of such Participant pursuant to paragraph (b) or (c) of this Section 3.10 shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.
     (d) The provisions in this Section 3.10 shall survive the termination of this Agreement and the payment of the Notes and all amounts payable hereunder.
     Section 3.11 Indemnity.
     The Borrower agrees to indemnify each Lender and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or conversion of Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this Section 3.11, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.
     Section 3.12 Certain Rules Relating to the Payment of Additional Amounts.
     (a) Upon the request, and at the expense of the Borrower, each Lender to which the Borrower is required to make a payment pursuant to Section 3.9 and Section 3.10, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any such Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender its obligation to make such payment pursuant to this Agreement and (ii) the Borrower shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any such Taxes, if such Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.
     (b) If a Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under Sections 8.1(a) or 8.1(f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to make any payment under Section 3.9 or Section 3.10, the Borrower shall not be obligated to make such payment.
     (c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any amount to or on behalf of any Lender by the Borrower pursuant to Section 3.9 or Section 3.10, such Lender shall promptly notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Term Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).
     (d) If the Borrower shall become obligated to make any payment under Section 3.9 or Section 3.10 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Section 3.9 or Section 3.10, the Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Term Loan, in whole or in part, at an aggregate price no less than such Term Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Default or Event of Default then exists or will exist immediately after giving effect to the respective prepayment, upon at least four Business Days’

irrevocable notice to the Administrative Agent, to prepay the affected Term Loan, in whole or in part, subject to Section 3.11, without premium or penalty. In the case of the substitution of a Lender, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Section 10.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Section 10.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender. In connection with any such substitution under this Section 3.12(d), if the affected Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such substitution within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the substitute Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the affected Lender relating to the Term Loans and participations so assigned shall be paid in full by the substitute Lender to such affected Lender, then such affected Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such affected Lender. In the case of a prepayment of an affected Term Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Term Loan, the Borrower shall first pay the affected Lender any additional amounts owing under Section 3.9 and Section 3.10 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under Section 3.11) prior to such substitution or prepayment.
     (e) If any Agent or any Lender receives a refund directly attributable to Taxes for which the Borrower has made a payment under Section 3.9 or Section 3.10, such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.
     (f) The obligations of any Agent, Lender or Participant under this Section 3.12 shall survive the termination of this Agreement and the payment of the Term Loans and all amounts payable hereunder.
     Section 3.13 Further Actions On or Prior to Closing.
     (a) Effective as of the Closing Date, without further action by any party thereto, the Original Security Agreement and other Original Security Documents and the Liens created thereby shall terminate and be of no further force or effect. On the Closing Date, the Administrative Agent and the Collateral Agent, as applicable, shall take all actions necessary or reasonably requested by the Borrower to carry out and effectuate the release of all Original

Collateral from the Liens created thereby; all rights to the Original Collateral thereunder shall revert to the Obligors (as defined in the Original Security Agreement) and the Administrative Agent shall execute and deliver to the Obligors such documents (including UCC termination statements) as such Obligors shall have reasonably requested to evidence such termination.
     (b) Subject to Section 6.10, on or prior to the Closing Date, the Administrative Agent and the Borrower or its Subsidiaries shall amend and restate each of the Existing Mortgages listed on Schedule 3.13(b) into substantially the form set forth in Exhibit C or as shall otherwise be reasonably acceptable to the Borrower and the Administrative Agent.
     (c) Effective as of the Closing Date, (i) the Issuing Lender (as defined in the Original Credit Agreement), hereby resigns as Issuing Lender under the Original Credit Agreement and shall not be a party to this Agreement or any Loan Document in such capacity, (ii) with respect to each outstanding Letter of Credit (as defined in the Original Credit Agreement) the Issuing Lender is no longer the issuer of any such Letters of Credit in its capacity as Issuing Lender under the Original Credit Agreement (but, for the avoidance of doubt, the Issuing Lender shall remain the issuer of such Letters of Credit pursuant to the terms thereof and the Cash Collateral Agreement, dated as of May 21, 2009 (the “Cash Collateral Agreement”), between the Borrower and the Issuing Lender), (iii) each such Letter of Credit no longer constitutes an Obligation and (iv) no Lender under this Agreement or the Original Credit Agreement shall have any liability with respect to such Letters of Credit (but, for the avoidance of doubt, the Issuing Lender shall remain the issuer of such Letters of Credit pursuant to the terms thereof and the Cash Collateral Agreement).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     The Borrower hereby represents and warrants as of the Closing Date that:
     Section 4.1 Financial Condition.
     (a) (i) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal years ended October 29, 2006, October 28, 2007 and November 2, 2008 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended on such dates and (ii) the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter period ending the most recent fiscal quarter for which financial statements are available, together with the related consolidated statements of income or operations, equity and cash flows for such fiscal quarter period ending on such date, in each case were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of the Borrower and its consolidated Subsidiaries.
     (b) The pro forma balance sheet and statements of operations of the Borrower and its consolidated Subsidiaries, copies of which have heretofore been furnished to each Lender, are the balance sheet and statements of operations of the Borrower and its consolidated Subsidiaries as of August 2, 2009, adjusted to give effect (as if such events had occurred on such date for purposes of the balance sheet and for the three fiscal quarter period ending August 2, 2009 for purposes of the statement of operations), to the initial borrowings and the other transactions contemplated to occur on the Closing Date.
     (c) As of the Closing Date, no fact, event, change or circumstances shall have occurred since the date of the Investment Agreement that has had or would be reasonably likely to have a Material Adverse Effect; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) any change, development, occurrence or event affecting the businesses or industries in which the Borrower and its Subsidiaries operate (including general pricing changes), (B) changes in general domestic economic conditions, including changes in the financial, securities or credit markets, or changes in such conditions in any area in which the Borrower or its Subsidiaries operate, (C) changes in global or national political conditions (including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), (D) the announcement of this Agreement and the other Loan Documents, the Investment Agreement and the ABL Facility Documents and the transactions contemplated hereby and thereby, (E) the failure of the Borrower to meet any internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there is a Material Adverse Effect on the Borrower) or (F) any change in the trading prices of the Capital Stock on the New York Stock Exchange or of the Convertible Notes (provided that the underlying causes of such change may be considered in determining whether there is a Material Adverse Effect on the Borrower); except, with respect to clauses (A), (B), or (C), to the extent that the effects of such changes have a disproportionate impact on the Borrower and its Subsidiaries, taken as a whole, relative to other businesses supplying to the non-residential construction industry.
     (d) As of the Closing Date, after giving effect to the consummation of the Transactions, the Borrower is Solvent.
     Section 4.2 Existence; Compliance with Law.
     Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

     Section 4.3 Power; Authorization; Enforceable Obligations.
     Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party on the terms and conditions of this Agreement and any Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party, except for (a) consents, authorizations, notices and filings which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents and (c) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     Section 4.4 No Legal Bar.
     The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than the Liens permitted by Section 7.3) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.
     Section 4.5 No Material Litigation.
     No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 4.5, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

     Section 4.6 Ownership of Property; Liens.
     Each of the Borrower and its Subsidiaries has good title in fee simple to all its Mortgaged Property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Liens permitted by Section 7.3.
     Section 4.7 Intellectual Property.
     The Borrower and each of its Subsidiaries owns, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided in Schedule 4.7, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.
     Section 4.8 No Burdensome Restrictions.
     Neither the Borrower nor any of its Subsidiaries is in violation of any Requirement of Law or Contractual Obligation of or applicable to the Borrower or any of its Subsidiaries that would be reasonably expected to have a Material Adverse Effect.
     Section 4.9 Taxes.
     To the knowledge of the Borrower, each of the Borrower and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns that are required to be filed by it and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes (other than taxes on real property) shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, and no tax lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge (in each case under this Section 4.9, excluding any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect and (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be).
     Section 4.10 Federal Regulations.
     No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or the Administrative

Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.
     Section 4.11 ERISA.
     During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (f) or (h) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (a) a Reportable Event; (b) an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (c) any noncompliance with the applicable provisions of ERISA or the Code; (d) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (e) a Lien on the property of the Borrower or its Subsidiaries in favor of the PBGC or a Plan; (f) any Underfunding with respect to any Single Employer Plan; (g) a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any Commonly Controlled Entity; (h) any liability of the Borrower or any Commonly Controlled Entity under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (i) the Reorganization or Insolvency of any Multiemployer Plan; or (j) any transactions that resulted or could reasonably be expected to result in any liability to the Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.
     Section 4.12 Collateral. Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement and the Mortgages will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent or the agent under the ABL Facility (to be held for the benefit of the Lenders and the lenders under the ABL Facility pursuant to the terms of the Intercreditor Agreement), (c) all Deposit Accounts, Electronic Chattel Paper and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the UCC from time to time) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent and (d) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on

Schedule 7 thereto (if any)) with respect to such pledgor or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms which are used in this Section 4.12 and not defined in this Agreement are so used as defined in the applicable Security Document. Notwithstanding the foregoing or any other provision of any Loan Document, it is understood and agreed that the Collateral shall be “as is, where is,” and that such liens and security interests in favor of the Collateral Agent for the benefit of the Lenders with respect thereto shall be subject in all respects to all existing Liens, security interests, title imperfections and defects, and other defects and impairments of any nature whatsoever.
     Section 4.13 Investment Company Act; Other Regulations.
     The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.
     Section 4.14 Subsidiaries.
     Schedule 4.14 sets forth all the Subsidiaries of the Borrower at the Closing Date, the jurisdiction of their incorporation and the direct or indirect ownership interest of the Borrower therein.
     Section 4.15 Environmental Matters.
     Other than as disclosed on Schedule 4.15 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:
     (i) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereto.
     (ii) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Borrower or any of its Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Borrower’s planned or continued operations, or (iii) impair the fair saleable value of any real property owned by the Borrower or any of its Subsidiaries that is part of the Collateral.

     (iii) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.
     (iv) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.
     (v) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.
     Section 4.16 No Material Misstatements.
     The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Borrower and its Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.
     Section 4.17 Labor Matters.
     There are no strikes pending or, to the knowledge of the Borrower, reasonably expected to be commenced against the Borrower or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and each of its Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

     Section 4.18 Insurance.
     Schedule 4.18 sets forth a complete and correct listing of all insurance that is (a) maintained by the Loan Parties and (b) material to the business and operations of the Borrower and its Subsidiaries taken as a whole with the amounts insured (and any deductibles) set forth therein.
     Section 4.19 Anti-Terrorism.
     As of the Closing Date, the Borrower and its Subsidiaries are in compliance with the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, except as would not reasonably be expected to have a Material Adverse Effect.
ARTICLE V
CONDITIONS PRECEDENT
     Section 5.1 Conditions to Effectiveness of this Agreement.
     This Agreement shall become effective on the date on which the following conditions precedent shall have been satisfied or waived (the “Closing Date”):
     (a) Loan Documents
     The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:
     (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower;
     (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each material Wholly Owned Domestic Subsidiary; and
     (iii) the Intercreditor Agreement, executed and delivered by a duly authorized officer of each party thereto.
     (b) Transactions
     The following collectively are referred to herein as the “Transactions”:
     (i) The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 5.1, evidence reasonably satisfactory to it, that the Borrower shall have received gross cash proceeds from the issuance of shares of Preferred Stock in accordance with the terms and conditions of the Investment Agreement;

     (ii) The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 5.1, evidence reasonably satisfactory to it that the Borrower shall have obtained the ABL Facility with not less than $125,000,000 of commitments thereunder as of the Closing Date;
     (iii) The Lenders shall receive, substantially currently with the satisfaction of the other conditions precedent set forth in this Section 5.1, prepayment of no less than, in the aggregate, approximately $143,000,000 principal amount of the Term Loans outstanding under the Original Credit Agreement, together with all accrued and unpaid interest thereon (the “Term Loan Prepayment”);
     (iv) The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 5.1, evidence reasonably satisfactory to it, that the Borrower shall have accepted for redemption the tender of Convertible Notes in principal amount of not less than $171,000,000; and
     (v) On the Closing Date, the Administrative Agent shall have received complete and correct copies of the ABL Facility Agreement and the Investment Agreement, certified as such by an appropriate officer of the Borrower.
     (c) After giving effect to the consummation of the Investment, the Borrower and its Subsidiaries shall have no outstanding Indebtedness held by third parties, except for Indebtedness under the Facility and any Assumed Indebtedness. All material terms and conditions of any Unscheduled Assumed Indebtedness shall be reasonably satisfactory to the Required Lenders. Any other existing Indebtedness, other than any such Unscheduled Assumed Indebtedness, shall have been repaid, defeased or otherwise discharged substantially concurrently with or prior to the satisfaction of the other conditions precedent set forth in this Section 5.1.
     (d) The Lenders shall have received (i) annual projections of the operating budget and cash flow budget (including related consolidated balance sheets, income statements and statements of cash flows) of the Borrower and its Subsidiaries prepared on a quarterly basis though the first four complete fiscal quarters after the Closing Date and thereafter on an annual basis through the fiscal year ended 2013 and (ii) an opening pro forma balance sheet for the Borrower and its Subsidiaries as of the last day of the most recent fiscal quarter for which financial statements are available adjusted to give effect to the Transactions and the other transactions related thereto.
     (e) The applicable waiting periods specified under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions contemplated by the Investment Agreement shall have lapsed or been terminated and all other consents or approvals from the boards of directors, shareholders and other corporate governing bodies, applicable third parties and any other Governmental Authority required to consummate the Transactions, the failure of which to obtain would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, shall have been obtained. At the Closing Date, there shall be no law, regulation, injunction, restraining order or decree of any Governmental Authority that is in effect that restrains or prohibits, or imposes materially adverse conditions upon, the consummation of the transactions contemplated by this Agreement or any of the other Transactions.
          (f) The Administrative Agent shall have received the following executed legal opinions:
          (i) the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to CD&R Associates VIII, Ltd.;
          (ii) the executed legal opinion of Richards, Layton & Finger, P.A., special Delaware counsel to certain of the Loan Parties; and
          (iii) the executed legal opinion of Holland & Hart LLP, special Nevada counsel to certain of the Loan Parties.
     (g) The Administrative Agent shall have obtained a valid, perfected security interest in the Collateral (to the extent provided in the Loan Documents); and all documents, instruments, filings, recordations and searches (consisting solely of Mortgages, surveys, appraisals and flood hazard certificates and related opinions of local counsel in the case of the Mortgaged Property of the Loan Parties that constitutes Collateral) reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered or made or, in the case any UCC filings, written authorization to make such UCC filings shall have been delivered to the Administrative Agent; provided that with respect to any such Collateral the security interest in which may not be perfected by possession or the filing of a UCC financing statement or (in the case of foreign collateral) by making a similar filing in a foreign jurisdiction or by making a filing with the U. S. Patent and Trademark Office or the U. S. Copyright Office, if perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished on the Closing Date using commercially reasonable efforts, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the Closing Date, and Section 6.10 shall govern the delivery thereof after the Closing Date. Notwithstanding the foregoing, it is understand and agreed that the Collateral shall be “as is, where is,” and that such liens and security interests in favor of the Collateral Agent for the benefit of the Lenders with respect thereto shall be subject in all respects to all existing Liens, security interests, title imperfections and defects, and other defects and impairments of any nature whatsoever. The delivery requirements set forth in this Section 5.1(g) shall be a delivery requirement only and not a requirement with respect to condition or value.
     (h) The Collateral Agent or the ABL Collateral Agent (as defined in the Guarantee and Collateral Agreement) or any other agent as may be provided for in the Intercreditor Agreement shall have received the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.
     (i) The Collateral Agent shall have received in respect of each of the Mortgaged Properties an irrevocable written commitment to issue a mortgagee’s title policy (or policies) or marked up unconditional binder for such insurance dated the Closing Date. Each such policy shall (i) be in the amount set forth with respect to such policy in Schedule 5.1(i); (ii) insure that the amended and restated Existing Mortgage creates a valid Lien on the Mortgaged Property; (iii) name the Collateral Agent for the benefit of the Lenders as the insured thereunder; (iv) be in the form of an ALTA Loan Policy or the applicable state equivalent; and (v) be issued by Stewart Title Guaranty Company or any other title companies reasonably satisfactory to the Collateral Agent (with any other reasonably satisfactory title companies acting as co-insurers or reinsurers, at the option of the Borrower). The Collateral Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid or other reasonably satisfactory arrangements have been made. The Collateral Agent shall have also received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in this Section and a copy, certified by such parties as the Collateral Agent may deem reasonably appropriate, of all other documents affecting the Mortgaged Properties, each only to the extent reasonably requested by the Collateral Agent. The delivery requirements set forth in this Section 5.1(i) shall be a delivery requirement only and not a requirement with respect to condition or value; provided that if delivery of the foregoing items may not be accomplished on the Closing Date using commercially reasonable efforts, then delivery of the foregoing items shall not constitute a condition precedent to the Closing Date, and Section 6.10 shall govern the delivery thereof after the Closing Date.
     (j) The Agents, the Lenders and Wachovia Capital Markets, LLC or Wells Fargo Securities, LLC, as its successor, shall have received all fees and expenses required to be paid or delivered by the Borrower to them on or prior to the Closing Date.
     (k) The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, and (ii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified (except as any later such resolution may modify any earlier such resolution), revoked or rescinded and are in full force and effect.
     (l) The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.
     (m) The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party with accompanying good standing certificates issued by the secretary of the state of incorporation or organization of each Loan Party.
     (n) The Borrower shall have used reasonable best efforts to ensure that the Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 6.5 of this Agreement and Section 5.2.2 of the Guarantee and Collateral Agreement shall have been satisfied. The Borrower shall have caused the Administrative Agent and the other Secured Parties to have been named as additional insureds with respect to liability policies and the Collateral Agent to have been named as loss payee with respect to the casualty insurance maintained by the Borrower and the Guarantors.
     (o) No fact, event, change or circumstances shall have occurred since the date of the Investment Agreement that has had or would be reasonably likely to have a Material Adverse Effect; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) any change, development, occurrence or event affecting the businesses or industries in which the Borrower and its Subsidiaries operate (including general pricing changes), (B) changes in general domestic economic conditions, including changes in the financial, securities or credit markets, or changes in such conditions in any area in which the Borrower or its Subsidiaries operate, (C) changes in global or national political conditions (including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), (D) the announcement of this Agreement and the other Loan Documents, the Investment Agreement and the ABL Facility Documents and the transactions contemplated hereby and thereby, (E) the failure of the Borrower to meet any internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there is a Material Adverse Effect on the Borrower) or (F) any change in the trading prices of the Capital Stock on the New York Stock Exchange or of the Convertible Notes (provided that the underlying causes of such change may be considered in determining whether there is a Material Adverse Effect on the Borrower); except, with respect to clauses (A), (B), or (C), to the extent that the effects of such changes have a disproportionate impact on the Borrower and its Subsidiaries, taken as a whole, relative to other businesses supplying to the non-residential construction industry.
     (p) There shall not exist (pro forma for the Transactions) any Default or Event of Default under this Agreement after giving effect to the effectiveness hereof on the Closing Date; provided that any Default or Event of Default that would otherwise result from the failure to provide any guarantee or collateral on the Closing Date after the use of commercially reasonable efforts by the Borrower or any of its Subsidiaries to do so shall in each case not constitute a Default or Event of Default for purposes of this Agreement.
     (q) The Borrower shall have used its reasonable best efforts to have the Facility rated by Standard & Poor’s and Moody’s.
     (r) There shall be no bankruptcy or insolvency proceeding pending with respect to the Borrower or its Subsidiaries, and there shall be no material litigation pending or to the knowledge of the Borrower threatened that would reasonably be expected to have a Material Adverse Effect.

     (s) The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower certifying the Solvency of the Borrower in customary form reasonably satisfactory to the Administrative Agent.
     (t) All representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document to which it is a party shall be true and correct in all material respects on and as of the date of the Equity Investment (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and after giving effect to the application of the proceeds therefrom, as though made on and as of such date.
     The receipt and acceptance of the Term Loan Prepayment by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 5.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.
     Section 5.2 Conditions to Each Future Extension of Credit.
     The agreement of each Lender or Additional Committing Lender to make any Extension of Credit requested to be made by it on any date after the Closing Date is subject to the satisfaction or waiver of the following conditions precedent:
     (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.
     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date after giving effect to the Extensions of Credit requested to be made on such date.
     (c) Borrowing Notice. With respect to any Borrowing, the Administrative Agent shall have received a notice of such Borrowing (which notice must be received by the Administrative Agent prior to 12:30 P.M., New York City time) at least three Business Days prior to the date of Borrowing (such date, the “Borrowing Date”) specifying the amount to be borrowed.
     Each borrowing of Term Loans by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing or such issuance that the conditions contained in this Section 5.2 have been satisfied.

ARTICLE VI
AFFIRMATIVE COVENANTS
     The Borrower hereby agrees that, from and after the Closing Date and thereafter until payment in full of the Term Loans and any other amount then due and owing to any Lender or any Agent hereunder and under any Note, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:
     Section 6.1 Financial Statements.
     Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):
     (a) as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (it being agreed that the furnishing of the Borrower’s annual report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy the Borrower’s obligation under this Section 6.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit);
     (b) as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of the Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission, will satisfy the Borrower’s obligations under this Section 6.1(b) with respect to such quarter); and
     (c) all such financial statements delivered pursuant to Sections 6.1(a) and 6.1(b) to be (and, in the case of any financial statements delivered pursuant to Section 6.1(b) shall be certified by a Responsible Officer of the Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Section 6.1(b) shall be certified by a Responsible Officer of the Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to Section 6.1(b), for the absence of certain notes).
     Section 6.2 Certificates; Other Information.
     Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):
     (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate or report of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default insofar as the same relates to the covenant set forth in Section 7.1(a) to the extent such covenant is then applicable, except as specified in such certificate or report (which certificate or report may be limited in accordance with accounting rules or guidelines);
     (b) concurrently with the delivery of the financial statements and reports referred to in Sections 6.1(a) and 6.1(b), a certificate signed by a Responsible Officer of the Borrower (i) stating that, to the best of such Responsible Officer’s knowledge, each of the Borrower and its respective Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) setting forth the calculations required to determine compliance with the covenant set forth in Section 7.1(a) to the extent each covenant is then applicable (in the case of a certificate furnished with the financial statements referred to in Section 6.1(a) and Section 6.1(b));
     (c) within five Business Days after the same are sent, copies of all financial statements and reports which the Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Borrower may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;
     (d) within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which the Borrower may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith; and

     (e) promptly, such additional financial and other information as any Agent or Lender may from time to time reasonably request.
     Section 6.3 Payment of Obligations.
     Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (other than those relating to the Mortgaged Properties), including taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be, and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     Section 6.4 Conduct of Business and Maintenance of Existence.
     Continue to engage in business of the same general type as conducted by the Borrower and its Subsidiaries on the Closing Date or that is reasonably related thereto, taken as a whole, and preserve, renew and keep in full force and effect its corporate or other organizational existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to Section 7.5, provided that the Borrower and its Subsidiaries shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     Section 6.5 Maintenance of Property; Insurance.
     (a) Keep all property useful and necessary in the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all property material to the business of the Borrower and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Borrower and its Subsidiaries and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; and ensure that at all times that, subject to the Intercreditor Agreement, the Administrative Agent and the other Secured Parties shall be named as additional insureds with respect to liability policies and the Collateral Agent shall be named as loss payee with respect to the casualty insurance maintained by the Borrower and the Guarantors; provided that, unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall turn over to the Borrower any amounts received by it as loss payee under any casualty insurance maintained by the Borrower or its Subsidiaries, the disposition of such amounts to be subject to the provisions of Section 3.4(c), and, unless an Event of Default shall have occurred and be continuing, the Collateral Agent agrees that the Borrower and/or the applicable Guarantor shall have the sole right to adjust or settle any claims under such insurance.

     (b) With respect to each property of the Borrower and its Subsidiaries subject to a Mortgage:
     (i) If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, the Borrower shall maintain or cause to be maintained, flood insurance to the extent required by law.
     (ii) The Borrower and each of its applicable Subsidiaries promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower shall not use or permit the use of such property in any manner which would reasonably be expected to result in the cancellation of any insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to Section 6.5(a).
     (iii) If the Borrower is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which the Borrower or any Subsidiary had insured such property, and pay the premium or premiums therefore, and the Borrower shall pay to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.
     (iv) If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $5,000,000, the Borrower shall give prompt notice thereof to the Administrative Agent. All insurance proceeds paid or payable in connection with any damage or casualty to any property shall be applied in the manner specified in Section 6.5(a).
     Section 6.6 Inspection of Property; Books and Records; Discussions.
     Keep proper books of records and account in which full, complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired.

     Section 6.7 Notices.
     Promptly give notice to the Administrative Agent and each Lender of:
     (a) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, the occurrence of any Default or Event of Default;
     (b) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case would reasonably be expected to not be cured or adversely determined and, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;
     (c) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, the occurrence of any default or event of default under the Convertible Notes Indenture;
     (d) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, any litigation or proceeding affecting the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;
     (e) the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower or any of its Subsidiaries knows or reasonably should know thereof: (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan or Foreign Plan, a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Borrower or its Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Borrower or any of its Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which could reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, could be reasonably expected to result in a Material Adverse Effect; or (iii) the first occurrence after the Closing Date of an Underfunding under a Single Employer Plan or Foreign Plan that exceeds 10% of the value of the assets of such Single Employer Plan or Foreign Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan or Foreign Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan or Foreign Plan as of such date; and

     (f) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, (i) any release or discharge by the Borrower or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Borrower or any of its Subsidiaries that would reasonably be expected to subject the Borrower or any of its Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect.
     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.
     Section 6.8 Environmental Laws.
     (a) (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Borrower or its Subsidiaries. For purposes of this Section 6.8(a), noncompliance with the foregoing provisions shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Borrower and any such affected Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.
     (b) Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest could not reasonably be expected to give rise to a Material Adverse Effect.
     Section 6.9 After-Acquired Real Property and Fixtures.
     (a) With respect to any owned real property or fixtures thereon located in the United States of America, in each case with a purchase price or a fair market value at the time of acquisition of at least $2,000,000, in which any Loan Party acquires ownership rights at any time after the Closing Date, promptly grant to the Collateral Agent for the benefit of the applicable Lenders, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that (i) nothing in this Section 6.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Borrower, any of its Subsidiaries or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this Section 6.9 on any owned real property or fixtures the acquisition of which is financed, or is to be financed within any time period permitted by Section 7.2(f) or Section 7.2(g), in whole or in part through the incurrence of Indebtedness permitted by Section 7.2(f) or Section 7.2(g), until such Indebtedness is repaid in full (and not refinanced as permitted by Section 7.2(f), Section 7.2(g) or Section 7.2(v)) or, as the case may be, the Borrower determines not to proceed with such financing or refinancing. In connection with any such grant to the Collateral Agent for the benefit of the Lenders, of a Lien of record on any such real property in accordance with this Section 6.9, the Borrower or such Subsidiary shall deliver or cause to be delivered to the Collateral Agent any surveys, title insurance policies and flood hazard certificates in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or any survey, title insurance policy or flood hazard certificate that the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies and flood hazard certificates and whether the delivery of such surveys, title insurance policies and flood hazard certificates would be customary in connection with such grant of such Lien in similar circumstances).
     (b) With respect to any Wholly Owned Domestic Subsidiary created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries (other than any Wholly Owned Domestic Subsidiary formed solely for the purpose of becoming a Parent Entity, or merging with the Borrower in connection with another Wholly Owned Domestic Subsidiary becoming a Parent Entity, or otherwise creating or forming a Parent Entity), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent for the benefit of the Lenders such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii)

deliver to the Collateral Agent or to any agent therefore as may be provided by the Intercreditor Agreement the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.
     (c) With respect to any Foreign Subsidiary created or acquired subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries, the Capital Stock of which is owned directly by the Borrower or any of its Domestic Subsidiaries, promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request (it being understood that if the Administrative Agent does not so request with respect to any such Foreign Subsidiary that it believes is or is likely to become material to the Borrower and its Subsidiaries taken as a whole, it will provide notice to the Lenders thereof), promptly (i) execute and deliver to the Collateral Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary that is directly owned by the Borrower or any of its Domestic Subsidiaries (provided that in no event shall more than 65% of the Capital Stock of any such new Foreign Subsidiary that is so owned be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Borrower or any of its Subsidiaries was made therein) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent or to any agent therefor as may be provided by the Intercreditor Agreement the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Foreign Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein.
     (d) At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents (in each case to the extent described therein).
     (e) Notwithstanding anything to contrary in this Agreement, nothing in this Section 6.9 shall require that any Loan Party grant a Lien with respect to any owned real property or fixtures in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

     Section 6.10 Post-Closing Security Perfection.
     The Borrower agrees to use commercially reasonable efforts to deliver or cause to be delivered such documents and instruments and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests described in Sections 3.13(b), 5.1(g) and 5.1(i) (including applicable Mortgages, title reports, title insurance policies, surveys, appraisals, flood hazard certificates and related opinions of local counsel with respect to the Mortgaged Property of the Loan Parties that constitutes Collateral) that are not so provided on the Closing Date. The delivery requirements set forth in this Section 6.10 are delivery requirements only and not requirements with respect to condition or value. In addition, with respect to the owned real property located at Highway 114 West and 400 North Kimball, Southlake, Texas, if such owned real property is owned by a Loan Party on March 31, 2010, the applicable Loan Party shall promptly grant to the Collateral Agent for the benefit of the applicable Lenders, a Lien of record on such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority.
     Section 6.11 2009 Tax Refund. The Borrower shall use reasonable best efforts to obtain the maximum amount of any 2009 Tax Refund of U.S. federal income taxes and shall use commercially reasonable efforts to obtain any 2009 Tax Refund of state income taxes, in each case that is legally due to the Borrower or any Subsidiary thereof, as soon as reasonably practicable and based on positions determined by the Borrower in good faith and consistent with past practice of the Borrower and its Subsidiaries in the ordinary course, provided that this Section 6.11 shall not apply to any 2009 Tax Refund of state income taxes that, in the good faith judgment of the Borrower, is not expected to be greater than $25,000, and provided, further, that neither the Borrower nor any Subsidiary thereof shall be required to file any tax return prior to the due date (taking into account applicable extensions) for filing such tax return.
     Section 6.12 Notice of Any ABL Refinancing.
     If the Borrower shall have determined to replace or refinance the ABL Facility Agreement, the Borrower shall give notice to the Administrative Agent of such determination (and the Administrative Agent agrees to so notify the Lenders). The Lenders shall have an opportunity (for such period of time as the Borrower shall in good faith determine to be reasonable) to make a proposal to provide such replacement or refinancing of the ABL Facility Agreement, provided that (i) the Borrower shall not have any obligation to accept any such proposal or to enter into, continue or consummate any discussions, negotiations, understanding or agreement with any of the Lenders or any other Person with respect to any such proposal or any replacement or refinancing of the ABL Facility Agreement, (ii) if the Borrower elects to enter into any discussions or negotiations with any of the Lenders or any other Person with respect to any such proposal or any replacement or refinancing of the ABL Facility Agreement, the Borrower shall have the right in its sole discretion to suspend, discontinue or terminate such discussions or negotiations at any time or from time to time, and (iii) notwithstanding any other provision hereof, the Borrower shall not have any liability to any of the Lenders with respect to any fees, expenses or other obligations or liabilities that any of the Lenders or any other Person may incur in making any such proposal or in entering into or continuing any such discussions or negotiations.

ARTICLE VII
NEGATIVE COVENANTS
     The Borrower hereby agrees that, from and after the Closing Date and thereafter until payment in full of the Term Loans and any other amount then due and owing to any Lender or any Agent hereunder and under any Note, the Borrower shall not and shall not permit any of its Subsidiaries to, directly or indirectly:
     Section 7.1 Consolidated Leverage Ratio.
     (a) Permit the Consolidated Leverage Ratio as at the last day of the Most Recent Four Quarter Period, beginning with the four fiscal quarter period of the Borrower ending October 30, 2011, to exceed the Maximum Consolidated Leverage Ratio.
     (b) Section 7.1(a) shall not apply with respect to any four fiscal quarter period of the Borrower (the last day of such period, the “Fiscal Period End Date”) if, as of the last day (the “Calculation Date”) on which financial statements of the Borrower are required to be delivered pursuant to Section 6.1(a) or 6.1(b) for the fiscal year or quarter ending on the Fiscal Period End Date, (x) the aggregate principal amount of Term Loans outstanding at the beginning of the fiscal quarter then ended shall have been reduced by an amount (the “Required Amortization Amount”) equal to $3,750,000 minus (at the Borrower’s option) any or all of the Cumulative Term Loan Amortization Not Otherwise Applied (up to an amount not to exceed $3,750,000), through any repayment, prepayment, repurchase or other acquisition or retirement (including pursuant to Section 3.4 but excluding scheduled principal installment payments made pursuant to Section 2.3), or (y) the Required Amortization Amount as calculated pursuant to the foregoing is zero.
     Section 7.2 Limitation on Indebtedness.
     Create, incur, assume or suffer to exist any Indebtedness (including any Indebtedness of any of its Subsidiaries), except:
     (a) Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to this Agreement and the other Loan Documents;
     (b) Indebtedness evidenced by the Convertible Notes in an aggregate principal amount at any time outstanding not to exceed $9,000,000, provided that all such Indebtedness shall be repaid, redeemed, defeased, discharged or otherwise acquired or retired no later than January 15, 2010 with payment therefor to be disbursed from the Convertible Note Account;
     (c) Indebtedness of the Borrower or any of its Subsidiaries evidenced by any senior notes, other senior debt securities, or other senior indebtedness (collectively, “Senior Notes”) or subordinated notes, other subordinated debt securities or other subordinated indebtedness (“Subordinated Indebtedness”), provided that (i) immediately after giving effect to each issuance of such Senior Notes or Subordinated Indebtedness, the Consolidated Leverage Ratio of the Borrower as at the last day of the Most Recent Four Quarter Period is less than 4.00 to 1.00, (ii) any such Senior Notes or Subordinated Indebtedness shall have a stated maturity date after the Termination Date and (iii) any such Senior Notes or Subordinated Indebtedness shall not be secured by any assets of the Loan Parties not pledged as Collateral;
     (d) Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to the ABL Facility Documents, including any extension, refinancing, refunding, replacement or renewal thereof, whether in whole or in part; provided that at any time outstanding pursuant to this clause (d) (i) the aggregate face amount of any outstanding undrawn letters of credit that are not cash collateralized shall not exceed $25,000,000 and (ii) the aggregate principal amount of such Indebtedness (including the aggregate face amount of any outstanding undrawn letters of credit that are not cash collateralized) shall not exceed $100,000,000 at any time outstanding (except as a result of any capitalization of accrued and unpaid interest thereon) and ;
     (e) Indebtedness of the Borrower or any Subsidiary to the Borrower or any Subsidiary;
     (f) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance or refinance the acquisition, leasing, construction or improvement of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) otherwise permitted pursuant to this Agreement, and any other Financing Leases, and any refinancings, replacements, refundings, renewals or extensions thereof, in whole or in part, in an aggregate principal amount not exceeding $10,000,000 at any time outstanding, provided that such amount shall be increased by an amount equal to $10,000,000 on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased;
     (g) (x) unsecured Indebtedness of the Borrower or any of its Subsidiaries incurred to finance or refinance the purchase price of, or (y) Indebtedness of the Borrower or any of its Subsidiaries assumed in connection with, any acquisition permitted by Section 7.9; provided that (i) in the case of clause (x), such Indebtedness is incurred prior to, substantially simultaneously with or within six months after such acquisition or in connection with a refinancing thereof, (ii) if such Indebtedness is owed to a Person, other than the Person from whom such acquisition is made or any Affiliate thereof, such Indebtedness shall have terms and conditions reasonably satisfactory to the Administrative Agent and shall not exceed 70% of the purchase price of such acquisition (including any Indebtedness assumed in connection with such acquisition) (or such greater percentage as shall be reasonably satisfactory to the Administrative Agent or, if any such purchase price shall be greater than $25,000,000, such greater percentage as shall be reasonably satisfactory to the Required Lenders), (iii) if such Indebtedness is being assumed under clause (y), such Indebtedness shall not have been incurred by any party in contemplation of the acquisition permitted by Section 7.9 and (iv) immediately after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing;

     (h) to the extent that any Indebtedness may be incurred or arise thereunder, Indebtedness of the Borrower or any of its Subsidiaries under Interest Rate Protection Agreements and Permitted Hedging Arrangements;
     (i) other Indebtedness of the Borrower or any of its Subsidiaries outstanding on the Closing Date, or incurred under facilities in existence on the Closing Date, and listed on Schedule 7.2(i), and any refinancings, replacements, refundings, renewals or extensions thereof, in whole or in part, on financial and other terms, in the reasonable judgment of the Borrower, no more onerous to the Borrower or any of its Subsidiaries in the aggregate than the financial and other terms of such Indebtedness, provided that the amount of such Indebtedness is not increased at the time of such refinancing, replacements, refunding, renewal or extension except by an amount equal to any original issue discount (if applicable), any premium or other amounts paid, and discounts, commissions, fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension;
     (j) to the extent that any Guarantee Obligation or other obligation described in Section 7.4 constitutes Indebtedness, such Indebtedness;
     (k) Indebtedness in respect of performance, bid, material and supply, tax, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations, and trade-related letters of credit, all in the ordinary course of business; and Indebtedness under or in connection with the Cash Collateral Agreement and the letters of credit secured thereby;
     (l) Indebtedness of Foreign Subsidiaries of the Borrower not exceeding, as to all such Foreign Subsidiaries, in aggregate principal amount at any time outstanding an amount equal to the greater of $10,000,000 or 55% of book value of foreign assets;
     (m) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance insurance premiums in the ordinary course of business;
     (n) Indebtedness of the Borrower or any of its Subsidiaries arising from the honoring of a check, draft or similar instrument against insufficient funds; provided that such Indebtedness is extinguished within two Business Days of its incurrence;
     (o) Indebtedness of the Borrower or any of its Subsidiaries in respect of Financing Leases which have been funded solely by Investments of the Borrower and its Subsidiaries permitted by Section 7.8(m);
     (p) Indebtedness of the Borrower or any of its Subsidiaries arising in connection with industrial development or revenue bonds or similar obligations secured by property or assets leased to and operated by the Borrower or such Subsidiary that were issued in connection with the financing or refinancing of such property or assets, provided, that, the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $30,000,000;

     (q) cash management obligations and other Indebtedness of the Borrower or any of its Subsidiaries in respect of netting services, overdraft protections, credit cards or stored value cards and similar arrangements in each case arising under standard business terms of any bank at which the Borrower or any Subsidiary maintains an overdraft, cash pooling, credit cards or stored value cards or other similar facility or arrangement;
     (r) Indebtedness of the Borrower or any of its Subsidiaries in respect of any Sale and Leaseback Transaction, provided that immediately after giving effect to each such Sale and Leaseback Transaction, the Consolidated Leverage Ratio of the Borrower as at the last day of the Most Recent Four Quarter Period is less than 3.5 to 1.00; and any refinancings, replacements, refundings, renewals or extensions thereof, in whole or in part;
     (s) Indebtedness of the Borrower or any of its Subsidiaries in respect of obligations evidenced by bonds, debentures, notes or similar instruments issued as payment-in-kind interest payments in respect of Indebtedness otherwise permitted under this Section 7.2;
     (t) accretion of the principal amount of Indebtedness of the Borrower or any of its Subsidiaries otherwise permitted under this Section 7.2 issued at any original issue discount;
     (u) other Indebtedness of the Borrower or any of its Subsidiaries not exceeding $15,000,000 in aggregate principal amount at any time outstanding; and
     (v) Indebtedness of the Borrower or any of its Subsidiaries which represents an extension, refinancing, refunding, replacement or renewal, in whole or in part, of any of the Indebtedness described in clause (c) and (g) hereof (and, to the extent related thereto, clauses (s) and (t) hereof); provided that (i) the principal amount (or accreted value, if applicable) thereof (less any original issue discount, if applicable) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, refunded, replaced or renewed, except by an amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus discounts, commission and other fees and expenses reasonably incurred in connection therewith, (ii) any Liens securing such Indebtedness are limited to all or part of the same property (including, if provided by the documentation evidencing such Indebtedness being extended, refinanced, replaced or renewed, after-acquired property) that secured or would have secured the Indebtedness being extended, refinanced, refunded, replaced or renewed; provided that the total value of the collateral securing such Indebtedness incurred under this Section 7.2(v) immediately following such incurrence shall not be materially greater than the value of the collateral securing the Indebtedness being extended, refinanced, replaced or renewed immediately prior to such extension, refinancing, replacement or renewal, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing, refunding, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, refunded, replaced or renewed and (v) if the Indebtedness that is extended, refinanced, refunded, replaced or renewed was subordinated in right of payment to the obligations of the Borrower hereunder and under the other Loan Documents, then the terms and conditions of the extension, refinancing, refunding, replacement or renewal Indebtedness must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the extended, refinanced, refunded, replaced or renewed Indebtedness.
     For purposes of determining compliance with this Section 7.2, in the event that any Indebtedness meets the criteria of more than one of the types of Indebtedness described in clauses (a) through (v) above, the Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause).
     Section 7.3 Limitation on Liens.
     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (Liens described below are herein referred to as “Permitted Liens”; provided, however, that no reference to a Permitted Lien herein, including any statement or provision as to the acceptability of any Permitted Lien, shall in any way constitute or be construed so as to postpone or subordinate any Liens or other rights of the Agents, the Lenders or any of them hereunder or arising under any other Loan Document in favor of such Permitted Lien):
     (a) Liens for Taxes not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and relating to obligations which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted;
     (c) Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not yet due and payable;
     (d) pledges, deposits or other Liens in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance related obligations (including pledges or deposits in respect of liability to insurance carriers under insurance or self-insurance arrangements);
     (e) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order, are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

     (f) Liens to secure the performance of bids, trade contracts (other than for borrowed money), obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, material and supply, tax, judgment and like bonds, replevin bonds, other similar bonds and other obligations of a like nature incurred in the ordinary course of business; and Liens created under or in connection with the Cash Collateral Agreement and the letters of credit secured thereby;
     (g) zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole;
     (h) Liens arising from (i) operating leases and (ii) equipment or other materials which are not owned by any Borrower or a Subsidiary located on the premises of such Borrower or Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business (it being understood that any precautionary UCC financing statement filings in respect of any such lease or equipment shall not be deemed a Lien);
     (i) statutory or common law Liens or rights of setoff of depository banks or securities intermediaries with respect to deposit accounts, securities accounts or other funds of the Borrower or any Subsidiary maintained at such banks or intermediaries, including to secure fees and charges in connection with returned items or the standard fees and charges of such banks or intermediaries in connection with the deposit accounts, securities accounts or other funds maintained by the Borrower or such Subsidiary at such banks or intermediaries (but not any Indebtedness for borrowed money owing by the Borrower or such Subsidiary to such banks or intermediaries);
     (j) Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure custom duties in connection with the importation of such goods;
     (k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or its Subsidiaries in the ordinary course of business;
     (l) Liens in respect of Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(m), Section 7.2(o) or Section 7.2(q) or (to the extent relating to Indebtedness otherwise permitted to be secured) Section 7.2(g) or Section 7.2(t);
     (m) Liens on the property or assets described in Section 7.2(p) in respect of Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(p);
     (n) Liens in respect of or consisting of (i) Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(f) incurred to finance or refinance the acquisition, leasing, construction or improvement of fixed or capital assets, provided, that such Liens do not at any time encumber any property other than the property financed or refinanced by such Indebtedness, or (ii) Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(g) assumed in connection with any acquisition permitted by

Section 7.9, provided that in the case of this clause (ii), (x) such Liens shall not be created in contemplation of such acquisition and shall be created no later than the later of the date of such acquisition or the date of the assumption of such Indebtedness, and (y) the total value of the collateral subject to such Liens immediately following such acquisition shall not be materially greater than the value of the collateral subject to such Liens immediately prior to such acquisition;
     (o) Liens existing on assets or properties at the time of the acquisition thereof by the Borrower or any of its Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of the Borrower or such Subsidiary other than the assets or property being acquired;
     (p) (i) Liens in respect of Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(i), provided that no such Lien in respect of Indebtedness incurred pursuant to Section 7.2(i) is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased except as permitted by Section 7.2(i), (ii) Liens not otherwise permitted hereunder, all of which Liens permitted pursuant to this Section 7.3(p)(ii) secure obligations not exceeding $10,000,000 in aggregate amount at any time outstanding, and (iii) Liens contemplated by Section 7.2(v)(ii);
     (q) Liens in respect of Guarantee Obligations permitted under Section 7.4(d) not exceeding (as to the Borrower and all of its Subsidiaries) $5,000,000 in aggregate amount at any time outstanding;
     (r) Liens created pursuant to the Security Documents;
     (s) any encumbrance or restriction (including put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of the Borrower or any of its Subsidiaries to comply with Section 6.9(b) or Section 6.9(c);
     (t) Liens on property of any Foreign Subsidiary of the Borrower in respect of Indebtedness of such Subsidiary permitted by Section 7.2;
     (u) Liens on intellectual property, including any foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how or processes; provided that such Liens result from the granting of licenses in the ordinary course of business to any Person to use such intellectual property or such foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how or processes, as the case may be;
     (v) Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which are Liens in respect of Indebtedness of the applicable Subsidiary permitted under Section 7.2, Guarantee Obligations of the applicable Subsidiary permitted under Section 7.4, or other liabilities or obligations of the applicable Subsidiary not prohibited by this Agreement;
     (w) Liens in respect of or consisting of Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(c) and Guarantee Obligations in respect of such Indebtedness permitted under Section 7.4(k) and any refinancings, extensions, refundings, renewals and replacements thereof, in whole or in part, otherwise permitted under this Agreement;
     (x) Liens in respect of or consisting of Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(d) and Guarantee Obligations in respect of such Indebtedness permitted under Section 7.4(k) and any refinancings, extensions, refundings, renewals and replacements thereof, whether in whole or in part, otherwise permitted under this Agreement or otherwise created pursuant to the ABL Facility Documents; provided that (i) such Liens do not apply to any asset other than Collateral that is subject to a Lien granted under a Security Document to secure the “Secured Obligations” as defined in the Guarantee and Collateral Agreement and (ii) all such Liens shall be subject to the Intercreditor Agreement or another intercreditor agreement that is no less favorable to the Secured Parties than the Intercreditor Agreement;
     (y) Liens in respect of or in connection with Interest Rate Protection Agreements and Permitted Hedging Arrangements entered into by the Borrower or its Subsidiaries;
     (z) Liens on property subject to Sale and Leaseback Transactions and general intangibles related thereto;
     (aa) Liens in respect of Guarantee Obligations permitted under Section 7.4 relating to Indebtedness permitted under Section 7.2, to the extent Liens in respect of such Indebtedness are permitted under this Section 7.3; and
     (bb) Liens, security interests, title imperfections and defects, and all other defects and impairments of any nature whatsoever, in each case in existence on the Closing Date.
     Section 7.4 Limitation on Guarantee Obligations.
     Create, incur, assume or suffer to exist any Guarantee Obligation except:
     (a) Guarantee Obligations in existence on the Closing Date, and any refinancings, refundings, extensions, replacements or renewals thereof, in whole or in part, provided that the amount of such Guarantee Obligation shall not be increased at the time of such refinancing, refunding, extension, replacements or renewal except to the extent that the amount of Indebtedness in respect of such Guarantee Obligations is permitted to be increased by Section 7.2(i);
     (b) Guarantee Obligations in respect of performance, bid, appeal, surety, material and supply, tax, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations and trade-related letters of credit, all in the ordinary course of business;
     (c) Guarantee Obligations in respect of indemnification and contribution agreements expressly permitted by Section 7.10(d) or similar agreements by the Borrower;
     (d) Guarantee Obligations in respect of third-party loans and advances to officers or employees of the Borrower or any of its Subsidiaries (i) for travel and entertainment expenses incurred in the ordinary course of business, (ii) for relocation expenses incurred in the ordinary course of business, or (iii) for other purposes in an aggregate amount (as to the Borrower and all of its Subsidiaries), together with the aggregate amount of all Investments permitted under Section 7.8(e)(iv), of up to $5,000,000 outstanding at any time;
     (e) obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;
     (f) obligations of the Borrower and its Subsidiaries under any Interest Rate Protection Agreements or under Permitted Hedging Arrangements;
     (g) Guarantee Obligations incurred in connection with acquisitions permitted under Section 7.9, provided that if any such Guarantee Obligation inures to the benefit of any Person other than the Person from whom such acquisition is made or any Affiliate thereof, such Guarantee Obligation shall not exceed, with respect to any such acquisition, 70% of the purchase price of such acquisition (including any Indebtedness assumed in connection with any such acquisition) (or such greater percentage as shall be reasonably satisfactory to the Administrative Agent or, if any such purchase price shall be greater than $25,000,000, such greater percentage shall be reasonably satisfactory to the Required Lenders);
     (h) guarantees made by the Borrower or any of its Subsidiaries of obligations of the Borrower or any of its Subsidiaries (other than any Indebtedness outstanding pursuant to Sections 7.2(b), (c) and (d)) which obligations are otherwise permitted under this Agreement;
     (i) Guarantee Obligations in connection with sales or other dispositions permitted under Section 7.6, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;
     (j) Guarantee Obligations incurred pursuant to the Guarantee and Collateral Agreement or any other Loan Document, or otherwise in respect of Indebtedness permitted by Section 7.2(a);
     (k) Guarantee Obligations (i) in respect of Indebtedness permitted pursuant to Sections 7.2(b), (c) and (d), provided that (x) if any such Indebtedness is subordinated in right of payment to the obligations of the Borrower hereunder and under the other Loan

Documents, then any corresponding Guarantee Obligations shall be subordinated to Indebtedness outstanding pursuant to this Agreement and other Loan Documents to substantially the same extent, and (y) Guarantee Obligations in respect of Indebtedness permitted pursuant to Section 7.2(b) and (c) shall be permitted only so long as such Guarantee Obligations are incurred only by Guarantors or the Borrower, or (ii) otherwise arising pursuant to the ABL Facility Documents;
     (l) accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Subsidiaries in the ordinary course of business;
     (m) Guarantee Obligations in respect of Investments expressly permitted by Section 7.8; and
     (n) Guarantee Obligations in respect of Indebtedness or other obligations of a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Borrower or any of its Subsidiaries, and as to all of such Persons does not at any time exceed $10,000,000 in aggregate outstanding principal amount; provided that (i) such amount shall be increased by an amount equal to $2,500,000 on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased and (ii) such amount and any increase in such amount permitted by clause (i) shall be reduced by the aggregate amount of Investments outstanding under Section 7.8(l).
     Section 7.5 Limitation on Fundamental Changes.
     Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:
     (a) any Subsidiary of the Borrower may be merged, consolidated or amalgamated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly Owned Subsidiaries of the Borrower (provided that the Wholly Owned Subsidiary or Subsidiaries of the Borrower shall be the continuing or surviving entity);
     (b) any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary of the Borrower (and, in the case of a non-Wholly Owned Subsidiary, may be liquidated to the extent the Borrower or any Wholly Owned Subsidiary which is a direct parent of such non-Wholly Owned Subsidiary receives a pro rata distribution of the assets thereof);
     (c) the Borrower or any Subsidiary may be merged, consolidated or amalgamated with or into another Person if the Borrower or such Subsidiary is the surviving corporation or the Person formed by or surviving such merger, consolidation or amalgamation (i) is organized or existing under the laws of the United States or any state, district or territory thereof, (ii) expressly assumes all obligations of the Borrower or such

Subsidiary, as applicable, under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent and immediately after such merger, consolidation or amalgamation, no Default or Event of Default shall have occurred;
     (d) as expressly permitted by Section 7.6; or
     (e) any merger, consolidation or amalgamation in connection with an acquisition permitted by Section 7.9(b) or (c).
     Section 7.6 Limitation on Sale of Assets.
     Convey, sell, lease, assign, transfer, license, abandon or otherwise dispose of any of its property, business or assets, including receivables and leasehold interests (each, a “Disposition”) (other than leases and subleases in the ordinary course of business), whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock, to any Person other than the Borrower or any Wholly Owned Subsidiary of the Borrower, except:
     (a) the sale or other Disposition of obsolete, idle, worn out or surplus property or assets, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) the sale or other Disposition of any property or assets in the ordinary course of business or in connection with an Exempt Sale and Leaseback Transaction;
     (c) the sale or other Disposition of accounts receivable pursuant to any Factoring Transaction;
     (d) the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof; provided that, in the case of any Foreign Subsidiary of the Borrower, any such sale or discount may be with recourse if such sale or discount is consistent with customary practice in such Foreign Subsidiary’s country of business;
     (e) any Disposition of Capital Stock of a Subsidiary that becomes a Parent Entity (“New Parent”), including as a result of a merger of the Borrower with a Subsidiary in which (x) previously outstanding Capital Stock of the Borrower is converted into or becomes a right to receive Capital Stock of a New Parent and (y) Capital Stock of the Borrower as the continuing or surviving Person in such merger consists of Capital Stock directly or indirectly held by a New Parent;
     (f) subject to any applicable limitations set forth in Section 7.5, Dispositions of any assets or property by the Borrower or any of its Subsidiaries to the Borrower or any Wholly Owned Subsidiary of the Borrower;
     (g) (i) the abandonment or other Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the

Borrower and its Subsidiaries taken as a whole and (ii) licensing of intellectual property in the ordinary course of business;
     (h) any Disposition by the Borrower or any of its Subsidiaries, provided that the Net Cash Proceeds of each such Disposition do not exceed $2,500,000 and the aggregate Net Cash Proceeds of all Dispositions in any fiscal year made pursuant to this paragraph (h) do not exceed $5,000,000;
     (i) any Asset Sale by the Borrower or any other Loan Party, or other Disposition by any other Subsidiary of the Borrower, the Net Cash Proceeds of which, together with the Net Cash Proceeds of other Asset Sales and Dispositions pursuant to this Section 7.6(i), do not exceed the greater of $50,000,000 or 8.5% of Consolidated Tangible Assets in the aggregate after the Closing Date, provided that in the case of any such Asset Sale, an amount equal to 100% of the Net Cash Proceeds of all such Asset Sales less the Reinvested Amount is applied in accordance with Section 3.4(c)(i)(2); and
     (j) any Disposition set forth on Schedule 7.6(j).
     Section 7.7 Limitation on Dividends and Share Repurchases.
     Declare or pay any dividend (other than dividends payable solely in Capital Stock (other than Disqualified Capital Stock) of the Borrower or options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock) of the Borrower) on, or make any payment on account of (including to set apart assets for a sinking or other analogous fund for) the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution (other than distributions payable solely in Capital Stock (other than Disqualified Capital Stock) of the Borrower or options, warrants or other rights to purchase common stock of the Borrower) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower, except that:
     (a) the Borrower may pay or make any dividend, payment or distribution in an amount not exceeding the Available Excluded Contribution Amount immediately prior to the time of the payment or making of such dividend, payment or distribution, provided that no such dividend, payment or distribution shall be permitted if a Default or Event of Default has occurred and is continuing or would result therefrom unless the aggregate amount of such dividend, payment or distribution does not exceed the aggregate amount of any Excluded Contributions (to the extent not applied to permit any dividend, payment or distribution pursuant to this Section 7.7(a)) received within the 90 day period preceding the date of such dividend, payment or distribution;
     (b) after the fiscal year ended October 31, 2010, the Borrower may pay or make any other dividend, payment or distribution in an amount not exceeding the Available Amount immediately prior to the time of the payment or making of such dividend, payment or distribution; provided that, at the time of such payment, dividend or distribution, (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) immediately after giving effect to such dividend, payment or distribution, the Consolidated Leverage Ratio of the Borrower as of the last day of the Most Recent Four Quarter Period, calculated on a pro forma basis after giving effect to such dividend, payment or distribution, is less than 4.00 to 1.00;
     (c) the Borrower may pay cash dividends in an amount sufficient to allow any Parent Entity to pay expenses (other than taxes) incurred in the ordinary course of business, provided that, if any Parent Entity shall own any material assets other than the Capital Stock of the Borrower or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, the Borrower or its Subsidiaries, such cash dividends with respect to such Parent Entity shall be limited to the reasonable and proportional share, as determined by the Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in the Borrower or another Parent Entity and such other related assets;
     (d) the Borrower may pay cash dividends in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by any Parent Entity in connection with (i) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (ii) compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any of the other Loan Documents and (iii) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor), provided that, in the case of sub-clause (i) above, if any Parent Entity shall own any material assets other than the Capital Stock of the Borrower or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, the Borrower or its Subsidiaries, with respect to such Parent Entity such cash dividends shall be limited to the reasonable and proportional share, as determined by the Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in another Parent Entity, the Borrower and such other assets;
     (e) the Borrower may repurchase or may pay cash dividends in an amount sufficient to allow any Parent Entity to repurchase shares of Capital Stock of the Borrower or such Parent Entity, as the case may be, or rights, options or units in respect thereof from any Management Investors or former Management Investors (or any of their respective heirs, successors, assigns, legal representatives or estates), or as otherwise contemplated by any Management Subscription Agreements, for an aggregate purchase price not to exceed $5,000,000; provided that such amount shall be increased by (i) an amount equal to $2,500,000 on each anniversary of the Closing Date, commencing on the first anniversary of the Closing Date, and (ii) an amount equal to the proceeds to the Borrower (whether received by it directly or from a Parent Entity or applied to pay Parent Entity expenses) of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by the Borrower or any of its Subsidiaries to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of the Borrower’s or any Parent Entity’s Capital Stock;
     (f) the Borrower may pay cash dividends, or make payments (i) pursuant to any Tax Sharing Agreement and (ii) to any Parent Entity to pay or permit any Parent Entity to pay any Related Taxes;
     (g) the Borrower may pay cash dividends in an amount sufficient to allow any Parent Entity to pay all fees and expenses incurred in connection with the Transactions and the other transactions expressly contemplated by this Agreement and the other Loan Documents;
     (h) the Borrower may repurchase or withhold, or may pay cash or other dividends in an amount sufficient to allow any Parent Entity to repurchase or withhold, Capital Stock of the Borrower or any Parent Entity in connection with the exercise of stock options or warrants or the vesting of restricted stock (including restricted stock units) if such Capital Stock represent a portion of the exercise price of, or withholding obligation with respect to such options, warrants or restricted stock; and
     (i) in addition to cash dividends, payments and distributions expressly permitted by this Section 7.7, the Borrower may make cash dividends, payments and distributions in an aggregate amount not to exceed 2.5% of Consolidated Tangible Assets.
For the purposes of this Section 7.7, if the Convertible Notes Indenture is amended, modified or otherwise supplemented or any provision thereof is waived after the Closing Date, any payments made with respect to the Convertible Notes in excess of principal, interest and other fees payable with respect to the Convertible Notes prior to such amendment, modification, supplement or waiver because of such amendment, modification, supplement or waiver through and including the final redemption, repurchase or retirement of the Convertible Notes shall be deemed to be a dividend subject to the provisions of this Section 7.7.
     Section 7.8 Limitation on Investments, Loans and Advances.
     Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment, in cash or by transfer of assets or property, in (each an “Investment”), any other Person, except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) Investments in cash and Cash Equivalents;
     (c) Investments existing on the Closing Date;
     (d) Investments in notes receivable and other instruments and securities obtained in connection with transactions permitted by
Section 7.6(d);

     (e) loans and advances to officers, directors or employees of the Borrower or any of its Subsidiaries (i) in the ordinary course of business for travel and entertainment expenses, (ii) existing on the Closing Date, (iii) made after the Closing Date for relocation expenses in the ordinary course of business, (iv) made for other purposes in an aggregate amount (as to the Borrower and all of its Subsidiaries), together with the aggregate amount of all Guarantee Obligations permitted pursuant to Section 7.4(d)(iii), of up to $5,000,000 outstanding at any time and (v) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in Section 7.10;
     (f) loans and advances to Management Investors in connection with the purchase by such Management Investors of Capital Stock of any Parent Entity (so long as such Parent Entity applies an amount equal to the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, the Borrower or applies such proceeds to pay Parent Entity expenses) or the Borrower of up to $10,000,000 outstanding at any one time;
     (g) Investments by the Borrower or any Subsidiary in the Borrower or any other Subsidiary;
     (h) acquisitions expressly permitted by Section 7.9;
     (i) Investments of the Borrower and its Subsidiaries under Interest Rate Protection Agreements or under Permitted Hedging Arrangements;
     (j) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in Sections 7.3(c), 7.3(d) or 7.3(f);
     (k) Investments representing non-cash consideration received by the Borrower or any of its Subsidiaries in connection with any Disposition or Asset Sale, provided that in the case of any Disposition or Asset Sale permitted under Sections 7.6(h) or 7.6(i), such non-cash consideration constitutes not more than 25% of the aggregate consideration received in connection with such Disposition or Asset Sale and any such non-cash consideration received by the Borrower or any other Loan Party is pledged to the Collateral Agent for the benefit of the Lenders pursuant to the Security Documents;
     (l) Investments by the Borrower or any of its Subsidiaries in a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Borrower or such Subsidiary in an aggregate amount not to exceed an amount equal to $10,000,000 outstanding at any time; provided that (i) such amount shall be increased by an amount equal to $2,500,000 on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased, (ii) such amount and any increase in such amount permitted by clause (i) shall be reduced by the aggregate principal amount of Indebtedness in respect of Guarantee Obligations permitted by Section 7.4(n), (iii) the

Borrower or such Subsidiary complies with the provisions of Section 6.9(b) hereof, if applicable, with respect to such ownership interest;
     (m) Investments in industrial development or revenue bonds or similar obligations secured by property or assets leased to and operated by the Borrower or any of its Subsidiaries that were issued in connection with the financing or refinancing of such property or assets, so long as the Borrower or any such Subsidiary may obtain title to such property or assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;
     (n) Investments representing evidences of Indebtedness, securities or other property received from another Person by the Borrower or any of its Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Borrower or any of its Subsidiaries; provided that any such securities or other property received by the Borrower or any other Loan Party is pledged to the Collateral Agent for the benefit of the Lenders pursuant to the Security Documents;
     (o) any Investment to the extent made using Capital Stock of the Borrower (other than Disqualified Capital Stock) or Capital Stock of any Parent Entity as consideration;
     (p) in addition to Investments otherwise expressly permitted by this Section 7.8, Investments by the Borrower or any of its Subsidiaries in an aggregate amount outstanding at any time not to exceed the greater of (x) 4.5% of Consolidated Tangible Assets and (y) $25,000,000; provided that (in the case of this clause (y)) such amount shall be increased by the amount of Cumulative Excess Cash Flow Not Otherwise Applied (which shall be available for use hereunder only at any time that the Consolidated Leverage Ratio of the Borrower as at the last day of the Most Recent Four Quarter Period is less than or equal to 4.00 to 1.00);
     (q) any Investment in an amount that does not exceed the Available Amount immediately prior to the time of the making of such Investment; provided that no Default or Event of Default has occurred and is continuing or would result therefrom;
     (r) any Investment in an amount that does not exceed the Available Excluded Contribution Amount immediately prior to the time of the making of such Investment; and
     (s) any Investment expressly permitted by Section 7.7.
     For purposes of determining compliance with this Section 7.8, in the event that any Investment meets the criteria of more than one of the types of Investments described in clauses (a) through (s) above, the Borrower, in its sole discretion, shall classify such item of Investment and may include the amount and type of such Investment in one or more of such clauses (including in part under one such clause and in part under another such clause).

     Section 7.9 Limitations on Certain Acquisitions.
     Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Borrower and its Subsidiaries shall be allowed to make any such acquisition so long as:
     (a) such acquisition is expressly permitted by Section 7.5, or
     (b) the aggregate consideration paid by the Borrower and its Subsidiaries for such acquisition (including cash and Indebtedness incurred or assumed in connection with such acquisition) consists of any combination of:
     (i) Capital Stock of the Borrower or any Parent Entity; and/or
     (ii) Cash, property and/or Indebtedness (whether incurred or assumed) in an aggregate amount not exceeding the greater of (x) the sum of (A) the aggregate Net Cash Proceeds of all Asset Sales pursuant to Section 7.6 not required to be applied to a mandatory prepayment of the Term Loans pursuant to Section 3.4(c)(i)(2) plus (B) Cumulative Excess Cash Flow Not Otherwise Applied and (y) the Available Amount immediately prior to the time of payment of such cash consideration pursuant to this clause (ii)(y); and/or
     (iii) Cash, property and/or Indebtedness (whether incurred or assumed) in an aggregate amount not exceeding the Available Excluded Contribution Amount immediately prior to the time of payment of such cash consideration pursuant to this clause (iii); and/or
     (iv) other cash, property and Indebtedness (whether incurred or assumed) in an aggregate amount that, when aggregated with all other amounts of such cash and property paid, and Indebtedness incurred or assumed, in each case in reliance on this clause (iv), does not exceed $20,000,000 in the aggregate since the Closing Date; or
     (c) (i) immediately after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing as a result of such acquisition, (ii) the Consolidated Leverage Ratio for the Most Recent Four Quarter Period, calculated on a pro forma basis giving effect to such acquisition, is equal to or less than either (x) 4.00 to 1.00 or (y) the Consolidated Leverage Ratio for the Most Recent Four Quarter Period prior to giving effect such acquisition (such calculation to be made in a manner reasonably satisfactory to the Administrative Agent and evidenced by a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent (which shall promptly deliver copies to each Lender) promptly upon or prior to the consummation of such acquisition), and (iii) the acquired Person and its Subsidiaries (to the extent the same become Wholly Owned Domestic Subsidiaries) shall become Guarantors pursuant to the terms of Section 6.9(b).

     Section 7.10 Limitation on Transactions with Affiliates.
     Enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided that nothing contained in this Section 7.10 shall be deemed to prohibit:
     (a) the Borrower or any of its Subsidiaries from entering into or performing any consulting, management or employment agreements or other compensation arrangements with a director, officer or employee of the Borrower or any of its Subsidiaries that provides for annual aggregate base compensation not in excess of $2,000,000 for each such director, officer or employee;
     (b) the Borrower or any of its Subsidiaries from entering into or performing an agreement with any CD&R Investor or any Affiliate of any CD&R Investor for the rendering of management, consulting or financial advisory services for compensation not to exceed in the aggregate $2,000,000 per year plus reasonable out-of-pocket expenses;
     (c) the payment of transaction expenses in connection with this Agreement or any of the Transactions;
     (d) the Borrower or any of its Subsidiaries from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of any Permitted Holder and each person who is or becomes a director, officer, agent or employee of the Borrower or any of its Subsidiaries or any Parent Entity, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by any Parent Entity (provided that, if such Parent Entity shall own any material assets other than the Capital Stock of the Borrower or another Parent Entity, or other assets relating to the ownership interest of such Parent Entity in the Borrower or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by the Borrower in its reasonable discretion, of such liabilities relating or allocable to the ownership interest of such Parent Entity in the Borrower or another Parent Entity and such other related assets) or the Borrower or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Borrower or any of its Subsidiaries or any Parent Entity or any of their predecessors or successors, (C) arising out of the performance by any Affiliate of any CD&R of management consulting or financial advisory services provided to the Borrower or any of its Subsidiaries or any Parent Entity, (D) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of the Borrower or any of its Subsidiaries or any Parent Entity, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Borrower or any of its Subsidiaries or any Parent Entity;
     (e) the Borrower or any of its Subsidiaries from (i) performing any agreements or commitments with or to any Affiliate existing on the Closing Date (including the Investment Documents) or (ii) entering into and performing any Tax Sharing Agreement;
     (f) any transaction permitted under Sections 3.4(b), 7.4, 7.5, 7.7, 7.8(e) or 7.8(f), and any transaction with a Wholly Owned Subsidiary of the Borrower;
     (g) the Borrower from paying to CD&R, any CD&R Investor or any of their respective Affiliates fees of up to $8,250,000 in the aggregate, plus out-of-pocket expenses, in connection with the Transactions;
     (h) the Transactions and all transactions relating thereto and agreements in connection therewith, including in connection with the Investment Documents; and
     (i) any issuance or sale of Capital Stock of the Borrower or capital contribution to the Borrower.
     For purposes of this Section 7.10, (A) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if (i) such transaction is approved by a majority of the Disinterested Directors of the board of directors of any Parent Entity, the Borrower or such Subsidiary, or (ii) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the board of directors of any Parent Entity, the Borrower or such Subsidiary, such transaction shall be approved by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required, and (B) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.
     Section 7.11 Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents.
     (a) Make any optional payment or prepayment on or optional repurchase or redemption of any Subordinated Indebtedness, other than the Convertible Notes, including any optional payments on account of, or for a sinking or other analogous fund for, the repurchase, redemption, defeasance or other acquisition thereof, except optional payments, prepayments, repurchases, redemptions, defeasance or other acquisition of such Subordinated Indebtedness (x) in an amount that does not exceed the Cumulative Excess Cash Flow Not Otherwise Applied so long as the Consolidated Leverage Ratio of the Borrower for the Most Recent Four Quarter Period (after giving effect to such payment, prepayment, repurchase, redemption, defeasance or other acquisition) is less than or equal to 4.00 to 1.00, (y) in an amount that does not exceed the sum of (1) the Available Amount plus (2) the Available Excluded Contribution Amount immediately prior to the time of making of such optional payment, prepayment, repurchase or redemption or (z) out of the Net Proceeds of, or in exchange for Subordinated Indebtedness or Capital Stock of the Borrower or any Parent Entity.
     (b) In the event of the occurrence of a Change of Control, repurchase or repay any Subordinated Indebtedness or any portion thereof, unless the Borrower shall have (i) made payment in full of the Term Loans and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note or (ii) made an offer to pay the Term Loans and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer.
     (c) Amend, supplement, waive or otherwise modify any of the provisions of any documents governing Subordinated Indebtedness (including pursuant to an extension, renewal, replacement or refinancing thereof) which amends, supplements, waives, or otherwise modifies any subordination provisions contained therein in any manner that is adverse to the Lenders in any material respect.
     (d) Amend, supplement, waive or otherwise modify any of the terms and conditions of the Tax Sharing Agreement in any manner that would increase the amounts payable by Borrower or any of its Subsidiaries thereunder or otherwise amend, supplement, waive or otherwise modify any of the terms and conditions of the Tax Sharing Agreement except to the extent that any such amendment, supplement, waiver or modification could not reasonably be expected to have a Material Adverse Effect.
     Section 7.12 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary or joint venture or similar arrangement described in Section 7.8(l), except for those businesses of the same general type as those in which the Borrower and its Subsidiaries are engaged on the Closing Date or which are reasonably related thereto, taken as a whole, and any other business that in the aggregate is not material to the Borrower and its Subsidiaries, taken as a whole.
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.1 Defaults. If any of the following events shall occur and be continuing:
     (a) The Borrower shall fail to pay any principal of any Term Loan when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest on any Term Loan, or any other amount payable hereunder, within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof; or
     (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
     (c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.7(a) or Article VII of this Agreement or Section 5.2.2 of the Guarantee and Collateral Agreement; provided that, in the case of a default in the observance or performance of its obligations under Section 6.7(a) hereof, such default shall have continued unremedied for a period of two days after a Responsible Officer of the Borrower shall have discovered or should have discovered such default, and provided further that, in the case of a default in the observance of or compliance with its obligations under Section 7.1(a) hereof for any four fiscal quarter period, such default shall have continued unremedied for a period of five Business Days after the Calculation Date with respect to such period; or
     (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Article VIII), and such default shall continue unremedied for a period ending on the earlier of (i) the date 32 days after a Responsible Officer of the Borrower shall have discovered or should have discovered such default and (ii) the date 15 days after written notice has been given to the Borrower by the Administrative Agent or the Required Lenders; or
     (e) The Borrower or any of its Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness in excess of $15,000,000 or (y) in the payment of any Guarantee Obligation in excess of $15,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given, and (in the case of any Indebtedness or Guarantee Obligation created under the ABL Facility Documents) either a further period of 30 days shall have elapsed or such Acceleration of such Indebtedness or Guarantee Obligation shall have occurred; or
     (f) If (i) any Loan Party or any Material Subsidiaries of the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other similar relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any Material Subsidiaries of the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any Material Subsidiaries of the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any Material Subsidiaries of the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any Material Subsidiaries of the Borrower shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any Material Subsidiaries of the Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or
     (g) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could be reasonably expected to result in a Material Adverse Effect; or
     (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

     (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or
     (j) A Change of Control shall have occurred;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments, if any, shall immediately terminate and the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.
     Section 8.2 Waiver of Prior Defaults. Effective as of the Closing Date, the Lenders and the Administrative Agent hereby irrevocably waive any Default or Event of Default in existence under the terms and provisions of the Original Credit Agreement immediately prior to the effectiveness of the amendment and restatement of the Original Credit Agreement by this Agreement, and any right or remedy with respect thereto under or relating to any Loan Document or any Credit Document. For purposes of the preceding sentence, the terms “Default”, “Event of Default” and “Credit Document” are used as defined in the Original Credit Agreement.
     Section 8.3 Waiver of Notices. Except as expressly provided above in this Article VIII, presentment, demand, protest and all other notices of any kind are hereby expressly waived.
ARTICLE IX
THE AGENTS AND THE OTHER REPRESENTATIVES
     Section 9.1 Appointment.
     Each Lender hereby irrevocably designates and appoints Wachovia Bank, National Association as the Administrative Agent and Collateral Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes

Wachovia Bank, National Association, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Collateral Agent, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Other Representatives. Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates).
     Section 9.2 Delegation of Duties.
     In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.
     Section 9.3 Exculpatory Provisions.
     None of the Administrative Agent or any Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by the Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any Other Representative under or in connection with, this Agreement or any other Loan Document, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document, (iii) for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Article V, or (vi) the existence or possible existence of any Default or Event of Default. Neither the Administrative Agent nor any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any other Loan Party. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Administrative Agent and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Loan Party which may come into the possession of the Administrative Agent and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.
     Section 9.4 Reliance by the Administrative Agent.
     The Administrative Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor. The Administrative Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 10.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 10.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.
     Section 9.5 Notice of Default.
     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 10.1(a); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
     Section 9.6 Acknowledgements and Representations by Lenders.
     Each Lender expressly acknowledges that none of the Administrative Agent or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Other Representative hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Other Representative to any Lender. Each Lender represents to the Administrative Agent, the Other Representatives and each of the Loan Parties that, independently and without reliance upon the Administrative Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties, it has made its own decision to make its Term Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Administrative Agent nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter. Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of Section 10.6 applicable to the Lenders hereunder.
     Section 9.7 Indemnification.
     (a) The Lenders agree to indemnify each Agent (or any Affiliate thereof) (to the extent not reimbursed by the Borrower or any other Loan Party and without limiting the obligation of the Borrower to do so), ratably according to their respective Total Credit Percentages in effect on the date on which indemnification is sought under this Section from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Term Loans) be imposed on, incurred by or asserted against the Administrative Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this Section shall survive the payment of the Term Loans and all other amounts payable hereunder.
     (b) The agreements in this Section 9.7 shall survive the payment of all Borrower Obligations and Guaranteed Obligations (each as defined in the Guarantee and Collateral Agreement).
     Section 9.8 The Administrative Agent and Other Representatives in Their Individual Capacity.
     The Administrative Agent, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any other Loan Party as though the Administrative Agent and the Other Representatives were not the Administrative Agent or the Other Representatives hereunder and under the other Loan Documents. With respect to Term Loans made or renewed by them and any Note issued to them, the Administrative Agent and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not the Administrative Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Other Representatives in their individual capacities.
     Section 9.9 Collateral Matters.
     (a) Each Lender authorizes and directs the Collateral Agent to (x) enter into the Security Documents and the Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties and (y) enter into any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Intercreditor Agreement or enter into a separate intercreditor agreement in connection with the incurrence of any Loan Party or any Subsidiary thereof of Additional Indebtedness (the “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents). Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents or the Intercreditor Agreement (as amended by any Intercreditor Agreement Supplement), and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.
     (b) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to, and the Administrative Agent and the Collateral Agent, as applicable, shall release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) upon the sale or other Disposition of such Collateral (to a Person other than a Loan Party) expressly permitted under Section 7.6, including sales in the ordinary course of business, (iii) upon any merger, amalgamation, consolidation, sale, lease, transfer or other Disposition expressly permitted under Section 7.5(d) and (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Section 10.1) or (v) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent or the Collateral Agent, at any time, the Lenders shall confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.9.
     (c) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Section 10.18. Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this subsection 9.9(c).
     (d) No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Section 9.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.
     (e) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Section 10.18 with the written consent of the Agent party thereto and the Loan Party party thereto.
     (f) The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

     Section 9.10 Successor Agent.
     (a) Subject to the appointment of a successor as set forth herein, the Administrative Agent and the Collateral Agent may resign or be removed as Administrative Agent or Collateral Agent, respectively, under this Agreement and the other Loan Documents, as follows:
     (i) The Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, upon 10 days’ notice to the Lenders and the Borrower.
     (ii) If the Administrative Agent or the Collateral Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon 10 days’ notice to the Administrative Agent or Collateral Agent, as applicable, remove such agent.
     (iii) If an ABL Default Event shall have occurred and be continuing, and the Administrative Agent or Collateral Agent, as applicable, is an Affiliate of or the same Person as the administrative agent or collateral agent under the ABL Facility Agreement, the Required Lenders may, upon 10 days’ notice to the Administrative Agent or Collateral Agent, as applicable, remove such agent.
     (b) If the Administrative Agent or Collateral Agent shall resign or be removed as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Term Loans. After any retiring Agent’s resignation or removal as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Additionally, after any retiring Agent’s resignation as such Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents.
     (c) Any successor agent shall be subject to approval by the Borrower, which approval (i) shall not be unreasonably withheld or delayed in the case of any successor agent that is a commercial bank with a combined capital and surplus of at least $500,000,000 and (ii) may otherwise be withheld by the Borrower in its sole discretion. It is understood and agreed that the Borrower shall have no obligation to pay any fee to any successor agent that is greater than or in addition to the fees payable to the Administrative Agent on the date hereof.

     Section 9.11 Other Representatives.
     None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.
     Section 9.12 Withholding Tax.
     To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Amendments and Waivers.
     (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 10.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and the Collateral Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
     (i) reduce the amount or extend the scheduled date of maturity of any Term Loan or of any scheduled installment thereof under Section 2.3, or reduce or forgive the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, or change the currency in which any Term Loan is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that (x) waivers, amendment, supplements or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender and (y) any waiver, amendment, supplement or modification of Section 3.4 or Section 3.7 shall not be subject to this clause (i));
     (ii) amend, modify or waive any provision of this Section 10.1(a) or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Section 7.5 or Section 10.6(a)), in each case without the written consent of all the Lenders;
     (iii) release any Guarantor under any Security Document, or, in the aggregate (in a single transaction or a series of related transactions), substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);
     (iv) require any Lender to make Term Loans having an Interest Period of longer than six months without the consent of such Lender; or
     (v) amend, modify or waive any provision of Article IX without the written consent of the then Administrative Agent and of any Other Representative affected thereby;
provided further that, notwithstanding the foregoing, the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $10,000,000 in any fiscal year without the consent of any Lender.
     (b) Any waiver and any amendment, supplement or modification pursuant to this Section 10.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Term Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
     (c) Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of Section 10.1(a) as originally in effect.
     (d) Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth in Section 10.1(a), (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Term Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Borrower or Guarantor to use cash collateral in the context of a bankruptcy or insolvency proceeding.
     (e) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Section 10.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”), then the Borrower may, on written notice to the Administrative and the Non-Consenting Lender, replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrower owing to the Non-Consenting Lender relating to the Term Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance. In connection with any such replacement under this Section 10.1(e), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Borrower after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Non-Consenting Lender relating to the Term Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.
     Section 10.2 Notices.
     (a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, electronic communication (including electronic message attachment and internet or intranet websites reasonably approved by the Administrative Agent) or delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Term Loans:

The Borrower:	NCI Building Systems, Inc.
10943 N. Sam Houston Parkway W.
Houston, Texas 77064
Attention: Chief Financial Officer
Facsimile: 281-897-7837
Telephone: 281-897-7658
Email: mejohnson@ncilp.com

with copies (which copies will not constitute notice) to:

Debevoise & Plimpton LLP
Attention: David A. Brittenham
919 Third Avenue
New York, New York 10022
Facsimile: 212-909-6836
Telephone: 212-909-6000
Email: dabrittenham@debevoise.com

The Administrative Agent and the Collateral Agent:

Wells Fargo Securities, LLC
Attention: Patrick McKinnon
Facsimile: 704-374-3300
Telephone: 704-715-4433
Email: patrick.mckinnon@wachovia.com

Wells Fargo Bank, NA
21 Waterway Avenue, Suite 600
The Woodlands, TX 77380
Attention: Janet Ritter
Facsimile: 281-362-6611
Telephone: 281-362-6635
Email: ritterj@wellsfargo.com
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 3.2, 3.4 or 3.7 shall not be effective until received.

     (b) Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer.
     Section 10.3 No Waiver; Cumulative Remedies.
     No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Section 10.4 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Term Loans hereunder.
     Section 10.5 Payment of Expenses and Taxes.
     The Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Commitments) contemplated hereby and thereby (including, without limitation, any fees and expenses in connection with the resignation or removal of the Administrative Agent pursuant to Section 9.10) and (iii) efforts to monitor the Term Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) (i) the reasonable fees and disbursements of a single firm of counsel to Wachovia Bank, National Association and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower, (b) to pay or reimburse each Lender and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Term Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower of any of its Subsidiaries or any of the property of the Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall not have any obligation hereunder to the Administrative Agent, any other Agent or any Lender with respect to Indemnified Liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent, any other Agent or any such Lender (or any of their respective directors, trustees, officers, employees, agents, successors and assigns) or (ii) claims made or legal proceedings commenced against the Administrative Agent, any other Agent or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. No Indemnitee shall be liable for any consequential or punitive damages in connection with the Facilities. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this Section shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Borrower shall have no obligation under this Section 10.5 to any Indemnitee with respect to any Taxes. The agreements in this Section shall survive repayment of the Term Loans and all other amounts payable hereunder.
     Section 10.6 Successors and Assigns; Participations and Assignments.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than in accordance with Section 7.5, none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
     (b) (i) Subject to the conditions set forth in Section 10.6(b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Tranche B Term Loan Commitment and/or Term Loans, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

     (1) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below), a CD&R Holder or, if an Event of Default under Sections 8.1(a) or 8.1(f) has occurred and is continuing, any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Borrower’s prior written consent shall be required for such assignment; and
     (2) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or a CD&R Holder.
     (ii) Assignments shall be subject to the following additional conditions:
     (1) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Term Loans under any Facility, the amount of the Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or Section 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (2) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and
     (3) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.
     For the purposes of this Section 10.6, the term “Approved Fund” has the following meaning: “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Sections 3.9, 3.10, 3.11, 3.12, 10.5 and 10.17). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrower’s agent, solely for purposes of this Section 10.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (vi) On or prior to the effective date of any assignment pursuant to this Section 10.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled”.
     (vii) Notwithstanding the foregoing, no Assignee, which as of the date of any assignment to it pursuant to this Section 10.6 would be entitled to any payment under Sections 3.9, 3.10 or 10.5 in an amount greater than the assigning Lender would have been entitled to as of such date under such Sections with respect to the rights assigned, shall be entitled to such greater payments unless the assignment was made after an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing or the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

     (c) (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Term Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1(a) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 3.9, 3.10, 3.11, 3.12, 10.5 and 10.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided that such Participant shall be subject to Section 10.7(a) as though it were a Lender.
     (ii) No Loan Party shall be obligated to make any greater payment under Sections 3.9, 3.10 or 10.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. Any Participant shall not be entitled to the benefits of Section 3.10 unless such Participant complies with Section 3.10(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.
     (d) Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.
     (e) No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Term Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

     (f) In the event of a Defaulting Lender, the Borrower may, on prior written notice to the Administrative Agent and the Defaulting Lender, replace such Defaulting Lender by causing such Defaulting Lender to (and such Defaulting Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; and provided, further, that all obligations of the Borrower owing to the Defaulting Lender relating to the Term Loans and participations so assigned shall be paid in full by the assignee Lender to such Defaulting Lender concurrently with such Assignment and Acceptance. In connection with any such replacement under this Section 10.6(f), if the Defaulting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Defaulting Lender relating to the Term Loans and participations so assigned shall be paid in full by the assignee Lender to such Defaulting Lender, then such Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Defaulting Lender.
     (g) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Term Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this Section 10.6(g) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Section 10.6(g), in the event that the indemnifying Lender fails timely to compensate the Borrower for such claim, any Term Loans held by the relevant Conduit Lender shall, if requested by the Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.
     (h) If the Borrower wishes to replace the Term Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Term Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Term Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.1. Pursuant to any such assignment, all Term Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Term Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 3.11. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Term Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit F, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.
     Section 10.7 Adjustments; Set-off; Calculations; Computations.
     (a) If any Lender (a “benefited Lender”) shall at any time receive any payment from the Borrower or any Subsidiary thereof of all or part of its Term Loans owing to it or interest thereon, or receive any collateral from the Borrower or any Subsidiary thereof in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise (except pursuant to Sections 3.4, 3.8, 3.12(d) or 10.6), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Term Loans owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Term Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without.
     (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Section 8.1(a) to set-off and appropriate and apply against any amount then due and payable under Section 8.1(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

     Section 10.8 Judgment.
     (a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 10.8 being hereinafter in this Section 10.8 referred to as the “Judgment Conversion Date”).
     (b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 10.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Section 10.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.
     (c) The term “rate of exchange” in this Section 10.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.
     Section 10.9 Counterparts.
     This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.
     Section 10.10 Severability.
     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 10.11 Amendment.
     As of the Closing Date, the terms, conditions, agreements, covenants, representations and warranties set forth in the Original Credit Agreement shall be amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement. As of the Closing Date, after giving effect to the Transactions, the amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish the Indebtedness and other obligations and liabilities of the Borrower evidenced by or arising under the Original Credit Agreement. For the avoidance of doubt, Guarantors (as defined in the Original Credit Agreement) party to the Original Credit Agreement shall not be parties hereto and shall have no rights, powers, privileges, duties or obligations as parties hereunder but shall be Guarantors party to the Guarantee and Collateral Agreement and the other Loan Documents to which they are a party as of the date hereof.
     Section 10.12 Integration.
     This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
     Section 10.13 GOVERNING LAW.
     THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     Section 10.14 Submission to Jurisdiction; Waivers.
     (a) Each party hereto hereby irrevocably and unconditionally:
     (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;
     (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 10.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;
     (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this section any consequential or punitive damages.
     Section 10.15 Acknowledgements.
     The Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) neither the Administrative Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrower and the Lenders.
     Section 10.16 WAIVER OF JURY TRIAL.
     EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
     Section 10.17 Confidentiality.
     Each Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of the Borrower, or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of the Borrower or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees to comply with the provisions of this section pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Borrower (such approval not be unreasonably withheld), in respect to any electronic information) for the benefit of the Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this Section 10.17 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Section 10.17), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Protection Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Protection Agreement, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to the Borrower being violated. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the confidentiality provisions of this Section 10.17 shall survive with respect to each Lender and Agent until the second anniversary of such Lender or Agent ceasing to be a Lender or Agent, respectively.
     Section 10.18 Additional Indebtedness. In connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver the Intercreditor Agreement Supplement and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the property or assets of any Loan Party permitted to secure such Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.
     Section 10.19 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot

Act, and the Borrower agrees to provide such information from time to time to any Lender upon its written request.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NCI BUILDING SYSTEMS, INC.

By:

Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, Individually, as a Lender and as Administrative Agent and Collateral Agent

By:

Name:
Title:

[Name of Lender]

By:

Name:
Title:

     Acknowledged and Agreed with respect to Sections 3.13(a) and 10.11:

NCI GROUP, INC.

By:

Name:
Title:

ROBERTSON-CECO II CORPORATION

By:

Name:
Title:

STEELBUILDING.COM, INC.

By:

Name:
Title:

These Schedules are an integral part of that certain Amended and Restated Credit Agreement, dated October 20, 2009, by and among NCI Building Systems, Inc., the several banks and other financial institutions from time to time parties thereto and Wachovia Bank, National Association (the “Agreement”), are incorporated therein by reference and are not intended to be independent from the Agreement.
Unless defined otherwise in these Schedules, capitalized terms used herein have the meanings given to them in the Agreement. Headings and italicized language included herein are included solely for ease of reference and shall not in any way limit the disclosures contained herein.
Disclosure of a matter that is not required to be made does not require disclosure of any similar matters not required to be disclosed, and disclosure of any item on any of the Schedules shall not constitute an admission that such item is material or required to be disclosed. Disclosure in any Schedule of any matter or document shall constitute a disclosure of such matter or document for purposes of all other Schedules to the extent the applicability to one or more other Schedules is reasonably apparent from the face of such Schedule.
The inclusion in these Schedules of any matter or document shall not imply any representation, warranty or undertaking not expressly given in the Agreement nor shall such disclosure be taken as extending the scope of any of the representations or warranties. Nothing in these Schedules constitutes an admission of any liability or obligation of any Loan Party to any third party, nor an admission against a Loan Party’s interests.
Document titles that are listed in italics have been provided by Borrower for the convenience of Administrative Agent. However, the provision of such titles shall not imply any representation or warranty as to the accuracy or completeness of such titles. Reference in these Schedules to an agreement includes a reference to all amendments, modifications or other supplements to such agreement, to the extent such amendments, modifications or other supplements have been made available to Administrative Agent.

1

Schedule A
to Amended and Restated Credit Agreement
Lenders

Lender	Commitment
AIB Debt Management, Limited	$4,484,693.84
Amegy Bank National Association	382,653.07
Ares Enhanced Credit Opportunities Fund Ltd.	88,188.35
Ares Enhanced Loan Investment Strategy IR Ltd.	132,282.53
Ares VIII CLO Ltd.	866,886.18
Ares VIR CLO Ltd.	604,981.41
Ares VR CLO Ltd.	253,866.93
Bank of America, N.A.	956,632.65
Big Sky III Senior Loan Trust	371,819.77
Capital One Leverage Finance Corp.	3,146,258.51
CC Arbitrage, Ltd.	4,401,995.05
Centaur LowLev Arbitrage Fund Ltd.	1,953,585.17
Crédit Industriel et Commercial	6,813,064.44
Comerica Bank	3,895,238.10
Mercantil Commercebank, NA	3,836,495.07
Guaranty Bank (acquired by BBVA Compass)	16,830,628.52
Confluent 3 Limited	191,326.53
Del Mar CLO I, Ltd.	382,653.06
Eaton Vance CDO IX Ltd.	494,897.96
Eaton Vance CDO VIII, Ltd.	559,523.81
Eaton Vance Floating-Rate Income Trust	190,829.58
Eaton Vance Institutional Senior Loan Fund	1,463,998.99
Eaton Vance Limited Duration Income Fund	703,087.72
Eaton Vance Senior Floating-Rate Trust	282,857.14
Eaton Vance VT Floating-Rate Income Fund	95,663.26
Fullerton Capital Partners, L.P.	511,439.19
GE Business Financial Services Inc. (f/k/a Merrill Lynch Business Financial Services Inc.)	1,852,040.82
GE Commercial Loan Holding LLC	6,476,190.48
General Electric Capital Corporation	1,940,856.08
Grayson & Co.	3,055,918.89
Harris N.A.	3,026,257.67
ING Investment Management CLO I, Ltd.	428,923.55
ING Investment Management CLO V, Ltd.	238,095.24
ING Investment Management CLO IV, Ltd.	646,124.38
ING Investment Management CLO II, Ltd.	573,979.59
ING Investment Management CLO III, Ltd.	238,095.24
JMB Capital Partners Master Fund, L.P.	12,808,678.61
Longhorn CDO (Cayman) Ltd.	1,490,163.15
Luxor Capital LLC	12,498,134.45
Marathon CLO I Ltd.	1,744,575.68
Marathon CLO II Ltd.	1,573,290.22
Merritt CLO Holding LLC	7,324,473.97
Morgan Stanley Investment Management Croton, Ltd.	191,326.53

2

Schedule A
to Amended and Restated Credit Agreement

National City Bank	6,819,727.89
The Norinchukin Bank, New York Branch	676,681.29
Olympic CLO I	551,020.41
QUALCOMM Global Trading, Inc.	191,326.53
Cooperatieve Centrale Raiffeisen-Böerenleenbank, B.A. “Rabobank Nederland”, New York Branch	4,922,231.18
San Gabriel CLO I	367,346.93
Senior Debt Portfolio	1,116,905.11
Shasta CLO I	382,653.06
Sierra CLO II	382,653.07
The Sumitomo Trust & Banking Co., Ltd., New York Branch	1,894,990.32
Sycamore Opportunities Fund, L.P.	1,022,878.38
Trustmark National Bank	5,518,861.26
UBS AG, Stamford Branch	6,348,254.79
Venture III CDO Limited	191,326.53
Venture IV CDO Limited	244,688.14
Venture IX CDO Limited	191,326.53
Venture V CDO Limited	191,326.53
Wachovia Bank, National Association	4,059,280.39
Wells Fargo Bank, N.A.	4,923,850.28

TOTAL	$150,000,000.00

3

Schedule B
to Amended and Restated Credit Agreement
Rollover Indebtedness
Secured Interest Rate Swap Agreement entered into with Wachovia Bank, N.A. in a notional amount equal to $65,000,000
Carter County, Tennessee Industrial Revenue Bond (Approximately $420,000 Remaining)
Convertible Notes ($58,750 Remaining)
Outstanding Letters of Credit (All Cash Collateralized at Approximately $12.4 Million), consisting of the following:

Letter of Credit	Expiry
Number	Date	Beneficiary	Amount
SM210246	9/29/2010	St. Paul Fire & Marine Insurance Company	$[Redacted]*
SM211112	12/1/2009	Zurich American Insurance Company	$[Redacted]*
SM219776	12/31/2009	Zurich American Insurance Company	$[Redacted]*
SM219780	4/27/2010	National Union Fire Insurance Company	$[Redacted]*
SM220984	1/12/2010	Bank of New York Mellon Trust Co. NA, formerly JP Morgan Trust	$[Redacted]*

*	indicates redacted and filed separately with the Securities and Exchange Commission.
Intercompany Debt From Robertson Building Systems Ltd. (Canada) to Robertson-Ceco II Corporation (Approximately $850,000 U.S.)
Intercompany Debt From Building Systems de Mexico (Mexico) to NCI Group, Inc. (Approximately $4.7 Million U.S.)
Purchase of Equipment for IPS Plant II currently postponed, cancelable at will (Approximately €2.76 Million Outstanding)
Finance Insurance Premiums (Approximately $736,000 Remaining)
Ordinary course of business, performance, bid, appeal, surety, supply, judgment, replevin or similar bonds, and similar obligations (Approximate Average Amount of $6 Million), consisting of the bonds as referred to in Schedule 7.2(i)

4

Schedule C
to Amended and Restated Credit Agreement
Unscheduled Assumed Indebtedness
Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to the ABL Facility Documents.

5

Schedule D
to Amended and Restated Credit Agreement
Existing Mortgages
1. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by NCI Group, Inc., as grantor, to Stewart Title & Trust of Phoenix, Inc., as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 660 South 91st Avenue, Tolleson, AZ
2. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by NCI Group, Inc., as grantor, to Stewart Title of California, Inc., as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 550 Industry Way, Atwater, CA
3. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by Robertson-Ceco II Corporation, as grantor, to Stewart Title of California, Inc., as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 12101 East Brandt Road, Lockeford, CA
4. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by NCI Group, Inc., as grantor, to Stewart Title of California, Inc., as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 9123 Center Street, Rancho Cucamonga, CA
5. Deed to Secure Debt, Security Agreement and Assignment of Leases and Rents, dated as of August 21, 2009, by NCI Group, Inc., as grantor, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 1601 Rogers Road, Adel, GA
6. Deed to Secure Debt, Security Agreement and Assignment of Leases and Rents, dated as of August 21, 2009, by NCI Group, Inc., as grantor, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 2280 Monier Avenue, Lithia Springs, GA
7. Deed to Secure Debt, Security Agreement and Assignment of Leases and Rents, dated as of August 21, 2009, by NCI Group, Inc., as grantor, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 1150 Marietta Industrial Drive NE, Marietta, GA
8. Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by NCI Group, Inc., as grantor, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at

6

Schedule D
to Amended and Restated Credit Agreement
1780 McCall Drive, Shelbyville, IN
9. Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by Robertson-Ceco II Corporation, as grantor, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 101 West South Street, Monticello, IA
10. Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by Robertson-Ceco II Corporation, as grantor, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 305 North Iris Road, Mt. Pleasant, IA
11. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by Robertson-Ceco II Corporation, as grantor, to Danny L. Crotwell, as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 2400 Highway 45 North, 248 Chubby Drive & 3539 Bluecutt Road, Columbus, MS
12. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by NCI Group, Inc., as grantor, to Danny L. Crotwell, as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 300 Highway 51 North, Hernando, MS
13. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by NCI Group, Inc., as grantor, to Danny L. Crotwell, as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 201 Apache Drive & 951 Prisock Road, Jackson, MS
14. Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by NCI Group, Inc., as grantor, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 6168 State Route 233, Rome, NY
15. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing (Collateral Includes Fixtures), dated as of August 21, 2009, by Robertson-Ceco II Corporation, as grantor, to Stewart Title Company, as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 100 Red Iron Road, Rocky Mount, NC
16. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by NCI Group, Inc., as grantor, to Frank Alvstad, as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 422 Kirby Drive, Lexington, TN

7

Schedule D
to Amended and Restated Credit Agreement
17. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by NCI Group, Inc., as grantor, to Frank Alvstad, as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 1836 Dock Street, Memphis, TN
18. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by NCI Group, Inc., as grantor, to Jay Paxton, Esq., as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 10943 North Sam Houston Parkway West, Houston, TX
19. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by NCI Group, Inc., as grantor, to Jay Paxton, Esq., as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 14031 West Hardy, Houston, TX
20. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by NCI Group, Inc., as grantor, to Jay Paxton, Esq., as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 501 North Greenwood Street, Houston, TX
21. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by NCI Group, Inc., as grantor, to Jay Paxton, Esq., as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 7301 Fairview, Houston, TX
22. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by NCI Group, Inc., as grantor, to Jay Paxton, Esq., as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 5244 Bear Creek Court, Irving, TX
23. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by NCI Group, Inc., as grantor, to Jay Paxton, Esq., as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 5711 East FM-40, Lubbock, TX
24. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by NCI Group, Inc., as grantor, to Title West Title Company, as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 1155 West 2300 North, Salt Lake City, UT
25. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by NCI Group, Inc., as grantor, to Kenneth L.

8

Schedule D
to Amended and Restated Credit Agreement
Dickinson, as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 1703 Ruffin Mill Road, Colonial Heights, VA
26. Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009, by Robertson-Ceco II Corporation, as grantor, to Stewart Title of Spokane, LLC, as trustee, in favor of Wachovia Bank, National Association, as administrative agent, with respect to the real property located at 2714 South Garfield Road, Airway Heights, WA

9

Schedule 3.13(b)
to Amended and Restated Credit Agreement
Amended and Restated Mortgages
See Schedule D, which is incorporated into this Schedule 3.13(b) as if restated in full.

10

Schedule 4.5
to Amended and Restated Credit Agreement
Litigation
Litigation
Identified below are pending lawsuits or threatened litigation claims involving NCI Building Systems, Inc. or any of its subsidiaries in which the amount in controversy is alleged to be in excess of $250,000 or is otherwise unspecified. Nothing in this document shall be construed to be an admission and all allegations and claims of opposing parties in all matters are disputed. Moreover, nothing in this document shall be interpreted as an admission or waiver of any claim, defense, counterclaim, affirmative defense, etc. that NCI Building Systems, Inc., its subsidiaries and/or affiliates have or could assert.
•	JOSE INFANTE V. METAL COATERS OF CALIFORNIA, INC.; NCI GROUP, INC.; HUGO ESTRADA, ET AL. — Pending in the Superior Court of California, County of San Bernadino, Rancho Cucamonga Division. Employment matter. Alleged damages unspecified. Discovery is ongoing, no trial date has been set.

•	NCI GROUP, INC. V. CANNON SERVICES, INC. ET AL. — Pending in the United States District Court for the Northern District of Georgia — Atlanta Division. Fraud, theft and conversion matter. NCI’s damages against all defendants are more than $250,000. Case has been stayed pending criminal investigation. Discovery will commence once stay is lifted. No trial date has been set.

•	BERNABE LOPEZ V. MBCI — Pending in District Court in Montgomery County, Texas. Claim alleges retaliatory termination related to prior workers’ compensation claim. Alleged damages unspecified. Discovery is ongoing, no trial date has been set. Case has been dormant for more than 5 years.

•	METRIC CONSTRUCTION CO. V. PROFESSIONAL RAINGUTTER SERVICES, INC., MBCI, ET AL. — Pending in the United States District Court in Utah. Claim alleges negligent design. Alleged damages are $742,125. Discovery is ongoing; trial is scheduled for January 2010.

•	CHASE HOME FINANCE LLC ET AL. V. MARK SWINK, MBCI ET AL. — Pending in the Circuit Court of the 18th Judicial Circuit in and for Seminole County, Florida. Claim alleges wrongful foreclosure. Alleged damages unspecified. Discovery is ongoing, but case has been dormant for over 1 year. No trial date has been set.

•	MBCI, A DIVISION OF NCI GROUP, INC. V. CANNON STORAGE SYSTEMS D/B/A VERN CANNON COMPANY AND VERN CANNON V. MBCI, A DIVISION OF NCI GROUP, INC. — Pending in District Court in Houston, Harris County, Texas. Breach of contract and business disparagement claims. Counterclaim

11

Schedule 4.5
to Amended and Restated Credit Agreement
alleges breach of warranty, violations of the Texas Deceptive Trade Practices Act, and tortious interference. Alleged damages unspecified. MBCI damages are more than $250,000. Discovery is ongoing; case is set for trial in February 2010.

•	SUMNER COUNTY BOARD OF EDUCATION V. CARDEN COMPANY, INC. V. MBCI, JOHNSON + BAILEY ARCHITECTS, P.C., ET AL. — Pending in Chancery Court for Sumner County, Tennessee. Claim alleges construction defect. Alleged damages unspecified. Discovery is ongoing and the parties are in settlement negotiations. Trial is set for week of April 12, 2010.

•	TEACHERS INSURANCE & ANNUITY ASSOCIATION OF AMERICA, A NEW YORK CORPORATION, FOR THE BENEFIT OF ITS REAL ESTATE ACCOUNT V. DPR CONSTRUCTION, INC., METALLIC BUILDING COMPANY, ET AL. — Pending in District Court in Denton County, Texas. Trial has resulted in a jury verdict apportioning a percentage of damages to NCI. NCI’s insurer will pay $92,269.24 in damages to Plaintiff building occupant Sincerely Yours and $112,838.88 in damages to Plaintiff building occupant Vantage Furniture. NCI’s Long Bay® System was found to not be unreasonably dangerous or defectively designed.

•	KLAMATH COUNTY, OREGON A POLITICAL SUBDIVISION OF THE STATE OF OREGON V. BOGATAY CONSTRUCTION, INCORPORATED, A/KA/ BOGATAY CONSTRUCTION, INC., NCI BUILDING SYSTEMS, L.P. D/B/A METALLIC BUILDING COMPANY — Pending in Circuit Court of Klamath County, Oregon. Alleged breach of warranty suit. Alleged damages of $1,000,000. Discovery is ongoing; no trial date has been set.

•	SAINT-GOBAIN CONTAINER, INC. V. B.F.I., INC. AND B.F.A., INC. V. NCI BUILDING SYSTEMS, L.P., D/B/A MESCO BUILDING SOLUTIONS FORMERLY MESCO METAL BUILDINGS — Pending in Davies County Circuit Court Division, Kentucky. Claim alleges contribution and indemnity related to building collapse. Alleged damages unspecified. Discovery and settlement negotiations are ongoing. No trial date has been set.

•	NCI GROUP, INC. D/B/A METALLIC BUILDING COMPANY VS. CALAMAR CONSTRUCTION MANAGEMENT — Pending in the United States District Court for the Southern District of Texas — Houston Division. Breach of contract claim for more than $313,000 debt. Counterclaim alleges breach of warranty and breach of contract. Discovery is concluding and trial is set for November 10, 2009.

•	M.B. KAHN CONSTRUCTION COMPANY, INC., SUCCESSOR IN INTEREST TO CHANCEL CONSTRUCTION GROUP, INC. V. NCI BUILDING SYSTEMS, INC., SUCCESSOR IN INTEREST TO NCI BUILDING SYSTEM, L.P. — Pending

12

Schedule 4.5
to Amended and Restated Credit Agreement
in the U.S. District Court for the District of South Carolina, Florence Division. Claims allege delay and receipt of nonconforming materials. Alleged damages in excess of $250,000. Discovery is ongoing; no trial date has been set.

•	JOSE VILLATORO V. TEXAS INTERNATIONAL EXPRESS, LLC AND NCI BUILDING SYSTEMS, INC. — Pending in Harris County District Court, Houston, Texas. Alleged personal injury claim. Alleged damages unspecified. Discovery is ongoing; no trial date has been set.

•	WAREHOUSES OF SARATOGA, GP F/K/A SARATOGA WAREHOUSE ASSOCIATES, GP V. UNITED PROGRESS, INC., STAR BUILDING SYSTEMS ET AL. — Alleged roof leak claim. Alleged damages unspecified. This case has been dormant for approximately 5 years. No trial date has been set.

•	INTERNATIONAL FIDELITY INSURANCE COMPANY V. BMC CONTRACTORS, INC., NILE, INC., TRITT ENTERPRISES, INC., HEFCO CONSTRUCTION, INC., STAR BUILDING SYSTEMS, INC., DORIS D. HEFNER, AND LON DILLARD — Pending in the U.S. District Court for the Middle District of Georgia, Macon Division. Claim alleges defective design and manufacturing. Alleged damages unspecified. Star filed a counterclaim for breach of contract. The Court denied Star’s motion for judgment on the pleadings as well as Star’s opposition to BMC’s motion to set aside default and compel arbitration. No date has been set for the arbitration. Settlement discussions are ongoing.

•	STEELCON GROUP LTD. V. ROBERTSON BUILDING SYSTEMS, LTD., ROBERTSON-CECO CORP. AND HARVEST BIBLE CHAPEL — Pending in the Ontario Superior Court of Justice, Canada. Claim alleges delays, breach of contract, defective design and manufacturing. Alleged damages are $25 million. Counterclaim asserts approximately $4.2 million. Discovery is ongoing; no trial date has been set.

•	ROBERT OCCHIFINTO V. OLIVO CONSTRUCTION V. STAR BUILDING SYSTEMS — Superior Court of New Jersey, Sussex County Law Division. Claim alleges breach of warranties, negligence and breach of implied covenant of good faith and fair dealing, based on alleged supply of inadequate materials. Alleged damages unspecified. Discovery is ongoing; no trial date has been set.

•	LINDON CALVERT V. ARCO BUILDING SYSTEMS, INC., STAR BUILDING SYSTEMS, KEEYO CRAFT D/B/A KEEYO CRAFT CONSTRUCTION — Pending in the Circuit Court of Morgan County, Alabama. Claim alleges breach of warranty. Alleged damages unspecified. Discovery is ongoing; no trial date has been set.

•	JACKSON RANCHERIA HOTEL & CASINO V. WORTH GROUP MASTERBUILDERS INC. ET AL. V. K7 CONSTRUCTION, INC., STAR

13

Schedule 4.5
to Amended and Restated Credit Agreement
BUILDING SYSTEMS ET AL. — Pending in Superior Court for the State of California, Amador County. Claim alleges construction defects. Alleged damages unspecified. Discovery is ongoing; no trial date has been set.

•	ERIN BRADLY, LLC V. REGIONAL BUILDERS, INC., CECO BUILDINGS CORPORATION, ATLANTIC REFRIGERATION AND AIR CONDITIONING, INC., AES ARCHITECT, LLC, BRUCE ELLIOTT COMPANY AND CUSTOM STOREFRONTS & SKYLIGHTS, INC. — Pending in Superior Court for the State of Delaware, Sussex County. Claim alleges breach of warranty. Alleged damages unspecified. Discovery is ongoing; no trial date has been set.

•	MARION ALLEY V. ROBERTSON BUILDING SYSTEMS AND ROBERTSON CECO II CORPORATION — Pending in Ontario Superior Court of Justice, Canada. Claim alleges wrongful discharge matter. Alleged damages of $450,000 (Canadian). Discovery is ongoing; mediation is scheduled for January 2010.

•	TALLAPOOSA DEVELOPMENT AUTHORITY V. NCI ET AL. — Pending in the United States District Court for the Northern District of Georgia — Newnan Division. Alleged breach of contract matter. Alleged damages unspecified. Discovery is ongoing; no trial date has been set.

•	TRAVELERS EXCESS AND SURPLUS LINES COMPANY V. MICHAELSON ENTERPRISES, INC., J MOTA CONSTRUCTION, LLC, ATLANTECH REPS, INC., MCGOWAN BUILDERS, INC. AND STAR BUILDING SYSTEMS — Pending in U.S. District Court for the District of New Jersey. Claim relating to allegations of building collapse. Alleged damages of $314,121.36. Discovery is ongoing; no trial date has been set.

•	TRAVELERS PROPERTY CASUALTY COMPANY OF AMERICA SUBROGEE OF EMERALD CORRECTIONAL MANAGEMENT, LLC V. HALE-MILLS CONSTRUCTION, LTD, MID-WEST STEEL BUILDING COMPANY, ET AL — Pending in Dallas County District Court, Dallas, Texas. Claim alleging roof collapse. Alleged damages of $567,834.69. Discovery is ongoing; no trial date has been set.

•	NCI V. KELLY R. GINN, GREEN-SPAN PROFILES, L.P., GREEN-SPAN MANAGEMENT, LLC — Pending in District Court of Harris County, Houston, Texas. Suit against former Executive Vice President of Operations of NCI Building Systems, Inc. alleging breach of non-competition agreement and misappropriation of confidential information. Counterclaim filed with damages unspecified. Discovery is ongoing. Trial is set for April 5, 2010.

•	PRIDE ENTERPRISES, INC. V. LEWES STEEL SERVICES, STAR BUILDING SYSTEMS AND SCOTT AYARS — Pending in the U.S. District Court for the District of Delaware. Declaratory judgment action alleging breach of contract. Star’s

14

Schedule 4.5
to Amended and Restated Credit Agreement
counterclaim damages are more than $250,000. A motion to dismiss based on the venue selection clause in Star’s contract is pending. No trial date has been set.

•	DBCI V. JB MATHEWS — Pending in the U.S. District Court for the Southern District of Texas. Breach of contract suit to collect $160,000 for materials purchased by JB Mathews. Defendant has alleged receipt of defective roll-up doors as basis for non-payment, and has filed a counterclaim seeking approximately $90,000 in damages. Discovery is in its early stages; trial is scheduled for the week of May 28, 2010.

•	By letter dated January 15, 2009, QBE Agri Insurance notified NCI Group, Inc. of a potential claim with respect to the collapse of a pre-engineered steel building that took place on or about December 27, 2008. The building is located at 3206 A Long Prairie Rd., Valley, Washington. The insured has been identified as Springstone.

•	By letter dated February 6, 2009, AMCO Insurance Company, a Nationwide company, notified All American Building Systems, an unincorporated division of NCI Group, Inc. of a potential claim with respect to the collapse of a roof that took place on January 27, 2009. The building is located a 2027 Rust Avenue, Cape Girardeau, Missouri. The insured has been identified as Rust Investment Properties LLC.

•	Scott, Byron and Barbara House, former owners of Heritage Building Systems and Steelbuilding.com, have alleged certain claims against NCI Building Systems, Inc. and NCI Group, Inc. for payment of additional “hold-back” funds from NCI Building Systems, Inc.’s acquisition of these companies in December 2004 as well as devaluation of restricted stock not issued in December 2008. NCI Building Systems, Inc. and NCI Group, Inc. have defenses to these alleged claims. Settlement discussions are ongoing. At this time no lawsuit has been filed.

•	Dale Earnhardt, Inc. (“DEI”) has raised claims regarding defects in two buildings wherein the air conditioning units on each building are sinking in the roof structure and, according to DEI’s claims, are at risk of falling through the roof. For the first building, DEI’s complaints have been asserted against Metallic Building Company, a division of NCI Group, Inc., VCC Construction, Keystone Builders and Al Kessel as principal of Keystone. For the second building, DEI has made its claims against Mesco Building Systems, a division of NCI Group, Inc., and VCC Construction. With respect to both Metallic and Mesco, DEI has informally asserted that each structure, or at least the roof on each structure, was defectively designed. DEI has made these allegations in an attempt to remediate each structure to avoid litigation. No site inspection has taken place at this time.

15

Schedule 4.5
to Amended and Restated Credit Agreement
Tax Audits
There are twenty-five (25) state sales & use and income/franchise tax audits in progress and three (3) property tax audits in progress. It is possible that a material assessment could result from any one or more of the audits currently in progress. See the list below for the audits currently in progress.
NCI Building Systems, Inc. & Subsidiaries
Schedule of Tax Audits Currently in Progress

		Local		Type of	Audit Period
Count	State	Jurisdiction	Legal Entity	Audit	From	To
1.	AL	AlaTax	A & S Building Systems LP	Sales & Use	1-Jul-05	28-Oct-07
2.	AL	AlaTax	NCI Building Systems LP/DBCI	Sales & Use	1-Nov-06	28-Oct-07
3.	AL	AlaTax	Robertson-Ceco II Corp	Sales & Use	1-Nov-04	30-Jun-07
4.	AL	Hoover	Metal Building Components LP	Sales & Use	1-Jan-06	31-Jan-09
5.	CA	N/A	NCI Building Systems LP	Sales & Use	1-Oct-03	28-Oct-07
6.	CA	N/A	Steelbuilding.Com Inc	Sales & Use	1-Apr-05	28-Oct-07
7.	CT	N/A	Robertson-Ceco II Corp	Sales & Use	1-Nov-05	30-Nov-08
8.	LA	Bossier City	Metal Building Components, L.P.	Sales & Use	1-Jul-06	28-Oct-07
9.	MA	N/A	Robertson-Ceco II Corp	Sales & Use	1-Apr-06	1-Mar-09
10.	NC	N/A	Robertson-Ceco II Corp	Sales & Use	1-Jan-06	31-Dec-08
11.	TN	N/A	NCI Building Systems LP	Sales & Use	1-Dec-03	31-Dec-06

16

Schedule 4.5
to Amended and Restated Credit Agreement

		Local		Type of	Audit Period
Count	State	Jurisdiction	Legal Entity	Audit	From	To
12.	TX	N/A	Metal Building Components LP	Sales & Use	1-Sep-04	28-Oct-07
13.	TX	N/A	NCI Building Systems LP	Sales & Use	1-Jul-04	28-Oct-07
14.	VA	N/A	Robertson-Ceco II Corp	Sales & Use	1-Sep-05	31-Aug-08
15.	WA	N/A	NCI Building Systems LP	Sales & Use	1-Nov-03	28-Oct-07
16.	WA	N/A	Metal Building Components LP	Sales & Use	1-Nov-03	28-Oct-07
17.	WA	N/A	NCI Group LP	Sales & Use	1-Nov-03	28-Oct-07
18.	NC	N/A	NCI Holding Corp	Income / Franchise	31-Oct-04	28-Oct-07
19.	NC	N/A	A & S Building Systems LP	Income / Franchise	31-Oct-04	28-Oct-07
20.	NC	N/A	Robertson-Ceco Corp	Income / Franchise	1-Jan-05	6-Apr-06
21.	NC	N/A	Robertson-Ceco II Corp	Income / Franchise	7-Apr-06	28-Oct-07
22.	SD	N/A	NCI Group, Inc.	Sales & Use	29-Oct-07	1-Nov-09
23.	SD	N/A	Robertson-Ceco II Corp	Sales & Use	1-Jul-06	1-Nov-09
24.	SD	NA	NCI Building Systems LP/DBCI	Sales & Use	1-Jan-06	28-Oct-07
25.	TX	N/A	Robertson-Ceco II Corp	Franchise	30-Oct-06	28-Oct-07
26.	TN	Henderson County	NCI Group, Inc.	Property	1-Jan-06	1-Jan-09

17

Schedule 4.5
to Amended and Restated Credit Agreement

		Local		Type of	Audit Period
Count	State	Jurisdiction	Legal Entity	Audit	From	To
27.	TN	Shelby County	NCI Group, Inc.	Property	Tax Year 2006	Tax Year 2009
28.	CA	Merced County	NCI Group, Inc.	Property	Tax Year 2006	Tax Year 2009
NCI Building Systems, Inc. & Subsidiaries
Schedule of Outstanding Statute of Limitations
Waivers

			Audit Period		Statute
Jurisdiction	Legal Entity	Type of Tax	From	To	Extended To
California	NCI Building Systems LP	Sales & Use	1-Oct-03	28-Oct-07	1/31/2010
California	Steelbuilding.Com Inc	Sales & Use	1-Apr-05	28-Oct-07	1/31/2010
Massachusetts	Robertson-Ceco II Corp	Sales & Use	1-Apr-06	1-Mar-09	12/31/2009
North Carolina	Robertson-Ceco II Corp	Sales & Use	1-Jan-06	31-Dec-08	2/15/2010
North Carolina	Robertson-Ceco Corp	Income/Franchise	1-Jan-05	6-Apr-06	2/28/2010
North Carolina	Robertson-Ceco II Corp	Income/Franchise	7-Apr-06	28-Oct-07	2/28/2010
Tennessee	NCI Building Systems LP	Sales & Use	1-Dec-03	31-Dec-06	10/31/2009
Texas	Metal Building Components LP	Sales & Use	1-Sep-04	28-Oct-07	1/31/2010
Texas	NCI Building Systems LP	Sales & Use	1-Jul-04	28-Oct-07	10/31/2010
Washington	NCI Building Systems LP	Sales & Use	2-Nov-03	28-Oct-07	12/31/2009
Washington	Metal Building Components LP	Sales & Use	2-Nov-03	28-Oct-07	12/31/2009
On July 6, 2009, NCI Building Systems, Inc. filed Internal Revenue Service Form 3115 on behalf of its subsidiary, NCI Group, Inc., to change NCI Group, Inc.’s method of amortization of certain intangible assets.
Employment Matters
1.	EEOC Charges Pending:
Karen Stewart v. Doublecote

Deidre Thompson v. MBCI
2.	EEOC charges with “No Cause” findings but not yet time-barred under right-to-sue:

18

Schedule 4.5
to Amended and Restated Credit Agreement
Louie De La Torre v. NCI Building Systems, Inc.

Jose Infante v. Metal Coaters of California et al.

Jerry Pittman v. MBCI
3.	Alleged WARN violation:
James Layton WARN Act Complaint with the Illinois Department of Labor arising out of the closing of the NCI Building Systems, Inc. facility in Mattoon, Illinois.
4.	Litigation:
Bernabe Lopez v. MBCI — Pending in District Court in Montgomery County, Texas. Claim alleges retaliatory termination related to prior workers’ compensation claim. Alleged damages unspecified. Discovery is ongoing, no trial date has been set. Case has been dormant for more than 5 years.

Marion Alley v. Robertson Building Systems and Robertson Ceco II Corporation — Pending in Ontario Superior Court of Justice, Canada. Claim alleges wrongful discharge matter. Alleged damages of CAD $450,000. Discovery is ongoing; mediation is scheduled for January 2010.

Barry Boyd v. Robertson Building Systems, Limited — Pending in Court of Queen’s Bench of Alberta, Judicial Center of Alberta. Wrongful termination suit. Seeking approximately CAD $150,000 in damages. Discovery is ongoing; no trial date has been set.

Steve Rybchak v. Robertson Building Systems, Limited — Pending in Ontario Superior Court of Justice. Wrongful termination suit. Seeking approximately CAD $100,000 in damages. Discovery is ongoing; no trial date has been set. Mediation is anticipated.

Jacqulyn Rena Cain, on behalf of herself and all others similarly situated v. Metal Coater of California, Inc., NCI Building Systems, L.P., Metal Building Components, L.P. et. al. — case is now settled.

Jose Infante, on behalf of himself and all others similarly situated v. Metal Coater of California, Inc., NCI Group, Inc., et al. — case is now settled.
5.	OSHA Matters:

19

Schedule 4.5
to Amended and Restated Credit Agreement
On 07/22/2008, a notice of citation and penalty from Cal-OSHA was sent to Star Building Systems (incorrectly identified as a dba for NCI Building Systems, Inc.) with respect to its plant in Lockeford, California.

20

Schedule 4.6 to Amended and Restated Credit Agreement
Mortgaged Properties
1.	660 South 91st Avenue, Tolleson, AZ

2.	550 Industry Way, Atwater, CA

3.	12101 East Brandt Road, Lockeford, CA

4.	9123 Center Street, Rancho Cucamonga, CA

5.	1601 Rogers Road, Adel, GA

6.	2280 Monier Avenue, Lithia Springs, GA

7.	1150 Marietta Industrial Drive NE, Marietta, GA

8.	1780 McCall Drive, Shelbyville, IN

9.	101 West South Street, Monticello, IA

10.	305 North Iris Road, Mt. Pleasant, IA

11.	2400 Highway 45 North, 248 Chubby Drive & 3539 Bluecutt Road, Columbus, MS

12.	300 Highway 51 North, Hernando, MS

13.	201 Apache Drive & 951 Prisock Road, Jackson, MS

14.	6168 State Route 233, Rome, NY

15.	100 Red Iron Road, Rocky Mount, NC

16.	422 Kirby Drive, Lexington, TN

17.	1836 Dock Street, Memphis, TN

18.	10943 North Sam Houston Parkway West, Houston, TX

19.	14031 West Hardy, Houston, TX

20.	501 North Greenwood Street, Houston, TX

21.	7301 Fairview, Houston, TX

21

Schedule 4.6 to Amended and Restated Credit Agreement
22.	5244 Bear Creek Court, Irving, TX

23.	5711 East FM-40, Lubbock, TX

24.	1155 West 2300 North, Salt Lake City, UT

25.	1703 Ruffin Mill Road, Colonial Heights, VA

26.	2714 South Garfield Road, Airway Heights, WA

22

Schedule 4.7 to Amended and Restated Credit Agreement
Intellectual Property Claims
The following Liens exist on Borrowers’ Intellectual Property assets:

		Registration	Registration
Mark	Registrant	No.	Date	Lien Holder
M MESCO	NCI Group, Inc.	1055914	01/11/77	MBank Dallas, N.A. (via security agreement dated October 23, 1987 between Anderson Industries, Inc. and MBank Dallas, N.A.)

M MESCO	NCI Group, Inc.	1069517	07/12/77	MBank Dallas, N.A. (via security agreement dated October 23, 1987 between Anderson Industries, Inc. and MBank Dallas, N.A.)

CECO	Robertson-Ceco II Corporation	0523359	04/04/50	Citicorp Industrial Credit, Inc. as agent (via security agreement dated 12/9/86 between The Ceco Corporation and Citicorp Industrial Credit, Inc. as agent)

CECOLOK	Robertson-Ceco II Corporation	1337543	05/28/85	Citicorp Industrial Credit, Inc. as agent (via security agreement dated 12/9/86 between The Ceco Corporation and Citicorp Industrial Credit, Inc. as agent)
[Redacted]*
* Indicates redacted and filed separately with the Securities and Exchange Commission.

23

Schedule 4.14 to Amended and Restated Credit Agreement
Subsidiaries

Subsidiary	Ownership Interest	Jurisdiction
NCI Group, Inc.	NCI Building Systems, Inc. (100%)	Nevada

Robertson-Ceco II Corporation	NCI Building Systems, Inc. (100%)	Delaware

Building Systems de Mexico S.A. de C.V.	NCI Building Systems, Inc. (99.99999998%)	Nuevo Leon, Mexico

NCI Group, Inc. (0.00000002%)

Steelbuilding.com, Inc.	NCI Group, Inc. (100%)	Delaware

Robertson Building Systems, Limited	Robertson-Ceco II Corporation (100%)	Ontario, Canada

24

Schedule 4.15 to Amended and Restated Credit Agreement
Environmental Matters
(i)
None.
(ii)
•	Robertson-Ceco II Corporation, Rocky Mount, North Carolina:
i.	The parking lot area of the facility was reportedly used as a historical hazardous waste site.

ii.	In 2008, the Company voluntarily remediated impacted soil containing elevated metal/chromium concentrations in the embankment area of the facility.
•	Robertson-Ceco II Corporation, Columbus, Mississippi — The rear of this facility was reportedly used as a historical hazardous waste site.

•	Mesco, Southlake, Texas — The Company conducted soil remediation under the State’s Voluntary Clean-Up (“VCP”) Program.

•	Metal Prep, Houston, Texas — VCP Site Investigation and Remediation (certificate of closure received) — 11/10/06.
(iii)
•	Metal Coaters, Rancho Cucamonga, California — South Coast Air Quality Management District (“SCAQMD”) December 29, 2008 Notice of Violation (“NOV”)/Notice to Comply.

•	MBCI Hardy Water Well NOV — 11/29/07.

•	MCC Inland Empire Utilities Agency NOV — 1/25/2005.

•	MCC Inland Empire Utilities Agency NOV — 6/22/2004.

•	MCC Inland Empire Utilities Agency NOV — 5/17/2005.

•	MCC Inland Empire Utilities Agency NOV — 1/24/2006.

•	MCC Inland Empire Utilities Agency NOV — 7/23/2008.

•	MCC SCAQMD Notice to Comply — 4/19/2006.

25

Schedule 4.15 to Amended and Restated Credit Agreement
•	MCC SCAQMD Notice to Comply — 6/3/2005.

•	MCC SCAQMD Notice to Comply — 9/21/2004.

•	MCC SCAQMD Notice to Comply — 3/10/2009.

•	Metal Coaters, Jackson, MS — on 08/10/2009 MCM received a NOV from the MDEQ that it did not submit its Waste Water Permit Renewal Application in a timely manner.

•	RCC, Rocky Mount, North Carolina — on 08/25/2009 this facility received a NOV for submitting Quarterly Air Permit Report untimely.

•	RCC, Lockeford, CA — San Joaquin Environmental Health Department conducted a site inspection of this facility on 08/11/ 2009 and issued a NOV/Notice to Comply.
(iv)
•	Metal Coaters, Marietta, Georgia — Company was identified as a Potentially Responsible Party (“PRP”) at the M&J Solvents site.

•	Robertson-Ceco II Corporation, Rocky Mount, North Carolina — Company was identified as a PRP at the Philip Services Superfund Site.

•	NCI Building Systems, Inc. (as purported successor to H.H. Robertson) was identified as a PRP at the Frontier Chemical waste disposal site in Niagara Falls, NY.
(v)
•	Metal Coaters, Rancho Cucamonga, California — California Department of Toxic Substances Control December 2005 Corrective Action Consent Agreement.

•	MCM DOT Hazardous Waste Final Order — 9/2/2006.

•	MCC EPA RCRA Consent Agreement — 6/30/2005.

•	NCI Lexington Operating Permit NOV and Civil Order — 7/17/2006.

26

Schedule 4.18 to Amended and Restated Credit Agreement
Insurance
     *Indicates redacted and filed separately with the Securities and Exchange Commission.

COMPANY/POLICY			AMOUNT OF
NUMBER	TERM	DESCRIPTION OF COVERAGE	INSURANCE/LIMIT

[Redacted]*
[Redacted]*	[Redacted]*	General Aggregate	[Redacted]*
[Redacted]*		Products-Completed Operations	[Redacted]*
		Each Occurrence	[Redacted]*
		Personal and Advertising Injury	[Redacted]*
		Damage to Premises Rented to You	[Redacted]*
		Medical Expense	[Redacted]*
Employee Benefits Liability
		Each Employee	[Redacted]*
		Aggregate	[Redacted]*

		Self-Insured Retention:	[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Liability	[Redacted]*
[Redacted]*		Personal Injury Protection	[Redacted]*
		Uninsured/Underinsured Motorists	[Redacted]*
		Hired Car Physical Damage	[Redacted]*
		Comprehensive	[Redacted]*
		Collision	[Redacted]*

NEW YORK SPECIFIC
		Personal Injury Protection	[Redacted]*
		Aggregate No-Fault Benefits Available	[Redacted]*
		Death Benefit	[Redacted]*
		Other Necessary Expenses Per Day	[Redacted]*
		Statutory Uninsured Motorists	[Redacted]*

Deductibles:
		Liability, PIP & UM, Each Accident	[Redacted]*
		Comprehensive/Collision — PP & LT	[Redacted]*
		Comprehensive/Collision — All Other autos	[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Employers Liability
[Redacted]*		Bodily Injury by Accident, Each Accident	[Redacted]*
		Bodily Injury by Disease, Policy Limit	[Redacted]*
		Bodily Injury by Disease, Each Employee	[Redacted]*

		Deductible	[Redacted]*
[Redacted]*	[Redacted]*	Employers Liability
[Redacted]*		Bodily Injury by Accident, Each Accident	[Redacted]*
		Bodily Injury by Disease, Policy Limit	[Redacted]*
		Bodily Injury by Disease, Each Employee	[Redacted]*

[Redacted]*	[Redacted]*	Employers Liability
[Redacted]*		Bodily Injury by Accident, Each Accident	[Redacted]*
		Bodily Injury by Disease, Policy Limit	[Redacted]*
		Bodily Injury by Disease, Each Employee	[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Each Occurrence	[Redacted]*
[Redacted]*		General Aggregate	[Redacted]*
		Products/Completed Operations Aggregate	[Redacted]*
		Crisis Response Sublimit of Insurance	[Redacted]*
		Excess Casualty Crisis Fund Limit of Insurance	[Redacted]*

		Self Insured Retention:	[Redacted]*
[Redacted]*	[Redacted]*	Per Occurrence	[Redacted]*
[Redacted]*		General Aggregate Where Applicable	[Redacted]*
[Redacted]*

[Redacted]*	[Redacted]*	Per Occurrence	[Redacted]*
[Redacted]*		Aggregate	[Redacted]*
[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	No more in any one occurrence than the proportionate share for the total of all coverage(s) combined regardless of the number of premises involved	[Redacted]*

[Redacted]*
[Redacted]*
		High Hazard Earth Movement Zones Excluding California	[Redacted]*
		Earth Movement California	[Redacted]*
		Flood: Annual Occurrence/Aggregate — Not to exceed the following per occurrence/aggregate that are part of and not in additional to the general aggregate limit	[Redacted]*
		High Hazard Flood Zones	[Redacted]*
		Accounts Receivable	[Redacted]*
		Boiler and Machinery	[Redacted]*
		Ammonia Damage	[Redacted]*
		Expediting Expense	[Redacted]*
		Substance Declared Hazardous	[Redacted]*
		Spoilage	[Redacted]*
		Water Damage	[Redacted]*
		Brands, Labels and Trademarks	[Redacted]*
		Business Interruption	[Redacted]*
		Coinsurance Deficiency	[Redacted]*
		Contingent Business Interruption	[Redacted]*
		Contingent Business Interruption — Severstal North America, Inc	[Redacted]*
		Debris Removal	[Redacted]*
		Decontamination Costs Occurrence/Aggregate	[Redacted]*
		Deferred Payments	[Redacted]*
		Demolition/Increased Cost of Construction (Building Laws)	[Redacted]*
		Devaluation	[Redacted]*
		Difference in Construction/Difference in Limits	[Redacted]*
		Errors and Omissions	[Redacted]*
		Exhibitions	[Redacted]*
		Expediting Expense	[Redacted]*
		Extra Expense	[Redacted]*
		Fine Arts	[Redacted]*
		Fire Department Service Charge	[Redacted]*
		Foreign Tax Discrepancy	[Redacted]*
		Ingress/egress	[Redacted]*
		Insured’s Liability (Property in care, custody and control)	[Redacted]*
		Interruption by Civil or Military Authority	[Redacted]*
		Leasehold Interest (excess rent)	[Redacted]*
		Newly Acquired Locations	[Redacted]*
		Off Premises Service Interruption	[Redacted]*
		Pollution and Hazardous Material Cleanup Occurrence/Aggregate	[Redacted]*
		Professional Fees	[Redacted]*
		Protection of Property	[Redacted]*
		Radioactive Contamination	[Redacted]*
		Rental Value	[Redacted]*
		Research and Development	[Redacted]*
		Royalties	[Redacted]*
		Soft Costs and delay in start up	[Redacted]*
		Tax treatment of certain profits	[Redacted]*
		Tenants and neighbors liability (code)	[Redacted]*
		Transit	[Redacted]*
		Unnamed/Unreported Locations	[Redacted]*
		Valuable Papers and Records	[Redacted]*

[Redacted]*		Deductibles:
		Combined all coverages except as indicated below:	[Redacted]*
		Earth Movement	[Redacted]*
[Redacted]*
[Redacted]*
		Flood	[Redacted]*
[Redacted]*
[Redacted]*
		Named Storm	[Redacted]*
[Redacted]*
[Redacted]*
		Waiting Period	[Redacted]*
[Redacted]*
[Redacted]*
		Transit	[Redacted]*

[Redacted]*	[Redacted]*
[Redacted]*
[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Per Occurrence	[Redacted]*

[Redacted]*	[Redacted]*	Per Occurrence	[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Combined Single Limit, including passengers	[Redacted]*
		Aircraft Physical Damage — 1980 Sabreliner 65 N25VC	[Redacted]*
		Aircraft Physical Damage — 1981 Sabreliner 65 N75VC	[Redacted]*
		War Risk	[Redacted]*
Corporate Aviation Extended Coverage Amendment
		Medical Payments	[Redacted]*
		Personal Injury	[Redacted]*
		Voluntary settlement including crew — each passenger	[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Commercial General Liability — Master Control Program Aggregate	[Redacted]*
		General Aggregate	[Redacted]*
		Products-Completed Operations	[Redacted]*
		Personal and Advertising Injury	[Redacted]*
		Each Occurrence	[Redacted]*
		Damage to Premises Rented to You	[Redacted]*
		Medical Expense	[Redacted]*
		Hired and Non-Owned Autos Liability each accident	[Redacted]*
		Hired and Non-Owned Autos -Medical Expense each accident	[Redacted]*
Workers’ Compensation/Employers Liability
		Workers’ Compensation	[Redacted]*
Employers Liability
		Bodily Injury by Accident, Each Accident	[Redacted]*
		Bodily Injury by Disease, Policy Limit	[Redacted]*
		Bodily Injury by Disease, Each Employee	[Redacted]*
		Repatriation	[Redacted]*
Foreign Travel Accident and Sickness — North American Employees (US & Canada based)
Coverage A, B — Accidental Death and Dismemberment — 24 Hour Protection
		Principal Sum, each Insured person or five times the insured person’s annual salary whichever is the lower	[Redacted]*
		Aggregate Limit any one accident for all insured persons	[Redacted]*
Coverage C — Accident and Sickness Medical Expenses
		Covered medical expense, each Insured person	[Redacted]*
		Covered medical expense, maximum each Injury or Sickness	[Redacted]*
Coverage D — Emergency Medical Evacuation
		Covered Expenses, each Insured person	[Redacted]*
		Maximum, each Serious injury or sickness	[Redacted]*
Coverage E — Emergency Family Travel
		Maximum, each Emergency medical evacuation	[Redacted]*
Coverage F — Repatriation of Remains
		Covered Expense, each Insured Person	[Redacted]*
		Maximum for all Insured person(s) any one Accident or Sickness	[Redacted]*
Includes Mexico local policy

[Redacted]*		Deductible:
Coverage C — Accident and Sickness Medical Expenses
[Redacted]*	[Redacted]*
		Kidnap and Ransom Each insured event/aggregate	[Redacted]*
Each Loss Component Limit
		Ransom Monies	[Redacted]*
		In-Transit Delivery	[Redacted]*
		Expenses	[Redacted]*
		Consultants/Expenses	[Redacted]*
		Judgments, Settlements, and Defense Cost	[Redacted]*
		Death or Dismemberment	[Redacted]*
`
[Redacted]*
[Redacted]*
[Redacted]*	[Redacted]*	Each Loss, Remediation Expense or Legal Defense Expense	[Redacted]*
[Redacted]*		Total for all Loss, Remediation Expense, Legal Defense Expense	[Redacted]*
Self Insured Retention:
		Each Loss, Remediation Expense or Legal Defense Expense	[Redacted]*
[Redacted]*
[Redacted]*		Each Pollution Incident Limit	[Redacted]*
[Redacted]*		Aggregate Limit	[Redacted]*
		Deductible	[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Vessel Conveyance	[Redacted]*
		Air Conveyance	[Redacted]*
		Land Conveyance	[Redacted]*
Deductible:
		Each claim, single loss occurrence	[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*		Aggregate Limit	[Redacted]*
		Self-Insured Retention	[Redacted]*

[Redacted]*		Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Employee Theft	[Redacted]*
[Redacted]*		Forgery or Alteration	[Redacted]*
		Inside Premises — Theft of Money & Securities	[Redacted]*
		Inside Premises — Robbery, Safe Burglary — Other Property	[Redacted]*
		Outside the Premises	[Redacted]*
		Computer Fraud	[Redacted]*
		Money Orders and Counterfeit Paper Currency	[Redacted]*
		Funds Transfer Fraud	[Redacted]*
Deductibles:
		Employee Theft	[Redacted]*
		Forgery or Alteration	[Redacted]*
		Inside Premises — Theft of Money & Securities	[Redacted]*
		Inside Premises — Robbery, Safe Burglary — Other Property	[Redacted]*
		Outside the Premises	[Redacted]*
		Computer Fraud	[Redacted]*
		Money Orders and Counterfeit Paper Currency	[Redacted]*
		Funds Transfer Fraud	[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*		Each Claim for all other loss, including Defense Costs
		Self Insured Retention	[Redacted]*
		Employer’s Security Claims — Self Insured Retention	[Redacted]*

[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*
[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Aggregate Limit of Liability for the Policy Year	[Redacted]*
[Redacted]*		Retention:
		Insuring Agreement B and/or C: Each Claim other than a Securities Claim or Employment Practices Claim	[Redacted]*
		Insuring Agreement B and/or C: Each Employment Practices Claim	[Redacted]*
		Insuring Agreement B and/or C: Each Securities Claim	[Redacted]*

[Redacted]*	[Redacted]*	Limit of Liability Each Loss	[Redacted]*
[Redacted]*		Aggregate Limit of Liability	[Redacted]*

[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*

[Redacted]*	[Redacted]*	Aggregate Limit of Liability	[Redacted]*
[Redacted]*

[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*		Aggregate	[Redacted]*

[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*

[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*

[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*

[Redacted]*
[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*

TRADE CREDIT
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*

SPECIAL CRIME
[Redacted]*	[Redacted]*	Limit of Liability	[Redacted]*
This schedule should be used for reference purposes only. Please consult the actual policies for full terms, conditions and exclusions.
* Indicates redacted and filed separately with the Securities and Exchange Commission.

27

Schedule 5.1(i)
to Amended and Restated Credit Agreement
Title Policies

Address
1. 660 South 91st Avenue, Tolleson, AZ	$[Redacted]*
2. 550 Industry Way, Atwater, CA	$[Redacted]*
3. 12101 East Brandt Road, Lockeford, CA	$[Redacted]*
4. 9123 Center Street, Rancho Cucamonga, CA	$[Redacted]*
5. 1601 Rogers Road, Adel, GA	$[Redacted]*
6. 2280 Monier Avenue, Lithia Springs, GA	$[Redacted]*
7. 1150 Marietta Industrial Drive NE, Marietta, GA	$[Redacted]*
8. 1780 McCall Drive, Shelbyville, IN	$[Redacted]*
9. 101 West South Street, Monticello, IA	$[Redacted]*
10. 305 North Iris Road, Mt. Pleasant, IA	$[Redacted]*
11. 2400 Highway 45 North, 248 Chubby Drive & 3539 Bluecutt Road, Columbus, MS	$[Redacted]*
12. 300 Highway 51 North, Hernando, MS	$[Redacted]*
13. 201 Apache Drive, Jackson, MS	$[Redacted]*
14. 951 Prisock Road, Jackson, MS	$[Redacted]*
15. 6168 State Route 233, Rome, NY	$[Redacted]*
16. 100 Red Iron Road, Rocky Mount, NC	$[Redacted]*
17. 422 Kirby Drive, Lexington, TN	$[Redacted]*
18. 1836 Dock Street, Memphis, TN	$[Redacted]*
19. 10943 North Sam Houston Parkway West, Houston, TX	$[Redacted]*

* indicates redacted and filed separately with the Securities and Exchange Commission.

34

Schedule 5.1(i)
to Amended and Restated Credit Agreement

Address
20. 14031 West Hardy, Houston, TX	$[Redacted]*
21. 501 North Greenwood Street, Houston, TX	$[Redacted]*
22. 7301 Fairview, Houston, TX	$[Redacted]*
23. 5244 Bear Creek Court, Irving, TX	$[Redacted]*
24. 5711 East FM-40, Lubbock, TX	$[Redacted]*
25. 1155 West 2300 North, Salt Lake City, UT	$[Redacted]*
26. 1703 Ruffin Mill Road, Colonial Heights, VA	$[Redacted]*
27. 2714 South Garfield Road, Airway Heights, WA	$[Redacted]*

* indicates redacted and filed separately with the Securities and Exchange Commission.

35

Schedule 7.2(i)
to Amended and Restated Credit Agreement
Existing Indebtedness
Outstanding Letters of Credit (All Cash Collateralized at Approximately $12.4 Million), consisting of the following:

Letter of Credit	Expiry
Number	Date	Beneficiary	Amount
SM210246	9/29/2010	St. Paul Fire & Marine Insurance Company	$[Redacted]*
SM211112	12/1/2009	Zurich American Insurance Company	$[Redacted]*
SM219776	12/31/2009	Zurich American Insurance Company	$[Redacted]*
SM219780	4/27/2010	National Union Fire Insurance Company	$[Redacted]*
SM220984	1/12/2010	Bank of New York Mellon Trust Co. NA, formerly JP Morgan Trust	$[Redacted]*

*	indicates redacted and filed separately with the Securities and Exchange Commission.
Intercompany Debt From Robertson Building Systems Ltd. (Canada) to Robertson-Ceco II Corporation (Approximately $850,000 U.S.)
Intercompany Debt From Building Systems de Mexico (Mexico) to NCI Group, Inc. (Approximately $4.7 Million U.S.)
Secured Interest Rate Swap Agreement entered into with Wachovia Bank, N.A. in a notional amount equal to $65,000,000
Purchase of Equipment for IPS Plant II currently postponed, cancelable at will (Approximately €2.76 Million Outstanding)
Finance Insurance Premiums (Approximately $736,000 Remaining)
Carter County, Tennessee Industrial Revenue Bond (Approximately $420,000 Remaining)
Ordinary course of business, performance, bid, appeal, surety, supply, judgment, replevin or similar bonds, and similar obligations (Approximate Average Amount of $6 Million), consisting of the following:

Bond
Number	Principal	Obligee	Description	Bond Amount	Effective	Expiration
CNA INSURANCE GROUP
15812186	MATTHEW D. THIEM	SECRETARY OF STATE OF TEXAS	Notary Bond for Matthew D. Thiem	$10,000.00	3/2/2006	3/2/2010
15823272	CANDACE LYNN COOK	SECRETARY OF STATE OF TEXAS	Notary Public Bond	$10,000.00	5/8/2006	5/8/2010
15820482	RHONDA MURPHY	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Rhonda Murphy	$10,000.00	7/19/2006	7/19/2010
22244845N	GAIL LOUISE RIDDLE	FLORIDA DEPARTMENT OF STATE	Notary Public Bond for Gail Louise Riddle	$7,500.00	9/14/2006	9/13/2010

36

Schedule 7.2(i)
to Amended and Restated Credit Agreement

Bond
Number	Principal	Obligee	Description	Bond Amount	Effective	Expiration
15833336	JAMIE S. JURGENSMIER	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Jamie S. Jurgensmier	$10,000.00	1/31/2007	1/31/2011
15844547	REBECCA L. PAUL	SECRETARY OF STATE OF TEXAS	Texas Notary for Rebecca L. Paul	$10,000.00	3/18/2007	3/18/2011
15874050	WENDI L. HENSON	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Wendi L. Henson	$10,000.00	9/28/2007	9/28/2011
15878436	MARIANNE J. MCNEILL	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Marianne J. McNeill	$10,000.00	11/24/2007	11/24/2011
15884757	KASI WILBURN	SECRETARY OF STATE OF TEXAS	Texas Notary Public Bond for Kasi Leigh Wilburn	$10,000.00	1/4/2008	1/4/2012
15899260	DONNA P. WALKER	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Donna P. Walker	$10,000.00	4/4/2008	4/4/2012
15899261	CHERYL E. RODRIGUEZ	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Cheryl E. Rodriguez	$10,000.00	4/11/2008	4/11/2012
15902820	MINNIE ALMAZAN	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Minnie Almazan	$10,000.00	4/24/2008	4/24/2012
15902826	ANDREW EUGENE COSTA	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Andrew Eugene Costa, Attorney	$10,000.00	5/7/2008	5/7/2012
15902827	BRADLEY W. GRAHAM	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Bradley W. Graham, Attorney	$10,000.00	5/7/2008	5/7/2012
15902825	TODD R. MOORE	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Todd R. Moore, Executive VP & General Counsel	$10,000.00	6/15/2008	6/15/2012
15913123	SHIRLEY M. ABBOTT	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Shirley M. Abbott	$10,000.00	7/29/2008	7/29/2012
15913124	YVETTE LASHUN WILSON	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Yvette Lashun Wilson	$10,000.00	7/29/2008	7/29/2012
15913131	JEANETTE Y. WHITE	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Jeanette Y. Ellis	$10,000.00	8/6/2008	8/6/2012
15916848	ROBIN JOHNSON	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Robin Johnson	$10,000.00	9/17/2008	9/17/2012
15929120	PATSY R. ABBOTT	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Patsy R. Abbott -(Mesco)	$10,000.00	12/13/2008	12/13/2012
15936047	DIANNA M. LEHMAN	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Dianna M. Lehman, San Antonio	$10,000.00	1/26/2009	1/26/2013
15936055	KATHY L. PITCOCK	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Kathy L. Pitcock, HR Generalist	$10,000.00	3/2/2009	3/2/2013
15951469	TIFFANY S. ANDERSON	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Tiffany S. Anderson	$10,000.00	5/21/2009	5/21/2013
15951468	SUSAN KING-VELEZ	SECRETARY OF STATE OF TEXAS	Notary Public Bond for Susan King-Velez	$10,000.00	6/15/2009	6/15/2013
CNA INSURANCE GROUP Subtotal Amount:				$237,500.00
SAFECO INSURANCE COMPANIES

37

Schedule 7.2(i)
to Amended and Restated Credit Agreement

Bond
Number	Principal	Obligee	Description	Bond Amount		Effective	Expiration
6601916	STAR BUILDING SYSTEMS A DIVISION OF ROBERTSON CECO II CORP., AND NCI COMPANY	[Redacted]*	[Redacted]*	$	[Redacted]*	2/12/2009	2/12/2010
6628989	ROBERTSON-CECO II CORPORATION	STATE OF ARIZONA	Contractors License Bond		$5,000.00	6/18/2009	6/18/2010
6628990	CECO BUILDING SYSTEMS AN UNINCORPORATED DIVISION OF ROBERTSON-CECO II CORPORATION	[Redacted]*	[Redacted]*	$	[Redacted]*	6/18/2009	6/18/2010
6207047	ROBERTSON-CECO CORPORATION	[Redacted]*	[Redacted]*	$	[Redacted]*	7/1/2009	7/1/2010
6629001	ROBERTSON-CECO II CORPORATION	STATE OF ARKANSAS	Contractor’s Bond		$10,000.00	7/29/2009	7/29/2010
6510708	METALLIC BUILDING COMPANY, A DIVISION OF NCI GROUP, INC.	[Redacted]*	[Redacted]*	$	[Redacted]*	8/1/2009	8/1/2010
6629004	METALLIC BUILDING COMPANY	[Redacted]*	[Redacted]*	$	[Redacted]*	8/5/2009	8/5/2010
6629006	ROBERTSON-CECO II CORPORATION DBA CECO BUILDING SYSTEMS	[Redacted]*	[Redacted]*	$	[Redacted]*	8/12/2009	8/12/2010
6629013	ROBERTSON-CECO II CORP.DBA CECO BUILDING SYSTEMS	[Redacted]*	[Redacted]*	$	[Redacted]*	8/20/2009	8/20/2010
6629014	ROBERTSON-CECO II CORP. DBA CECO BUILDING SYSTEMS	[Redacted]*	[Redacted]*	$	[Redacted]*	8/20/2009	8/20/2010
6629015	ROBERTSON-CECO II CORPORATION	[Redacted]*	[Redacted]*	$	[Redacted]*	8/25/2009	8/25/2010
6665717	NCI BUILDING SYSTEMS, INC.	[Redacted]*	[Redacted]*	$	[Redacted]*	9/9/2009	9/9/2010
6665718	NCI BUILDING SYSTEMS, INC.	[Redacted]*	[Redacted]*	$	[Redacted]*	9/9/2009	9/9/2010

* indicates redacted and filed separately with the Securities and Exchange Commission.

38

Schedule 7.2(i)
to Amended and Restated Credit Agreement

Bond
Number	Principal	Obligee	Description	Bond Amount		Effective	Expiration
6665719	AMERICAN BUILDING COMPONENTS (ABC)	COMMONWEALTH OF KENTUCKY, DIVISION OF MOTOR CARRIERS	Highway Use Bond		$1,000.00	9/9/2009	9/9/2010
6665720	NCI GROUP, INC.	[Redacted]*	[Redacted]*	$	[Redacted]*	9/9/2009	9/9/2010
6665721	METAL COATERS OF GEORGIA	[Redacted]*	[Redacted]*	$	[Redacted]*	9/9/2009	9/9/2010
6629016	NCI BUILDING SYSTEMS, LP DBA DBCI	[Redacted]*	[Redacted]*	$	[Redacted]*	9/10/2009	9/10/2010
6629017	NCI BUILDING SYSTEMS, LP	COMMONWEALTH OF KENTUCKY	Highway Use Bond		$1,000.00	9/12/2009	9/12/2010
6665723	ROBERTSON-CECO II CORP. DBA CECO BUILDING SYSTEMS	[Redacted]*	[Redacted]*	$	[Redacted]*	9/14/2009	9/14/2010
6601833	NCI GROUP, INC. DBA METAL BUILDING COMPONENTS	STATE OF FLORIDA DEPARTMENT OF BUSINESS AND PROFESSIONAL REGULATION	Financial Responsible Bond		$100,000.00	9/23/2009	9/23/2010
6629018	BARRY JOE DEESE	STATE OF CALIFORNIA.	Bond of Qualifying Individual		$12,500.00	9/30/2009	9/30/2010
6629019	NCI BUILDING SYSTEMS, LP DBA DBCI	STATE OF CALIFORNIA.	Contractor’s Bond		$12,500.00	9/30/2009	9/30/2010
6601872	NCI GROUP, INC.	[Redacted]*	[Redacted]*	$	[Redacted]*	12/16/2009	12/16/2010
6170198	ROBERTSON CECO II CORPORATION	[Redacted]*	[Redacted]*	$	[Redacted]*	1/1/2010	12/31/2010
6510723	CAROL P. BELLINGER	STATE OF WASHINGTON	Notary Public Bond for Carol P. Bellinger at Garco Building Systems		$10,000.00	10/25/2008	10/25/2012
6601897	HEATHER R. BAKER	MISSISSIPPI SECRETARY OF STATE'S OFFICE	Notary Public Bond for Heather R. Baker, Hernando, MS		$5,000.00	2/10/2009	2/10/2013
6628999	DORINDA WOODWARD	STATE OF TENNESSEE	Notary Public Bond for Dorinda K. Woodward		$10,000.00	7/22/2009	7/22/2013
6665713	MARTHA L. GILLIAM	STATE OF TENNESSEE, ANDERSON COUNTY	“Tennessee Notary Bond for Martha L. Gilliam
(A&S Building Systems)”	$10,000.00	8/21/2009	8/21/2013
6665729	SUSAN GIBSON	STATE OF TENNESSEE, CAMPBELL COUNTY	Notary Public at Large Bond for Susan Gibson at A&S Building Systems		$10,000.00	9/6/2009	9/6/2013

* indicates redacted and filed separately with the Securities and Exchange Commission.

39

Schedule 7.2(i)
to Amended and Restated Credit Agreement

Bond
Number	Principal	Obligee	Description	Bond Amount		Effective	Expiration
6510520	METAL BUILDING COMPONENTS, INC.	[Redacted]*	[Redacted]*	$	[Redacted]*	10/4/2007	10/4/2014
SAFECO INSURANCE COMPANIES Subtotal Amount:							$5,455,356.28
TRAVELERS PROPERTY CASUALTY GROUP
104417585	AMERICAN BUILDING COMPONENTS (ABC)	COMMONWEALTH OF KENTUCKY	Kentucky Highway Use Bond		$1,000.00	3/10/2009	3/10/2010
103013175	A & S BUILDING SYSTEMS, INC.	[Redacted]*	[Redacted]*	$	[Redacted]*	5/1/2009	5/1/2010
103218552	METAL COASTERS OF GEORGIA	[Redacted]*	[Redacted]*	$	[Redacted]*	7/30/2009	7/30/2010
104632805	NCI BUILDING SYSTEMS, L.P.	[Redacted]*	[Redacted]*	$	[Redacted]*	11/17/2009	11/17/2010
101077424	NCI BUILDING SYSTEMS, INC	[Redacted]*	[Redacted]*	$	[Redacted]*	12/1/2009	12/1/2010
104841990	TAMERA L. ELLIOTT	STATE OF INDIANA	Notary Bond for Tamera L. Elliott		$5,000.00	8/16/2007	8/16/2015
TRAVELERS PROPERTY CASUALTY GROUP Subtotal Amount:					$210,000.00

			TOTAL BONDS		$5,902,856.28

* indicates redacted and filed separately with the Securities and Exchange Commission.

40

Schedule 7.6(j)
to Amended and Restated Credit Agreement
Dispositions
Owned Real Property that may be sold or leased/subleased:
[Redacted]*
Equipment and Personal Property that may be sold or leased:
[Redacted]*
Borrowers, Guarantors and their respective Subsidiaries may sell, dispose of, lease or otherwise transfer to any Person (including any Borrower, Guarantor or any of their respective Subsidiaries), equipment (including manufacturing equipment and miscellaneous personal property) currently located at the following facilities:
     [Redacted]*

*	indicates redacted and filed separately with the Securities and Exchange Commission.

41

EXHIBIT A TO
AMENDED AND RESTATED CREDIT AGREEMENT
FORM OF TERM LOAN NOTE

$	New York, New York
[ ___], 2009
          FOR VALUE RECEIVED, the undersigned, NCI BUILDING SYSTEMS, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to                      (the “Lender”) and its successors and assigns, at the office of Wachovia Bank, National Association, located at [     ], in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a)                                          DOLLARS ($                    ) and (b) the aggregate unpaid principal amount of the Term Loan held by the Lender to the undersigned pursuant to Section 2.1(a) of the Amended and Restated Credit Agreement referred to below, which sum shall be payable in accordance with Section 2.3 of the Amended and Restated Credit Agreement.
          The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in Section 3.1 of the Amended and Restated Credit Agreement until such principal amount is paid in full (both before and after judgment).
          This Term Loan Note is one of the Term Loan Notes referred to in the Amended and Restated Credit Agreement, dated as of October [     ], 2009 (as amended, supplemented, waived or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among the Borrower, the several banks and other financial institutions from time to time parties thereto (including the Lender) (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent for the Lenders, and WELLS FARGO SECURITIES, LLC, as lead arranger and bookrunner, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Term Loan Note is subject to the terms and conditions of the Amended and Restated Credit Agreement and in the event of any conflict or inconsistency between this Term Loan Note and the Amended and Restated Credit Agreement, the terms and conditions of the Amended and Restated Credit Agreement shall govern and control. Terms used herein which are defined in the Amended and Restated Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.
          Upon the occurrence of any one or more of the Events of Default specified in the Amended and Restated Credit Agreement, all amounts then remaining unpaid on this Term Loan Note shall become, or may be declared to be, immediately due and payable, all as provided therein.
          All parties now and hereafter liable with respect to this Term Loan Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Term Loan Note.
          THIS TERM NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

NCI BUILDING SYSTEMS, INC.
By:
Name:
Title:

EXHIBIT B TO
AMENDED AND RESTATED CREDIT AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT
made by
NCI BUILDING SYSTEMS, INC.
and certain of its Subsidiaries,
in favor of
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent and as Collateral Agent
Dated as of October 20, 2009

Page
7.4 Authority of Collateral Agent	38
7.5 Right of Inspection	38

SECTION 8 NON-LENDER SECURED PARTIES	39
8.1 Rights to Collateral	39
8.2 Appointment of Agent	40
8.3 Waiver of Claims	40

SECTION 9 MISCELLANEOUS	40
9.1 Amendments in Writing	40
9.2 Notices	41
9.3 No Waiver by Course of Conduct; Cumulative Remedies	41
9.4 Enforcement Expenses; Indemnification	41
9.5 Successors and Assigns	42
9.6 Set-Off	42
9.7 Counterparts	42
9.8 Severability	42
9.9 Section Headings	43
9.10 Integration	43
9.11 GOVERNING LAW	43
9.12 Submission to Jurisdiction; Waivers	43
9.13 Acknowledgments	44
9.14 WAIVER OF JURY TRIAL	44
9.15 Additional Grantors	44
9.16 Releases	44
9.17 Judgment	45

SCHEDULES

1 Notice Addresses of Guarantors
2 Pledged Securities
3 Perfection Matters
4 Location of Jurisdiction of Organization
5 Intellectual Property
6 Contracts
7 Commercial Tort Claims

ANNEXES

1 Assumption Agreement
2 Supplemental Agreement

GUARANTEE AND COLLATERAL AGREEMENT
     GUARANTEE AND COLLATERAL AGREEMENT, dated as of October 20, 2009, made by NCI BUILDING SYSTEMS, INC. (the “Borrower”) and certain Subsidiaries of the Borrower in favor of WACHOVIA BANK, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the “Collateral Agent”) and administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (collectively, the “Lenders”; individually, a “Lender”) from time to time parties to the Credit Agreement described below.
W I T N E S S E T H:
     WHEREAS, pursuant to that certain Amended and Restated Credit Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “Credit Agreement”), among the Borrower, Wachovia Bank, National Association, as Collateral Agent and Administrative Agent, and the other parties party thereto, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
     WHEREAS, pursuant to that certain Loan and Security Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “ABL Credit Agreement”), among NCI Group, Inc., a Nevada corporation and Robertson-CECO II Corporation, a Delaware corporation, (collectively, the “ABL Borrowers”), the Borrower, the several banks and other financial institutions from time to time parties thereto as lenders (as “Lenders” is further defined in the ABL Credit Agreement, the “ABL Lenders”), Wells Fargo Foothill, LLC, as administrative agent (in its specific capacity as Administrative Agent, the “ABL Administrative Agent”) and collateral agent (in its specific capacity as Collateral Agent, the “ABL Collateral Agent”) for the ABL Lenders thereunder, and the other parties party thereto, the ABL Lenders have severally agreed to make extensions of credit to the ABL Borrowers upon the terms and subject to the conditions set forth therein;
     WHEREAS, pursuant to the ABL Credit Agreement, the Borrower and the ABL Borrowers have granted a first priority Lien to the ABL Collateral Agent for the benefit of the holders of ABL Obligations (as defined below) on the ABL Priority Collateral (as defined below) and a second priority Lien for the benefit of the holders of the ABL Obligations on the Term Loan Priority Collateral (as defined below);
     WHEREAS, the Borrower is a member of an affiliated group of companies that includes the Borrower, the Borrower’s Domestic Subsidiaries that are party hereto and any other Domestic Subsidiary of the Borrower that becomes a party hereto from time to time after the date hereof (all of the foregoing collectively, the “Grantors”);

     WHEREAS, the the Collateral Agent, the Administrative Agent, the ABL Collateral Agent and the ABL Administrative Agent and the control agent referred to therein have entered into an Intercreditor Agreement, acknowledged by the Borrower and the Grantors, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time (subject to Section 9.1 hereof), the “Intercreditor Agreement”);
     WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each such Grantor will derive substantial benefit from the making of the extensions of credit under the Credit Agreement and the ABL Credit Agreement; and
     WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the Credit Agreement that the Grantors shall execute and deliver this Agreement to the Collateral Agent for the benefit of the Secured Parties (as defined below).
     NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties, as follows:
SECTION 1 DEFINED TERMS
          1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms that are defined in the Code (as in effect on the date hereof) are used herein as so defined: Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, Goods, Letter of Credit Rights, Money, Promissory Notes, Records and Securities Account.
          (b) The following terms shall have the following meanings:
     “ABL Administrative Agent”: as defined in the recitals hereto.
     “ABL Borrowers”: as defined in the recitals hereto.
     “ABL Collateral Agent”: as defined in the recitals hereto.
     “ABL Credit Agreement”: as defined in the recitals hereto.
     “ABL Lenders”: as defined in the recitals hereto.
     “ABL Obligations”: “Working Capital Obligations” as defined in the Intercreditor Agreement.
     “ABL Priority Collateral”: “Working Capital Priority Collateral” as defined in the Intercreditor Agreement.

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     “Accounts”: all accounts (as defined in the Code) of each Grantor, including, without limitation, all Accounts Receivable of such Grantor.
     “Accounts Receivable”: any right to payment for goods sold or leased or for services rendered, which is not evidenced by an instrument (as defined in the Code) or Chattel Paper.
     “Additional Agent”: as defined in the Intercreditor Agreement.
     “Additional Collateral Documents”: as defined in the Intercreditor Agreement.
     “Additional Obligations”: as defined in the Intercreditor Agreement.
     “Adjusted Net Worth”: of any Guarantor at any time, shall mean the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Loan Document, the ABL Credit Agreement or any ABL Facility Document) on such date.
     “Administrative Agent”: as defined in the preamble hereto.
     “Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.
     “Applicable Law”: as defined in Section 9.8 hereof.
     “Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide treasury or cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts and interstate depository network services).
     “Bankruptcy Case”: (i) The Borrower or any of its Subsidiaries commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries making a general assignment for the benefit of its creditors; or (ii) there being commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.
     “Borrower Obligations”: the collective reference to all obligations and liabilities of the Borrower in respect of the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition

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interest is allowed in such proceeding) the Loans, and all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Loans, the other Loan Documents, any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement entered into with any Person who was at the time of entry into such agreement a Lender or an Affiliate of any Lender, any Guarantee of the Borrower or any of its Subsidiaries as to which any Secured Party is a beneficiary, the provision of cash management services by any Lender or an Affiliate thereof to the Borrower or any Subsidiary thereof, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with the provision of such cash management services or a termination of any transaction entered into pursuant to any such Interest Rate Protection Agreement or Permitted Hedging Arrangement, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or any other Secured Party that are required to be paid by the Borrower pursuant to the terms of the Credit Agreement or any other Loan Document).
     “Borrower”: as defined in the preamble hereto.
     “Code”: the Uniform Commercial Code as from time to time in effect in the State of New York.
     “Collateral”: as defined in Section 3; provided that, for purposes of Section 6.5, Section 8 and Section 9.16(b), “Collateral” shall have the meaning assigned to such term in the Credit Agreement.
     “Collateral Account Bank”: Wachovia Bank, National Association, an Affiliate thereof or another bank which at all times is a Lender as selected by the relevant Grantor and consented to in writing by the Collateral Agent (such consent not to be unreasonably withheld or delayed).
     “Collateral Agent”: as defined in the preamble hereto.
     “Collateral Proceeds Account”: a non-interest bearing cash collateral account established and maintained by the relevant Grantor at an office of the Collateral Account Bank in the name, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Parties.
     “Commercial Tort Action”: any action, other than an action primarily seeking declaratory or injunctive relief with respect to claims asserted or expected to be asserted by Persons other than the Grantors, that is commenced by a Grantor in the courts of the United States of America, any state or territory thereof or any political subdivision of any such state or territory, in which any Grantor seeks damages arising out of torts committed against it that would reasonably be expected to result in a damage award to it exceeding $2,000,000.
     “Contracts”: with respect to any Grantor, all contracts, agreements, instruments and indentures in any form and portions thereof (except for contracts listed on Schedule 6 hereto), to which such Grantor is a party or under which such Grantor or any property of such Grantor is

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subject, as the same may from time to time be amended, supplemented, waived or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.
     “Copyright Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States copyright, other than agreements with any Person who is an Affiliate or a Subsidiary of the Borrower or such Grantor, including, without limitation, any material license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.
     “Copyrights”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States copyrights, whether or not the underlying works of authorship have been published or registered, all United States copyright registrations and copyright applications, including, without limitation, any copyright registrations and copyright applications listed on Schedule 5 hereto, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.
     “Credit Agreement”: has the meaning provided in the recitals hereto.
     “Excluded Assets”: as defined in Section 3.3.
     “Foreign Intellectual Property”: all non-U.S. Intellectual Property.
     “General Fund Account”: the general fund account of the relevant Grantor established at the same office of the Collateral Account Bank as the Collateral Proceeds Account.
     “General Intangibles”: all “general intangibles” as that term is defined in Section 9-102(a)(42) of the Uniform Commercial Code in effect in the State of New York on the date hereof.
     “Grantor”: as defined in the recitals hereto.
     “Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) the Obligations guaranteed by such Guarantor pursuant to Section 2 and (ii) all obligations and liabilities of such Guarantor that may arise under or in connection with this Agreement or any other Loan Document to which such Guarantor is a party, any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement entered into with any Person who was at the time of entry into such agreement a Lender or an Affiliate of any Lender, any Guarantee of the Borrower or any of its Subsidiaries as to which any Secured Party is a beneficiary, the provision of cash management services by any Lender or an Affiliate thereof to the Borrower or any Subsidiary thereof, or any other document made, delivered or given in

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connection therewith of such Guarantor, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or any other Secured Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).
     “Guarantors”: the collective reference to each Grantor other than the Borrower.
     “Instruments”: has the meaning specified in Article 9 of the Code, but excluding the Pledged Securities.
     “Intellectual Property”: with respect to any Grantor, the collective reference to such Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.
     “Intercreditor Agreement”: as defined in the recitals hereto.
     “Intercompany Note”: with respect to any Grantor, any promissory note in a principal amount in excess of $2,000,000 evidencing loans made by such Grantor to the Borrower or any of its Subsidiaries.
     “Inventory”: with respect to any Grantor, all inventory (as defined in the Code) of such Grantor.
     “Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Uniform Commercial Code in effect in the State of New York on the date hereof (other than any Capital Stock of any Foreign Subsidiary and other than any Capital Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.
     “Issuers”: the collective reference to the Persons identified on Schedule 2 as the issuers of Pledged Stock, together with any successors to such companies.
     “Lender”: as defined in the preamble hereto.
     “Non-Lender Secured Parties”: the collective reference to any person who, at the time of entering into any Interest Rate Protection Agreement or Permitted Hedging Arrangement or Banks Products Agreement secured hereby, was a Lender or an Affiliate of any Lender and their respective successors and assigns.
     “Obligations”: (i) in the case of the Borrower, its Borrower Obligations and (ii) in the case of each Guarantor, its Guarantor Obligations.
     “Patent Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States patent, patent application, or patentable invention other than agreements with any Person who is an Affiliate or a Subsidiary of the Borrower or such Grantor, including, without limitation, the material license agreements listed on Schedule 5 hereto, subject, in each case, to

6

the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.
     “Patents”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States patents, patent applications and patentable inventions and all reissues and extensions thereof, including, without limitation, all patents and patent applications identified in Schedule 5 hereto, and including, without limitation, (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto.
     “Pledged Collateral”: as to any Pledgor, the Pledged Securities now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof.
     “Pledged Notes”: with respect to any Pledgor, all Intercompany Notes at any time issued to, or held or owned by, such Pledgor.
     “Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.
     “Pledged Stock”: with respect to any Pledgor, the shares of Capital Stock listed on Schedule 2 as held by such Pledgor, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Issuer that may be issued or granted to, or held by, such Pledgor while this Agreement is in effect (provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, directly or indirectly, (i) more than 65% of any series of the outstanding Capital Stock of any Foreign Subsidiary, (ii) any of the Capital Stock of a Subsidiary of a Foreign Subsidiary and (iii) de minimis shares of a Foreign Subsidiary held by any Pledgor as a nominee or in a similar capacity).
     “Pledgor”: the Borrower (with respect to Pledged Stock of the entities listed on Schedule 2 hereto under the name of the Borrower and all other Pledged Collateral of the Borrower) and each other Grantor (with respect to Pledged Securities held by such Grantor and all other Pledged Collateral of such Grantor).
     “Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, Proceeds of Pledged Securities shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.
     “Restrictive Agreements”: as defined in Section 3.3(a).

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     “Secured Bank Product Agreement”: any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement entered into with any Person who was at the time of entry into such agreement a Lender or an Affiliate of any Lender, or any agreement providing for the provision of cash management services by any Lender or an Affiliate thereof to the Borrower or any Subsidiary thereof, or any other document made, delivered or given in connection therewith of such Guarantor.
     “Secured Parties”: the collective reference to (i) the Administrative Agent, the Collateral Agent and each Other Representative, (ii) the Lenders, (iii) with respect to any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement with the Borrower or any of its Subsidiaries, any counterparty thereto that, at the time such agreement or arrangement was entered into, was a Lender or an Affiliate of any Lender and (iv) their respective successors and assigns and their permitted transferees and endorsees.
     “Security Collateral”: with respect to any Grantor, means, collectively, the Collateral (if any) and the Pledged Collateral (if any) of such Grantor.
     “Specified Asset”: as defined in Section 4.2.2 hereof.
     “Term Loan Priority Collateral”: as defined in the Intercreditor Agreement.
     “Trade Secret Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any trade secrets, including, without limitation, know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person who is an Affiliate or a Subsidiary of the Borrower or such Grantor, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.
     “Trade Secrets”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trade secrets, including, without limitation, know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including, without limitation, (i) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses, non-disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.
     “Trademark Licenses”: with respect to any Grantor, all United States written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, other than agreements with any Person who is an Affiliate or a Subsidiary of the Borrower or such Grantor, including, without limitation, the material license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and

8

the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.
     “Trademarks”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed, it being understood and agreed that the carve out in this parenthetical shall be applicable only if and for so long as a grant of a security interest in, or the exercise of rights or remedies with respect to, such intent to use application would invalidate or otherwise jeopardize Grantor’s rights therein), and any renewals thereof, including, without limitation, each registration and application identified in Schedule 5 hereto, and including, without limitation, (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto in the United States and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.
     “Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.
          1.2 Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Annex references are to this Agreement unless otherwise specified.
          (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (c) Where the context requires, terms relating to the Collateral, Pledged Collateral or Security Collateral, or any part thereof, when used in relation to a Grantor shall refer to such Grantor’s Collateral, Pledged Collateral or Security Collateral or the relevant part thereof.
          (d) All references in this Agreement to any of the property described in the definition of the term “Collateral” or “Pledged Collateral”, or to any Proceeds thereof, shall be deemed to be references thereto only to the extent the same constitute Collateral or Pledged Collateral, respectively.

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SECTION 2 GUARANTEE
          2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the benefit of the applicable Secured Parties, the prompt and complete payment and performance by the Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations of the Borrower owed to the applicable Secured Parties.
          (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable law, including applicable federal and state laws relating to the insolvency of debtors; provided that, to the maximum extent permitted under applicable law, it is the intent of the parties hereto that (x) the amount of liability of any of the Guarantors or any guarantee in respect of Indebtedness represented by the Senior Notes or Subordinated Indebtedness shall be reduced before the amount of the liability of the respective Guarantor is reduced hereunder and (y) the rights of contribution of each Guarantor provided in following Section 2.2 be included as an asset of the respective Guarantor in determining the maximum liability of such Guarantor hereunder.
          (c) Each Guarantor agrees that the Borrower Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.
          (d) The guarantee contained in this Section 2 shall remain in full force and effect until the earlier to occur of (i) the first date on which all the Loans, all other Borrower Obligations then due and owing, and the obligations of each Guarantor under the guarantee contained in this Section 2 then due and owing shall have been satisfied by payment in full in cash, or (ii) as to any Guarantor, the sale or other disposition of all of the Capital Stock of such Guarantor (to a Person other than the Borrower or a Subsidiary of the Borrower) as permitted under the Credit Agreement.
          (e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of any of the Borrower Obligations), remain liable for the Borrower Obligations of the Borrower guaranteed by it hereunder up to the maximum liability of such Guarantor hereunder until the earlier to occur of (i) the first date on which all the Loans, and all other Borrower Obligations then due and owing, are paid in full in cash or (ii) the sale or other

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disposition of all of the Capital Stock of such Guarantor (to a Person other than the Borrower or a Subsidiary of the Borrower) as permitted under the Credit Agreement.
          2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worths of the Guarantors on the date the respective payment is made) of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.
          2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Collateral Agent and the other Secured Parties by the Borrower on account of the Borrower Obligations are paid in full in cash. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be held as collateral security for all of the Borrower Obligations (whether matured or unmatured) guaranteed by such Guarantor and/or then or at any time thereafter may be applied against any Borrower Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.
          2.4 Amendments, etc. with respect to the Obligations. To the maximum extent permitted by law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Collateral Agent, the Administrative Agent or any other Secured Party may be rescinded by the Collateral Agent, the Administrative Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, waived, modified, accelerated, compromised, subordinated, waived, surrendered or released by the Collateral Agent, the Administrative Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole

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or in part, as the Collateral Agent or the Administrative Agent (or the Required Lenders under the Credit Agreement or the applicable Lenders(s), as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent, the Administrative Agent or any other Secured Party for the payment of any of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. None of the Collateral Agent, the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law.
          2.5 Guarantee Absolute and Unconditional. Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Collateral Agent, the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; each of the Borrower Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the other Guarantors with respect to any of the Borrower Obligations. Each Guarantor understands and agrees, to the extent permitted by law, that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collection. Each Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses (other than any suit for breach of a contractual provision of any of the Loan Documents) that it may have arising out of or in connection with any and all of the following: (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent, the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrower against the Collateral Agent, the Administrative Agent or any other Secured Party, (c) any change in the time, place, manner or place of payment, amendment, or waiver or increase in any of the Obligations, (d) any exchange, taking, or release of Security Collateral, (e) any change in the structure or existence of the Borrower or any other Guarantor, (f) any application of Security Collateral to any of the Obligations, (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or the rights of the Collateral Agent, the Administrative Agent or any other Secured Party with respect thereto, including, without limitation: (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of

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any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives the Borrower of any assets or their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (other than payment in full in cash of the Borrower Obligations guaranteed by it hereunder) (with or without notice to or knowledge of the Borrower or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations guaranteed by such Guarantor hereunder or any right of offset with respect thereto, and any failure by the Collateral Agent, the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent, the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
          2.6 Reinstatement. The guarantee of any Guarantor contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations guaranteed by such Guarantor hereunder is rescinded or must otherwise be restored or returned by the Collateral Agent, the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
          2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim, in Dollars (or in the case of any amount required to be paid in any other currency pursuant to the requirements of the Credit Agreement or other agreement relating to the respective Obligations, such other currency), at the Administrative Agent’s office specified in Section 10.2 of the Credit Agreement or such other address as may be designated in writing by the Administrative Agent to such Guarantor from time to time in accordance with Section 10.2 of the Credit Agreement.

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SECTION 3 GRANT OF SECURITY INTEREST
          3.1 Grant. Each Grantor hereby grants, subject to existing licenses to use the Copyrights, Patents, Trademarks and Trade Secrets granted by such Grantor in the ordinary course of business, to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Collateral of such Grantor, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, except as provided in Section 3.3. The term “Collateral”, as to any Grantor, means the following property (wherever located) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, except as provided in Section 3.3:
     (a) all Accounts;
     (b) all Chattel Paper;
     (c) all Commercial Tort Claims constituting Commercial Tort Actions described in Schedule 7 (together with any Commercial Tort Actions subject to a further writing provided in accordance with Section 5.2.12);
     (d) all Contracts;
     (e) all Deposit Accounts;
     (f) all Documents;
     (g) all Equipment (other than Vehicles);
     (h) all Fixtures;
     (i) all General Intangibles;
     (j) all Instruments;
     (k) all Intellectual Property;
     (l) all Inventory;
     (m) all Investment Property;
     (n) all Letter of Credit Rights;
     (o) all Money (including all cash and Cash Equivalents);
     (p) all books and Records pertaining to any of the foregoing;
     (q) the Collateral Proceeds Account; and

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     (r) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
provided that, in the case of each Grantor, Collateral shall not include any Pledged Collateral, or any property or assets specifically excluded from Pledged Collateral (including any Capital Stock of any Foreign Subsidiary in excess of 65% of any series of such stock).
          3.2 Pledged Collateral. Each Grantor that is a Pledgor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledged Collateral of such Pledgor now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof, as collateral security for the prompt and complete performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Pledgor, except as provided in Section 3.3.
          3.3 Certain Exceptions. No security interest is or will be granted pursuant hereto in any right, title or interest of any Grantor under or in (collectively, the “Excluded Assets”):
          (a) any Instruments, Contracts, Chattel Paper, General Intangibles, Copyright Licenses, Patent Licenses, Trademark Licenses, Trade Secret Licenses or other contracts or agreements with or issued by Persons other than the Borrower, a Subsidiary of the Borrower or an Affiliate thereof, (collectively, “Restrictive Agreements”) that would otherwise be included in the Security Collateral (and such Restrictive Agreements shall not be deemed to constitute a part of the Security Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Restrictive Agreements (in each case, except to the extent that, pursuant to the Code or other applicable law, the granting of security interests therein can be made without resulting in a breach, default or termination of such Restrictive Agreements);
          (b) any Equipment or other property that would otherwise be included in the Security Collateral (and such Equipment or other property shall not be deemed to constitute a part of the Security Collateral) if such Equipment or other property is subject to a Lien described in Section 7.3(n) or 7.3(y) of the Credit Agreement (but in each case only for so long as (i) such Liens are in place and (ii) the granting of a Lien in such Equipment or other property would breach or conflict with the agreement giving rise to such Liens);
          (c) any property that would otherwise be included in the Security Collateral (and such property shall not be deemed to constitute a part of the Security Collateral) if such property (x) has been sold or otherwise transferred in connection with (i) a Sale and Leaseback Transaction the proceeds of which are applied as, if and to the extent required in accordance with Section 3.4(c) of the Credit Agreement or (ii) an Exempt Sale and Leaseback Transaction or (y) constitutes Proceeds or products of any property that has been sold or otherwise transferred pursuant to such Sale and Leaseback Transaction or Exempt Sale and Leaseback Transaction (other than any payments received by such Grantor in payment for the sale or transfer of such property in such Sale and Leaseback Transaction or Exempt Sale and Leaseback Transaction) ;

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          (d) Capital Stock which is specifically excluded from the definition of Pledged Stock by virtue of the proviso contained in the parenthetical to such definition;
          (e) Foreign Intellectual Property;
          (f) any Money, cash, Cash Equivalents, checks, other negotiable instrument, funds and other evidence of payment held in any Deposit Account of the Borrower or any of its Subsidiaries in the nature of security deposit with respect to obligations for the benefit of the Borrower or any of its Subsidiaries, which must be held for or returned to the applicable counterparty under applicable law or pursuant to Contractual Obligations;
          (g) any deposit account or other account containing collateral securing the obligations of any Grantor with respect to the Existing Letters of Credit (as defined in the ABL Credit Agreement as in effect on the date hereof), and any cash, Cash Equivalents or investment property in such accounts;
          (h) without limiting clause 3.3(a) above, those assets over which the granting of security interests in such assets would be prohibited by contract permitted under the Credit Agreement and set forth on Schedule 6, applicable law or regulation or the organizational documents of any non-wholly owned Subsidiary (including permitted liens, leases and licenses), or to the extent that such security interests would result in adverse tax or accounting consequences as reasonably determined by the Borrower; or
          (i) those assets as to which the applicable Grantor and the Collateral Agent shall mutually and reasonably determine that the costs of obtaining such a security interest are excessive in relation to the value of the security interest to be afforded thereby.
          3.4 Intercreditor Relations. Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to Section 3.1 herein shall (x) with respect to all Security Collateral other than Term Loan Priority Collateral, prior to the Discharge of Working Capital Obligations (as defined in the Intercreditor Agreement), be subject and subordinate to the Liens granted to the ABL Collateral Agent for the benefit of the holders of the ABL Obligations to secure the ABL Obligations pursuant to the ABL Credit Agreement, as and to the extent provided in the Intercreditor Agreement, and (y) with respect to all Security Collateral, prior to the applicable Discharge of Additional Obligations (as defined in the Intercreditor Agreement), be pari passu and equal in priority to the Liens granted to any Additional Agent for the benefit of the holders of the applicable Additional Obligations to secure such Additional Obligations pursuant to the applicable Additional Collateral Documents, as and to the extent provided in the Intercreditor Agreement. The Collateral Agent acknowledges and agrees that the relative priority of such Liens granted to the Collateral Agent, the ABL Collateral Agent and any Additional Agent may be determined solely pursuant to the Intercreditor Agreement, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control as among the Collateral Agent, the ABL Collateral Agent and any

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Additional Agent. Notwithstanding any other provision hereof, (x) for so long as any ABL Obligations remain outstanding, any obligation hereunder to physically deliver to the Collateral Agent any Security Collateral shall be satisfied by causing such Security Collateral to be physically delivered to the ABL Collateral Agent to be held in accordance with the Intercreditor Agreement and (y) for so long as any Additional Obligations remain outstanding, any obligation hereunder to physically deliver to the Collateral Agent any Security Collateral shall be satisfied by causing such Security Collateral to be physically delivered to any Additional Agent to be held in accordance with the Intercreditor Agreement.
SECTION 4 REPRESENTATIONS AND WARRANTIES
          4.1 Representations and Warranties of Each Guarantor. To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Guarantor hereby represents and warrants to the Collateral Agent and each other Secured Party that the representations and warranties set forth in Article IV of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Collateral Agent and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.
          4.2 Representations and Warranties of Each Grantor. To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Collateral Agent and each other Secured Party that, in each case after giving effect to the Transactions:
          4.2.1 Title; No Other Liens. Except for the security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on such Grantor’s Collateral by the Credit Agreement (including, without limitation, Section 7.3 thereof), such Grantor owns each item of such Grantor’s Collateral free and clear of any and all Liens. No currently effective financing statement or other similar public notice with respect to all or any part of such Grantor’s Collateral is on file or of record in any public office in the United States of America, any state, territory or dependency thereof or the District of Columbia, except such as have been filed in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as are permitted by the Credit Agreement (including, without limitation, Section 7.3 thereof) or any other Loan Document or for which termination statements will be delivered on the Closing Date.
          4.2.2 Perfected First Priority Liens. (a) This Agreement is effective to create, as collateral security for the Obligations of such Grantor, valid and enforceable Liens on such Grantor’s Security Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditor’s

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rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
          (b) Except with regard to (i) Liens (if any) on Specified Assets and (ii) any rights in favor of the United States government as required by law (if any), upon the completion of the Filings and the delivery to and continuing possession by the Collateral Agent of all Instruments, Chattel Paper and Documents a security interest in which is perfected by possession, and the obtaining and maintenance of “control” (as described in the Code) by the Collateral Agent of all Deposit Accounts, the Collateral Proceeds Account, Electronic Chattel Paper and Letter of Credit Rights a security interest in which is perfected by “control” and in the case of Commercial Tort Actions (other than such Commercial Tort Actions listed on Schedule 7 on the date of this Agreement) the taking of the actions required by Section 5.2.12 herein, the Liens created pursuant to this Agreement will constitute valid Liens on and (to the extent provided herein) perfected security interests in such Grantor’s Security Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, and will be prior to all other Liens of all other Persons other than Permitted Liens, and enforceable as such as against all other Persons other than Ordinary Course Transferees, except to the extent that the recording of an assignment or other transfer of title to the Collateral Agent or the recording of other applicable documents in the United States Patent and Trademark Office or United States Copyright Office may be necessary for perfection or enforceability, and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) or by an implied covenant of good faith and fair dealing. As used in this Section 4.2.2(b), the following terms shall have the following meanings:
     “Filings”: the filing or recording of (i) the Financing Statements as set forth in Schedule 3, (ii) this Agreement or a notice thereof with respect to Intellectual Property as set forth in Schedule 3, and (iii) any filings after the Closing Date in any other jurisdiction as may be necessary under any Requirement of Law.
     “Financing Statements”: the financing statements delivered to the Collateral Agent by such Grantor on the Closing Date for filing in the jurisdictions listed in Schedule 4.
     “Ordinary Course Transferees”: (i) with respect to goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Section 9-320(a) and 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, (ii) with respect to general intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction and (iii) any other Person who is entitled to take free of the Lien pursuant to the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.
     “Permitted Liens”: Liens permitted pursuant to the Credit Documents, including without limitation those permitted to exist pursuant to Section 7.3 of the Credit Agreement.

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     “Specified Assets”: the following property and assets of such Grantor:
     (1) Patents, Patent Licenses, Trademarks and Trademark Licenses to the extent that (a) Liens thereon cannot be perfected by the filing of financing statements under the Uniform Commercial Code or by the filing and acceptance thereof in the United States Patent and Trademark Office or (b) such Patents, Patent Licenses, Trademarks and Trademark Licenses are not, individually or in the aggregate, material to the business of the Borrower and its Subsidiaries taken as a whole;
     (2) Copyrights and Copyright Licenses and Accounts or receivables arising therefrom to the extent that the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction is not applicable to the creation or perfection of Liens thereon or Liens thereon cannot be perfected by the filing and acceptance of this Agreement or short form thereof in the United States Copyright Office;
     (3) Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside of the United States of America, any State, territory or dependency thereof or the District of Columbia;
     (4) Contracts, Accounts or receivables subject to the Assignment of Claims Act;
     (5) goods included in Collateral received by any Person from any Grantor for “sale or return” within the meaning of Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person;
     (6) Fixtures; Money, cash and Cash Equivalents;
     (7) Proceeds of Accounts, receivables or Inventory which do not themselves constitute Collateral or which have not been transferred to or deposited in the Collateral Proceeds Account (if any) or to a Deposit Account of a Grantor subject to the Collateral Agent’s control; and
     (8) uncertificated securities (to the extent a security interest is not perfected by the filing of a financing statements).
     4.2.3 Jurisdiction of Organization. On the date hereof, such Grantor’s jurisdiction of organization is specified on Schedule 4.
          4.2.4 Farm Products. None of such Grantor’s Collateral constitutes, or is the Proceeds of, Farm Products.
          4.2.5 Accounts Receivable. The amounts represented by such Grantor to the Administrative Agent or the other Secured Parties from time to time as owing by each account debtor or by all account debtors in respect of such Grantor’s Accounts Receivable constituting

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Security Collateral will at such time be the correct amount, in all material respects, actually owing by such account debtor or debtors thereunder, except to the extent that appropriate reserves therefor have been established on the books of such Grantor in accordance with GAAP. Unless otherwise indicated in writing to the Administrative Agent, each Account Receivable of such Grantor arises out of a bona fide sale and delivery of goods or rendition of services by such Grantor. Such Grantor has not given any account debtor any deduction in respect of the amount due under any such Account, except in the ordinary course of business or as such Grantor may otherwise advise the Administrative Agent in writing.
          4.2.6 Patents, Copyrights and Trademarks. Schedule 5 lists all material Trademarks, material Copyrights and material Patents, in each case, registered in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and owned by such Grantor in its own name as of the date hereof, and all material Trademark Licenses, all material Copyright Licenses (other than licenses to commercially available software) and all material Patent Licenses (including, without limitation, material Trademark Licenses for registered Trademarks, material Copyright Licenses for registered Copyrights and material Patent Licenses for issued Patents) owned by such Grantor in its own name as of the date hereof.
          4.3 Representations and Warranties of Each Pledgor. To induce the Collateral Agent, the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Pledgor hereby represents and warrants to the Collateral Agent and each other Secured Party that:
          4.3.1 Except as provided in Section 3.3, the shares of Pledged Stock pledged by such Pledgor hereunder constitute (i) in the case of shares of a Domestic Subsidiary, all the issued and outstanding shares of all classes of the Capital Stock of such Domestic Subsidiary owned by such Pledgor and (ii) in the case of any Pledged Stock constituting Capital Stock of any Foreign Subsidiary, such percentage (not more than 65%) as is specified on Schedule 2 of all the issued and outstanding shares of all classes of the Capital Stock of each such Foreign Subsidiary owned by such Pledgor.
          4.3.2 All the shares of the Pledged Stock pledged by such Pledgor hereunder have been duly and validly issued and are fully paid and nonassessable (or the equivalent, if any, under applicable foreign law).
          4.3.3 Such Pledgor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and Liens arising by operation of law or permitted by the Credit Agreement (or described in the definition of “Permitted Lien” in the Credit Agreement).
          4.3.4 Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon the delivery to the Collateral Agent of the certificates evidencing the Pledged Securities held by such Pledgor together with executed undated stock powers or other instruments of transfer, the security interest created in such Pledged Securities

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constituting certificated securities by this Agreement, assuming the continuing possession of such Pledged Securities by the Collateral Agent, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the ABL Collateral Agent and any Additional Agent) security interest in such Pledged Securities to the extent provided in and governed by the Code, enforceable in accordance with its terms against all creditors of such Pledgor and any Persons purporting to purchase such Pledged Securities from such Pledgor, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
          4.3.5 Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon the obtaining and maintenance of “control” (as described in the Code) by the Collateral Agent of all Pledged Securities that constitute uncertificated securities, the security interest created by this Agreement in such Pledged Securities that constitute uncertificated securities, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the ABL Collateral Agent or any Additional Agent) security interest in such Pledged Securities constituting uncertificated securities, enforceable in accordance with its terms against all creditors of such Pledgor and any persons purporting to purchase such Pledged Securities from such Pledgor, to the extent provided in and governed by the Code, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
SECTION 5 COVENANTS
          5.1 Covenants of Each Guarantor. Each Guarantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earlier to occur of (i) the date upon which the Loans, and all other Obligations then due and owing, shall have been paid in full in cash or (ii) as to any Guarantor, the date upon which all the Capital Stock of such Guarantor shall have been sold or otherwise disposed of (to a Person other than the Borrower or a Subsidiary of the Borrower) in accordance with the terms of the Credit Agreement, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.
          5.2 Covenants of Each Grantor. Each Grantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earlier to occur of (i) the date upon which the Loans, and all other Obligations then due and owing shall have been paid in full in cash or (ii) as to any Grantor, the date upon which all the Capital Stock of such Grantor shall have been sold or otherwise disposed of (to a Person other than the Borrower or a Subsidiary of the Borrower) in accordance with the terms of the Credit Agreement:

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          5.2.1 Delivery of Instruments, Chattel Paper and Securities. If any amount payable under or in connection with any of such Grantor’s Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Grantor shall (except as provided in the following sentence) be entitled to retain possession of all Collateral of such Grantor evidenced by any Instrument or Chattel Paper, and shall hold all such Collateral in trust for the Collateral Agent, for the benefit of the Secured Parties. In the event that an Event of Default shall have occurred and be continuing, upon the request of the Collateral Agent, such Instrument or Chattel Paper shall be promptly delivered to the Collateral Agent, the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement, duly indorsed in a manner satisfactory to the Collateral Agent, the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement, to be held as Collateral pursuant to this Agreement. Such Grantor shall not permit any other Person (other than the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement) to possess any such Collateral at any time other than in connection with any sale or other disposition of such Collateral in a transaction permitted by the Credit Agreement.
          5.2.2 Maintenance of Insurance. Such Grantor will maintain with financially sound and reputable insurance companies insurance on, or self insure, all property material to the business of the Borrower and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Borrower and its Subsidiaries and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Collateral Agent, upon written request, information in reasonable detail as to the insurance carried; and ensure that the Administrative Agent, for the benefit of the Secured Parties, shall be named as additional insureds with respect to liability policies and the Collateral Agent shall be named loss payee with respect to the casualty insurance maintained by such Grantor with respect to such Grantor’s Collateral.
          5.2.3 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon such Grantor’s Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including, without limitation, material claims for labor, materials and supplies) against or with respect to such Grantor’s Collateral (in each case in this Section 5.2.3 other than those relating to the Mortgaged Properties), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor, and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          5.2.4 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement in such Grantor’s Collateral as a security interest having at least the perfection and priority described in Section 4.2.2 of this Agreement and shall defend such security interest against the claims and demands of all Persons whomsoever.

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          (b) Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing such Grantor’s Collateral and such other reports in connection with such Grantor’s Collateral as the Collateral Agent may reasonably request in writing, all in reasonable detail.
          (c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Grantor, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any United States jurisdiction with respect to the security interests created hereby.
          5.2.5 Changes in Name, Jurisdiction of Organization, etc. Such Grantor will not, except upon not less than 30 days’ prior written notice to the Collateral Agent, change its name or jurisdiction of organization (whether by merger of otherwise); provided that, promptly after receiving a written request therefor from the Collateral Agent, such Grantor shall deliver to the Collateral Agent all additional financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests as and to the extent provided for herein.
          5.2.6 Notices. Such Grantor will advise the Administrative Agent promptly, in reasonable detail, of:
          (a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement or Liens described in the definition of “Permitted Lien” in the Credit Agreement) on any of such Grantor’s Collateral which would materially adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and
          (b) the occurrence of any other event which would reasonably be expected to have a material adverse effect on the security interests created hereby.
          5.2.7 Pledged Stock. In the case of each Grantor that is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.3.1 with respect to the Pledged Stock issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Pledged Stock issued by it.
          5.2.8 Accounts Receivable. (a) With respect to Accounts Receivable constituting Collateral, other than in the ordinary course of business or as permitted by the Loan Documents, such Grantor will not (i) grant any extension of the time of payment of any of such Grantor’s Accounts Receivable, (ii) compromise or settle any such Account Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Account Receivable, (iv) allow any credit or discount whatsoever on any such Account

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Receivable or (v) amend, supplement or modify any Account Receivable unless such extensions, compromises, settlements, releases, credits or discounts would not reasonably be expected to materially adversely affect the value of the Accounts Receivable constituting Collateral taken as a whole.
          (b) Such Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 10% of the aggregate amount of the then outstanding Accounts Receivable.
          5.2.9 Maintenance of Records. Such Grantor will keep and maintain at its own cost and expense reasonably satisfactory and complete records of its Collateral, including, without limitation, a record of all payments received and all credits granted with respect to such Collateral, and shall mark such records to evidence this Agreement and the Liens and the security interests created hereby.
          5.2.10 Acquisition of Intellectual Property. Within 90 days after the end of each calendar year, such Grantor will notify the Collateral Agent of any acquisition by such Grantor of (i) any registration of any material Copyright, Patent or Trademark or (ii) any exclusive rights under a material Copyright License, Patent License or Trademark License constituting Collateral, and shall take such actions as may be reasonably requested by the Collateral Agent (but only to the extent such actions are within such Grantor’s control) to perfect the security interest granted to the Collateral Agent and the other Secured Parties therein, to the extent provided herein in respect of any Copyright, Patent or Trademark constituting Collateral on the date hereof, by (x) the execution and delivery of an amendment or supplement to this Agreement (or amendments to any such agreement previously executed or delivered by such Grantor) and/or (y) the making of appropriate filings (I) of financing statements under the Uniform Commercial Code of any applicable jurisdiction and/or (II) in the United States Patent and Trademark Office, or with respect to Copyrights and Copyright Licenses, another applicable office).
          5.2.11 Protection of Trade Secrets. Such Grantor shall take all steps which it deems commercially reasonable to preserve and protect the secrecy of all material Trade Secrets of such Grantor.
          5.2.12 Commercial Tort Actions. All Commercial Tort Actions of each Grantor in existence on the date of this Agreement, known to such Grantor after reasonable inquiry, are described in Schedule 7 hereto. If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Action in an amount of $2,000,000, such Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor and describing the details thereof and shall grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.
          5.2.13 Assignment of Letter of Credit Rights. In the case of any Letter-of-Credit Rights of any Grantor in any letter of credit exceeding $2,000,000 in value acquired following the Closing Date (other than any Letter of Credit Right constituting ABL Priority Collateral), such Grantor shall use its commercially reasonable efforts to promptly obtain the consent of the

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issuer thereof and any nominated person thereon to the assignment of the proceeds of the related letter of credit in accordance with Section 5-114(c) of the UCC, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, in each case subject to the Intercreditor Agreement.
          5.2.14 Securities Accounts and Uncertificated Investment Property. (a) Prior to the Discharge of Working Capital Obligations (as defined in the Intercreditor Agreement), if such Grantor enters into any agreement with any third party (other than any Agent (as defined in the Intercreditor Agreement)) as required by the ABL Credit Agreement that gives the ABL Collateral Agent control for purposes of perfection over any Collateral consisting of a Deposit Account, a Securities Account or uncertificated securities (within the meaning of the UCC), such Grantor shall use commercially reasonable efforts to ensure that the Collateral Agent is also given control (either directly or pursuant to intercreditor or agency arrangements with the ABL Collateral Agent or any Additional Agent) over such Collateral for purposes of perfection, all in accordance with and subject to the Intercreditor Agreement. At such Grantor’s option such control shall terminate (and any agreement purporting to grant such control shall at such Grantor’s option provide for such termination) at such time as the Borrower or any of its Subsidiaries obtains an Other Revolving Facility (as defined below).
          (b) After the Discharge of Working Capital Obligations but only until an Other Revolving Facility (as defined below) is obtained, if any ABL Deposit Account (as defined below) of such Grantor shall have an average balance for any month in excess of $2,000,000, such Grantor shall, unless such Grantor and the Collateral Agent otherwise agree, use commercially reasonable efforts to put a Control Agreement (as defined below) into effect for such Deposit Account or Securities Account reasonably promptly. If the aggregate average balance for any month of all ABL Deposit Accounts shall exceed $10,000,000, the Grantors shall, unless the Grantors and the Collateral Agent otherwise agree, use commercially reasonable efforts to reduce the aggregate average monthly balances of all ABL Deposit Accounts to $10,000,000 or less reasonably promptly (which efforts may include, without limitation, the transfer or redirection of funds or the entry into Control Agreements, in each case at the Grantors’ option). An “ABL Deposit Account” means any Deposit Account or Securities Account of a Grantor constituting Collateral (other than any Deposit Account or Securities Account maintained with the Collateral Agent or any Additional Agent, as the case may be) that (1) but for the Discharge of Working Capital Obligations, would have been required to be subject to a control agreement in favor of the ABL Collateral Agent pursuant to the terms of the ABL Credit Agreement as in effect immediately prior to the Discharge of Working Capital Obligations and (2) over which the Collateral Agent does not exercise control for purposes of perfection in accordance with the Intercreditor Agreement. A “Control Agreement” means an agreement that purports to grant control over the applicable Deposit Account or Securities Account to the Collateral Agent or any Additional Agent, as applicable. Any Control Agreement shall provide that the Collateral Agent and any Additional Agent, as applicable, will not exercise control over such Collateral unless an Event of Default has occurred and is continuing. Any Control Agreement shall also contain terms reasonably satisfactory to the relevant Grantor providing for the termination of such Control Agreement (and the Collateral Agent hereby agrees that all such Control Agreements, and the obligations of the Grantors under this clause (b), shall terminate) at such time that the Borrower or any of its Subsidiaries obtains an Other Revolving Facility (as defined below).

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          (c) After the Discharge of Working Capital Obligations, if the Borrower or any of its Subsidiaries obtains a revolving or working capital or other similar facility (whether or not asset-based) the obligations under which are not (without limiting the definition thereof) ABL Obligations (if designated by the Borrower as such, an “Other Revolving Facility”), prior to the discharge of obligations thereunder, and if such Grantor enters into any agreement with any third party (other than any lender under the Other Revolving Facility or agent thereof) as required by the Other Revolving Facility that gives the lenders thereunder control for purposes of perfection over any Collateral consisting of a Deposit Account or Securities Account that is not otherwise subject to the control of the Collateral Agent or any Additional Agent, as applicable in accordance with the Intercreditor Agreement, such Grantor shall use commercially reasonable efforts to ensure that the Collateral Agent or an Additional Agent, as applicable and in accordance with the Intercreditor Agreement, is also given control (either directly or pursuant to intercreditor or agency arrangements with any Additional Agent, such lenders under the Other Revolving Facility or any agent thereof) over such Deposit Account or Securities Account for purposes of perfection, on a subordinated, second lien and/or junior priority basis if so requested by such Grantor.
               (d) As used in this Section 5.2.14, “control” has the meaning specified in the UCC, it being understood and agreed that any agreement granting control to the Collateral Agent or any Additional Agent, as applicable, (1) may at the applicable Grantor’s option provide that the Collateral Agent or such Additional Agent, as applicable, may exercise or be entitled to control (i) only after the Discharge of Working Capital Obligations or discharge of obligations under an Other Revolving Facility, as the case may be, (ii) only with the consent of the ABL Collateral Agent or the secured party or parties under an Other Revolving Facility (or an agent thereof) as the case may be, (iii) only after the ABL Collateral Agent has delivered written notice to the applicable bank or securities intermediary, as the case may be, that the Collateral Agent may exercise or be entitled to control, and such bank or securities intermediary, as the case may be, has acknowledged receipt of such notice or (iv) subject to similar limitations and (2) shall otherwise, unless the Grantor otherwise agrees (and except for provisions establishing lien priorities), be on terms and conditions substantially similar to, or no more favorable to the Collateral Agent or Additional Agent, as the case may be, than, the applicable control agreement in favor or the ABL Collateral Agent or the secured party or parties under an Other Revolving Facility.
               (e) The Collateral Agent hereby agrees that it will not exercise control over, nor deliver any notice of control or entitlement order or instruction with respect to, any Deposit Account, Securities Account or uncertificated securities unless an Event of Default has occurred and is continuing.
          5.2.16 Protection of Trademarks. Except as permitted by the Loan Documents or the ABL Facility Documents, such Grantor agrees to take all steps which it deems commercially reasonable to maintain the Trademark registrations and pursue the Trademark applications now or hereafter listed on Schedule 5, except where such Grantor has reasonably determined that any of the foregoing is not material to the business of such Grantor.

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          5.2.17 Quality Control. Subject to the Loan Documents and the ABL Facility Documents, such Grantor shall take all steps which it deems commercially reasonable to exercise quality control over any Inventory constituting Term Loan Priority Collateral bearing any of the Trademarks, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          5.2.18 Abandonment. Except as permitted by the Loan Documents or the ABL Facility Documents, such Grantor shall not abandon any Trademark registration, issued Patent or Copyright registration, or any pending Trademark, Patent or Copyright application, in each case now or hereafter listed on Schedule 5, without the consent of the Collateral Agent.
          5.3 Covenants of Each Pledgor. Each Pledgor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earlier to occur of (i) the Loans, and all other Obligations then due and owing shall have been paid in full in cash or (ii) as to any Pledgor, all the Capital Stock of such Pledgor shall have been sold or otherwise disposed of (to a Person other than the Borrower or a Subsidiary of the Borrower) as permitted under the terms of the Credit Agreement:
          5.3.1 Additional Shares. If such Pledgor shall, as a result of its ownership of its Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any stock certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Pledgor shall accept the same as the agent of the Collateral Agent and the other Secured Parties, hold the same in trust for the Collateral Agent and the other Secured Parties and deliver the same forthwith to the Collateral Agent (who will hold the same on behalf of the Secured Parties), the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement, in the exact form received, duly indorsed by such Pledgor to the Collateral Agent, the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Collateral Agent, the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement, subject to the terms hereof, as additional collateral security for the Obligations (subject to Section 3.3 and provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, more than 65% of any series of the outstanding Capital Stock of any Foreign Subsidiary pursuant to this Agreement). Any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer (except any liquidation or dissolution of any Subsidiary of the Borrower in accordance with the Credit Agreement) shall be paid over to the Collateral Agent, the ABL Collateral Agent or any Additional Agent as applicable, in accordance with the Intercreditor Agreement to be held hereunder by the Collateral Agent, the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement subject to the terms hereof as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property

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so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent, the ABL Collateral Agent or any Additional Agent as applicable, in accordance with the Intercreditor Agreement, to be held hereunder by the Collateral Agent, the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement subject to the terms hereof as additional collateral security for the Obligations, in each case except as otherwise provided by the Intercreditor Agreement. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Collateral Agent, the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement, hold such money or property in trust for the Secured Parties, segregated from other funds of such Pledgor, as additional collateral security for the Obligations.
          5.3.2 Maintenance of Pledged Stock. Without the prior written consent of the Collateral Agent, such Pledgor will not (except as permitted by the Credit Agreement) (i) vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into, or granting the right to purchase or exchange for, any stock or other equity securities of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Securities or Proceeds thereof, (iii) create, incur or permit to exist any Lien or option in favor of, or any material adverse claim of any Person with respect to, any of the Pledged Securities or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or Liens arising by operation of law or (iv) enter into any agreement or undertaking restricting the right or ability of such Pledgor or the Collateral Agent to sell, assign or transfer any of the Pledged Securities or Proceeds thereof. Each interest in any limited liability company formed by a Grantor after the Closing Date that is a Wholly Owned Subsidiary of the Grantor pledged hereunder shall be represented by a certificate, shall be a “security” within the meaning of the Article 8 of the Code and shall be governed by Article 8 of the Code. The charter documents of each such limited liability company shall include an express provision providing that each interest in such entity “is a security governed by Article 8 of the Uniform Commercial Code in effect in the State of New York on the date hereof”.
          5.3.3 Pledged Notes. Such Pledgor shall, on the date of this Agreement (or on such later date upon which it becomes a party hereto pursuant to Section 9.15), deliver to the Collateral Agent, the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement, all Pledged Notes then held by such Pledgor (excluding any Pledged Note the principal amount of which does not exceed $2,000,000), endorsed in blank or, at the request of the Collateral Agent, endorsed to the Collateral Agent. Furthermore, within ten Business Days after any Pledgor obtains a Pledged Note with a principal amount in excess of $2,000,000, such Pledgor shall cause such Pledged Note to be delivered to the Collateral Agent, or the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement, endorsed in blank or, at the request of the Collateral Agent, endorsed to the Collateral Agent, or the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement.

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          5.3.4 Maintenance of Security Interest. Such Pledgor shall maintain the security interest created by this Agreement in such Pledgor’s Pledged Collateral as a security interest having at least the perfection and priority described in Section 4.3.4 or 4.3.5 of this Agreement, as applicable, and shall defend such security interest against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the Collateral Agent and at the sole expense of such Pledgor, such Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Pledgor.
SECTION 6 REMEDIAL PROVISIONS
          6.1 Certain Matters Relating to Accounts. (a) At any time and from time to time after the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to make test verifications of the Accounts Receivable constituting Collateral in any reasonable manner and through any reasonable medium that it reasonably considers advisable, and the relevant Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable constituting Collateral.
          (b) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts Receivable constituting Collateral and to the extent permitted by applicable law the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default specified in Section 8.1(f) of the Credit Agreement with respect to any Grantor. If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default specified in Section 8.1(f) of the Credit Agreement with respect to any Grantor, to the extent permitted by applicable law, any Proceeds constituting payments or other cash proceeds of Accounts Receivables constituting Collateral, when collected by such Grantor, (i) shall be forthwith (and, in any event, within two Business Days of receipt by such Grantor) deposited in, or otherwise transferred by such Grantor to, the Collateral Proceeds Account, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. All Proceeds constituting collections or other cash proceeds of Accounts Receivable constituting Collateral while held by the Collateral Account Bank (or by any Grantor in trust for the benefit of the Collateral Agent and the other Secured Parties) shall continue to be collateral security for all of the Obligations and shall not constitute payment thereof until applied as hereinafter provided. At any time when an Event of Default specified in Section 8.1(f) of the Credit Agreement has occurred and is continuing with respect to any Grantor, to the extent permitted by applicable law, at the Collateral Agent’s election, each of the Collateral Agent and the Administrative Agent may apply all or any part of the funds on deposit in the Collateral Proceeds Account established by the relevant Grantor to the payment of

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the Obligations of such Grantor then due and owing, such application to be made as set forth in Section 6.5 hereof. So long as no Event of Default has occurred and is continuing, the funds on deposit in the Collateral Proceeds Account shall be remitted as provided in Section 6.1(d) hereof.
          (c) At any time and from time to time after the occurrence and during the continuance of an Event of Default specified in Section 8.1(f) of the Credit Agreement with respect to any Grantor, to the extent permitted by applicable law, at the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent copies or, if required by the Collateral Agent for the enforcement thereof or foreclosure thereon, originals of all documents held by such Grantor evidencing, and relating to, the agreements and transactions which gave rise to such Grantor’s Accounts Receivable constituting Collateral, including, without limitation, all statements relating to such Grantor’s Accounts Receivable constituting Collateral and all orders, invoices and shipping receipts.
          (d) So long as no Event of Default has occurred and is continuing, the Collateral Agent shall instruct the Collateral Account Bank to promptly remit any funds on deposit in each Grantor’s Collateral Proceeds Account to such Grantor’s General Fund Account or any other account designated by such Grantor. In the event that an Event of Default has occurred and is continuing, the Collateral Agent and the Grantors agree that the Collateral Agent, at its option, may require that each Collateral Proceeds Account and the General Fund Account of each Grantor be established at the Collateral Agent. Each Grantor shall have the right, at any time and from time to time, to withdraw such of its own funds from its own General Fund Account, and to maintain such balances in its General Fund Account, as it shall deem to be necessary or desirable.
          6.2 Communications with Obligors; Grantors Remain Liable. (a) The Collateral Agent in its own name or in the name of others, may at any time and from time to time after the occurrence and during the continuance of an Event of Default specified in Section 8.1(f) of the Credit Agreement with respect to any Grantor, to the extent permitted by applicable law, communicate with obligors under the Accounts Receivable constituting Collateral and parties to the Contracts (in each case, to the extent constituting Collateral) to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable or Contracts.
          (b) Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default specified in Section 8.1(f) of the Credit Agreement with respect to any Grantor, to the extent permitted by applicable law, each Grantor shall notify obligors on such Grantor’s Accounts Receivable and parties to such Grantor’s Contracts (in each case, to the extent constituting Collateral) that such Accounts Receivable and such Contracts have been assigned to the Collateral Agent, for the benefit of the Secured Parties, and that payments in respect thereof shall be made directly to the Collateral Agent.
          (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Accounts Receivable to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. None of the Collateral Agent, the Administrative Agent or any other Secured Party shall have any obligation or liability under any Account

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Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.
          6.3 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Pledgor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Pledgor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock (subject to the last two sentences of Section 5.3.1 of this Agreement) and all payments made in respect of the Pledged Notes, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or corporate right exercised or such other action taken (other than in connection with a transaction expressly permitted by the Credit Agreement) which, in the Collateral Agent’s reasonable judgment, would materially impair the Pledged Stock or the related rights or remedies of the Secured Parties or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.
          (b) If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Pledgor or Pledgors, (i) the Collateral Agent, the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement, shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations of the relevant Pledgor in such order as is provided in Section 6.5, and (ii) any or all of the Pledged Stock shall be registered in the name of the Collateral Agent or its nominee or the ABL Collateral Agent or any Additional Agent or the respective nominee thereof, and the Collateral Agent or its nominee or the ABL Collateral Agent or any Additional Agent or the respective nominee thereof, as applicable, in accordance with the Intercreditor Agreement, may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by the relevant Pledgor or the Collateral Agent, the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement, of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent, the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement, may reasonably determine), all

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without liability (other than for its gross negligence or willful misconduct) except to account for property actually received by it, but the Collateral Agent, the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement, shall have no duty, to any Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, provided that the Collateral Agent, the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement, shall not exercise any voting or other consensual rights pertaining to the Pledged Stock in any way that would constitute an exercise of the remedies described in Section 6.6 other than in accordance with Section 6.6.
          (c) Each Pledgor hereby authorizes and instructs each Issuer or maker of any Pledged Securities pledged by such Pledgor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Issuer or maker shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent.
          (d) Each party acknowledges that the shares of the entities listed on the Schedule 2 attached hereto are being transferred to and deposited with the Collateral Agent as collateral security for the loans made by lenders pursuant to the Credit Agreement and the ABL Credit Agreement and that this Section 6.3(d) is intended to be the certificate of exemption from New York stock transfer taxes for the purposes of complying with Section 270.5(b) of the Tax Law of the State of New York.
          6.4 Proceeds to be Turned Over to the Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in Section 6.1 with respect to payments of Accounts Receivable constituting Collateral, if an Event of Default shall occur and be continuing, and the Collateral Agent shall have instructed any Grantor to do so, all Proceeds of Security Collateral received by such Grantor consisting of cash, checks and other Cash Equivalent items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties hereto, or the ABL Collateral Agent and the other Secured Parties (as defined in the ABL Credit Agreement) or any Additional Agent and the other applicable Additional Secured Parties (as defined in the Intercreditor Agreement), as applicable, in accordance with the Intercreditor Agreement, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent, the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement (or their respective agents appointed for purposes of perfection), in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, the ABL Collateral Agent or any Additional Agent, as applicable, in accordance with the Intercreditor Agreement, if required). All Proceeds of Security Collateral received by the Collateral Agent hereunder shall be held by the Collateral Agent in the relevant Collateral Proceeds Account maintained under its sole dominion and control. All Proceeds of Security Collateral while held by the Collateral Agent in such Collateral Proceeds Account (or by the relevant Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the

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Obligations of such Grantor and shall not constitute payment thereof until applied as provided in Section 6.5.
          6.5 Application of Proceeds. It is agreed that if an Event of Default shall occur and be continuing, subject to the Intercreditor Agreement, any and all Proceeds of the relevant Grantor’s Security Collateral (as defined in the Credit Agreement) received by the Collateral Agent (whether from the relevant Grantor or otherwise) shall be held by the Collateral Agent for the benefit of the Secured Parties as collateral security for the Obligations of the relevant Grantor (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Collateral Agent, be applied by the Collateral Agent in accordance with the Intercreditor Agreement, and thereafter against the Obligations of the relevant Grantor then due and owing as follows (without duplication of any amounts applied in accordance with the Intercreditor Agreement):
     FIRST, to the payment of all Obligations consisting of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Lenders under the Loan Documents;
     SECOND, to the payment of all Obligations consisting of any fees owed to the Administrative Agent and the Collateral Agent;
     THIRD, to the payment of all Obligations consisting of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees of counsel to the Administrative Agent and the Lenders) of each Lender in connection with enforcing its rights under the Loan Documents;
     FOURTH, to the payment of all Obligations consisting of accrued fees (other than any referred to in clause “SECOND” above) and interest, including, with respect to Obligations owed to any Non-Lender Secured Party, any fees, premiums and scheduled periodic payments then due and owing to such Non-Lender Secured Party under any Secured Bank Product Agreement;
     FIFTH, to the payment of all Obligations consisting of outstanding principal, including, with respect to Obligations owed to any Non-Lender Secured Party, any breakage, termination or other payments then due and owing to such Non-Lender Secured Party under any Secured Bank Product Agreement;
     SIXTH, to the payment of all other Obligations then due and owing and not paid pursuant to the Intercreditor Agreement or clauses “FIRST” through “FIFTH” above; and
     SEVENTH, thereafter in accordance with the Intercreditor Agreement to the extent applicable, and then to the relevant Grantor or its successors or assigns, or to whoever may be lawfully entitled to receive the same.
          6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or

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agreement securing, evidencing or relating to the Obligations to the extent permitted by applicable law, all rights and remedies of a secured party under the Code or any other applicable law. Without limiting the generality of the foregoing, to the extent permitted by applicable law, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, forthwith collect, receive, appropriate and realize upon the Security Collateral, or any part thereof, and/or may forthwith, subject to any existing reserved rights or licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Security Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any other Secured Party shall have the right, to the extent permitted by law, upon any such sale or sales, to purchase the whole or any part of the Security Collateral so sold, free of any right or equity of redemption in such Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Security Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Security Collateral or in any way relating to the Security Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of the relevant Grantor then due and owing, in the order of priority specified in Section 6.5 above, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the Code, need the Collateral Agent account for the surplus, if any, to such Grantor. To the extent permitted by applicable law, (i) such Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Security Collateral, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of the Collateral Agent or such other Secured Party, and (ii) if any notice of a proposed sale or other disposition of Security Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
          6.7 Registration Rights. (a) If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the reasonable opinion of the Collateral Agent it is necessary or reasonably advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Pledgor will use its reasonable best efforts to cause the Issuer thereof to (i) execute and deliver, and use its best efforts to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Collateral Agent, necessary or advisable to register such Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii)

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use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Such Pledgor agrees to use its reasonable best efforts to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all states and the District of Columbia that the Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.
          (b) Such Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any or all such Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Such Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall not be under any obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
          (c) Such Pledgor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of such Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Such Pledgor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Collateral Agent and the Lenders, that the Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Pledgor, and to the extent permitted by applicable law, such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement.
          6.8 Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Security Collateral are insufficient to pay in full, the Loans and, to the extent then due and owing, all other Obligations of such Grantor and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency.

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SECTION 7 THE COLLATERAL AGENT
          7.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc.  (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement to the extent permitted by applicable law, provided that the Collateral Agent agrees not to exercise such power except upon the occurrence and during the continuance of any Event of Default. Without limiting the generality of the foregoing, at any time when an Event of Default has occurred and is continuing (in each case to the extent permitted by applicable law), (x) each Pledgor hereby gives the Collateral Agent the power and right, on behalf of such Pledgor, without notice or assent by such Pledgor, to execute, in connection with any sale provided for in Section 6.6(a) or 6.7, any indorsements, assessments or other instruments of conveyance or transfer with respect to such Pledgor’s Pledged Collateral, and (y) each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
     (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account Receivable of such Grantor that constitutes Security Collateral or with respect to any other Security Collateral of such Grantor and file any claim or take any other action or institute any proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account Receivable of such Grantor that constitutes Security Collateral or with respect to any other Security Collateral of such Grantor whenever payable;
     (ii) in the case of any Copyright, Patent, or Trademark constituting Collateral of such Grantor, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to such Grantor to evidence the Collateral Agent’s and the Lenders’ security interest in such Copyright, Patent, or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
     (iii) pay or discharge taxes and Liens, other than Liens permitted under this Agreement or the other Loan Documents, levied or placed on the Security Collateral of such Grantor, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; and
     (iv) (A) direct any party liable for any payment under any of the Security Collateral of such Grantor to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any

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     Security Collateral of such Grantor; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Security Collateral of such Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Security Collateral of such Grantor or any portion thereof and to enforce any other right in respect of any Security Collateral of such Grantor; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Security Collateral of such Grantor; (F) settle, compromise or adjust any such suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Collateral Agent may deem appropriate; (G) subject to any existing reserved rights or licenses, assign any Copyright, Patent or Trademark constituting Security Collateral of such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Security Collateral of such Grantor as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Security Collateral of such Grantor and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
          (b) The reasonable expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.
          (c) Each Grantor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to the relevant Grantor until this Agreement is terminated as to such Grantor, and the security interests in the Security Collateral of such Grantor created hereby are released.
          7.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Security Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent or any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Security Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Security Collateral upon the request of any Grantor or any other Person or, except as otherwise provided herein, to take any other action whatsoever with regard to the Security Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Security

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Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except as otherwise provided herein or for their own gross negligence or willful misconduct.
          7.3 Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to such Grantor’s Security Collateral without the signature of such Grantor in such form and in such filing offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property” or “all assets” in any such financing statements. The Collateral Agent agrees to use commercially reasonable efforts to notify the relevant Grantor of any financing or continuation statement filed by it, provided that any failure to give such notice shall not affect the validity or effectiveness of any such filing.
          7.4 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or any amendment, supplement or other modification of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
          7.5 Right of Inspection. Upon reasonable written advance notice to any Grantor and as often as may reasonably be desired, or at any time and from time to time after the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have reasonable access during normal business hours to all the books, correspondence and records of such Grantor, and the Collateral Agent and its representatives may examine the same, and to the extent reasonable take extracts therefrom and make photocopies thereof, and such Grantor agrees to render to the Collateral Agent at such Grantor’s reasonable cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Collateral Agent and its representatives shall also have the right, upon reasonable advance written notice to such Grantor subject to any lease restrictions, to enter during normal business hours into and upon any premises owned, leased or operated by such Grantor where any of such Grantor’s Inventory or Equipment is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.

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SECTION 8 NON-LENDER SECURED PARTIES
          8.1 Rights to Collateral  (a) The Non-Lender Secured Parties shall not have any right whatsoever to do any of the following: (i) exercise any rights or remedies with respect to the Collateral (such term, as used in this Section 8, having the meaning assigned to it in the Credit Agreement), including, without limitation, the right to (A) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (B) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election, notice account debtors or make collections with respect to all or any portion of the Collateral or (C) release any Guarantor under this Agreement or release any Collateral from the Liens of any Security Document or consent to or otherwise approve any such release; (ii) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, this Agreement); (iii) vote in any Bankruptcy Case or similar proceeding in respect of the Borrower or any of its Subsidiaries (any such proceeding, for purposes of this clause (a), a “Bankruptcy”) with respect to, or take any other actions concerning the Collateral; (iv) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with this Agreement); (v) oppose any sale, transfer or other disposition of the Collateral; (vi) object to any debtor-in-possession financing in any Bankruptcy which is provided by one or more Lenders among others (including on a priming basis under Section 364(d) of the Bankruptcy Code); (vii) object to the use of cash collateral in respect of the Collateral in any Bankruptcy; or (viii) seek, or object to the Lenders seeking on an equal and ratable basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy.
          (b) Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, agrees that in exercising rights and remedies with respect to the Collateral, the Collateral Agent and the Lenders, with the consent of the Collateral Agent, may enforce the provisions of the Security Documents and exercise remedies thereunder and under any other Loan Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction. The Non-Lender Secured Parties by their acceptance of the benefits of this Agreement and the other Security Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether or not a Bankruptcy Case has been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of the Borrower or any of its Subsidiaries and the release of any or all of the Collateral from the Liens of any Security Document in connection therewith.
          (c) Notwithstanding any provision of this Section 8.1, the Non-Lender Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Lender Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other

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pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties.
          (d) Each Non-Lender Secured Party, by its acceptance of the benefit of this Agreement, agrees that the Collateral Agent and the Lenders may deal with the Collateral, including any exchange, taking or release of Collateral, may change or increase the amount of the Borrower Obligations and/or the Guarantor Obligations, and may release any Guarantor from its Obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.
          8.2 Appointment of Agent. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, shall be deemed irrevocably to make, constitute and appoint the Collateral Agent, as agent under the Credit Agreement (and all officers, employees or agents designated by the Collateral Agent) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the Collateral Agent shall have the right, with power of substitution for the Non-Lender Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Collateral. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of the Non-Lender Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable. It is understood and agreed that the Collateral Agent has appointed the Administrative Agent as its agent for purposes of perfecting certain of the security interests created hereunder and for otherwise carrying out certain of its obligations hereunder.
          8.3 Waiver of Claims. To the maximum extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral (including, without limitation, any such exercise described in Section 8.1(b) above), except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person. None of the Collateral Agent or any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower, any Subsidiary of the Borrower, any Non-Lender Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act which constitutes willful misconduct or gross negligence of such Person.
SECTION 9 MISCELLANEOUS
          9.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Grantor and the Collateral Agent, provided that (a) any provision of this Agreement imposing obligations on any Grantor may be waived by the Collateral Agent in a written instrument executed by the Collateral Agent and (b) notwithstanding anything to the contrary in Section 10.1 of the Credit Agreement, no such waiver and no such amendment or

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modification shall amend, modify or waive the definition of “Secured Party” or Section 6.5 if such waiver, amendment, or modification would adversely affect a Secured Party without the written consent of each such affected Secured Party. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to the Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to the Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Agreement, or any term or provision hereof, or any right or obligation of any Grantor hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by each affected Grantor and the Collateral Agent in accordance with this Section 9.1.
          9.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1, unless and until such Guarantor shall change such address by notice to the Collateral Agent and the Administrative Agent given in accordance with Section 10.2 of the Credit Agreement.
          9.3 No Waiver by Course of Conduct; Cumulative Remedies. None of the Collateral Agent or any other Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
          9.4 Enforcement Expenses; Indemnification. (a) Each Guarantor jointly and severally agrees to pay or reimburse each Secured Party and the Collateral Agent for all their respective reasonable costs and expenses incurred in collecting against any Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement against such Guarantor and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Secured Parties, the Collateral Agent and the Administrative Agent.
          (b) Each Grantor jointly and severally agrees to pay, and to save the Collateral Agent, the Administrative Agent and the other Secured Parties harmless from, (x) any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Security Collateral or in connection with any of the transactions contemplated by this Agreement and (y) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect

41

to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), in each case to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement, and in any event excluding any taxes or other indemnified liabilities arising from gross negligence or willful misconduct of the Collateral Agent, the Administrative Agent or any other Secured Party.
          (c) The agreements in this Section 9.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
          9.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Grantors, the Collateral Agent and the Secured Parties and their respective successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.
          9.6 Set-Off. Each Guarantor hereby irrevocably authorizes each of the Administrative Agent and the Collateral Agent and each other Secured Party at any time and from time to time without notice to such Guarantor, any other Guarantor or the Borrower, any such notice being expressly waived by each Guarantor and by the Borrower, to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under Section 8.1(f) of the Credit Agreement with respect to any Guarantor so long as any amount remains unpaid after it becomes due and payable by such Guarantor hereunder, to set-off and appropriate and apply against any such amount any and all deposits (general or special, time or demand, provisional or final) (other than the Collateral Proceeds Account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent, the Administrative Agent or such other Secured Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Collateral Agent, the Administrative Agent or such other Secured Party may elect. The Collateral Agent, the Administrative Agent and each other Secured Party shall notify such Guarantor promptly of any such set-off and the application made by the Collateral Agent, the Administrative Agent or such other Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent, the Administrative Agent and each other Secured Party under this Section 9.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Collateral Agent, the Administrative Agent or such other Secured Party may have.
          9.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
          9.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that, with respect to any Pledged

42

Stock issued by a Foreign Subsidiary, all rights, powers and remedies provided in this Agreement may be exercised only to the extent that they do not violate any provision of any law, rule or regulation of any Governmental Authority applicable to any such Pledged Stock or affecting the legality, validity or enforceability of any of the provisions of this Agreement against the Pledgor (such laws, rules or regulations, “Applicable Law”) and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.
          9.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
          9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Grantors, the Collateral Agent, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Grantors, the Collateral Agent, the Administrative Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          9.12 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in Section 9.2 or at such other address of which the Collateral Agent and the Administrative Agent (in the case of any other party hereto) or the Borrower (in the case of the Collateral Agent and the Administrative Agent) shall have been notified pursuant thereto;
          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

43

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any punitive damages.
          9.13 Acknowledgments. Each Guarantor hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
          (b) none of the Collateral Agent, the Administrative Agent or any other Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.
          9.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          9.15 Additional Grantors. Each new Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement substantially in the form of Annex 1 hereto. Each existing Grantor that is required to become a Pledgor with respect to Capital Stock of any new Subsidiary of the Borrower pursuant to Section 6.9 of the Credit Agreement shall become a Pledgor with respect thereto upon execution and delivery by such Grantor of a Supplemental Agreement substantially in the form of Annex 2 hereto.
          9.16 Releases. (a) At such time as the Loans and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party in respect of the provision of cash management services) then due and owing shall have been paid in full, all Security Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Security Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Security Collateral held by the Collateral Agent hereunder, and the Collateral Agent and the Administrative Agent shall execute and deliver to such Grantor such documents (including without limitation UCC termination statements) as such Grantor shall reasonably request to evidence such termination.

44

          (b) In connection with any sale or other disposition of Security Collateral permitted by the Credit Agreement (other than any sale or disposition to another Grantor), the Lien pursuant to this Agreement on such sold or disposed of Security Collateral shall be automatically released. In connection with the sale or other disposition of all of the Capital Stock of any Guarantor (other than to the Borrower or a Subsidiary of the Borrower) or the sale or other disposition of Security Collateral (other than a sale or disposition to another Grantor) permitted under the Credit Agreement, the Collateral Agent shall, upon receipt from the Borrower of a written request for the release of such Guarantor from its Guarantee or the release of the Security Collateral subject to such sale or other disposition, identifying such Guarantor or the relevant Security Collateral and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents, deliver to the Borrower or the relevant Grantor any of the relevant Security Collateral held by the Collateral Agent hereunder and the Collateral Agent and the Administrative Agent shall execute and deliver to the relevant Grantor (at the sole cost and expense of such Grantor) all releases or other documents (including without limitation UCC termination statements) necessary or reasonably desirable for the release of such Guarantee or the Liens created hereby on such Security Collateral, as applicable, as such Grantor may reasonably request.
          9.17 Judgment. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Collateral Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.
          (b) The obligations of any Guarantor in respect of this Agreement to the Collateral Agent, for the benefit of each holder of Secured Obligations, shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such holder is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by the Collateral Agent of any sum adjudged to be so due in the judgment currency, the Collateral Agent may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such holder in the original currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Collateral Agent for the benefit of such holder, against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to the Collateral Agent, the Collateral Agent agrees to remit to the Borrower, such excess. This covenant shall survive the termination of this Agreement and payment of the Obligations and all other amounts payable hereunder.
[Remainder of page left blank intentionally; Signature page to follow.]

45

[Signature Pages Left Intentionally Blank]

46

SCHEDULE 1
NOTICE ADDRESSES OF GUARANTORS

47

SCHEDULE 2
PLEDGED SECURITIES
Pledged Stock:

Pledgor	Issuer	Description of Pledged Stock

Pledged Notes:

1

SCHEDULE 3
PERFECTION MATTERS
Existing Security Interests

Grantor	Secured Party	Description of Collateral

UCC Filings

Grantor	State	Filing Office	Document Filed

Intellectual Property Filings

SCHEDULE 4
LOCATION OF JURISDICTION OF ORGANIZATION

Grantor	Location

SCHEDULE 5
INTELLECTUAL PROPERTY
Copyrights and Copyright Licenses
Grantor
Patents and Patent Licenses
Grantor
Trademarks and Trademark Licenses
Grantor

SCHEDULE 6
CONTRACTS

SCHEDULE 7
COMMERCIAL TORT CLAIMS

Annex 1 to
Guarantee and Collateral Agreement
ASSUMPTION AGREEMENT
          ASSUMPTION AGREEMENT, dated as of ______ ______, ______, made by                                                             , a                      corporation (the “Additional Grantor”), in favor of Wachovia Bank, National Association, as collateral agent and administrative agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined below). All capitalized terms not defined herein shall have the meaning ascribed to them in such the Guarantee and Collateral Agreement referred to below, or if not defined therein, in the Credit Agreement.
W I T N E S S E T H:
          WHEREAS, NCI Building Systems, Inc. (the “Borrower”), Wachovia Bank, National Association, as administrative agent and collateral agent and the Lenders are parties to an Amended and Restated Credit Agreement, dated as of [                    ] (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);
          WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Subsidiaries are, or are to become, parties to the Guarantee and Collateral Agreement, dated as of [                    ] (as amended, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favor of the Collateral Agent, for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement);
          WHEREAS, the Additional Grantor is a member of an affiliated group of companies that includes the Borrower and each other Grantor; the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors (including the Additional Grantor) in connection with the operation of their respective businesses; and the Borrower and the other Grantors (including the Additional Grantor) are engaged in related businesses, and each such Grantor (including the Additional Grantor) will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;
          WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and
          WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;
          NOW, THEREFORE, IT IS AGREED:
          1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.15 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Guarantor [, Grantor and Pledgor] [and Grantor] [and Pledgor] 1 and, without limiting the generality of the

[1]	Indicate the capacities in which the Additional Grantor is becoming a Grantor.

foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor [, Grantor and Pledgor] [and Grantor] [and Pledgor]2 thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [___] to the Guarantee and Collateral Agreement, and such Schedules are hereby amended and modified to include such information. The Additional Grantor hereby represents and warrants that each of the representations and warranties of such Additional Grantor, in its capacities as a Guarantor [, Grantor and Pledgor] [and Grantor] [and Pledgor], 3 contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
          2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[2]	Indicate the capacities in which the Additional Grantor is becoming a Grantor.

[3]	Indicate the capacities in which the Additional Grantor is becoming a Grantor.

     IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:
Acknowledged and Agreed to as
of the date hereof by:
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Collateral Agent and Administrative Agent

By:
Name:
Title:

Annex 1-A to
Assumption Agreement
Supplement to
Guarantee and Collateral Agreement
Schedule 1
Supplement to
Guarantee and Collateral Agreement
Schedule 2
Supplement to
Guarantee and Collateral Agreement
Schedule 3
Supplement to
Guarantee and Collateral Agreement
Schedule 4
Supplement to
Guarantee and Collateral Agreement
Schedule 5
Supplement to
Guarantee and Collateral Agreement
Schedule 6
Supplement to
Guarantee and Collateral Agreement
Schedule 7

Annex 2 to
Guarantee and Collateral Agreement
SUPPLEMENTAL AGREEMENT
          SUPPLEMENTAL AGREEMENT, dated as of                      ___, ___, made by                     , a                      corporation (the “Additional Pledgor”), in favor of Wachovia Bank, National Association, as collateral agent and administrative agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement referred to below and the other Secured Parties (as defined below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Guarantee and Collateral Agreement referred to below, or if not defined therein, in the Credit Agreement.
W I T N E S S E T H:
          WHEREAS, NCI Building Systems, Inc. (the “Borrower”), Wachovia Bank, National Association, as administrative agent and collateral agent and the Lenders are parties to an Amended and Restated Credit Agreement, dated as of [                    ] (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”);
          WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Subsidiaries are, or are to become, parties to the Guarantee and Collateral Agreement, dated as of [                    ] (as amended, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favor of the Collateral Agent, for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement);
          WHEREAS, the Credit Agreement requires the Additional Pledgor to become a Pledgor under the Guarantee and Collateral Agreement with respect to Capital Stock of certain new Subsidiaries of the Borrower; and
          WHEREAS, the Additional Pledgor has agreed to execute and deliver this Supplemental Agreement in order to become such a Pledgor under the Guarantee and Collateral Agreement;
          NOW, THEREFORE, IT IS AGREED:
          1. Guarantee and Collateral Agreement. By executing and delivering this Supplemental Agreement, the Additional Pledgor, as provided in Section 9.15 of the Guarantee and Collateral Agreement, hereby becomes a Pledgor under the Guarantee and Collateral Agreement with respect to the shares of Capital Stock of the Subsidiary of the Borrower listed in Annex 1-A hereto, as a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule 2 to the Guarantee and Collateral Agreement, and such Schedule 2 is hereby amended and modified to include such information.
          2. GOVERNING LAW. THIS SUPPLEMENTAL AGREEMENT AND RIGHTS AND OBLIGATIONS OF THE PARTIES HERUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the undersigned has caused this Supplemental Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL PLEDGOR]

By:
Name:
Title:
Acknowledged and Agreed to as
of the date hereof by:
WACHOVIA BANK, NATIONAL ASSOCIATION
as Collateral Agent and Administrative Agent

By:
Name:
Title:

Annex 2 to
Guarantee and Collateral Agreement
Supplement to
Guarantee and Collateral Agreement
Schedule 2
Pledged Stock

Pledgor	Issuer	Description of Pledged Stock

EXHIBIT C-1 TO
AMENDED AND RESTATED CREDIT AGREEMENT
Drawn By and Return To:
Moore & Van Allen PLLC
Bank of America Corporate Center
100 North Tryon Street, Floor 47
Charlotte, North Carolina 28202-4003
Attn: Timothy W. Corrigan

STATE OF

COUNTY OF
AMENDED AND RESTATED DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT
OF LEASES AND RENTS AND FIXTURE FILING
     THIS AMENDED AND RESTATED DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING (the “Deed of Trust”) is made and entered into as of the ___day of October, 2009, by and among                                         , a                     , with an address as of the date hereof at 10943 North Sam Houston Parkway West, Houston, Texas 77064, Attention: Chief Financial Officer (the “Grantor”),                                         , a                     , as trustee, with an address as of the date hereof at                                                              (together with its successors and assigns, in such capacity, the “Trustee”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as Collateral Agent for the Lenders from time to time party to the Credit Agreement referenced below, with an address as of the date hereof at 21 Waterway Avenue, Suite 600, The Woodlands, Texas 77380, Attention: Janet Ritter (in such capacity, the “Agent”).
RECITALS:
     WHEREAS, NCI Building Systems, Inc. (the “Borrower”), as the borrower, and certain subsidiaries and affiliates of the Borrower, including the Grantor, as guarantors (collectively, the “Guarantors”), entered into that certain Credit Agreement, dated as of June 18, 2004, among the Borrower, the Guarantors, the Lenders from time to time party thereto and Wachovia Bank, National Association, as amended and modified by that certain First Amendment to Credit Agreement, dated as of November 9, 2004, that certain Second Amendment to Credit Agreement, dated as of October 14, 2005, that certain Third Amendment to Credit Agreement, dated as of April 7, 2006, and that certain Waiver, dated as of July 15, 2009 (as so amended and modified, the “Original Credit Agreement”);
     WHEREAS, the Borrower, the Lenders and the Agent have agreed to amend and restate the Original Credit Agreement pursuant to that certain Amended and Restated Credit Agreement, dated as of October ___, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement);
     WHEREAS, the Grantor is the owner of the fee simple interest in the real property described on Exhibit A attached hereto and incorporated herein by reference;

     WHEREAS, in connection with the Original Credit Agreement, the Grantor entered into that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009 and recorded on ___, 2009 in the ___ County Recorder’s Office as Instrument Number                     , by the Grantor for the benefit of the Agent (the “Original Deed of Trust”);
     WHEREAS, the Lenders have agreed to enter into the Credit Agreement provided that, among other things, the Grantor and the Agent amend and restate the Original Deed of Trust in the form hereof;
     WHEREAS, concurrently with the entering into of the Credit Agreement, the Borrower and the Guarantors have entered into that certain ABL Facility, dated as of an equal date therewith. All obligations of the Grantor under the ABL Facility are secured by, among other things, a certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by the Grantor for the benefit of the Agent (as defined in the ABL Facility Agreement, the “ABL Agent”); and
     WHEREAS, in order to induce (i) the Lenders to enter into the Credit Agreement, and (ii) the Lenders (as defined in the ABL Facility Agreement) to enter into the ABL Facility, the Agent and the ABL Agent have agreed to the subordination, intercreditor and other provisions set forth in that certain Intercreditor Agreement, dated as of the date of the Credit Agreement.
W I T N E S S E T H:
     The Grantor, in consideration of the indebtedness herein recited and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has irrevocably granted, released, sold, remised, bargained, assigned, pledged, warranted, transferred and conveyed, and does hereby grant, release, sell, remise, bargain, assign, pledge, warrant, transfer and convey to the Trustee and the Trustee’s successors and assigns, in trust, with power of sale, for the benefit of the Agent and its successors and assigns, a continuing security interest in and to, and lien upon, all of the Grantor’s right, title and interest in and to the following described land, real property interests, buildings, improvements and fixtures:
     (a) All that tract or parcel of land and other real property interests in                      County,                     , as more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”), and all of the Grantor’s right, title and interest in and to rights appurtenant thereto, including easement rights; and
     (b) All buildings and improvements of every kind and description now or hereafter erected or placed on the Land (the “Improvements”) and all fixtures now or hereafter owned by the Grantor and attached to or installed in and used in connection with the aforesaid Land and Improvements (collectively, the “Fixtures”) (hereinafter, the Land, the Improvements and the Fixtures may be collectively referred to as the “Premises”).
     TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging, subject to the Permitted Liens, to the Trustee and the Trustee’s successors and assigns to secure the Indebtedness (hereinafter defined) and other obligations herein recited and upon this special trust; provided that, should (i) the Indebtedness (hereinafter defined) secured hereby be paid according to the tenor and effect thereof when the same shall be due and payable and should the Loan Parties timely and fully discharge their obligations secured hereby and satisfy the obligations in full or (ii) the conditions set forth in the Credit Agreement for the release of this Deed of Trust be fully satisfied (in the reasonable judgment of the Agent), the lien and security interest of this Deed of Trust shall cease, terminate and be void and the Agent or its successor or assign shall promptly

2

cause a release of this Deed of Trust to be filed in the appropriate office; and until such obligations are fully satisfied, it shall remain in full force and virtue.
     And, as additional security for said Indebtedness, subject to the Guarantee and Collateral Agreement, the Grantor hereby unconditionally assigns to the Agent all the security deposits, rents, issues, profits and revenues of the Premises from time to time accruing (the “Rents and Profits”), which assignment constitutes a present, absolute and unconditional assignment and not an assignment for additional security only, reserving only the right to the Grantor to collect and apply the same as the Grantor chooses as long as no Event of Default (as defined in Article III) has occurred and is continuing.
     As additional collateral and further security for the Indebtedness, subject to the Guarantee and Collateral Agreement, the Grantor does hereby assign to Agent and grants to Agent a security interest in all of the right, title and the interest of the Grantor in and to any and all real property leases and rental agreements (collectively, the “Leases”) with respect to the Premises or any part thereof, and the Grantor agrees to execute and deliver to the Agent such additional instruments, in form and substance reasonably satisfactory to the Agent, as may hereafter be requested by the Agent to evidence and confirm said assignment; provided, however, that acceptance of any such assignment shall not be construed to impose upon the Agent any obligation with respect thereto.
     The Grantor, the Trustee and the Agent covenant, represent and agree as follows:
ARTICLE I
Indebtedness Secured
     1.1 Indebtedness. The Agent and the Lenders have agreed to establish a senior secured credit facility in favor of the Borrower pursuant to the terms of the Credit Agreement. This Deed of Trust is given to secure the payment and performance by the Grantor of (a) all obligations of the Grantor under the Notes, the Credit Agreement, this Deed of Trust, the other Loan Documents and any document made, delivered or given in connection with (i) any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement (as defined in the Guarantee and Collateral Agreement) entered into with any Person who was at the time of entry into such agreement a Lender or an affiliate of any Lender, (ii) any guaranty of the Borrower or any of its Subsidiaries as to which any Secured Party (as defined in the Guarantee and Collateral Agreement) is a beneficiary or (iii) the provision of cash management services by any Lender or an Affiliate thereof to the Borrower or any Subsidiary thereof to any Secured Party (as defined in the Guarantee and Collateral Agreement), howsoever evidenced, created, incurred or acquired, whether primary, secondary, direct, contingent, or joint and several, (b) all obligations and liabilities of the Grantor incurred in connection with the collection and enforcement of the foregoing to the extent provided in the Credit Agreement and (c) all other Obligations (as defined in the Guarantee and Collateral Agreement) of the Grantor (all of the foregoing, whether now existing or hereafter arising, collectively, the “Indebtedness”).
     1.2 Future Advances. This Deed of Trust is given to secure the Indebtedness and the repayment of the aforesaid obligations together with each advance of any Term Loan, any renewals or extensions or modifications thereof upon the same or different terms or at the same or different rate of interest and also to secure all future advances and readvances that may subsequently be made to the Grantor or any other Loan Party by the Lenders evidenced by any promissory notes given in connection with the aforesaid obligations, and all renewals, modifications, replacements and extensions thereof. The lien of such future advances and re-advances shall relate back to the date of this Deed of Trust.

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ARTICLE II
Grantor’s Covenants, Representations and Agreements
     2.1 Title to Property. The Grantor has good title in fee simple to the Premises, and the Premises are not subject to any Lien, except for Permitted Liens.
     2.2 Taxes and Fees; Maintenance of Premises. The Grantor agrees to comply with Sections 6.3, 6.5(a), 6.5(b)(i), 7.3(a) and 10.5 of the Credit Agreement to the extent applicable.
     2.3 Reimbursement. The Grantor agrees to comply with Section 6.5(b)(iii) of the Credit Agreement to the extent applicable.
     2.4 Additional Documents. The Grantor agrees to comply with Section 6.9(d) of the Credit Agreement to the extent applicable.
     2.5 Restrictions on Sale or Encumbrance. The Grantor agrees to comply with Sections 7.3 and 7.6 of the Credit Agreement to the extent applicable.
     2.6 Fees and Expenses. The Grantor will promptly pay upon demand any and all reasonable costs and expenses of the Agent, including, without limitation, reasonable attorneys’ fees actually incurred by the Agent, to the extent required under the Credit Agreement.
     2.7 Intentionally Omitted.
     2.8 Intentionally Omitted.
     2.9 Insurance.
     (a) Types Required. The Grantor shall maintain insurance for the Premises as set forth in Section 6.5(a) of the Credit Agreement to the extent applicable.
     (b) Use of Proceeds. Insurance proceeds shall be applied or disbursed as set forth in Sections 3.4(c) and 6.5(a) of the Credit Agreement to the extent applicable.
     2.10 Eminent Domain. All proceeds or awards relating to condemnation or other taking pursuant to the power of eminent domain shall be applied pursuant to Section 3.4(c) of the Credit Agreement to the extent applicable.
     2.11 Releases and Waivers. The Grantor agrees that no release by the Agent of any portion of the Premises, the Rents and Profits or the Leases, no subordination of lien, no forbearance on the part of the Agent to collect on any Term Loan, or any part thereof, no waiver of any right granted or remedy available to the Agent and no action taken or not taken by the Agent shall, except to the extent expressly released, in any way have the effect of releasing the Grantor from full responsibility to the Agent for the complete discharge of each and every of the Grantor’s obligations hereunder.
     2.12 Intentionally Omitted.
     2.13 Compliance with Law. The Grantor agrees to comply with Section 6.4 of the Credit Agreement to the extent applicable.

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     2.14 Inspection. The Grantor agrees to comply with Section 6.6(a) of the Credit Agreement to the extent applicable.
     2.15 Security Agreement.
     (a) This Deed of Trust is hereby made and declared to be a security agreement encumbering the Fixtures, and Grantor grants to the Agent a security interest in the Fixtures. The Grantor grants to the Agent all of the rights and remedies of a secured party under the laws of the state in which the Premises are located. A financing statement or statements reciting this Deed of Trust to be a security agreement with respect to the Fixtures may be appropriately filed by the Agent.
     (b) The Grantor warrants that, as of the date hereof, the name and address of the “Debtor” (which is the Grantor) are as set forth in the preamble of this Deed of Trust and a statement indicating the types, or describing the items, of collateral is set forth hereinabove. Grantor warrants that Grantor’s exact legal name is correctly set forth in the preamble of this Deed of Trust.
     (c) This Deed of Trust will be filed in the real property records.
     (d) The Grantor is a corporation organized under the laws of the State of ___and the Grantor’s organizational identification number is                                         .
ARTICLE III
Events of Default
     An Event of Default shall exist and be continuing under the terms of this Deed of Trust upon the existence and during the continuance of an Event of Default under the terms of the Credit Agreement.
ARTICLE IV
Foreclosure
     4.1 Acceleration of Secured Indebtedness; Foreclosure. Upon the occurrence and during the continuance of an Event of Default, the entire balance of the Indebtedness and any other obligations due under the Loan Documents, including all accrued interest, shall become due and payable to the extent such amounts become due and payable under the Credit Agreement. Provided an Event of Default has occurred and is continuing, upon failure to pay the Indebtedness or reimburse any other amounts due under the Loan Documents in full at any stated or accelerated maturity and in addition to all other remedies available to the Agent at law or in equity, the Agent may do any of the following:
     (a) Give notice of an Event of Default and of election to cause the Premises to be sold as may be required by law or as may be necessary to cause the Trustee to exercise the power of sale granted herein. The Trustee shall then record and give notice of an Event of Default as then required by law and, after the expiration of such time as may be required by law, may sell the property subject to this Deed of Trust at the time and place specified in the notice of sale, as a whole or in separate parcels as directed by the Agent, or by the Grantor to the extent required by law, at public auction to the highest bidder for cash in lawful money of the United States, payable at time of sale, all in accordance with applicable law. The Trustee, from time to time, may postpone or continue the sale of all or any portion of the property subject to this Deed of Trust by public declaration at the time and place last appointed for the sale. No other

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notice of the postponed sale shall be required except as required by applicable law. Upon any sale, the Trustee shall deliver a deed conveying the property sold, without any covenant or warranty, express or implied, to the purchaser or purchasers at the sale. Any person, including the Grantor, the Trustee or the Agent, may purchase at the sale.
     (b) Commence proceedings for foreclosure of this Deed of Trust in the manner provided by law for the foreclosure of a real property deed of trust.
     4.2 Waiver. To the extent permitted by applicable law, the Grantor hereby waives any statutory right of redemption in connection with any foreclosure proceeding.
     4.3 Proceeds of Sale. The proceeds of any foreclosure sale of the Premises, or any part thereof, will be distributed and applied in accordance with the terms and conditions of the Credit Agreement (subject to any applicable provisions of applicable law).
     4.4 Trustee’s Fees. If a foreclosure proceeding is commenced by the Trustee but terminated prior to its completion, the Trustee’s fees, disbursements and expenses (including legal fees and expenses) will be reasonable but not more than one percent (1%) of the fair market value of the Premises if the termination occurs prior to the first public auction sale and not more than two percent (2%) of the fair market value of the Premises if the termination occurs after the first public auction sale.
ARTICLE V
Additional Rights and Remedies of the Agent
     5.1 Rights Upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Agent, immediately and without additional notice and without liability therefor to the Grantor, except for gross negligence, willful misconduct or unlawful conduct, may do or cause to be done any or all of the following to the extent permitted by applicable law, and subject to the terms of the Intercreditor Agreement: (a) take physical possession of the Premises; (b) exercise its right to collect the Rents and Profits; (c) enter into contracts for the completion, repair and maintenance of the Improvements thereon; (d) expend Term Loan funds and any rents, income and profits derived from the Premises for the payment of any taxes, insurance premiums, assessments and charges for completion, repair and maintenance of the Improvements, preservation of the lien of this Deed of Trust and satisfaction and fulfillment of any liabilities or obligations of the Grantor arising out of or in any way connected with the Premises whether or not such liabilities and obligations in any way affect, or may affect, the lien of this Deed of Trust; (e) enter into leases demising the Premises or any part thereof; (f) take such steps to protect and enforce the specific performance of any covenant, condition or agreement in the Notes, this Deed of Trust, the Credit Agreement or the other Loan Documents, or to aid the execution of any power herein granted; and (g) generally, supervise, manage, and contract with reference to the Premises as if the Agent were equitable owner of the Premises. Notwithstanding the occurrence of an Event of Default, the Agent shall continue to have the right to pay money, whether or not Term Loan funds, for the purposes described in Sections 2.2 and 2.6 hereof, and all such sums and interest thereon shall be secured hereby. The Grantor also agrees that any of the foregoing rights and remedies of the Agent may be exercised at any time during the continuance of an Event of Default independently of the exercise of any other such rights and remedies, and the Agent may continue to exercise any or all such rights and remedies until (i) the Event(s) of Default are cured, (ii) foreclosure and the conveyance of the Premises to the high bidder, or (iii) the Term Loans and any other amounts then due and owing under the Credit Agreement to any Lender or the Agent are paid in full.

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     5.2 Appointment of Receiver. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement, the Agent shall be entitled, without additional notice and without regard to the adequacy of any security for the Indebtedness secured hereby, whether the same shall then be occupied as a homestead or not, or the solvency of any party bound for its payment, to make application for the appointment of a receiver to take possession of and to operate the Premises, and to collect the rents, issues, profits, and income thereof, all expenses of which shall be added to the Indebtedness and secured hereby. The receiver shall have all the rights and powers provided for under the laws of the state in which the Premises are located, including without limitation, the power to execute leases, and the power to collect the rents, sales proceeds, issues, profits and proceeds of the Premises during the pendency of such foreclosure suit, as well as during any further times when the Grantor, its successors or assigns, except for the intervention of such receiver, would be entitled to collect such rents, sales proceeds, issues, proceeds and profits, and all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of said period. Receiver’s fees, reasonable attorneys’ fees and costs incurred in connection with the appointment of a receiver pursuant to this Section 5.2 shall be secured by this Deed of Trust. Notwithstanding the appointment of any receiver, trustee or other custodian, the Agent shall be entitled to retain possession and control of any cash or other instruments at the time held by or payable or deliverable under the terms of the Deed of Trust to the Agent to the fullest extent permitted by law.
     5.3 Waivers. No waiver of a prior Event of Default shall operate to waive any subsequent Event(s) of Default. All remedies provided in this Deed of Trust, the Notes, the Credit Agreement or any of the other Loan Documents are cumulative and may, at the election of the Agent, be exercised alternatively, successively, or in any manner and are in addition to any other rights provided by law.
     5.4 Delivery of Possession After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale, the Grantor or the Grantor’s successors or assigns are occupying or using the Premises, or any part thereof, each and all immediately shall become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale, notwithstanding any language herein apparently to the contrary, shall have the sole option to demand possession immediately following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in any court having jurisdiction.
     5.5 Marshalling. The Grantor hereby waives, in the event of foreclosure of this Deed of Trust or the enforcement by the Agent of any other rights and remedies hereunder, any right otherwise available in respect to marshalling of assets which secure any Term Loan and any other indebtedness secured hereby or to require the Agent to pursue its remedies against any other such assets.
     5.6 Protection of Premises. Upon the occurrence and during the continuance of an Event of Default, the Agent may take such actions, including, but not limited to disbursements of such sums, as the Agent in its sole but reasonable discretion deems necessary to protect the Agent’s interest in the Premises.

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ARTICLE VI
General Conditions
     6.1 Substitution of Trustee.
          (a) Appointment of Successor Trustee. If, for any reason, the Agent shall elect to substitute for the Trustee herein named (or for any successor to said Trustee), the Agent shall have the right to appoint successor Trustee(s) by duly acknowledged written instruments, and each new Trustee immediately upon recordation of the instrument so appointing him shall become successor in title to the Premises for the uses and purposes of this Deed of Trust, with all the powers, duties and obligations conferred on the Trustee in the same manner and to the same effect as though he were named herein as the Trustee. If more than one Trustee has been appointed, each of such Trustees and each successor thereto shall be and hereby is empowered to act independently.
          (b) Authority of the Agent. If the Agent is a banking corporation, state banking corporation or a national banking association and the instrument of appointment of any successor or replacement Trustee is executed on the Agent’s behalf by an officer of such corporation, state banking corporation or national banking association, then such appointment may be executed by any authorized officer or agent of the Agent and such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the board of directors or any superior officer of the Agent.
          (c) Effect of Appointment of Successor Trustee. Upon the appointment and designation of any successor, substitute or replacement Trustee, the Trustee’s entire estate and title in the Premises shall vest in the designated successor, substitute or replacement Trustee. Such successor, substitute or replacement Trustee shall thereupon succeed to and shall hold, possess and execute all the rights, powers, privileges, immunities and duties herein conferred upon the Trustee. All references herein to the Trustee shall be deemed to refer to the Trustee (including any successor or substitute appointed and designated as herein provided) from time to time acting hereunder.
          (d) Confirmation of Transfer and Succession. Any new Trustee appointed pursuant to any of the provisions hereof shall, without any further act, deed or conveyance, become vested with all the estates, properties, rights, powers and trusts of his predecessor in the rights hereunder with like effect as if originally named as the Trustee herein; but nevertheless, upon the written request of the Agent or of any successor, substitute or replacement Trustee, any former Trustee ceasing to act shall execute and deliver an instrument transferring to such successor, substitute or replacement Trustee all of the right, title, estate and interest in the Premises of the Trustee so ceasing to act, together with all the rights, powers, privileges, immunities and duties herein conferred upon the Trustee, and shall duly assign, transfer and deliver all properties and moneys held by said Trustee hereunder to said successor, substitute or replacement Trustee.
     6.2 Terms. The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their successors and assigns to the extent permitted under the Credit Agreement. The word “person” shall include any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature, and the word “Premises” shall include any portion of the Premises or interest therein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.

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     6.3 Notices. All notices, requests and other communications shall be given in accordance with Section 10.2 of the Credit Agreement.
     6.4 Severability. If any provision of this Deed of Trust is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
     6.5 Headings. The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Deed of Trust nor the intent of any provision hereof.
     6.6 Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, the lien and security interest granted to the Agent pursuant to this Deed of Trust and the exercise of any right or remedy by the Agent hereunder are subject to the provisions of the Intercreditor Agreement.
     6.7 Conflicting Terms.
          (a) In the event of any conflict between the terms and provisions of the Intercreditor Agreement and the terms and provisions of this Deed of Trust, the terms and provisions of the Intercreditor Agreement shall control and supersede the provisions of this Deed of Trust with respect to such conflicts other than with respect to Section 6.8.
          (b) In the event of any conflict between the terms and provisions of the Credit Agreement and the terms and provisions of this Deed of Trust, the terms and provisions of the Credit Agreement shall control and supersede the provisions of this Deed of Trust with respect to such conflicts other than with respect to Section 6.8.
     6.8 Governing Law. This Deed of Trust shall be governed by and construed in accordance with the internal law of the state in which the Premises are located.
     6.9 Application of the Foreclosure Law. If any provision in this Deed of Trust shall be inconsistent with any provision of the foreclosure laws of the state in which the Premises are located, the provisions of such laws shall take precedence over the provisions of this Deed of Trust, but shall not invalidate or render unenforceable any other provision of this Deed of Trust that can be construed in a manner consistent with such laws.
     6.10 Written Agreement. This Deed of Trust may not be amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.
     6.11 Waiver of Jury Trial. Section 10.16 of the Credit Agreement is hereby incorporated by reference.
     6.12 Request for Notice. The Grantor requests a copy of any statutory notice of default and a copy of any statutory notice of sale hereunder be mailed to the Grantor at the address specified in Section 6.3 of this Deed of Trust.
     6.13 Counterparts. This Deed of Trust may be executed by one or more of the parties on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

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     6.14 Release. If any of the Premises shall be sold, transferred or otherwise disposed of by the Grantor in a transaction permitted by the Credit Agreement, then the Agent, at the request of the Grantor, shall execute and deliver to the Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Premises. The Grantor shall deliver to the Agent prior to the date of the proposed release, a written request for release identifying the sale or other disposition in reasonable detail, together with a certification by the Grantor stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.
     6.15 State Specific Provisions. In the event of any inconsistencies between this Section 6.15 and any of the other terms and provisions of this Deed of Trust, the terms and provisions of this Section 6.15 shall control and be binding.

                                        .
     6.16 Amendment and Restatement of Original Deed of Trust. The Grantor and the Agent acknowledge and agree that this Deed of Trust is executed for the purpose of amending and restating the Original Deed of Trust and is not intended to extinguish, release or otherwise discharge the Grantor’s obligations under the Original Deed of Trust and is not intended to be a novation of the Grantor’s obligations under the Original Deed of Trust.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the Grantor and the Agent have executed this Deed of Trust as of the above written date.

GRANTOR:

AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION,
a national banking association

By:
Name:
Title:

[ADD STATE NOTARY FORMS FOR GRANTOR AND AGENT]

Exhibit A
[Legal Description to be Attached]

EXHIBIT C-2 TO
AMENDED AND RESTATED CREDIT AGREEMENT
Drawn By and Return To:
Moore & Van Allen PLLC
Bank of America Corporate Center
100 North Tryon Street, Floor 47
Charlotte, North Carolina 28202-4003
Attn: Timothy W. Corrigan
_______________________________
AMENDED AND RESTATED DEED TO SECURE DEBT, SECURITY AGREEMENT AND
ASSIGNMENT OF LEASES AND RENTS
     THIS AMENDED AND RESTATED DEED TO SECURE DEBT, SECURITY AGREEMENT AND ASSIGNMENT OF LEASES AND RENTS (the “Security Deed”) is made and entered into as of the ______ day of October, 2009, by and between ___, a ___, with an address as of the date hereof at 10943 North Sam Houston Parkway West, Houston, Texas 77064, Attention: Chief Financial Officer (the “Grantor”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as Collateral Agent for the Lenders from time to time party to the Credit Agreement referenced below, with an address as of the date hereof at 21 Waterway Avenue, Suite 600, The Woodlands, Texas 77380, Attention: Janet Ritter (in such capacity, the “Agent”).

NOTE	TO	RECORDING		OFFICER:

.

RECITALS:
     WHEREAS, NCI Building Systems, Inc. (the “Borrower”), as the borrower, and certain subsidiaries and affiliates of the Borrower, including the Grantor, as guarantors (collectively, the “Guarantors”), entered into that certain Credit Agreement, dated as of June 18, 2004, among the Borrower, the Guarantors, the Lenders from time to time party thereto and Wachovia Bank, National

Association, as amended and modified by that certain First Amendment to Credit Agreement, dated as of November 9, 2004, that certain Second Amendment to Credit Agreement, dated as of October 14, 2005, that certain Third Amendment to Credit Agreement, dated as of April 7, 2006, and that certain Waiver, dated as of July 15, 2009 (as so amended and modified, the “Original Credit Agreement”);
     WHEREAS, the Borrower, the Lenders and the Agent have agreed to amend and restate the Original Credit Agreement pursuant to that certain Amended and Restated Credit Agreement, dated as of October ___, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement);
     WHEREAS, the Grantor is the owner of the fee simple interest in the real property described on Exhibit A attached hereto and incorporated herein by reference;
     WHEREAS, in connection with the Original Credit Agreement, the Grantor entered into that certain Deed to Secure Debt, Security Agreement and Assignment of Leases and Rents, dated as of August 21, 2009 and recorded on                     , 2009 in the                      County Recorder’s Office as Instrument Number                                         , by the Grantor for the benefit of the Agent (the “Original Deed to Secure Debt”);
     WHEREAS, the Lenders have agreed to enter into the Credit Agreement provided that, among other things, the Grantor and the Agent amend and restate the Original Deed to Secure Debt in the form hereof;
     WHEREAS, concurrently with the entering into of the Credit Agreement, the Borrower and the Guarantors have entered into that certain ABL Facility, dated as of an equal date therewith. All obligations of the Grantor under the ABL Facility are secured by, among other things, a certain Deed to Secure Debt, Security Agreement and Assignment of Leases and Rents executed by the Grantor for the benefit of the Agent (as defined in the ABL Facility Agreement, the “ABL Agent”); and
     WHEREAS, in order to induce (i) the Lenders to enter into the Credit Agreement, and (ii) the Lenders (as defined in the ABL Facility Agreement) to enter into the ABL Facility, the Agent and the ABL Agent have agreed to the subordination, intercreditor and other provisions set forth in that certain Intercreditor Agreement, dated as of the date of the Credit Agreement.
W I T N E S S E T H:
     The Grantor, in consideration of the indebtedness herein recited and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has irrevocably granted, released, sold, remised, bargained, assigned, pledged, warranted, transferred and conveyed, and does hereby grant, release, sell, remise, bargain, assign, pledge, warrant, transfer and convey to the Agent and the Agent’s successors and assigns, and grants a continuing security title and security interest in and to all of the Grantor’s right, title and interest in and to the following described land, real property interests, buildings, improvements and fixtures:
     (a) All that tract or parcel of land and other real property interests in                      County, Georgia, as more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”), and all of the Grantor’s right, title and interest in and to rights appurtenant thereto, including easement rights; and

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     (b) All buildings and improvements of every kind and description now or hereafter erected or placed on the Land (the “Improvements”) and all fixtures now or hereafter owned by the Grantor and attached to or installed in and used in connection with the aforesaid Land and Improvements (collectively, the “Fixtures”) (hereinafter, the Land, the Improvements and the Fixtures may be collectively referred to as the “Premises”).
     TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging IN FEE SIMPLE forever, subject to the Permitted Liens, to the Agent and the Agent’s successors and assigns to secure the Indebtedness (hereinafter defined) and other obligations herein recited; provided that, should (i) the Indebtedness (hereinafter defined) secured hereby be paid according to the tenor and effect thereof when the same shall be due and payable and should the Loan Parties timely and fully discharge their obligations secured hereby and satisfy the obligations in full or (ii) the conditions set forth in the Credit Agreement for the release of this Security Deed be fully satisfied (in the reasonable judgment of the Agent), the Agent or its successor or assign shall promptly cause a cancellation of this Security Deed to be filed in the appropriate office; and until such obligations are fully satisfied, it shall remain in full force and virtue.
     This Security Deed is intended to operate and is to be construed as a deed passing title to the Premises to the Agent and is made under those provisions of the existing laws of the State of Georgia relating to deeds to secure debt (including e.g. O.C.G.A. § 44-14-60), and not as a mortgage, and is given to secure payment and performance of the Indebtedness (as hereinafter defined) of the Grantor.
     And, as additional security for said Indebtedness, subject to the Guarantee and Collateral Agreement, the Grantor hereby unconditionally assigns to the Agent all the security deposits, rents, issues, profits and revenues of the Premises from time to time accruing (the “Rents and Profits”), which assignment constitutes a present, absolute and unconditional assignment and not an assignment for additional security only, reserving only the right to the Grantor to collect and apply the same as the Grantor chooses as long as no Event of Default (as defined in Article III) has occurred and is continuing.
     As additional collateral and further security for the Indebtedness, subject to the Guarantee and Collateral Agreement, the Grantor does hereby assign to Agent and grants to Agent a security interest in all of the right, title and the interest of the Grantor in and to any and all real property leases and rental agreements (collectively, the “Leases”) with respect to the Premises or any part thereof, and the Grantor agrees to execute and deliver to the Agent such additional instruments, in form and substance reasonably satisfactory to the Agent, as may hereafter be requested by the Agent to evidence and confirm said assignment; provided, however, that acceptance of any such assignment shall not be construed to impose upon the Agent any obligation with respect thereto.
     The Grantor and the Agent covenant, represent and agree as follows:
ARTICLE I
Indebtedness Secured
     1.1 Indebtedness. The Agent and the Lenders have agreed to establish a senior secured credit facility in favor of the Borrower pursuant to the terms of the Credit Agreement. This Security Deed is given to secure the payment and performance by the Grantor of (a) all obligations of the Grantor under the Notes, the Credit Agreement, this Security Deed, the other Loan Documents and any document made, delivered or given in connection with (i) any Interest Rate Protection Agreement, Permitted Hedging

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Arrangement or Bank Products Agreement (as defined in the Guarantee and Collateral Agreement) entered into with any Person who was at the time of entry into such agreement a Lender or an affiliate of any Lender, (ii) any guaranty of the Borrower or any of its Subsidiaries as to which any Secured Party (as defined in the Guarantee and Collateral Agreement) is a beneficiary or (iii) the provision of cash management services by any Lender or an Affiliate thereof to the Borrower or any Subsidiary thereof to any Secured Party (as defined in the Guarantee and Collateral Agreement), howsoever evidenced, created, incurred or acquired, whether primary, secondary, direct, contingent, or joint and several, (b) all obligations and liabilities of the Grantor incurred in connection with the collection and enforcement of the foregoing to the extent provided in the Credit Agreement and (c) all other Obligations (as defined in the Guarantee and Collateral Agreement) of the Grantor (all of the foregoing, whether now existing or hereafter arising, collectively, the “Indebtedness”). The final maturity date of the Indebtedness shall be fifty-four (54) months after the date hereof, as the same may be extended or renewed from time to time.
     1.2 Future Advances. This Security Deed is given to secure the Indebtedness and the repayment of the aforesaid obligations together with each advance of any Term Loan, any renewals or extensions or modifications thereof upon the same or different terms or at the same or different rate of interest and also to secure all future advances and readvances that may subsequently be made to the Grantor or any other Loan Party by the Lenders evidenced by any promissory notes given in connection with the aforesaid obligations, and all renewals, modifications, replacements and extensions thereof. The lien of such future advances and re-advances shall relate back to the date of this Security Deed.
ARTICLE II
Grantor’s Covenants, Representations and Agreements
     2.1 Title to Property. The Grantor has good title in fee simple to the Premises, and the Premises are not subject to any Lien, except for Permitted Liens.
     2.2 Taxes and Fees; Maintenance of Premises. The Grantor agrees to comply with Sections 6.3, 6.5(a), 6.5(b)(i), 7.3(a) and 10.5 of the Credit Agreement to the extent applicable.
     2.3 Reimbursement. The Grantor agrees to comply with Section 6.5(b)(iii) of the Credit Agreement to the extent applicable.
     2.4 Additional Documents. The Grantor agrees to comply with Section 6.9(d) of the Credit Agreement to the extent applicable.
     2.5 Restrictions on Sale or Encumbrance. The Grantor agrees to comply with Sections 7.3 and 7.6 of the Credit Agreement to the extent applicable.
     2.6 Fees and Expenses. The Grantor will promptly pay upon demand any and all reasonable costs and expenses of the Agent, including, without limitation, reasonable attorneys’ fees actually incurred by the Agent, to the extent required under the Credit Agreement.
     2.7 Intentionally Omitted.
     2.8 Intentionally Omitted.

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     2.9 Insurance.
     (a) Types Required. The Grantor shall maintain insurance for the Premises as set forth in Section 6.5(a) of the Credit Agreement to the extent applicable.
     (b) Use of Proceeds. Insurance proceeds shall be applied or disbursed as set forth in Sections 3.4(c) and 6.5(a) of the Credit Agreement to the extent applicable.
     2.10 Eminent Domain. All proceeds or awards relating to condemnation or other taking pursuant to the power of eminent domain shall be applied pursuant to Section 3.4(c) of the Credit Agreement to the extent applicable.
     2.11 Releases and Waivers. The Grantor agrees that no release by the Agent of any portion of the Premises, the Rents and Profits or the Leases, no subordination of lien, no forbearance on the part of the Agent to collect on any Term Loan, or any part thereof, no waiver of any right granted or remedy available to the Agent and no action taken or not taken by the Agent shall, except to the extent expressly released, in any way have the effect of releasing the Grantor from full responsibility to the Agent for the complete discharge of each and every of the Grantor’s obligations hereunder.
     2.12 Intentionally Omitted.
     2.13 Compliance with Law. The Grantor agrees to comply with Section 6.4 of the Credit Agreement to the extent applicable.
     2.14 Inspection. The Grantor agrees to comply with Section 6.6(a) of the Credit Agreement to the extent applicable.
     2.15 Security Agreement.
     (a) This Security Deed is hereby made and declared to be a security agreement encumbering the Fixtures, and Grantor grants to the Agent a security interest in the Fixtures. The Grantor grants to the Agent all of the rights and remedies of a secured party under the laws of the state in which the Premises are located. A financing statement or statements reciting this Security Deed to be a security agreement with respect to the Fixtures may be appropriately filed by the Agent.
     (b) The Grantor warrants that, as of the date hereof, the name and address of the “Debtor” (which is the Grantor) are as set forth in the preamble of this Security Deed and a statement indicating the types, or describing the items, of collateral is set forth hereinabove. Grantor warrants that Grantor’s exact legal name is correctly set forth in the preamble of this Security Deed.
     (c) This Security Deed will be filed in the real property records.
     (d) The Grantor is a corporation organized under the laws of the State of                      and the Grantor’s organizational identification number is                                         .

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ARTICLE III
Events of Default
     An Event of Default shall exist and be continuing under the terms of this Security Deed upon the existence and during the continuance of an Event of Default under the terms of the Credit Agreement.
ARTICLE IV
Foreclosure
     4.1 Acceleration of Secured Indebtedness; Foreclosure. Upon the occurrence and during the continuance of an Event of Default, the entire balance of the Indebtedness and any other obligations due under the Loan Documents, including all accrued interest, shall become due and payable to the extent such amounts become due and payable under the Credit Agreement. Provided an Event of Default has occurred and is continuing, upon failure to pay the Indebtedness or reimburse any other amounts due under the Loan Documents in full at any stated or accelerated maturity and in addition to all other remedies available to the Agent at law or in equity, the Agent may sell the Premises or any part of the Premises at one or more public sale or sales before the door of the courthouse of the county in which the Land or any part of the Land is situated, to the highest bidder for cash, in order to pay the Indebtedness in whole or in part, and all expenses of sale and of all proceedings in connection therewith, including reasonable attorney’s fees, after advertising the time, place and terms of sale once a week for four (4) weeks immediately preceding such sale (but without regard to the number of days) in a newspaper in which sheriff’s sales are advertised in said county, all other notice being hereby waived by the Grantor to the fullest extent permitted by law. At any such public sale, the Agent may execute and deliver to the purchaser a conveyance of the Premises or any part of the Premises in fee simple, with no warranties of title, and to this end the Grantor hereby constitutes and appoints the Agent as the agent and attorney-in-fact of the Grantor to make such sale and conveyance, and thereby to divest the Grantor of all right, title and equity that the Grantor may have in and to the Premises and to vest the same in the purchaser or purchasers at such sale or sales, and all the acts and doings of said agent and attorney-in-fact are hereby ratified and confirmed, and any recitals in said conveyance or conveyances as to facts essential to a valid sale shall be binding upon the Grantor. The aforesaid power of sale and agency hereby granted are coupled with an interest and are irrevocable, and shall not be exhausted by one exercise thereof but may be exercised until full payment of all of the Indebtedness. In the event of any sale under this Security Deed by virtue of the exercise of the powers herein granted, or pursuant to any order in any judicial proceeding or otherwise, the Premises may be sold as an entirety or in separate parcels and in such manner or order as the Agent in its discretion may elect, and one or more exercises of the powers herein granted shall not extinguish nor exhaust such powers, until the entire Premises are sold or the Indebtedness is paid in full. The Agent may, at its option, sell the Premises subject to the rights of any tenants of the Premises, and the failure to make any such tenants parties to any foreclosure proceedings and to foreclose their rights will not be asserted by the Grantor to be a defense to any proceedings instituted by the Agent to collect the Indebtedness. If the Indebtedness is now or hereafter further secured by any mortgages, deeds to secure debt, chattel mortgages, pledges, contracts of guaranty, assignments of lease or other security instruments, the Agent may at its option exhaust the remedies granted under any of said security either concurrently or independently, and in such order as the Agent may determine in its discretion. Upon any foreclosure sale, the Agent may bid for and purchase the Premises and shall be entitled to apply all or any part of the Indebtedness as a credit to the purchase price. In the event of any such foreclosure sale by the Agent, the Grantor shall be deemed a tenant holding over and shall forthwith deliver possession to the purchaser or purchasers at such sale or be summarily dispossessed according to

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provisions of law applicable to tenants holding over. In case the Agent shall have proceeded to enforce any right, power or remedy under this Security Deed by foreclosure, entry or otherwise or in the event the Agent commences advertising of the intended exercise of the sale under power provided hereunder, and such proceeding or advertisement shall have been withdrawn, discontinued or abandoned for any reason, then in every such case (i) the Grantor and the Agent shall be restored to their former positions and rights, (ii) all rights, powers and remedies of the Agent shall continue as if no such proceeding had taken place, (iii) each and every Event of Default declared or occurring prior or subsequent to such withdrawal, discontinuance or abandonment shall be deemed to be a continuing Event of Default, and (iv) neither this Security Deed, nor the Notes, nor the Indebtedness, nor any other Loan Document shall be or shall be deemed to have been reinstated or otherwise affected by such withdrawal, discontinuance or abandonment; and, to the fullest extent permitted by law, the Grantor hereby expressly waives the benefit of any statute or rule of law now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with this sentence.
     4.2 Proceeds of Sale. The proceeds of any foreclosure sale of the Premises, or any part thereof, will be distributed and applied in accordance with the terms and conditions of the Credit Agreement (subject to any applicable provisions of applicable law).
ARTICLE V
Additional Rights and Remedies of the Agent
     5.1 Rights Upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Agent, immediately and without additional notice and without liability therefor to the Grantor, except for gross negligence, willful misconduct or unlawful conduct, may do or cause to be done any or all of the following to the extent permitted by applicable law, and subject to the terms of the Intercreditor Agreement: (a) take physical possession of the Premises; (b) exercise its right to collect the Rents and Profits; (c) enter into contracts for the completion, repair and maintenance of the Improvements thereon; (d) expend Term Loan funds and any rents, income and profits derived from the Premises for the payment of any taxes, insurance premiums, assessments and charges for completion, repair and maintenance of the Improvements, preservation of the lien of this Security Deed and satisfaction and fulfillment of any liabilities or obligations of the Grantor arising out of or in any way connected with the Premises whether or not such liabilities and obligations in any way affect, or may affect, the lien of this Security Deed; (e) enter into leases demising the Premises or any part thereof; (f) take such steps to protect and enforce the specific performance of any covenant, condition or agreement in the Notes, this Security Deed, the Credit Agreement or the other Loan Documents, or to aid the execution of any power herein granted; and (g) generally, supervise, manage, and contract with reference to the Premises as if the Agent were equitable owner of the Premises. Notwithstanding the occurrence of an Event of Default, the Agent shall continue to have the right to pay money, whether or not Term Loan funds, for the purposes described in Sections 2.2 and 2.6 hereof, and all such sums and interest thereon shall be secured hereby. The Grantor also agrees that any of the foregoing rights and remedies of the Agent may be exercised at any time during the continuance of an Event of Default independently of the exercise of any other such rights and remedies, and the Agent may continue to exercise any or all such rights and remedies until (i) the Event(s) of Default are cured, (ii) foreclosure and the conveyance of the Premises to the high bidder, or (iii) the Term Loans and any other amounts then due and owing under the Credit Agreement to any Lender or the Agent are paid in full.
     5.2 Appointment of Receiver. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement, the Agent shall be entitled, without

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additional notice and without regard to the adequacy of any security for the Indebtedness secured hereby, whether the same shall then be occupied as a homestead or not, or the solvency of any party bound for its payment, to make application for the appointment of a receiver to take possession of and to operate the Premises, and to collect the rents, issues, profits, and income thereof, all expenses of which shall be added to the Indebtedness and secured hereby. The receiver shall have all the rights and powers provided for under the laws of the State of Georgia, including without limitation, the power to execute leases, and the power to collect the rents, sales proceeds, issues, profits and proceeds of the Premises during the pendency of such foreclosure suit, as well as during any further times when the Grantor, its successors or assigns, except for the intervention of such receiver, would be entitled to collect such rents, sales proceeds, issues, proceeds and profits, and all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of said period. Receiver’s fees, reasonable attorneys’ fees and costs incurred in connection with the appointment of a receiver pursuant to this Section 5.2 shall be secured by this Security Deed. Notwithstanding the appointment of any receiver, trustee or other custodian, the Agent shall be entitled to retain possession and control of any cash or other instruments at the time held by or payable or deliverable under the terms of the Security Deed to the Agent to the fullest extent permitted by law.
     5.3 Waivers. No waiver of a prior Event of Default shall operate to waive any subsequent Event(s) of Default. All remedies provided in this Security Deed, the Notes, the Credit Agreement or any of the other Loan Documents are cumulative and may, at the election of the Agent, be exercised alternatively, successively, or in any manner and are in addition to any other rights provided by law.
     5.4 Delivery of Possession After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale, the Grantor or the Grantor’s successors or assigns are occupying or using the Premises, or any part thereof, each and all immediately shall become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale, notwithstanding any language herein apparently to the contrary, shall have the sole option to demand possession immediately following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in any court having jurisdiction.
     5.5 Marshalling. The Grantor hereby waives, in the event of foreclosure of this Security Deed or the enforcement by the Agent of any other rights and remedies hereunder, any right otherwise available in respect to marshalling of assets which secure any Term Loan and any other indebtedness secured hereby or to require the Agent to pursue its remedies against any other such assets.
     5.6 Protection of Premises. Upon the occurrence and during the continuance of an Event of Default, the Agent may take such actions, including, but not limited to disbursements of such sums, as the Agent in its sole but reasonable discretion deems necessary to protect the Agent’s interest in the Premises.
     5.7 CONSTITUTIONAL WAIVER. BY EXECUTION OF THIS SECURITY DEED AND BY INITIALING THIS PARAGRAPH 5.7, THE GRANTOR EXPRESSLY ACKNOWLEDGES THE RIGHT, SUBJECT TO THE CREDIT AGREEMENT, TO ACCELERATE THE INDEBTEDNESS EVIDENCED BY THE NOTES AND THE POWER OF ATTORNEY GIVEN HEREIN TO THE AGENT TO SELL THE PREMISES BY NONJUDICIAL FORECLOSURE UPON AN EVENT OF DEFAULT BY THE GRANTOR WITHOUT ANY JUDICIAL HEARING AND WITHOUT ANY NOTICE OTHER THAN SUCH NOTICE (IF ANY) AS IS SPECIFICALLY REQUIRED TO BE

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GIVEN UNDER THE PROVISIONS OF THIS SECURITY DEED AND TO THE FULLEST EXTENT PERMITTED BY LAW, THE GRANTOR HEREBY WAIVES ANY RIGHT THE GRANTOR MAY HAVE UNDER THE CONSTITUTION OR THE LAWS OF THE STATE OF GEORGIA OR THE CONSTITUTION OR THE LAWS OF THE UNITED STATES OF AMERICA TO NOTICE, OTHER THAN EXPRESSLY PROVIDED FOR IN THIS SECURITY DEED OR THE CREDIT AGREEMENT, OR TO A JUDICIAL HEARING PRIOR TO THE EXERCISE OF ANY RIGHT OR REMEDY PROVIDED BY THIS INSTRUMENT TO THE AGENT, AND, TO THE FULLEST EXTENT PERMITTED BY LAW, THE GRANTOR WAIVES THE GRANTOR’S RIGHTS, IF ANY, TO SET ASIDE OR INVALIDATE ANY SALE DULY CONSUMMATED IN ACCORDANCE WITH THE PROVISIONS OF THIS SECURITY DEED ON THE GROUNDS (IF SUCH BE THE CASE) THAT THE SALE WAS CONSUMMATED WITHOUT A PRIOR JUDICIAL HEARING. ALL WAIVERS BY THE GRANTOR IN THIS PARAGRAPH HAVE BEEN MADE VOLUNTARILY, INTELLIGENTLY, AND KNOWINGLY, AFTER THE GRANTOR HAS BY THE GRANTOR’S ATTORNEY BEEN FIRST APPRISED OF AND COUNSELED WITH RESPECT TO THE GRANTOR’S POSSIBLE ALTERNATIVE RIGHTS.

(Initialed and Acknowledged by Grantor)
ARTICLE VI
General Conditions
     6.1 Terms. The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their successors and assigns to the extent permitted under the Credit Agreement. The word “person” shall include any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature, and the word “Premises” shall include any portion of the Premises or interest therein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.
     6.2 Notices. All notices, requests and other communications shall be given in accordance with Section 10.2 of the Credit Agreement.
     6.3 Severability. If any provision of this Security Deed is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
     6.4 Headings. The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Security Deed nor the intent of any provision hereof.
     6.5 Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, the lien and security interest granted to the Agent pursuant to this Security Deed and the exercise of any right or remedy by the Agent hereunder are subject to the provisions of the Intercreditor Agreement.

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     6.6 Conflicting Terms.
          (a) In the event of any conflict between the terms and provisions of the Intercreditor Agreement and the terms and provisions of this Security Deed, the terms and provisions of the Intercreditor Agreement shall control and supersede the provisions of this Security Deed with respect to such conflicts other than with respect to Section 6.7.
          (b) In the event of any conflict between the terms and provisions of the Credit Agreement and the terms and provisions of this Security Deed, the terms and provisions of the Credit Agreement shall control and supersede the provisions of this Security Deed with respect to such conflicts other than with respect to Section 6.7.
     6. 7 Governing Law. This Security Deed shall be governed by and construed in accordance with the internal law of the state in which the Premises are located.
     6. 8 Application of the Foreclosure Law. If any provision in this Security Deed shall be inconsistent with any provision of the foreclosure laws of the State of Georgia, the provisions of such laws shall take precedence over the provisions of this Security Deed, but shall not invalidate or render unenforceable any other provision of this Security Deed that can be construed in a manner consistent with such laws.
     6. 9 Written Agreement. This Security Deed may not be amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.
     6. 10 Waiver of Jury Trial. Section 10.16 of the Credit Agreement is hereby incorporated by reference.
     6. 11 Request for Notice. The Grantor requests a copy of any statutory notice of default and a copy of any statutory notice of sale hereunder be mailed to the Grantor at the address specified in Section 6.2 of this Security Deed.
     6.12 Counterparts. This Security Deed may be executed by one or more of the parties on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
     6.13 Intentionally Omitted.
     6.14 Release. If any of the Premises shall be sold, transferred or otherwise disposed of by the Grantor in a transaction permitted by the Credit Agreement, then the Agent, at the request of the Grantor, shall execute and deliver to the Grantor all releases, cancellations or other documents reasonably necessary or desirable for the release or cancellation of this Security Deed. The Grantor shall deliver to the Agent prior to the date of the proposed release, a written request for release identifying the sale or other disposition in reasonable detail, together with a certification by the Grantor stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.
     6.15 Amendment and Restatement of Original Security Deed. The Grantor and the Agent acknowledge and agree that this Security Deed is executed for the purpose of amending and restating the Original Security Deed and is not intended to extinguish, release or otherwise discharge the Grantor’s obligations under the Original Security Deed and is not intended to be a novation of the Grantor’s obligations under the Original Security Deed.

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[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the Grantor and the Agent have executed this Security Deed under seal as of the above written date.

GRANTOR:

,
a

Signed, sealed and delivered in the presence of:

By:
Name:
Title:

Unofficial Witness

Notary Public
My Commission Expires:
[Notary Seal]

AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association

Signed, sealed and delivered in the presence of:

By:
Name:
Title:

Unofficial Witness

Notary Public
My Commission Expires:
[Notary Seal]

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Exhibit A
[Legal Description to be Attached]

EXHIBIT C-3 TO
AMENDED AND RESTATED CREDIT AGREEMENT
Drawn By and Return To:
Moore & Van Allen PLLC
Bank of America Corporate Center
100 North Tryon Street, Floor 47
Charlotte, North Carolina 28202-4003
Attn: Timothy W. Corrigan

STATE OF
COUNTY OF
AMENDED AND RESTATED MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT
OF LEASES AND RENTS AND FIXTURE FILING
     THIS AMENDED AND RESTATED MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING (the “Mortgage”) is made and entered into as of the ___day of October, 2009, by and between                                         , a                                          , with an address as of the date hereof at 10943 North Sam Houston Parkway West, Houston, Texas 77064, Attention: Chief Financial Officer (the “Grantor”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as Collateral Agent for the Lenders from time to time party to the Credit Agreement referenced below, with an address as of the date hereof at 21 Waterway Avenue, Suite 600, The Woodlands, Texas 77380, Attention: Janet Ritter (in such capacity, the “Agent”).
RECITALS:
     WHEREAS, NCI Building Systems, Inc. (the “Borrower”), as the borrower, and certain subsidiaries and affiliates of the Borrower, including the Grantor, as guarantors (collectively, the “Guarantors”), entered into that certain Credit Agreement, dated as of June 18, 2004, among the Borrower, the Guarantors, the Lenders from time to time party thereto and Wachovia Bank, National Association, as amended and modified by that certain First Amendment to Credit Agreement, dated as of November 9, 2004, that certain Second Amendment to Credit Agreement, dated as of October 14, 2005, that certain Third Amendment to Credit Agreement, dated as of April 7, 2006, and that certain Waiver, dated as of July 15, 2009 (as so amended and modified, the “Original Credit Agreement”);
     WHEREAS, the Borrower, the Lenders and the Agent have agreed to amend and restate the Original Credit Agreement pursuant to that certain Amended and Restated Credit Agreement, dated as of October ___, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement);
     WHEREAS, the Grantor is the owner of the fee simple interest in the real property described on Exhibit A attached hereto and incorporated herein by reference;
     WHEREAS, in connection with the Original Credit Agreement, the Grantor entered into that certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of August 21, 2009 and recorded on                     , 2009 in the                      County Recorder’s Office as Instrument Number                     , by the Grantor for the benefit of the Agent (the “Original Mortgage”);

     WHEREAS, the Lenders have agreed to enter into the Credit Agreement provided that, among other things, the Grantor and the Agent amend and restate the Original Mortgage in the form hereof;
     WHEREAS, concurrently with the entering into of the Credit Agreement, the Borrower and the Guarantors have entered into that certain ABL Facility, dated as of an equal date therewith. All obligations of the Grantor under the ABL Facility are secured by, among other things, a certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing executed by the Grantor for the benefit of the Agent (as defined in the ABL Facility Agreement, the “ABL Agent”); and
     WHEREAS, in order to induce (i) the Lenders to enter into the Credit Agreement, and (ii) the Lenders (as defined in the ABL Facility Agreement) to enter into the ABL Facility, the Agent and the ABL Agent have agreed to the subordination, intercreditor and other provisions set forth in that certain Intercreditor Agreement, dated as of the date of the Credit Agreement.
W I T N E S S E T H:
     The Grantor, in consideration of the indebtedness herein recited and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has irrevocably granted, released, sold, remised, bargained, assigned, pledged, warranted, mortgaged, transferred and conveyed, and does hereby grant, release, sell, remise, bargain, assign, pledge, warrant, mortgage, transfer and convey to the Agent and the Agent’s successors and assigns, a continuing security interest in and to, and lien upon, all of the Grantor’s right, title and interest in and to the following described land, real property interests, buildings, improvements and fixtures:
     (a) All that tract or parcel of land and other real property interests in                      County,                     , as more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”), and all of the Grantor’s right, title and interest in and to rights appurtenant thereto, including easement rights; and
     (b) All buildings and improvements of every kind and description now or hereafter erected or placed on the Land (the “Improvements”) and all fixtures now or hereafter owned by the Grantor and attached to or installed in and used in connection with the aforesaid Land and Improvements (collectively, the “Fixtures”) (hereinafter, the Land, the Improvements and the Fixtures may be collectively referred to as the “Premises”).
     TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging, subject to the Permitted Liens, to the Agent and the Agent’s successors and assigns to secure the Indebtedness (hereinafter defined) and other obligations herein recited; provided that, should (i) the Indebtedness (hereinafter defined) secured hereby be paid according to the tenor and effect thereof when the same shall be due and payable and should the Loan Parties timely and fully discharge their obligations secured hereby and satisfy the obligations in full or (ii) the conditions set forth in the Credit Agreement for the release of this Mortgage be fully satisfied (in the reasonable judgment of the Agent), the lien and security interest of this Mortgage shall cease, terminate and be void and the Agent or its successor or assign shall promptly cause a release of this Mortgage to be filed in the appropriate office; and until such obligations are fully satisfied, it shall remain in full force and virtue.
     And, as additional security for said Indebtedness, subject to the Guarantee and Collateral Agreement, the Grantor hereby unconditionally assigns to the Agent all the security deposits, rents, issues, profits and revenues of the Premises from time to time accruing (the “Rents and Profits”), which assignment constitutes a present, absolute and unconditional assignment and not an assignment for

2

additional security only, reserving only the right to the Grantor to collect and apply the same as the Grantor chooses as long as no Event of Default (as defined in Article III) has occurred and is continuing.
     As additional collateral and further security for the Indebtedness, subject to the Guarantee and Collateral Agreement, the Grantor does hereby assign to Agent and grants to Agent a security interest in all of the right, title and the interest of the Grantor in and to any and all real property leases and rental agreements (collectively, the “Leases”) with respect to the Premises or any part thereof, and the Grantor agrees to execute and deliver to the Agent such additional instruments, in form and substance reasonably satisfactory to the Agent, as may hereafter be requested by the Agent to evidence and confirm said assignment; provided, however, that acceptance of any such assignment shall not be construed to impose upon the Agent any obligation with respect thereto.
     The Grantor and the Agent covenant, represent and agree as follows:
ARTICLE I
Indebtedness Secured
     1.1 Indebtedness. The Agent and the Lenders have agreed to establish a senior secured credit facility in favor of the Borrower pursuant to the terms of the Credit Agreement. This Mortgage is given to secure the payment and performance by the Grantor of (a) all obligations of the Grantor under the Notes, the Credit Agreement, this Mortgage, the other Loan Documents and any document made, delivered or given in connection with (i) any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Bank Products Agreement (as defined in the Guarantee and Collateral Agreement) entered into with any Person who was at the time of entry into such agreement a Lender or an affiliate of any Lender, (ii) any guaranty of the Borrower or any of its Subsidiaries as to which any Secured Party (as defined in the Guarantee and Collateral Agreement) is a beneficiary or (iii) the provision of cash management services by any Lender or an Affiliate thereof to the Borrower or any Subsidiary thereof to any Secured Party (as defined in the Guarantee and Collateral Agreement), howsoever evidenced, created, incurred or acquired, whether primary, secondary, direct, contingent, or joint and several, (b) all obligations and liabilities of the Grantor incurred in connection with the collection and enforcement of the foregoing to the extent provided in the Credit Agreement and (c) all other Obligations (as defined in the Guarantee and Collateral Agreement) of the Grantor (all of the foregoing, whether now existing or hereafter arising, collectively, the “Indebtedness”).
     1.2 Future Advances. This Mortgage is given to secure the Indebtedness and the repayment of the aforesaid obligations together with each advance of any Term Loan, any renewals or extensions or modifications thereof upon the same or different terms or at the same or different rate of interest and also to secure all future advances and readvances that may subsequently be made to the Grantor or any other Loan Party by the Lenders evidenced by any promissory notes given in connection with the aforesaid obligations, and all renewals, modifications, replacements and extensions thereof. The lien of such future advances and re-advances shall relate back to the date of this Mortgage.
ARTICLE II
Grantor’s Covenants, Representations and Agreements
     2.1 Title to Property. The Grantor has good title in fee simple to the Premises, and the Premises are not subject to any Lien, except for Permitted Liens.

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     2.2 Taxes and Fees; Maintenance of Premises. The Grantor agrees to comply with Sections 6.3, 6.5(a), 6.5(b)(i), 7.3(a) and 10.5 of the Credit Agreement to the extent applicable.
     2.3 Reimbursement. The Grantor agrees to comply with Section 6.5(b)(iii) of the Credit Agreement to the extent applicable.
     2.4 Additional Documents. The Grantor agrees to comply with Section 6.9(d) of the Credit Agreement to the extent applicable.
     2.5 Restrictions on Sale or Encumbrance. The Grantor agrees to comply with Sections 7.3 and 7.6 of the Credit Agreement to the extent applicable.
     2.6 Fees and Expenses. The Grantor will promptly pay upon demand any and all reasonable costs and expenses of the Agent, including, without limitation, reasonable attorneys’ fees actually incurred by the Agent, to the extent required under the Credit Agreement.
     2.7 Intentionally Omitted.
     2.8 Intentionally Omitted.
     2.9 Insurance.
     (a) Types Required. The Grantor shall maintain insurance for the Premises as set forth in Section 6.5(a) of the Credit Agreement to the extent applicable.
     (b) Use of Proceeds. Insurance proceeds shall be applied or disbursed as set forth in Sections 3.4(c) and 6.5(a) of the Credit Agreement to the extent applicable.
     2.10 Eminent Domain. All proceeds or awards relating to condemnation or other taking pursuant to the power of eminent domain shall be applied pursuant to Section 3.4(c) of the Credit Agreement to the extent applicable.
     2.11 Releases and Waivers. The Grantor agrees that no release by the Agent of any portion of the Premises, the Rents and Profits or the Leases, no subordination of lien, no forbearance on the part of the Agent to collect on any Term Loan, or any part thereof, no waiver of any right granted or remedy available to the Agent and no action taken or not taken by the Agent shall, except to the extent expressly released, in any way have the effect of releasing the Grantor from full responsibility to the Agent for the complete discharge of each and every of the Grantor’s obligations hereunder.
     2.12 Intentionally Omitted.
     2.13 Compliance with Law. The Grantor agrees to comply with Section 6.4 of the Credit Agreement to the extent applicable.
     2.14 Inspection. The Grantor agrees to comply with Section 6.6(a) of the Credit Agreement to the extent applicable.
     2.15 Security Agreement.
     (a) This Mortgage is hereby made and declared to be a security agreement encumbering the Fixtures, and Grantor grants to the Agent a security interest in the Fixtures. The Grantor grants to the

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Agent all of the rights and remedies of a secured party under the laws of the state in which the Premises are located. A financing statement or statements reciting this Mortgage to be a security agreement with respect to the Fixtures may be appropriately filed by the Agent.
     (b) The Grantor warrants that, as of the date hereof, the name and address of the “Debtor” (which is the Grantor) are as set forth in the preamble of this Mortgage and a statement indicating the types, or describing the items, of collateral is set forth hereinabove. Grantor warrants that Grantor’s exact legal name is correctly set forth in the preamble of this Mortgage.
     (c) This Mortgage will be filed in the real property records.
     (d) The Grantor is a corporation organized under the laws of the State of                      and the Grantor’s organizational identification number is                                         .
ARTICLE III
Events of Default
     An Event of Default shall exist and be continuing under the terms of this Mortgage upon the existence and during the continuance of an Event of Default under the terms of the Credit Agreement.
ARTICLE IV
Foreclosure
     4.1 Acceleration of Secured Indebtedness; Foreclosure. Upon the occurrence and during the continuance of an Event of Default, the entire balance of the Indebtedness and any other obligations due under the Loan Documents, including all accrued interest, shall become due and payable to the extent such amounts become due and payable under the Credit Agreement. Provided an Event of Default has occurred and is continuing, upon failure to pay the Indebtedness or reimburse any other amounts due under the Loan Documents in full at any stated or accelerated maturity and in addition to all other remedies available to the Agent at law or in equity, the Agent may foreclose the lien of this Mortgage by judicial or non-judicial proceeding in a manner permitted by applicable law. The Grantor hereby waives, to the fullest extent permitted by law, any statutory right of redemption in connection with such foreclosure proceeding.
     4.2 Proceeds of Sale. The proceeds of any foreclosure sale of the Premises, or any part thereof, will be distributed and applied in accordance with the terms and conditions of the Credit Agreement (subject to any applicable provisions of applicable law).
ARTICLE V
Additional Rights and Remedies of the Agent
     5.1 Rights Upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Agent, immediately and without additional notice and without liability therefor to the Grantor, except for gross negligence, willful misconduct or unlawful conduct, may do or cause to be done any or all of the following to the extent permitted by applicable law, and subject to the terms of the Intercreditor Agreement: (a) take physical possession of the Premises; (b) exercise its right to collect the Rents and Profits; (c) enter into contracts for the completion, repair and maintenance of the Improvements

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thereon; (d) expend Term Loan funds and any rents, income and profits derived from the Premises for the payment of any taxes, insurance premiums, assessments and charges for completion, repair and maintenance of the Improvements, preservation of the lien of this Mortgage and satisfaction and fulfillment of any liabilities or obligations of the Grantor arising out of or in any way connected with the Premises whether or not such liabilities and obligations in any way affect, or may affect, the lien of this Mortgage; (e) enter into leases demising the Premises or any part thereof; (f) take such steps to protect and enforce the specific performance of any covenant, condition or agreement in the Notes, this Mortgage, the Credit Agreement or the other Loan Documents, or to aid the execution of any power herein granted; and (g) generally, supervise, manage, and contract with reference to the Premises as if the Agent were equitable owner of the Premises. Notwithstanding the occurrence of an Event of Default, the Agent shall continue to have the right to pay money, whether or not Term Loan funds, for the purposes described in Sections 2.2 and 2.6 hereof, and all such sums and interest thereon shall be secured hereby. The Grantor also agrees that any of the foregoing rights and remedies of the Agent may be exercised at any time during the continuance of an Event of Default independently of the exercise of any other such rights and remedies, and the Agent may continue to exercise any or all such rights and remedies until (i) the Event(s) of Default are cured, (ii) foreclosure and the conveyance of the Premises to the high bidder, or (iii) the Term Loans and any other amounts then due and owing under the Credit Agreement to any Lender or the Agent are paid in full.
     5.2 Appointment of Receiver. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement, the Agent shall be entitled, without additional notice and without regard to the adequacy of any security for the Indebtedness secured hereby, whether the same shall then be occupied as a homestead or not, or the solvency of any party bound for its payment, to make application for the appointment of a receiver to take possession of and to operate the Premises, and to collect the rents, issues, profits, and income thereof, all expenses of which shall be added to the Indebtedness and secured hereby. The receiver shall have all the rights and powers provided for under the laws of the state in which the Premises are located, including without limitation, the power to execute leases, and the power to collect the rents, sales proceeds, issues, profits and proceeds of the Premises during the pendency of such foreclosure suit, as well as during any further times when the Grantor, its successors or assigns, except for the intervention of such receiver, would be entitled to collect such rents, sales proceeds, issues, proceeds and profits, and all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of said period. Receiver’s fees, reasonable attorneys’ fees and costs incurred in connection with the appointment of a receiver pursuant to this Section 5.2 shall be secured by this Mortgage. Notwithstanding the appointment of any receiver, trustee or other custodian, the Agent shall be entitled to retain possession and control of any cash or other instruments at the time held by or payable or deliverable under the terms of the Mortgage to the Agent to the fullest extent permitted by law.
     5.3 Waivers. No waiver of a prior Event of Default shall operate to waive any subsequent Event(s) of Default. All remedies provided in this Mortgage, the Notes, the Credit Agreement or any of the other Loan Documents are cumulative and may, at the election of the Agent, be exercised alternatively, successively, or in any manner and are in addition to any other rights provided by law.
     5.4 Delivery of Possession After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale, the Grantor or the Grantor’s successors or assigns are occupying or using the Premises, or any part thereof, each and all immediately shall become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale, notwithstanding any language herein apparently to the contrary, shall have the sole option to demand possession immediately following the sale or to permit the occupants to remain as tenants at will. In the

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event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in any court having jurisdiction.
     5.5 Marshalling. The Grantor hereby waives, in the event of foreclosure of this Mortgage or the enforcement by the Agent of any other rights and remedies hereunder, any right otherwise available in respect to marshalling of assets which secure any Term Loan and any other indebtedness secured hereby or to require the Agent to pursue its remedies against any other such assets.
     5.6 Protection of Premises. Upon the occurrence and during the continuance of an Event of Default, the Agent may take such actions, including, but not limited to disbursements of such sums, as the Agent in its sole but reasonable discretion deems necessary to protect the Agent’s interest in the Premises.
ARTICLE VI
General Conditions
     6.1 Terms. The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their successors and assigns to the extent permitted under the Credit Agreement. The word “person” shall include any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature, and the word “Premises” shall include any portion of the Premises or interest therein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.
     6.2 Notices. All notices, requests and other communications shall be given in accordance with Section 10.2 of the Credit Agreement.
     6.3 Severability. If any provision of this Mortgage is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
     6.4 Headings. The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Mortgage nor the intent of any provision hereof.
     6.5 Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, the lien and security interest granted to the Agent pursuant to this Mortgage and the exercise of any right or remedy by the Agent hereunder are subject to the provisions of the Intercreditor Agreement.
     6.6 Conflicting Terms.
          (a) In the event of any conflict between the terms and provisions of the Intercreditor Agreement and the terms and provisions of this Mortgage, the terms and provisions of the Intercreditor Agreement shall control and supersede the provisions of this Mortgage with respect to such conflicts other than with respect to Section 6.7.
          (b) In the event of any conflict between the terms and provisions of the Credit Agreement and the terms and provisions of this Mortgage, the terms and provisions of the Credit

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Agreement shall control and supersede the provisions of this Mortgage with respect to such conflicts other than with respect to Section 6.7.
     6.7 Governing Law. This Mortgage shall be governed by and construed in accordance with the internal law of the state in which the Premises are located.
     6.8 Application of the Foreclosure Law. If any provision in this Mortgage shall be inconsistent with any provision of the foreclosure laws of the state in which the Premises are located, the provisions of such laws shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with such laws.
     6.9 Written Agreement. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.
     6.10 Waiver of Jury Trial. Section 10.16 of the Credit Agreement is hereby incorporated by reference.
     6.11 Request for Notice. The Grantor requests a copy of any statutory notice of default and a copy of any statutory notice of sale hereunder be mailed to the Grantor at the address specified in Section 6.2 of this Mortgage.
     6.12 Counterparts. This Mortgage may be executed by one or more of the parties on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
     6.13 Intentionally Omitted.
     6.14 Release. If any of the Premises shall be sold, transferred or otherwise disposed of by the Grantor in a transaction permitted by the Credit Agreement, then the Agent, at the request of the Grantor, shall execute and deliver to the Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Premises. The Grantor shall deliver to the Agent prior to the date of the proposed release, a written request for release identifying the sale or other disposition in reasonable detail, together with a certification by the Grantor stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.
     6. 15 State Specific Provisions. In the event of any inconsistencies between this Section 6.15 and any of the other terms and provisions of this Mortgage, the terms and provisions of this Section 6.15 shall control and be binding.

                                                                                                                                                                                                                                                                                                                                                                                        .
     6.16 Amendment and Restatement of Original Mortgage. The Grantor and the Agent acknowledge and agree that this Mortgage is executed for the purpose of amending and restating the Original Mortgage and is not intended to extinguish, release or otherwise discharge the Grantor’s obligations under the Original Mortgage and is not intended to be a novation of the Grantor’s obligations under the Original Mortgage.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the Grantor and the Agent have executed this Mortgage as of the above written date.

GRANTOR:

AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association

By:
Name:
Title:

[ADD STATE NOTARY FORMS FOR GRANTOR AND AGENT]

Exhibit A
[Legal Description to be Attached]

EXHIBIT D TO
AMENDED AND RESTATED CREDIT AGREEMENT

INTERCREDITOR AGREEMENT
among
NCI BUILDING SYSTEMS, INC.,
as a Borrower or Guarantor,
CERTAIN DOMESTIC SUBSIDIARIES OF NCI BUILDING SYSTEMS, INC.,
as Borrowers or Guarantors
and
WELLS FARGO FOOTHILL, LLC
as the Working Capital Agent and the Working Capital Administrative Agent
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as the Term Loan Agent and the Term Loan Administrative Agent
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as the Control Agent
Dated as of October 20, 2009

SECTION 1 Definitions	3
1.1 Defined Terms	3
1.2 Terms Generally	18

SECTION 2 Lien Priorities	19
2.1 Scope of Collateral	19
2.2 Priority	19
2.3 Failure to Perfect	21
2.4 Prohibition on Contesting Liens	22
2.5 No New Liens	22
2.6 Similar Liens and Agreements	23

SECTION 3 Enforcement	24
3.1 Enforcement	24
3.2 Actions Upon Breach	30

SECTION 4 Payments	30
4.1 Application of Proceeds	30
4.2 Payment Turnover	32

SECTION 5 Other Agreements	32
5.1 Releases	32
5.2 Insurance	37
5.3 Control Agent for Perfection	38
5.4 Access to Term Loan Priority Collateral	40
5.5 Consent to Limited License	41

SECTION 6 Insolvency or Liquidation Proceedings	42
6.1 Use of Cash Collateral and Financing Issues	42
6.2 Sale Issues	43
6.3 Relief from the Automatic Stay	43
6.4 Adequate Protection	43
6.5 Separate Grants of Security and Separate Classification	44
6.6 Post-Petition Claims	45
6.7 Avoidance Issues	45
6.8 Expense Claims	45
6.9 Effectiveness in Insolvency or Liquidation Proceedings	45

SECTION 7 Reliance; Waivers; Etc.	46
7.1 Non-Reliance	46
7.2 No Warranties or Liability	47
7.3 No Waiver of Lien Priorities	48
7.4 Obligations Unconditional	50
7.5 Certain Notices	50

SECTION 8 Miscellaneous	51
8.1 Conflicts	51

8.2 Effectiveness; Continuing Nature of this Agreement; Severability	51
8.3 Amendments; Waivers	51
8.4 Information Concerning Financial Condition of Company and its Subsidiaries	52
8.5 Subrogation	52
8.6 [Reserved]	52
8.7 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	53
8.8 Notices	54
8.9 Further Assurances	54
8.10 Designation of Additional Indebtedness; Joinder of Additional Agents	54
8.11 Binding on Successors and Assigns	55
8.12 Specific Performance	55
8.13 Headings	55
8.14 Counterparts	56
8.15 Authorization	56
8.16 No Third Party Beneficiaries	56
8.17 Provisions Solely to Define Relative Rights	56

     THIS INTERCREDITOR AGREEMENT (the “Agreement”), dated as of October 20, 2009, is entered into by and among NCI BUILDING SYSTEMS, INC., a Delaware corporation (the “Company”), those certain Domestic Subsidiaries of the Company from time to time party to the Working Capital Credit Documents, the Term Loan Credit Documents or any Additional Documents as borrowers or guarantors (together, with the Company, the “Grantors”), WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Term Loan Lenders referenced below (in such capacity, together with its successors and assigns in such capacity, the “Term Loan Administrative Agent”) and its capacity as collateral agent for the Term Loan Lenders referenced below (in such capacity, together with its successors and assigns in such capacity, the “Term Loan Agent”), WELLS FARGO FOOTHILL, LLC, in its capacity as administrative agent for the Working Capital Lenders referenced below (in such capacity, the “Working Capital Administrative Agent”) and its capacity as collateral agent for the Working Capital Lenders referenced below (in such capacity, together with its successors and assigns in such capacity, the “Working Capital Agent”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as control agent for the Working Capital Agent, the Term Loan Agent and any Additional Agent (in such capacity, together with its successors and assigns in such capacity, the “Control Agent”).
RECITALS:
     WHEREAS, certain of the Grantors, the financial institutions from time to time party thereto as lenders (collectively, the “Term Loan Lenders”), the Term Loan Administrative Agent and the Term Loan Agent are parties to that certain Amended and Restated Credit Agreement dated as of the date hereof (as amended, restated, supplemented or modified from time to time, the “Initial Term Loan Credit Agreement”), pursuant to which the Term Loan Lenders shall make a term loan credit facility available to the Company secured by a first priority security interest in certain assets of the Grantors and a second priority security interest in certain other assets of such Grantors;
     WHEREAS, the Grantors, the financial institutions from time to time party thereto as lenders (collectively, the “Working Capital Lenders”), the Working Capital Administrative Agent and the Working Capital Agent are parties to that certain Loan and Security Agreement, dated as of the date hereof (as amended, restated, supplemented or modified from time to time, the “Initial Working Capital Credit Agreement”), pursuant to which the Working Capital Lenders shall make a revolving credit facility available to the Grantors that are borrowers thereunder secured by a first priority security interest in certain assets of the Grantors and a second priority security interest in certain other assets of the Grantors;
     WHEREAS, pursuant to this Agreement, the Company may, from time to time, designate certain additional Indebtedness as “Additional Indebtedness” by executing and delivering the Additional Indebtedness Designation and by complying with the procedures set forth in Section 8.10 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Claimholder shall thereafter constitute Additional Claimholder, and any Additional Agent (as hereinafter defined) for any such Additional Claimholder shall thereafter constitute an Additional Agent, for all purposes under this Agreement; and
     WHEREAS, the Working Capital Agent, for and on behalf of the Working Capital Claimholders, and the Term Loan Agent, for and on behalf of the Term Loan Claimholders, desire to enter into this Agreement to (i) confirm the relative priorities of their respective security interests in the assets and properties of the Grantors, and (ii) provide for the orderly sharing among them, in accordance with such priorities, of the proceeds of such assets and properties upon any foreclosure thereon or other disposition thereof.

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     NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
SECTION 1
DEFINITIONS
     1.1 Defined Terms. As used in the Agreement, the following terms shall have the following meanings:
     “Account” means, as to each Grantor, all present and future rights of such Person to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.
     “Additional Agent” means any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any replacement thereof or successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.
     “Additional Bank Products Affiliate” means any Additional Credit Facility Creditor or any Affiliate of any Additional Credit Facility Creditor that has entered into a Bank Products Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Additional Collateral Documents.
     “Additional Borrower” means any Grantor that incurs or issues Additional Indebtedness.
     “Additional Cap Amount” has the meaning set forth in the definition of Additional Obligations.
     “Additional Claimholders” means, at any relevant time, the holder or holders of Additional Obligations at such time, including without limitation any Additional Credit Facility Creditors, any Additional Bank Products Affiliate and each Additional Agent, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Claimholder” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Claimholders for which such Additional Agent acts as Additional Agent.
     “Additional Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Additional Obligations
     “Additional Collateral Disposition” has the meaning set forth in Section 5.1(b)(ii).
     “Additional Collateral Documents” means all “Security Documents” as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, modified or supplemented from time to time.

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     “Additional Collateral Exercise of Remedies” has the meaning set forth in Section 5.1(b)(i).
     “Additional Credit Facilities” means any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including without limitation any credit agreements, loan agreements, indentures or other financing agreements, in each case as the same may be amended, modified or supplemented from time to time, together with any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debtholder or group of lenders or debtholders, or the same or any other agent, trustee or representative therefor, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.
     “Additional Credit Facility Creditors” means one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities.
     “Additional Documents” means any Additional Credit Facilities, any Additional Guarantees, any Additional Collateral Documents, any Bank Products Agreements between any Grantor and any Additional Bank Products Affiliate, those other ancillary agreements as to which any Additional Claimholder is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Grantor or any of its respective Subsidiaries or Affiliates and delivered to any Additional Agent in connection with any of the foregoing or any Additional Credit Facility, and any other document or instrument executed or delivered at any time in connection with any Additional Obligations, including any intercreditor or joinder agreement among holders of Additional Obligations or among holders of Term Loan Obligations and Additional Obligations, in each case as the same may be amended, modified or supplemented from time to time.
     “Additional Effective Date” has the meaning set forth in Section 8.10(b).
     “Additional Guarantees” means any one or more guarantees of any Additional Obligations of any Grantor by any other Grantor in favor of any Additional Claimholder.
     “Additional Indebtedness” means any Additional Specified Indebtedness that (1) is permitted to be secured by a Lien (as defined below) on Collateral by
(a)	prior to the Discharge of Working Capital Obligations, Section 10.2 of the Initial Working Capital Credit Agreement (if the Initial Working Capital Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Working Capital Credit Agreement then in effect if the Initial Working Capital Credit Agreement is not then in effect (which covenant is designated in such Working Capital Credit Agreement as applicable for purposes of this definition),
(b)	prior to the Discharge of Term Loan Obligations, Section 7.3 of the Initial Term Loan Credit Agreement (if the Initial Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Term Loan Credit Agreement then in effect (which covenant is designated in such Term Loan Credit Agreement as applicable for purposes of this definition) and
(c)	prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition) and

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(2) is designated as “Additional Indebtedness” by the Company pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 8.10.
As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of Working Capital Obligations, in Section 1 of the Initial Working Capital Credit Agreement (if the Initial Working Capital Credit Agreement is then in effect), or in any other Working Capital Credit Agreement then in effect (if the Initial Working Capital Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Term Loan Obligations, in Section 1.1 of the Initial Term Loan Credit Agreement (if the Initial Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect, and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.
     “Additional Indebtedness Designation” means a certificate of the Company with respect to Additional Indebtedness substantially in the form of Exhibit A attached hereto
     “Additional Indebtedness Joinder” means a joinder agreement executed by one or more Additional Agents in respect of the Additional Indebtedness subject to an Additional Indebtedness Designation, on behalf of one or more Additional Creditors in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto
     “Additional Specified Indebtedness” means any Indebtedness that is or may from time to time be incurred by any Grantor in compliance with:
(a)	prior to the Discharge of Working Capital Obligations, Section 10.3 of the Initial Working Capital Credit Agreement (if the Initial Working Capital Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Working Capital Credit Agreement then in effect if the Initial Working Capital Credit Agreement is not then in effect (which covenant is designated in such Working Capital Credit Agreement as applicable for purposes of this definition),
(b)	prior to the Discharge of Term Loan Obligations, Section 7.2 of the Term Credit Agreement (if the Initial Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Term Loan Credit Agreement then in effect (which covenant is designated in such Term Loan Credit Agreement as applicable for purposes of this definition) and
(c)	any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).
As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of Working Capital Obligations, in Section 1 of the Initial Working Capital Credit Agreement (if the Initial Working Capital Credit Agreement is then in effect), or in any other Working Capital Credit Agreement then in effect (if the Initial Working Capital Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of Term Loan Obligations, in Section 1.1 of the Initial Term Loan Credit Agreement (if the Initial Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect, and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

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     “Additional Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any Grantor whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Grantor under the Bankruptcy Code or any other Insolvency or Liquidation Proceeding under (i) any Additional Credit Facilities, (ii) any other Additional Documents and (iii) any Bank Products Agreements with any Additional Agent, any Additional Credit Facility Creditor or any Affiliate of any Additional Credit Facility Creditor; provided that the aggregate principal amount of, without duplication, any term loans, bonds, debentures, notes or similar instruments (excluding, in any event, any Bank Product Debt) issued under any Additional Credit Facility in excess of the amount thereof constituting Additional Specified Indebtedness (the “Additional Debt Cap Amount”), shall not constitute Additional Obligations for purposes of this Agreement. “Additional Obligations” shall include (x) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) in accordance with the rate specified in the relevant Additional Document and (y) all fees, costs and charges incurred in connection with the Additional Documents and provided for thereunder, in the case of each of clause (x) and clause (y) whether before or after commencement of an Insolvency or Liquidation Proceeding and irrespective of whether any claim for such interest, fees, costs or charges is allowed as a claim in such Insolvency or Liquidation Proceeding.
     “Affiliate” means, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.
     “Agent” means the Working Capital Agent, the Term Loan Agent or any Additional Agent, as applicable.
     “Agent Parties” means (i) prior to the Discharge of Term Loan Obligations, the Term Loan Agent, (ii) prior to the Discharge of Working Capital Obligations, the Working Capital Agent and (iii) prior to the Discharge of Additional Obligations, any Additional Agent.
     “Aggregate Principal Exposure” means the aggregate principal amount of, without duplication, any issued but undrawn letters of credit, any reimbursement obligations for drawn letters of credit, term loans, revolving loans, bonds, debentures, notes or similar instruments (excluding, in any event, Bank Product Debt) issued under the Working Capital Credit Documents, the Term Loan Credit Documents, or any Additional Credit Facility and related applicable Additional Documents, as applicable.
     “Agreement” means this Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
     “Bank Products Agreement” means (x) any agreement pursuant to which a bank or other financial institution agrees to provide any of the following products, services or facilities extended to any Grantor by any Claimholder or any of its Affiliates: (a) Cash Management Services; (b) commercial

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credit card and merchant card services; and (c) other banking products or services as may be requested by any Grantor, other than letters of credit, and (y) any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), entered into between any Grantor and any Claimholder or any of its Affiliates, and any confirmation executed in connection with any such agreement or arrangement.
     “Bank Product Debt” of any Person means any obligation of such Person pursuant to any Bank Products Agreement.
     “Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
     “Bankruptcy Law” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, and a day on which the Control Agent is open for the transaction of business.
     “Capital Lease” means, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.
     “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).
     “Cash Management Services” means any services provided from time to time to the Grantors in connection with operating, collections, payroll, trust, or other depository or disbursement accounts or otherwise consisting of treasury or cash management services, including automated clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, return item, netting, overdraft and/or wire transfer services.
     “Certificated Security” has the meaning set forth in the UCC.
“Chattel Paper” has the meaning set forth in the UCC.
     “Claimholders” means the Term Loan Claimholders, the Working Capital Claimholders and any Additional Claimholders.
     “Collateral” means all of the assets and property of any Grantor, whether tangible or intangible, constituting both Working Capital Collateral and Term Loan Collateral.
     “Commercial Tort Claim” has the meaning set forth in the UCC.

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     “Company” has the meaning set forth in the introductory paragraph of this Agreement.
     “Control Collateral” means any Collateral consisting of any Certificated Security, Instrument, Investment Property, Deposit Accounts and cash.
     “Controlled Account” means those certain Deposit Accounts of any Grantor subject to Liens under the terms of the Working Capital Collateral Documents and the Term Loan Collateral Documents.
     “Credit Agreement” means the Term Loan Credit Agreement, the Working Capital Credit Agreement or any Additional Credit Facility, as applicable.
     “Credit Documents” means the Term Loan Credit Documents, the Working Capital Credit Documents and any Additional Documents.
     “Customer Contracts” means all contracts for the provision of goods or services by any Grantor to any Person or by any Person to any Grantor.
     “Deposit Accounts” has the meaning set forth in the UCC.
     “DIP Financing” has the meaning set forth in Section 6.1.
     “Discharge of Additional Obligations” means, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, (i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in whole or in part in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under all Additional Credit Facilities and any other Additional Documents and termination of all commitments to lend or otherwise extend credit (if any) under all Additional Credit Facilities and other Additional Documents, other than pursuant to any Refinancing through the incurrence of Indebtedness designated as Additional Indebtedness by the Company, and (ii) payment in full in cash of all other Additional Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding), and (iii) termination or cash collateralization (in an amount reasonably satisfactory to the Term Loan Administrative Agent) of any Bank Products Agreement (to the extent obligations under such Bank Products Agreement constitute applicable Additional Obligations) and the payment in full in cash of all Bank Product Debt (to the extent such Bank Product Debt constitutes Additional Obligations), subject, with respect to the aggregate principal amount of the relevant items set forth in the foregoing clauses (i) and (ii), to the limitations set forth in the definition of Additional Cap Amount.
     “Discharge of Obligations” means a Discharge of Term Loan Obligations, a Discharge of Working Capital Obligations, or a Discharge of Additional Obligations, as applicable.
     “Discharge of Term Loan Obligations” means (i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in whole or in part in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the Term Loan Credit Documents and termination of all commitments to lend or otherwise extend credit (if

8

any) under the Term Loan Credit Documents, other than pursuant to any Refinancing under a Term Loan Credit Agreement designated as a Term Loan Credit Agreement by the Company, and (ii) payment in full in cash of all other Term Loan Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding), and (iii) termination or cash collateralization (in an amount reasonably satisfactory to the Term Loan Administrative Agent) of any Bank Products Agreement (to the extent obligations under such Bank Products Agreement constitute Term Loan Obligations) and the payment in full in cash of all Bank Product Debt (to the extent such Bank Product Debt constitutes Term Loan Obligations), subject, with respect to the aggregate principal amount of the relevant items set forth in the foregoing clauses (i) and (ii), to the limitations set forth in the definition of TL Cap Amount.
     “Discharge of Working Capital Obligations” means (i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in whole or in part in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the Working Capital Credit Documents and termination of all commitments to lend or otherwise extend credit under the Working Capital Credit Documents, other than pursuant to any Refinancing under a Working Capital Credit Agreement designated as a Working Capital Credit Agreement by the Company, (ii) payment in full in cash of all other Working Capital Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in whole or in part in such Insolvency or Liquidation Proceeding), (iii) the payment in full in cash of cash collateral, or at Working Capital Agent’s option, the delivery to Working Capital Agent of a letter of credit payable to Working Capital Agent, in either case in accordance with the terms of the Working Capital Credit Documents in respect of (A) letters of credit, banker’s acceptances or similar instruments issued under the Working Capital Credit Documents (in an amount equal to one hundred three (103%) percent of the amount of such letters of credit, banker’s acceptance or similar instruments) and (B) continuing obligations of Working Capital Agent and Working Capital Lenders under control agreements and other contingent Working Capital Obligations for which a claim or demand for payment has been made at such time (including attorneys’ fees and legal expenses) to any Working Capital Claimholders for which such Working Capital Claimholder is entitled to indemnification by any Grantor, (iv) termination or cash collateralization (in an amount reasonably satisfactory to the Working Capital Administrative Agent) of any Bank Products Agreement (to the extent that the obligations under such Bank Products Agreement constitutes Working Capital Obligations) and the payment in full in cash of all Bank Product Debt (to the extent such Bank Product Debt constitutes Working Capital Obligations), subject, with respect to the aggregate principal amount of the relevant items set forth in the foregoing clauses (i), (ii) and (iii)(A), to the limitations set forth in the definition of Maximum Working Capital Obligations.
     “Documents” has the meaning set forth in the UCC.
     “Domestic Subsidiaries” shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia.
     “Equipment” has the meaning set forth in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal property (other than

9

Inventory), and all parts, accessories and special tools therefor, and accessions thereto.
     “Event of Default” has the meaning set forth in (a) prior to the Discharge of Working Capital Obligations, the Working Capital Credit Agreement, (b) prior to the Discharge of Term Loan Obligations, the Term Loan Credit Agreement and (c) prior to the Discharge of Additional Obligations, any applicable Additional Credit Facility then in effect.
     “Excess Additional Obligations Principal Exposure” has the meaning set forth in Section 2.2(e).
     “Excess Term Loan Principal Exposure” has the meaning set forth in Section 2.2(d).
     “Excess Working Capital Principal Exposure” has the meaning set forth in Section 2.2(c).
     “Financial Asset” has the meaning set forth in the UCC.
     “Fixture” has the meaning set forth in the UCC.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “General Intangible” has the meaning set forth in the UCC.
     “Goods” has the meaning set forth in the UCC.
     “Grantors” has the meaning set forth in the introductory paragraph of this Agreement.
     “Indebtedness” means, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other

10

encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under license agreements with respect to non-refundable, advance or minimum guarantee royalty payments; (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law and (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.
     “Initial Working Capital Credit Agreement” has the meaning set forth in the recitals hereto.
     “Initial Term Loan Credit Agreement” has the meaning set forth in the recitals hereto.
     “Insolvency or Liquidation Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other Bankruptcy Law or insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
     “Instrument” has the meaning set forth in the UCC.
     “Investment Property” has the meaning set forth in the UCC.
     “Inventory” has the meaning set forth in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in the Company’s business (but excluding Equipment).
“Letter of Credit Rights” has the meaning set forth in the UCC.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Limited License” has the meaning set forth in Section 5.5.
     “Maximum Working Capital Obligations” has the meaning set forth in the definition of Working Capital Obligations.
     “Non-Priority Agent” means, with respect to the Working Capital Priority Collateral, the Term

11

Loan Agent and any Additional Agent, as applicable, and, with respect to the Term Loan Priority Collateral, the Working Capital Agent.
     “Non-Priority Claimholders” means, with respect to the Working Capital Priority Collateral, the Term Loan Claimholders or the applicable Additional Claimholders, as applicable, and, with respect to the Term Loan Priority Collateral, the Working Capital Claimholders.
     “Obligations” means Term Loan Obligations, the Working Capital Obligations or any Additional Obligations, as applicable.
     “Ordinary Course of Business” means the ordinary course of business of the Company or Subsidiaries, consistent with past practices and undertaken in good faith (and not for the purpose of evading any provision of a Credit Document).
“Payment Intangibles” has the meaning set forth in the UCC.
     “Person” means any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Internal Revenue Code of 1986), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.
     “Priority Agent” means, with respect to the Working Capital Priority Collateral, the Working Capital Agent, and, with respect to the Term Loan Priority Collateral, the Term Loan Representative. The Term Loan Representative’s constituents (for purposes of Section 5.3, Section 5.4 and Section 6.1) shall be all Claimholders who are Priority Claimholders with respect to the Term Loan Priority Collateral or (after the Discharge of Working Capital Obligations) the Collateral.
     “Priority Claimholders” means, with respect to the Working Capital Priority Collateral, the Working Capital Claimholders, and, with respect to the Term Loan Priority Collateral, the Term Loan Claimholders and any Additional Claimholders, as applicable.
     “Priority Collateral” means, with respect to the Working Capital Agent and the other Working Capital Claimholders, the Working Capital Priority Collateral, and, with respect to the Term Loan Agent and the other Term Loan Claimholders and any Additional Agent and any other Additional Claimholders, the Term Loan Priority Collateral, as applicable.
     “Proceeds” has the meaning set forth in the UCC.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Protective Advances” means loans made under the Working Capital Credit Agreement by the Working Capital Agent, that, in the exercise of its reasonable business judgment, the Working Capital Agent deems the funding of such loan to be necessary (i) to preserve or protect the Working Capital Priority Collateral or any portion thereof, (ii) to enhance the likelihood, or increase the amount, of repayment of the Working Capital Obligations or (iii) to pay any other amount chargeable to Grantors pursuant to the terms of the Working Capital Credit Agreement, including costs, fees and expenses, all of which loans shall be deemed part of the Working Capital Obligations and secured by the Collateral.

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     “Recovery” has the meaning set forth in Section 6.7.
     “Refinance” means, in respect of any Indebtedness, to refinance, replace or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness (whether such refinancing, replacement or repayment or issuance occurs concurrently with the repayment of such Indebtedness or after any lapse of time during which there may not exist any such Indebtedness). “Refinanced” and “Refinancing” shall have correlative meanings.
     “Requisite Lenders” means Additional Claimholders and/or Term Loan Claimholders holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Additional Obligations and the Term Loan Obligations; provided that, if the matter being consented to or the action being taken by the Term Loan Representative is the subordination of Liens to other Liens, the consent to DIP Financing, or the consent to a sale of all or substantially all of the Term Loan Priority Collateral or (after the Discharge of Working Capital Obligations) all or substantially all of the Collateral, then “Requisite Lenders” means those Claimholders necessary to validly consent to the requested action in accordance with the applicable Term Loan Documents and Additional Loan Documents.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.
“Supporting Obligations” has the meaning set forth in the UCC.
     “Term Loan Administrative Agent” has the meaning set forth in the introductory paragraph of this Agreement and including any replacement or successor agent whether under the Initial Term Loan Credit Agreement or any subsequent Term Loan Credit Agreement.
     “Term Loan Agent” has the meaning set forth in the introductory paragraph of this Agreement and including any replacement or successor agent whether under the Initial Term Loan Credit Agreement or any subsequent Term Loan Credit Agreement.
     “Term Loan Claimholders” means, at any relevant time, the holders of Term Loan Obligations at such time, including without limitation the Term Loan Lenders and any agent under the Term Loan Credit Agreement.
     “Term Loan Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Term Loan Obligations.
     “Term Loan Collateral Disposition” has the meaning set forth in Section 5.1(a)(ii).
     “Term Loan Collateral Documents” means the Security Documents (as defined in the Term Loan Credit Agreement as amended from time to time) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Loan Obligations or under which rights or remedies with respect to such Liens are governed.

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     “Term Loan Collateral Exercise of Remedies” has the meaning set forth in Section 5.1(a)(i).
     “Term Loan Credit Agreement” means (i) the Initial Term Loan Credit Agreement and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase (subject to the limitations set forth herein), or Refinance in whole or in part the indebtedness and other obligations outstanding under the (x) Initial Term Loan Credit Agreement or (y) any subsequent Term Loan Credit Agreement (as amended, restated, supplemented or modified from time to time); provided, that the lenders party to such Term Loan Credit Agreement shall agree, by a joinder agreement substantially in the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Working Capital Agent, that the obligations under such Term Loan Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.
     “Term Loan Credit Documents” means the Term Loan Credit Agreement and the other Loan Documents (as defined in the Term Loan Credit Agreement as amended from time to time) and each of the other agreements, documents and instruments providing for or evidencing any other Term Loan Obligation, and any other document or instrument executed or delivered at any time in connection with any Term Loan Obligations, including any intercreditor or joinder agreement among holders of Term Loan Obligations or among holders of Term Loan Obligations and Additional Obligations, to the extent such are effective at the relevant time, as each may be modified from time to time.
     “Term Loan Lenders” means any “Lender”, as defined in the Term Loan Credit Agreement, and including, in the case of Bank Products Agreements, Affiliates of Term Loan Lenders who are parties to Bank Products Agreements with any Grantor.
     “Term Loan Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any Grantor whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Grantor under the Bankruptcy Code or any other Insolvency or Liquidation Proceeding under (i) the Term Loan Credit Agreement, (ii) the other Term Loan Credit Documents and (iii) any Bank Products Agreement entered into with any Person who at the time of entry into such agreement is either the Term Loan Agent, the Term Loan Administrative Agent, any Term Loan Lender or any Affiliate of a Term Loan Lender; provided that the aggregate principal amount of, without duplication, any term loans, bonds, debentures, notes or similar instruments (excluding, in any event, any Bank Product Debt) issued under the Term Loan Credit Agreement or any other Term Loan Credit Document (or any Refinancing thereof) in excess of (x) at all times prior to the funding of the Additional Term Loans (as such term is defined in the Term Loan Credit Agreement in effect as of the date hereof), $171,000,000, and (y) at all times after the funding of the Additional Term Loans, the sum of $171,000,000 plus the product of (i) 114% times (ii) the amount actually funded under the Additional Term Loans in an amount not to exceed the maximum amount of Incremental Term Loans permitted by the Term Loan Credit Agreement in effect as of the date hereof (the “TL Cap Amount”), shall not constitute Term Loan Obligations for purposes of this Agreement. “Term Loan Obligations” shall include (x) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) in accordance with the rate specified in the relevant Term Loan Credit Document and (y) all fees, costs and charges incurred in connection with the Term Loan Credit Documents and provided for thereunder, in the case of each of clause (x) and clause (y) whether before or after commencement of an Insolvency or Liquidation Proceeding and irrespective of whether any claim for such interest, fees, costs or charges is allowed as a claim in such Insolvency or Liquidation Proceeding. To the extent that the principal balance of

14

obligations owing under the Term Loan Credit Agreement or any other Term Loan Credit Document exceeds the TL Cap Amount, the excess shall be attributed entirely to the portion of Term Loan Obligations that causes the TL Cap Amount to be exceeded.
     “Term Loan Priority Collateral” means all of the present and future assets and Property of the Company and any other Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Term Loan Obligations, that do not constitute Working Capital Priority Collateral, including without limitation:
     (a) all of the Capital Stock of each of the present and future Subsidiaries of the Company;
     (b) all of the following present and future Property of the Company and each other Grantor:
     (i) all present and future patents and patent license rights, trademarks and trademark license rights, copyrights and copyright license rights, trade secrets and processes and other intellectual property;
     (ii) all present and future machinery and other Equipment, real Property (whether owned or leased), Fixtures, Financial Assets, Investment Property and Commercial Tort Claims;
     (iii) the TL Deposit Account (to the extent any Grantor has rights therein) and all cash from time to time on deposit in the TL Deposit Account (to the extent any Grantor has rights therein);
     (iv) Chattel Paper, Documents and Instruments; and
     (v) General Intangibles and other contract rights, including any indemnification rights; and
     (c) all Proceeds (including, without limitation, insurance proceeds) and products of the Property and assets described in the foregoing clauses (a) and (b).
     “Term Loan Representative” means the Term Loan Agent acting at the direction of the Requisite Lenders, unless the principal amount of Additional Obligations under any Additional Credit Facility exceeds the principal amount of Term Loan Obligations under the Term Loan Facility, and in such case, the Additional Agent under such Additional Credit Facility (or, if there is more than one such Additional Credit Facility, the Additional Credit Facility under which the greatest principal amount of Additional Obligations is outstanding at the time) acting at the direction of the Requisite Lenders.
     “TL Cap Amount” has the meaning set forth in the definition of Term Loan Obligations.
     “TL Deposit Account” means that certain segregated Deposit Account of the Company created on or after the date hereof to hold the proceeds of Term Loan Priority Collateral, together with any replacement or similar deposit account created to serve such purpose.
     “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
     “Voting Stock” means, with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers

15

or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.
     “Working Capital Administrative Agent” has the meaning set forth in the introductory paragraph of this Agreement and including any replacement or successor agent whether under the Initial Working Capital Credit Agreement or any subsequent Working Capital Credit Agreement.
     “Working Capital Agent” has the meaning set forth in the introductory paragraph of this Agreement and including any replacement or successor agent whether under the Initial Working Capital Credit Agreement or any subsequent Working Capital Credit Agreement.
     “Working Capital Claimholders” means, at any relevant time, the holders of Working Capital Obligations at such time, including without limitation the Working Capital Lenders and any agent under the Working Capital Credit Agreement, and including, in the case of Bank Products Agreements, Affiliates of Working Capital Lenders who are parties to Bank Products Agreements with any Grantor.
     “Working Capital Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Working Capital Obligations.
     “Working Capital Collateral Disposition” has the meaning set forth in Section 5.1(d)(ii).
     “Working Capital Collateral Documents” means the Security Documents (as defined in the Working Capital Credit Agreement as amended from time to time) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Working Capital Obligations or under which rights or remedies with respect to such Liens are governed.
     “Working Capital Collateral Exercise of Remedies” has the meaning set forth in Section 5.1(d)(i).
     “Working Capital Credit Agreement” means (i) the Initial Working Capital Credit Agreement and (ii) if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase (subject to the limitations set forth herein), or Refinance in whole or in part the indebtedness and other obligations outstanding under the (x) Initial Working Capital Credit Agreement or (y) any subsequent Working Capital Credit Agreement (as amended, restated, supplemented or modified from time to time); provided, that the lenders party to such Working Capital Credit Agreement shall agree, by a joinder agreement substantially in the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Term Loan Agent, that the obligations under such Working Capital Credit Agreement are subject to the terms and provisions of this Agreement.. Any reference to the Working Capital Credit Agreement hereunder shall be deemed a reference to any Working Capital Credit Agreement then in existence.
     “Working Capital Credit Documents” means the Working Capital Credit Agreement and the other Financing Agreements (as defined in the Working Capital Credit Agreement as amended from time to time) and each of the other agreements, documents and instruments providing for or evidencing any other Working Capital Obligation, and any other document or instrument executed or delivered at any time in connection with any Working Capital Obligations, including any intercreditor or joinder

16

agreement among holders of Working Capital Obligations, to the extent such are effective at the relevant time, as each may be modified from time to time.
     “Working Capital General Intangibles” means all General Intangibles (including, without limitation, (i) payment intangibles, (ii) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account, (iii) choses in action, causes of action, or other rights and claims against carriers, shippers, processors, warehouses, bailees, custom brokers, freight forwarders, or other third parties at any time in possession of, or using, any of the other Working Capital Priority Collateral or any sellers of any other Working Capital Priority Collateral, (iv) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (v) agreements or arrangements with sales agents, distributors or the like and/or consignees, warehouses or other third persons in possession of Inventory, (vi) guaranty or warranty claims with respect to Accounts or Inventory, (vii) rights to indemnification and proceeds thereof, and (viii) commercial tort claims) of a Grantor that arise from, in respect of or constitute proceeds of, any of the Accounts or other specifically enumerated types of Working Capital Priority Collateral.
     “Working Capital Lenders” means any “Lender” as such term is defined in the Working Capital Credit Agreement.
     “Working Capital Obligations” means any and all loans, letter of credit obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any Grantor whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Grantor under the Bankruptcy Code or any other Insolvency or Liquidation Proceeding under (i) the Working Capital Credit Agreement, (ii) the other Working Capital Credit Documents and (iii) any Bank Products Agreement entered into with any Person who at the time of entry into such agreement is either the Working Capital Agent, the Working Capital Administrative Agent, the Working Capital Lenders or any Affiliate of the Working Capital Lenders; provided that, the aggregate principal amount of, without duplication, any revolving credit commitments, revolving credit loans, letters of credit, term loans, bonds, debentures, notes or similar instruments (excluding, in any event, Bank Product Debt and Protective Advances) issued under the Working Capital Credit Agreement or any other Working Capital Credit Document (or any Refinancing thereof) in excess of the lesser of (x) the sum of the Maximum Credit (as such term is defined in the Working Capital Credit Agreement in effect as of the date hereof) as then in effect in accordance with the terms of the Working Capital Credit Agreement plus fourteen (14%) percent thereof or (y) $200,000,000 (the “Maximum Working Capital Obligations”), shall not constitute Working Capital Obligations for purposes of this Agreement. “Working Capital Obligations” shall include (x) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) in accordance with the rate specified in the relevant Working Capital Credit Document and (y) all fees, costs and charges incurred in connection with the Working Capital Credit Documents and provided for thereunder, in the case of each of clause (x) and clause (y) whether before or after commencement of an Insolvency or Liquidation Proceeding and irrespective of whether any claim for such interest, fees, costs or charges is allowed as a claim in such Insolvency or Liquidation Proceeding.
     “Working Capital Priority Collateral” means all of the following present and future assets and Property of the Company and any other Grantor with respect to which a Lien is granted as security for any Working Capital Obligations:
     (a) (i) Accounts (other than Accounts or other payment obligations constituting the proceeds of Term Loan Priority Collateral);

17

     (ii) Inventory;
     (iii) Chattel Paper, Instruments, Documents, in each case only to the extent relating to Accounts (other than Accounts or other payment obligations constituting the proceeds of Term Loan Priority Collateral), Inventory or other specifically enumerated types of Working Capital Priority Collateral;
     (iv) Working Capital General Intangibles;
     (v) Deposit Accounts (other than the TL Deposit Account);
     (vi) cash and investment property (other than the TL Deposit Account, the stock of subsidiaries or Proceeds of the Term Loan Priority Collateral), including all monies, deposits and balances held in or for deposit in or otherwise attributable to any lockboxes or deposit accounts established or used by any Grantor in connection with the financing arrangements with Working Capital Agent and Working Capital Lenders for the handling of collections of any of the Accounts or any of the other Working Capital Priority Collateral of Borrower, or any other deposit account, investment account or other account at any depository or other institution and including any investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts), other than the TL Deposit Account or any of the same held in the TL Deposit Account or constituting the stock of subsidiaries of a Grantor;
     (vii) Letter-of-Credit Rights and Supporting Obligations in respect of Inventory, Accounts (other than Accounts or other payment obligations constituting the proceeds of Term Loan Priority Collateral) or other specifically enumerated types of Working Capital Priority Collateral;
     (viii) books and records and accounting systems relating to Accounts, Inventory or other specifically enumerated types of Working Capital Priority Collateral including, without limitation, invoices, purchase order, ledger cards, shipping evidence, statements, correspondence, memoranda, customer lists, credit files and other data, in each case relating to any of the other Working Capital Priority Collateral or any account debtor, together with the tapes, software, disks, diskettes and other data and media storage devices;
     (ix) Customer Contracts;
     (x) tax refunds (other than any 2009 Tax Refunds (as defined in the Term Loan Credit Agreement));
     (xi) any Bank Products Agreements consisting of hedge agreements; and
     (b) all Proceeds (including, without limitation, insurance proceeds) and products of the Property described in the foregoing clause (a).
     1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to

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have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Exhibits or Sections shall be construed to refer to Exhibits or Sections of this Agreement and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 2
LIEN PRIORITIES
     2.1 Scope of Collateral. The Working Capital Agent, for and on behalf of the Working Capital Claimholders, hereby acknowledges that (a) the Term Loan Agent, for and on behalf of the Term Loan Claimholders, has been granted Liens upon all of the Collateral pursuant to the Term Loan Credit Documents to secure the Term Loan Obligations and (b) upon compliance with Section 8.10 of this Agreement, any Additional Agent, for and on behalf of the applicable Additional Claimholders, will have been granted Liens upon all of the Collateral pursuant to the applicable Additional Documents to secure the applicable Additional Obligations. The Term Loan Agent, for and on behalf of the Term Loan Claimholders, hereby acknowledges that (a) the Working Capital Agent, for and on behalf of the Working Capital Claimholders, has been granted Liens upon all of the Collateral pursuant to the Working Capital Credit Documents to secure the Working Capital Obligations and (b) upon compliance with Section 8.10 of this Agreement, any Additional Agent, for and on behalf of the applicable Additional Claimholders, will have been granted Liens upon all of the Collateral pursuant to the applicable Additional Documents to secure the applicable Additional Obligations. Each Additional Agent, for and on behalf of the applicable Additional Claimholders, hereby acknowledges that (a) the Working Capital Agent, for and on behalf of the Working Capital Claimholders, has been granted Liens upon all of the Collateral pursuant to the Working Capital Credit Documents to secure the Working Capital Obligations, (b) the Term Loan Agent, for and on behalf of the Term Loan Claimholders, has been granted Liens upon all of the Collateral pursuant to the Term Loan Credit Documents to secure the Term Loan Obligations and (c) any other Additional Agent, for and on behalf of the applicable Additional Claimholders, will have been granted Liens upon all of the Collateral pursuant to the applicable Additional Documents to secure the applicable Additional Obligations
     2.2 Priority.
     (a) Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of any Claimholder in any Working Capital Priority Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Credit Documents, subject to Section 2.2(c), (x) the Liens upon the Working Capital Priority Collateral securing the Working Capital Obligations shall have priority over the Liens upon the Working Capital Priority Collateral securing the Term Loan Obligations and any Additional Obligations and such Liens upon the Working Capital Priority Collateral securing the Term Loan Obligations and any Additional Obligations are and shall be junior and subordinate to the Liens upon the Working Capital Priority Collateral securing the Working Capital Obligations in all respects, (y) the Liens upon the Working Capital Priority Collateral securing the Term Loan

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Obligations shall in all respects be pari passu and equal in priority with any Liens upon the Working Capital Priority Collateral securing any Additional Obligations and (z) except as may be separately otherwise agreed by and between or among any applicable Additional Agents, any Liens upon the Working Capital Priority Collateral securing any applicable Additional Obligations shall in all respects be pari passu and equal in priority with any Liens upon the Working Capital Collateral securing any other Additional Obligations.
     (b) Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of any Claimholder in any Term Loan Priority Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Credit Documents, subject to Section 2.2(d), (x) the Liens upon the Term Loan Priority Collateral securing the Term Loan Obligations and any Additional Obligations shall have priority over the Liens upon the Term Loan Priority Collateral securing the Working Capital Obligations and such Liens upon the Term Loan Priority Collateral securing the Working Capital Obligations are and shall be junior and subordinate to the Liens upon the Term Loan Priority Collateral securing the Term Loan Obligations and any Additional Obligations in all respects, (y) the Liens upon the Term Loan Priority Collateral securing the Term Loan Obligations shall in all respects be pari passu and equal in priority with any Liens upon the Term Loan Priority Collateral securing any Additional Obligations and (z) except as may be separately otherwise agreed by and between or among any applicable Additional Agents, any Liens upon the Term Loan Priority Collateral securing any applicable Additional Obligations shall in all respects be pari passu and equal in priority with any Liens upon the Term Loan Priority Collateral securing any other Additional Obligations.
     (c) Notwithstanding the foregoing clauses (a) and (b) or anything else in this Agreement to the contrary, the Aggregate Principal Exposure of extensions of credit made by the Working Capital Lenders to any of the Grantors that exceed the Maximum Working Capital Obligations (such excess amount, the “Excess Working Capital Principal Exposure”) shall not be considered Working Capital Obligations for purposes of the Lien priority set forth in Section 2.2(a) above with respect to the Working Capital Priority Collateral. To the extent provided under the Working Capital Credit Documents, all such Excess Working Capital Principal Exposure shall continue to be secured by the Collateral (including without limitation the Working Capital Priority Collateral); provided, that to the extent that the Liens on the Working Capital Priority Collateral secure such Excess Working Capital Principal Exposure, such Liens shall be junior and subordinate to the Liens on the Working Capital Priority Collateral securing the Term Loan Obligations (other than any Excess Term Loan Principal Exposure) and any Additional Obligations (other than any Excess Additional Obligations Principal Exposure).
     (d) Notwithstanding the foregoing clauses (a) and (b) or anything else in this Agreement to the contrary, the Aggregate Principal Exposure of extensions of credit made by Term Loan Lenders to any of the Grantors that exceed the TL Cap Amount (such excess amount, the “Excess Term Loan Principal Exposure”) shall not be considered Term Loan Obligations for purposes of the Lien priority set forth in Section 2.2(b) above with respect to the Term Loan Priority Collateral and Section 2.2(a)(y) above with respect to the Working Capital Priority Collateral. To the extent provided under the Term Loan Credit Documents, all such Excess Term Loan Principal Exposure shall continue to be secured by the Collateral (including without limitation the Term Loan Priority Collateral); provided, that (x) to the extent that the Liens on the Term Loan Priority Collateral secure such Excess Term Loan Principal Exposure, such Liens shall be junior and subordinate to the Liens on the Term Loan Priority Collateral securing the

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Working Capital Obligations (other than any Excess Working Capital Principal Exposure) and any Additional Obligations (other than any Excess Additional Obligations Principal Exposure) and (y) to the extent that the Liens on the Working Capital Priority Collateral secure such Excess Term Loan Principal Exposure, such Liens shall be junior and subordinate to the Liens on the Working Capital Priority Collateral securing any Additional Obligations (other than any Excess Additional Obligations Principal Exposure) and any Excess Working Capital Principal Exposure
     (e) Notwithstanding the foregoing clauses (a) and (b) or anything else in this Agreement to the contrary, the Aggregate Principal Exposure of extensions of credit made by any applicable Additional Credit Facility Creditors to any of the Grantors under the applicable Additional Credit Facility and other related applicable Additional Documents that exceed the Additional Cap Amount (such excess amount, the “Excess Additional Obligations Principal Exposure”) shall not be considered Additional Obligations for purposes of the Lien priority set forth in Section 2.2(b) above with respect to the Term Loan Priority Collateral and Sections 2.2(a)(y) and 2.2(a)(z) above with respect to the Working Capital Priority Collateral. To the extent provided under such Additional Credit Facility and other related applicable Additional Documents, all such Excess Additional Obligations Principal Exposure shall continue to be secured by the Collateral (including without limitation the Term Loan Priority Collateral); provided, that (x) to the extent that the Liens on the Term Loan Priority Collateral secure such Excess Additional Obligations Principal Exposure, such Liens shall be junior and subordinate to the Liens on the Term Loan Priority Collateral securing the Working Capital Obligations (other than any Excess Working Capital Principal Exposure), the Term Loan Obligations (other than any Excess Term Loan Principal Exposure) and any other Additional Obligations (other than any applicable Excess Additional Obligations Principal Exposure in respect of such other Additional Obligations) and (y) to the extent that the Liens on the Working Capital Priority Collateral secure such Excess Additional Obligations Principal Exposure, such Liens shall be junior and subordinate to the Liens on the Working Capital Priority Collateral securing the Term Loan Obligations (other than any Excess Term Loan Principal Exposure) and any other Additional Obligations (other than any applicable Excess Additional Obligations Principal Exposure in respect of such other Additional Obligations) and any Excess Working Capital Principal Exposure.
     2.3 Failure to Perfect. Notwithstanding any failure of any Claimholder to perfect its security interest in its respective Priority Collateral, the subordination of its Lien on such Priority Collateral to any Lien securing any other obligation of any Grantor, or the avoidance, invalidation or lapse of its Lien on such Priority Collateral:
(a)	subject to Section 2.2(c), the Liens upon the Working Capital Priority Collateral securing the Working Capital Obligations shall be and remain senior in all respects and prior to the Liens on the Working Capital Priority Collateral securing the Term Loan Obligations and any Additional Obligations,
(b)	subject to Section 2.2(d), the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations shall be and remain senior in all respects and prior to the Liens on the Term Loan Priority Collateral securing the Working Capital Obligations, and the Liens on any Collateral securing the Term Loan Obligations shall be pari passu and equal in priority in all respects with any Liens on such Collateral securing any Additional Obligations, and
(c)	subject to Section 2.2(e), the Liens on the Term Loan Priority Collateral securing any Additional Obligations shall be and remain senior in all respects and prior to the Liens on the Term Loan

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Priority Collateral securing the Working Capital Obligations, and the Liens on any Collateral securing any Additional Obligations shall be pari passu and equal in priority in all respects with any Liens on such Collateral securing the Term Loan Obligations and any other Additional Obligations.
     2.4 Prohibition on Contesting Liens. Each of the Working Capital Agent, for itself and on behalf of each Working Capital Claimholder, the Term Loan Agent, for itself and on behalf of each Term Loan Claimholder, and each Additional Agent, for itself and on behalf of each applicable Additional Claimholder, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity or enforceability of a Lien held by or on behalf of any of the Term Loan Claimholders in any Collateral, or by or on behalf of any of the Working Capital Claimholders in any Collateral, or by or on behalf of any of the Additional Claimholders in any Collateral, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any such party to enforce this Agreement, including the priority of the Lien held by it or for its benefit on its respective Priority Collateral as provided in Sections 2.2 and 3.1.
     2.5 No New Liens.
     (a) Limitation on Collateral for Working Capital Claimholders. Until the Discharge of Term Loan Obligations shall have occurred, if any Working Capital Claimholder shall (nonetheless and in breach hereof) acquire any Lien on any assets of any Grantor or any of its Subsidiaries to secure the Working Capital Obligations, which assets are not also subject to a Lien in favor of the Term Loan Agent to secure the Term Loan Obligations, then such Working Capital Claimholder shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any Working Capital Credit Document (x) also hold and be deemed to have held such Lien and security interest for the benefit of the Term Loan Agent as security for the Term Loan Obligations subject to the priorities set forth herein, with any amounts received in respect thereof subject to distribution and turnover under Section 4, or (y) release such Lien. Until any applicable Discharge of Additional Obligations shall have occurred, if any Working Capital Claimholder shall (nonetheless and in breach hereof) acquire any Lien on any assets of any Grantor or any of its Subsidiaries to secure the Working Capital Obligations, which assets are not also subject to a Lien in favor of the applicable Additional Agent to secure the applicable Additional Obligations, then such Working Capital Claimholder shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any Working Capital Credit Document (x) also hold and be deemed to have held such Lien and security interest for the benefit of such Additional Agent as security for such Additional Obligations subject to the priorities set forth herein, with any amounts received in respect thereof subject to distribution and turnover under Section 4, or (y) release such Lien.
     (b) Limitation on Collateral for Term Loan Claimholders. Until the Discharge of Working Capital Obligations shall have occurred, if any Term Loan Claimholder shall (nonetheless and in breach hereof) acquire any Lien on any assets of any Grantor or any of its Subsidiaries to secure any Term Loan Obligations, which assets are not also subject to a Lien of the Working Capital Agent to secure the Working Capital Obligations, then such Term Loan Claimholder, shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any Term Loan Credit Document (x) also hold and be deemed to have held such Lien and security interest for the benefit of the Working Capital Agent as security for the Working Capital Obligations subject to the priorities set forth herein, with any amounts received in respect thereof subject to distribution and turnover under Section 4, or

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(y) release such Lien. Until any applicable Discharge of Additional Obligations shall have occurred, if any Term Loan Claimholder shall (nonetheless and in breach hereof) acquire any Lien on any assets of any Grantor or any of its Subsidiaries to secure any Term Loan Obligations, which assets are not also subject to a Lien of the applicable Additional Agent to secure the applicable Additional Obligations, then such Term Loan Claimholder, shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any Term Loan Credit Document (x) also hold and be deemed to have held such Lien and security interest for the benefit of such Additional Agent as security for such Additional Obligations subject to the priorities set forth herein, with any amounts received in respect thereof subject to distribution and turnover under Section 4, or (y) release such Lien.
     (c) Limitation on Collateral for Additional Claimholders. Until the Discharge of Working Capital Obligations shall have occurred, if any Additional Claimholder shall (nonetheless and in breach hereof) acquire any Lien on any assets of any Grantor or any of its Subsidiaries to secure any Additional Obligations, which assets are not also subject to a Lien of the Working Capital Agent to secure the Working Capital Obligations, then such Additional Claimholder, shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any Additional Document (x) also hold and be deemed to have held such Lien and security interest for the benefit of the Working Capital Agent as security for the Working Capital Obligations subject to the priorities set forth herein, with any amounts received in respect thereof subject to distribution and turnover under Section 4, or (y) release such Lien. Until the Discharge of Term Loan Obligations shall have occurred, if any Additional Claimholder shall (nonetheless and in breach hereof) acquire any Lien on any assets of any Grantor or any of its Subsidiaries to secure any Additional Obligations, which assets are not also subject to a Lien of the Term Loan Agent to secure the Term Loan Obligations, then such Additional Claimholder, shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any Additional Document (x) also hold and be deemed to have held such Lien and security interest for the benefit of the Term Loan Agent as security for the Term Loan Obligations subject to the priorities set forth herein, with any amounts received in respect thereof subject to distribution and turnover under Section 4, or (y) release such Lien. Until any applicable Discharge of Additional Obligations shall have occurred , if any Additional Agent or other applicable Additional Claimholder shall (nonetheless and in breach hereof) acquire any Lien on any assets of any Grantor or any of its Subsidiaries to secure any Additional Obligations, which assets are not also subject to a Lien of any other Additional Agent to secure any other Additional Obligations, then such Additional Agent or other applicable Additional Claimholder, shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any applicable Additional Document (x) also hold and be deemed to have held such Lien and security interest for the benefit of such other Additional Agent as security for such other Additional Obligations subject to the priorities set forth herein, with any amounts received in respect thereof subject to distribution and turnover under Section 4, or (y) release such Lien.
     2.6 Similar Liens and Agreements. The parties hereto agree that it is their intention that the Working Capital Collateral, the Term Loan Collateral and the Additional Collateral be identical. In furtherance of the foregoing and of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement, that upon request by the Working Capital Agent, the Term Loan Agent or any Additional Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Working Capital Collateral, the Term Loan Collateral and the Additional Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Working Capital Credit Documents, the Term

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Loan Credit Documents and the Additional Documents.
SECTION 3
ENFORCEMENT
     3.1 Enforcement.
     (a) So long as the Discharge of Working Capital Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Company or any other Grantor:
     (i) the Term Loan Agent and the Term Loan Claimholders:
     (A) will not exercise or seek to exercise any rights or remedies (including any right of set-off or recoupment) with respect to any Working Capital Priority Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Term Loan Agent or any Term Loan Claimholder is a party) or institute or commence (or join with any other Person in commencing) any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien on the Working Capital Priority Collateral held by it under the Term Loan Credit Documents or otherwise; and
     (B) will not contest, protest or object to any foreclosure proceeding or action brought by the Working Capital Agent or any Working Claimholder with respect to the Working Capital Priority Collateral, or any other exercise by the Working Capital Agent or any other Working Capital Claimholder, of any rights and remedies relating to the Working Capital Priority Collateral under the Working Capital Credit Documents or otherwise; provided that the respective interests of the Term Loan Claimholders attach to the proceeds thereof, subject to the relative priorities described in Section 2 and Section 4; and
     (C) will not object to the forbearance by the Working Capital Agent or the other Working Capital Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Working Capital Priority Collateral; and
     (ii) subject to Section 5.1, the Working Capital Agent and the other Working Capital Claimholders shall have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Working Capital Priority Collateral without any consultation with or the consent of the Term Loan Agent or any other Term Loan Claimholder; provided, that
     (A) in any Insolvency or Liquidation Proceeding commenced by or against Company or any other Grantor, the Term Loan Administrative Agent or the Term Loan Agent may file a claim or statement of interest with respect to the Term Loan Obligations,

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     (B) the Term Loan Agent may take any action (not adverse to the Liens on the Working Capital Priority Collateral securing the Working Capital Obligations, or the rights of the Working Capital Agent or the other Working Capital Claimholders to exercise remedies in respect thereof) in order to preserve or protect its Lien on the Working Capital Priority Collateral,
     (C) the Term Loan Claimholders shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Term Loan Claimholders, including without limitation any claims secured by the Working Capital Priority Collateral, if any, in each case in accordance with the terms of this Agreement,
     (D) in any Insolvency or Liquidation Proceeding, the Term Loan Claimholders shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement (including subject to the terms of Section 5.1 and Section 6.2),
     (E) in any Insolvency or Liquidation Proceeding, the Term Loan Claimholders shall be entitled to vote on any plan of reorganization, except to the extent inconsistent with the provisions hereof, and
     (F) the Term Loan Agent or any Term Loan Claimholder may exercise any of its rights or remedies with respect to the Term Loan Priority Collateral consistent with the terms of this Agreement.
     (b) So long as the Discharge of Term Loan Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Company or any other Grantor:
     (i) the Working Capital Agent and the Working Capital Claimholders:
     (A) will not exercise or seek to exercise any rights or remedies (including any right of set-off or recoupment) with respect to any Term Loan Priority Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Working Capital Agent or any Working Capital Claimholder is a party) or institute or commence (or join with any other Person in commencing) any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien on the Term Loan Priority Collateral held by it under the Working Capital Credit Documents or otherwise; and
     (B) will not contest, protest or object to any foreclosure proceeding or action brought by the Term Loan Agent or any Term Loan Claimholder with respect to the Term Loan Priority Collateral, or any other exercise by the Term Loan Agent or any other Term Loan Claimholder, of any rights and remedies

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relating to the Term Loan Priority Collateral under the Term Loan Credit Documents or otherwise; provided that the respective interests of the Working Capital Claimholders attach to the proceeds thereof, subject to the relative priorities described in Section 2 and Section 4; and
     (C) will not object to the forbearance by the Term Loan Agent or the other Term Loan Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Term Loan Priority Collateral; and
     (ii) subject to Section 5.1, the Term Loan Representative shall have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Term Loan Priority Collateral without any consultation with or the consent of the Working Capital Agent or any other Working Capital Claimholder; provided, that
     (A) in any Insolvency or Liquidation Proceeding commenced by or against Company or any other Grantor, the Working Capital Administrative Agent or the Working Capital Agent may file a claim or statement of interest with respect to the Working Capital Obligations,
     (B) the Working Capital Agent may take any action (not adverse to the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations, or the rights of the Term Loan Agent, the other Term Loan Claimholders, any Additional Agent or any Additional Claimholders to exercise remedies in respect thereof) in order to preserve or protect its Lien on the Term Loan Priority Collateral,
     (C) the Working Capital Claimholders shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Working Capital Claimholders, including without limitation any claims secured by the Term Loan Priority Collateral, if any, in each case in accordance with the terms of this Agreement,
     (D) in any Insolvency or Liquidation Proceeding, the Working Capital Claimholders shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement (including subject to the terms of Section 5.1 and Section 6.2),
     (E) in any Insolvency or Liquidation Proceeding, the Working Capital Claimholders shall be entitled to vote on any plan of reorganization, except to the extent inconsistent with the provisions hereof, and
     (F) the Working Capital Agent or any Working Capital Claimholder may exercise any of its rights or remedies with respect to the Working Capital

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Priority Collateral consistent with the terms of this Agreement.
     (c) So long as the Discharge of Working Capital Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Company or any other Grantor:
     (i) any Additional Agent and the applicable Additional Claimholders:
     (A) will not exercise or seek to exercise any rights or remedies (including any right of set-off or recoupment) with respect to any Working Capital Priority Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which such Additional Agent or any such Additional Claimholder is a party) or institute or commence (or join with any other Person in commencing) any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien on the Working Capital Priority Collateral held by it under the Additional Documents or otherwise; and
     (B) will not contest, protest or object to any foreclosure proceeding or action brought by the Working Capital Agent or any Working Claimholder with respect to the Working Capital Priority Collateral, or any other exercise by the Working Capital Agent or any other Working Capital Claimholder, of any rights and remedies relating to the Working Capital Priority Collateral under the Working Capital Credit Documents or otherwise; provided that the respective interests of such Additional Agent and other Additional Claimholders attach to the proceeds thereof, subject to the relative priorities described in Section 2 and Section 4; and
     (C) will not object to the forbearance by the Working Capital Agent or the other Working Capital Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Working Capital Priority Collateral; and
     (ii) subject to Section 5.1, the Working Capital Agent and the other Working Capital Claimholders shall have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Working Capital Priority Collateral without any consultation with or the consent of such Additional Agent or any such other Additional Claimholder; provided, that
     (A) in any Insolvency or Liquidation Proceeding commenced by or against Company or any other Grantor, such Additional Agent may file a claim or statement of interest with respect to the applicable Additional Obligations,
     (B) such Additional Agent may take any action (not adverse to the Liens on the Working Capital Priority Collateral securing the Working Capital Obligations, or the rights of the Working Capital Agent or the other Working Capital Claimholders to exercise remedies in respect thereof) in order to preserve or protect its Lien on the Working Capital Priority Collateral,

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     (C) such Additional Agent and other Additional Claimholders shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of any of such Additional Agent and other Additional Claimholders, including without limitation any claims secured by the Working Capital Priority Collateral, if any, in each case in accordance with the terms of this Agreement,
     (D) in any Insolvency or Liquidation Proceeding, such Additional Agent and other Additional Claimholders shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement (including subject to the terms of Section 5.1 and Section 6.2),
     (E) in any Insolvency or Liquidation Proceeding, such Additional Agent and other Additional Claimholders shall be entitled to vote on any plan of reorganization, except to the extent inconsistent with the provisions hereof, and
     (F) such Additional Agent and other Additional Claimholders may exercise any of its rights or remedies with respect to the Term Loan Priority Collateral consistent with the terms of this Agreement.
     (d) So long as any Discharge of Additional Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Company or any other Grantor:
     (i) the Working Capital Agent and the Working Capital Claimholders:
     (A) will not exercise or seek to exercise any rights or remedies (including any right of set-off or recoupment) with respect to any Term Loan Priority Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Working Capital Agent or any Working Capital Claimholder is a party) or institute or commence (or join with any other Person in commencing) any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien on the Term Loan Priority Collateral held by it under the Working Capital Credit Documents or otherwise; and
     (B) will not contest, protest or object to any foreclosure proceeding or action brought by any Additional Agent or any Additional Claimholder with respect to the Term Loan Priority Collateral, or any other exercise by any Additional Agent or any other Additional Claimholder, of any rights and remedies relating to the Term Loan Priority Collateral under the Additional Documents or otherwise; provided that the respective interests of the Working Capital Claimholders attach to the proceeds thereof, subject to the relative priorities described in Section 2 and Section 4; and

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     (C) will not object to the forbearance by any Additional Agent or any other Additional Claimholder from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Term Loan Priority Collateral.
     (e) In exercising rights and remedies with respect to its or their Priority Collateral, the applicable Priority Agent and the applicable Priority Claimholders may enforce the provisions of their respective Credit Documents and exercise Collateral remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by the applicable Priority Agent and Priority Claimholders to sell or otherwise dispose of such Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction. For the avoidance of doubt, the Term Loan Representative shall enforce rights against Collateral but shall not be entitled (in such capacity), unless specifically authorized by the applicable Term Loan Agent or Additional Agent, to pursue any remedy against the Company or a Grantor which is not a Collateral remedy.
     (f) Each Agent, on behalf of itself and Claimholders for which it acts as Agent, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off or recoupment) with respect to any Collateral, except to the extent such Collateral, or proceeds thereof, constitutes its Priority Collateral, and that any such Collateral or proceeds thereof taken or received by it that does not constitute its Priority Collateral will be paid over to the applicable Priority Agent pursuant to Section 4.2, unless and until the relevant Discharge of Obligations of the Priority Claimholders has occurred, except as expressly provided in Section 6.4. Without limiting the generality of the foregoing, (i) unless and until the Discharge of Working Capital Obligations has occurred, (x) the sole right of the Term Loan Agent and the Term Loan Claimholders with respect to the Working Capital Priority Collateral is to hold a Lien on the Working Capital Priority Collateral pursuant to the Term Loan Credit Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Working Capital Obligations has occurred in accordance with the terms of the Working Capital Credit Documents and applicable law and (y) the sole right of any Additional Agent and the other applicable Additional Claimholders with respect to the Working Capital Priority Collateral is to hold a Lien on the Working Capital Priority Collateral pursuant to the Additional Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Working Capital Obligations has occurred in accordance with the terms of the Working Capital Credit Documents and applicable law, and (ii) unless and until the Discharge of Term Loan Obligations and any Discharge of Additional Obligations has occurred, the sole right of the Working Capital Agent and the Working Capital Claimholders with respect to the Term Loan Priority Collateral is to hold a Lien on the Term Loan Priority Collateral pursuant to the Working Capital Credit Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after (x) the Discharge of Term Loan Obligations has occurred in accordance with the terms of the Term Loan Credit Documents and applicable law and (y) any Discharge of Additional Obligations has occurred in accordance with the terms of the Additional Documents and applicable law.
     (g) Subject to the proviso in clause (ii) of Section 3.1(a), Section 3.1(b), Section 3.1(c) or Section 3.1(d), as applicable, (i) the Working Capital Agent, for itself and on behalf of

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the Claimholders for which it acts as Agent, (x) agrees that neither it nor such Claimholders for which it acts as Agent will take any action that would hinder, delay or impede any exercise of remedies by the Term Loan Agent and other Term Loan Claimholders or any Additional Agent and other Additional Claimholders under the other Agreements with respect to such Claimholders’ respective Priority Collateral, including any sale, lease, exchange, transfer or other disposition of such Priority Collateral, whether by foreclosure or otherwise, and (y) hereby waives any and all rights it or the Claimholders for which it acts as Agent may have as a junior lien creditor or otherwise to object to the manner or order in which the Term Loan Agent or the other Term Loan Claimholders, any Additional Agent or any Additional Claimholders seek to enforce the Liens granted in their respective Priority Collateral, and (ii) each of the Term Loan Agent and any Additional Agent, for itself and on behalf of the Claimholders for which it acts as Agent, (x) agrees that neither it nor such Claimholders for which it acts as Agent will take any action that would hinder, delay or impede any exercise of remedies by the Working Capital Agent and other Working Capital Claimholders under the other Agreements with respect to such Claimholders’ respective Priority Collateral, including any sale, lease, exchange, transfer or other disposition of such Priority Collateral, whether by foreclosure or otherwise, and (y) hereby waives any and all rights it or the Claimholders for which it acts as Agent may have as a junior lien creditor or otherwise to object to the manner or order in which the Working Capital Agent or the other Working Capital Claimholders seek to enforce the Liens granted in their respective Priority Collateral.
     3.2 Actions Upon Breach.
     (a) If any Claimholder commences or participates in any action or proceeding against Company, any other Grantor or the Collateral in violation of this Agreement, any Agent for any other Claimholders may interpose in the name of such Claimholders or in the name of Company or such Grantor the making of this Agreement as a defense or dilatory plea.
     (b) Should any Claimholder in any way take, or attempt or threaten to take, contrary to this Agreement, any action with respect to Collateral, or fail to take any action required by this Agreement, any Agent for any other Claimholders (in its own name or in the name of a Grantor) may obtain relief against such offending Claimholder by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by all of the Claimholders that (i) the damages from such actions may be difficult to ascertain and may be irreparable, and (ii) the offending Claimholder waives any defense that such other Claimholders cannot demonstrate damage or be made whole by the awarding of damages.
SECTION 4
PAYMENTS
     4.1 Application of Proceeds.
     (a) So long as the Discharge of Term Loan Obligations and the Discharge of Additional Obligations have not occurred, any proceeds of Term Loan Priority Collateral received in connection with the sale or other disposition of such Collateral, or collection on such Collateral upon the exercise of remedies, shall be applied as follows:
     first, to the payment of costs and expenses of the Term Loan Agent or any Additional Agent, as applicable, in connection with such sale or disposition of or collection on such Collateral, and

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     second, to the payment, on a pro rata basis, of (x) the Term Loan Obligations in accordance with the relevant Term Loan Credit Documents until the Discharge of Term Loan Obligations shall have occurred and (y) any Additional Obligations in accordance with the applicable Additional Documents until the Discharge of Additional Obligations shall have occurred.
Upon the Discharge of Term Loan Obligations, the Term Loan Agent shall deliver to any Additional Agent or (if there is no Additional Agent) the Working Capital Agent any proceeds of Term Loan Priority Collateral held by it in the same form as received, with any necessary endorsements or, as a court of competent jurisdiction may otherwise direct. Upon the Discharge of Additional Obligations, the applicable Additional Agent shall deliver to the Term Loan Agent or any Additional Agent or (if there is no Term Loan Agent or Additional Agent) the Working Capital Agent any proceeds of Term Loan Priority Collateral held by it in the same form as received, with any necessary endorsements or, as a court of competent jurisdiction may otherwise direct. Any such proceeds of Term Loan Priority Collateral so received by the Working Capital Agent shall be applied by the Working Capital Agent to the Working Capital Obligations in such order as specified in the Working Capital Credit Documents and otherwise in accordance with the Working Capital Documents. Any proceeds of Term Loan Priority Collateral not otherwise applied in accordance with this Section 4.1(a) shall be delivered to the relevant Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdictions may direct. The foregoing provisions of this Section 4.1(a) shall not impose on Term Loan Agent or any other Term Loan Claimholder, or any Additional Agent or any other Additional Claimholder, any obligations which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law.
     (b) So long as the Discharge of Working Capital Obligations has not occurred, any proceeds of Working Capital Priority Collateral received in connection with the sale or other disposition of such Collateral, or collection on such Collateral upon the exercise of remedies, shall be applied by the Working Capital Agent to the Working Capital Obligations in such order as specified in the relevant Working Capital Credit Documents. Upon the Discharge of Working Capital Obligations, the Working Capital Agent shall deliver to the Term Loan Representative any proceeds of Working Capital Priority Collateral held by it in the same form as received for application in accordance with Section 4.1(a), with any necessary endorsements or, as a court of competent jurisdiction may otherwise direct. Upon the Discharge of Term Loan Obligations and the Discharge of the Working Capital Obligations, the Term Loan Agent shall deliver to any Additional Agent any proceeds of Working Capital Priority Collateral held by it in the same form as received, with any necessary endorsements or, as a court of competent jurisdiction may otherwise direct. Upon the Discharge of Additional Obligations related to a particular Additional Credit Facility and the Discharge of the Working Capital Obligations, the applicable Additional Agent shall deliver to the Term Loan Agent or any other Additional Agent any proceeds of Working Capital Priority Collateral held by it in the same form as received, with any necessary endorsements or, as a court of competent jurisdiction may otherwise direct. Any proceeds of Working Capital Priority Collateral not otherwise applied in accordance with this Section 4.1(b) shall be delivered to the relevant Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdictions may direct. The foregoing provisions of this Section 4.1(b) shall not impose on Working Capital Agent or any other Working Capital Claimholder any obligations which would conflict with prior perfected claims therein in favor of

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any other person or any order or decree of any court or other governmental authority or any applicable law.
     (c) Except as set forth in this Section 4.1(c), nothing in this Agreement shall require any Agent or any Claimholder to determine the source or priority of funds received by it and applied to its Obligations. In the absence of fraudulent conduct, willful misconduct or gross negligence, the sole remedy of any Agent or Claimholder for the tender and application of proceeds of its Priority Collateral to the Obligations of the Non-Priority Claimholders shall be to proceed directly against the Grantors unless, prior to the application of such proceeds to the Obligations of the Non-Priority Claimholders, the applicable Agent for the applicable Non-Priority Claimholders shall have a received a written notice that such proceeds are (or will be) the proceeds of the Priority Claimholders’ Priority Collateral with such notice to contain the following information: (i) a description of the Priority Claimholders’ Priority Collateral that is being sold, transferred or otherwise disposed of to generate the proceeds, (ii) a description of the transaction generating the proceeds and (iii) the actual or anticipated date of such transaction.
     4.2 Payment Turnover.
     (a) So long as the Discharge of Working Capital Obligations has not occurred, any Working Capital Priority Collateral or proceeds thereof (together with assets or proceeds subject to Liens referred to in Section 6.4) received by the Term Loan Agent or any other Term Loan Claimholders, or by any Additional Agent or any other applicable Additional Claimholders, in connection with the exercise of any right or remedy (including set-off or recoupment) in respect of the Working Capital Priority Collateral shall be segregated and held in trust and forthwith paid over to the Working Capital Agent in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Working Capital Agent is hereby authorized to make any such endorsements as agent for the Term Loan Agent or any such Term Loan Claimholders, or such Additional Agent or any such Additional Claimholders. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.
     (b) So long as the Discharge of Term Loan Obligations and the Discharge of Additional Obligations have not occurred, any Term Loan Priority Collateral or proceeds thereof (together with assets or proceeds subject to Liens referred to in Section 6.4) received by the Working Capital Agent or any other Working Capital Claimholders in connection with the exercise of any right or remedy (including set-off or recoupment) in respect of the Term Loan Priority Collateral shall be segregated and held in trust and forthwith paid over to the Term Loan Representative for application in accordance with Section 4.1(a) in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Each of the Term Loan Agent and any Additional Agent is hereby authorized to make any such endorsements as agent for the Working Capital Agent or any such Working Capital Claimholders. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.
SECTION 5
OTHER AGREEMENTS
     5.1 Releases.

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     (a) If, in connection with:
     (i) the exercise of any Term Loan Agent’s remedies in respect of the Term Loan Priority Collateral, including any sale, lease, exchange, transfer or other disposition of any such Collateral after an event of default under the terms of the Term Loan Credit Documents, and as defined therein, has occurred and is continuing by or on behalf of Term Loan Agent or a Grantor with the approval of Term Loan Agent (a “Term Loan Collateral Exercise of Remedies”); or
     (ii) any sale, lease, exchange, transfer or other disposition of any Term Loan Priority Collateral permitted or otherwise consented to under the terms of the Term Loan Credit Documents (whether or not an event of default thereunder, and as defined therein, has occurred and is continuing) (a “Term Loan Collateral Disposition”);
     the Term Loan Agent, for itself or on behalf of any of the Term Loan Claimholders, releases any of its Liens on any part of the Term Loan Priority Collateral, then the Liens, if any, of the Working Capital Agent, for itself or for the benefit of the Working Capital Claimholders, on such Term Loan Priority Collateral, shall be automatically, unconditionally and simultaneously released (the “Term Collateral Second Lien Release”) and the Working Capital Agent, for itself and the Working Capital Claimholders shall be deemed to have authorized the Term Loan Agent to file UCC amendments and terminations covering the Term Loan Priority Collateral so sold or otherwise disposed of with respect to the UCC financing statements between any Grantor and the Working Capital Agent to evidence such release and termination and promptly upon the request of the Term Loan Agent execute and deliver such other release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, in each case as the Term Loan Agent may require in connection with such sale or other disposition by the Term Loan Agent, the Term Loan Agent’s agents or any Grantor with the consent of the Term Loan Agent to evidence and effectuate such termination and release; provided, that, (A) any such release or UCC amendment or termination by or on behalf of the Working Capital Agent shall not extend to or otherwise affect any of the rights, if any, of the Working Capital Agent to the proceeds from any such sale or other disposition of Term Loan Priority Collateral upon the Discharge of Term Loan Obligations and the Discharge of Additional Obligations and (B) the Term Collateral Second Lien Release shall not occur without the consent of the Working Capital Agent (x) in the case of a Term Loan Collateral Exercise of Remedies, as to any Term Loan Priority Collateral the net proceeds of the disposition of which will not be applied to repay the Term Loan Obligations or Additional Obligations or (y) in the case of a Term Loan Collateral Disposition, if the Term Loan Collateral Disposition is prohibited by any provision of the Working Capital Credit Agreement.
     (b) If, in connection with:
     (i) the exercise of any Additional Agent’s remedies in respect of the Term Loan Priority Collateral, including any sale, lease, exchange, transfer or other disposition of any such Collateral after an event of default under the terms of the applicable Additional Documents, and as defined therein, has occurred and is continuing by or on behalf of such Additional Agent or a Grantor with the approval of such Additional Agent (a “Additional Collateral Exercise of Remedies”); or
     (ii) any sale, lease, exchange, transfer or other disposition of any Term Loan Priority Collateral permitted or otherwise consented to under the terms of the applicable

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Additional Documents (whether or not an event of default thereunder, and as defined therein, has occurred and is continuing) (a “Additional Collateral Disposition”);
     such Additional Agent, for itself or on behalf of any of the applicable Additional Claimholders, releases any of its Liens on any part of the Term Loan Priority Collateral, then the Liens, if any, of the Working Capital Agent, for itself or for the benefit of the Working Capital Claimholders, on such Term Loan Priority Collateral, shall be automatically, unconditionally and simultaneously released (the “Additional Collateral Second Lien Release”) and the Working Capital Agent, for itself and the Working Capital Claimholders shall be deemed to have authorized such Additional Agent to file UCC amendments and terminations covering the Term Loan Priority Collateral so sold or otherwise disposed of with respect to the UCC financing statements between any Grantor and the Working Capital Agent to evidence such release and termination and promptly upon the request of such Additional Agent execute and deliver such other release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, in each case as such Additional Agent may require in connection with such sale or other disposition by such Additional Agent, such Additional Agent’s agents or any Grantor with the consent of such Additional Agent to evidence and effectuate such termination and release; provided, that, (A) any such release or UCC amendment or termination by or on behalf of the Working Capital Agent shall not extend to or otherwise affect any of the rights, if any, of the Working Capital Agent to the proceeds from any such sale or other disposition of Term Loan Priority Collateral upon the Discharge of Term Loan Obligations and the Discharge of Additional Obligations and (B) the Additional Collateral Second Lien Release shall not occur without the consent of the Working Capital Agent (x) in the case of an Additional Collateral Exercise of Remedies, as to any Term Loan Priority Collateral the net proceeds of the disposition of which will not be applied to repay the Term Loan Obligations or Additional Obligations or (y) in the case of a Additional Collateral Disposition, if the Additional Collateral Disposition is prohibited by any provision of the Working Capital Credit Agreement.
     (c) Until the Discharge of Term Loan Obligations and the Discharge of Additional Obligations occurs, the Working Capital Agent, for itself and on behalf of the Working Capital Claimholders, hereby irrevocably constitutes and appoints the Term Loan Representative and any officer or agent of the Term Loan Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Working Capital Agent or any such Claimholder or in the Term Loan Representative’s own name, from time to time in the Term Loan Representative’s discretion, for the purpose of carrying out the terms of Section 5.1(a), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of Section 5.1(a), including any endorsements or other instruments of transfer or release.
     (d) Until the Discharge of Term Loan Obligations occurs, to the extent that the Term Loan Agent for itself and on behalf of the Term Loan Claimholders has released any Lien on Term Loan Priority Collateral and any such Liens are later reinstated or the Term Loan Agent, on behalf of the Term Loan Claimholders, obtain any new Liens from Grantors on Term Loan Priority Collateral, then the Working Capital Agent for itself and on behalf of the Working Capital Claimholders shall be granted a Lien on any such Term Loan Priority Collateral or have its Lien reinstated, as the case may be, subject to the priorities set forth in Section 2. Until the Discharge of Additional Obligations occurs, to the extent that the applicable Additional Agent for itself and on behalf of the applicable Additional Claimholders has released any Lien on Term Loan Priority Collateral and any such Liens are later reinstated or such Additional Agent, on behalf of such Additional Claimholders, obtain any new Liens from Grantors, then the Working

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Capital Agent for itself and on behalf of the Working Capital Claimholders shall be granted a Lien on any such Term Loan Priority Collateral or have its Lien reinstated, as the case may be, subject to the priorities set forth in Section 2.
     (e) If, in connection with:
     (i) the exercise of any Working Capital Agent’s remedies in respect of the Working Capital Priority Collateral, including any sale, lease, exchange, transfer or other disposition of any such Collateral after an event of default under the terms of the Working Capital Credit Documents, and as defined therein, has occurred and is continuing by or on behalf of Working Capital Agent or a Grantor with the approval of Working Capital Agent (a “Working Capital Collateral Exercise of Remedies”); or
     (ii) any sale, lease, exchange, transfer or other disposition of any Working Capital Priority Collateral permitted or otherwise consented to under the terms of the Working Capital Credit Documents (whether or not an event of default thereunder, and as defined therein, has occurred and is continuing) (a “Working Capital Collateral Disposition”);
     the Working Capital Agent, for itself or on behalf of any of the Working Capital Claimholders, releases any of its Liens on any part of the Working Capital Priority Collateral, then the Liens, if any, of the Term Loan Agent, for itself or for the benefit of the Term Loan Claimholders, and of any Additional Agent, for itself or for the benefit of the applicable Additional Claimholders, on such Working Capital Priority Collateral, shall be automatically, unconditionally and simultaneously released (the “Working Capital Collateral Second Lien Release”) and
     (1) the Term Loan Agent, for itself and the Term Loan Claimholders shall be deemed to have authorized the Working Capital Agent to file UCC amendments and terminations covering the Working Capital Priority Collateral so sold or otherwise disposed of with respect to the UCC financing statements between any Grantor and the Term Loan Agent to evidence such release and termination and promptly upon the request of the Working Capital Agent execute and deliver such other release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, in each case as the Working Capital Agent may require in connection with such sale or other disposition by the Working Capital Agent, the Working Capital Agent’s agents or any Grantor with the consent of the Working Capital Agent to evidence and effectuate such termination and release; provided, that, (A) any such release or UCC amendment or termination by or on behalf of the Term Loan Agent shall not extend to or otherwise affect any of the rights, if any, of the Term Loan Agent to the proceeds from any such sale or other disposition of Working Capital Priority Collateral upon the Discharge of Working Capital Obligations and (B) the Working Capital Second Lien Release shall not occur without the consent of the Term Loan Agent (x) in the case of a Working Capital Collateral Exercise of Remedies, as to any Working Capital Priority Collateral the net proceeds of the disposition of which will not be applied to repay the Working Capital Obligations or (y) in the case of a Working Capital Collateral Disposition, if the Working Capital Collateral Disposition is prohibited by any provision of the Term Loan Credit Agreement, and
     (2) any Additional Agent, for itself and the applicable Additional

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Claimholders shall be deemed to have authorized the Working Capital Agent to file UCC amendments and terminations covering the Working Capital Priority Collateral so sold or otherwise disposed of with respect to the UCC financing statements between any Grantor and such Additional Agent to evidence such release and termination and promptly upon the request of the Working Capital Agent execute and deliver such other release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, in each case as the Working Capital Agent may require in connection with such sale or other disposition by the Working Capital Agent, the Working Capital Agent’s agents or any Grantor with the consent of the Working Capital Agent to evidence and effectuate such termination and release; provided, that, (A) any such release or UCC amendment or termination by or on behalf of such Additional Agent shall not extend to or otherwise affect any of the rights, if any, of such Additional Agent to the proceeds from any such sale or other disposition of Working Capital Priority Collateral upon the Discharge of Working Capital Obligations and (B) the Working Capital Second Lien Release shall not occur without the consent of such Additional Agent (x) in the case of a Working Capital Collateral Exercise of Remedies, as to any Working Capital Priority Collateral the net proceeds of the disposition of which will not be applied to repay the Working Capital Obligations or (y) in the case of a Working Capital Collateral Disposition, if the Working Capital Collateral Disposition is prohibited by any provision of the applicable Additional Credit Facility.
     (f) In the event that Proceeds of Collateral are received in connection with any sale, lease, exchange, transfer or other disposition of any such Collateral that directly or indirectly involves a combination of Working Capital Priority Collateral or Term Loan Priority Collateral, the Working Capital Agent, the Term Loan Agent and any Additional Agent shall use commercially reasonable efforts in good faith to allocate the Proceeds received in connection with such any sale, lease, exchange, transfer or other disposition of any such Collateral to the Working Capital Priority Collateral and the Term Loan Priority Collateral. If the Working Capital Agent, the Term Loan Agent and any Additional Agent are unable to agree on such allocation within ten (10) days (or such other period of time to which the Working Capital Agent, the Term Loan Agent and any Additional Agent mutually agree) of the consummation of such sale, lease, exchange, transfer or other disposition, the portion of such Proceeds that shall be allocated as Proceeds of Working Capital Priority Collateral for purposes of this Agreement shall be an amount equal to the sum of the net book value of the Accounts and Inventory included in the Collateral so disposed of (determined at the time of such sale, lease, exchange, transfer or other disposition) with the balance of the Proceeds to be allocated to the Term Loan Priority Collateral; provided however, this Section 5.1(f) shall not apply in the event that the Term Loan Agent or the other Term Loan Claimholders, the Working Capital Agent or the other Working Capital Claimholders or any Additional Agent or the other applicable Additional Claimholders did not consent to the sale, lease, exchange, transfer or other disposition.
     (g) Until the Discharge of Working Capital Obligations occurs, the Term Loan Agent, for itself and on behalf of the Term Loan Claimholders, hereby irrevocably constitutes and appoints the Working Capital Agent and any officer or agent of the Working Capital Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Term Loan Agent or any such Claimholder or in the Working Capital Agent’s own name, from time to time in the Working Capital Agent’s discretion, for the purpose of carrying out the terms of Section 5.1(e), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of Section 5.1(e), including any endorsements or other instruments of transfer or release.

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Until the Discharge of Working Capital Obligations occurs, each Additional Agent, for itself and on behalf of the applicable Additional Claimholders, hereby irrevocably constitutes and appoints the Working Capital Agent and any officer or agent of the Working Capital Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Additional Agent or any such Claimholder or in the Working Capital Agent’s own name, from time to time in the Working Capital Agent’s discretion, for the purpose of carrying out the terms of Section 5.1(e), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of Section 5.1(e), including any endorsements or other instruments of transfer or release. Each authorization under this Section 5.1(g) is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.
     (h) Until the Discharge of Working Capital Obligations occurs, to the extent that the Working Capital Agent for itself and on behalf of the Working Capital Claimholders has released any Lien on Working Capital Priority Collateral and any such Liens are later reinstated or the Working Capital Agent, on behalf of the Working Capital Claimholders, obtain any new Liens from Grantors on any Working Capital Priority Collateral, then the Term Loan Agent for itself and on behalf of the Term Loan Claimholders shall be granted a Lien on any such Working Capital Priority Collateral or have its Lien reinstated, as the case may be, and each Additional Agent for itself and on behalf of the applicable Additional Claimholders shall be granted a Lien on any such Working Capital Priority Collateral or have its Lien reinstated, as the case may be, in each case subject to the priorities set forth in Section 2.
     5.2 Insurance. The Working Capital Agent, the Term Loan Agent and any Additional Agent shall be named as additional insureds with respect to liability insurance policies maintained from time to time by any Grantor, and the Working Capital Agent, the Term Loan Agent, each Additional Agent or the Control Agent (on behalf of the Agent Parties and Claimholders), as their interests may appear, shall be named as a loss payee under any casualty insurance policies maintained from time to time by any Grantor, in each case as and to the extent required in the applicable Credit Documents. As between the applicable Priority Agent and the applicable Priority Claimholders, on the one hand, and the applicable Non-Priority Agent and the applicable Non-Priority Claimholders on the other hand, the applicable Priority Agent and the applicable Priority Claimholders shall have the sole and exclusive right, in accordance with and subject to the terms of the applicable Credit Documents, (a) to adjust or settle any insurance policy or claim in the event of any loss with respect to their respective Priority Collateral and (b) to approve any award granted in any condemnation or similar proceeding affecting their respective Priority Collateral. All proceeds of any such policy and any such award in respect of any such Priority Collateral that are payable to the Agents shall be paid to the applicable Priority Agent (on a ratable basis or as may be otherwise agreed as between the Term Loan Agent and any Additional Agent, in the case of Term Loan Priority Collateral) for the benefit of the applicable Priority Claimholders to the extent required under their respective Credit Documents, and thereafter to the applicable Non-Priority Agent (on a ratable basis or as may be otherwise agreed as between the Term Loan Agent and any Additional Agent, in the case of Term Loan Priority Collateral) for the benefit of the applicable Non-Priority Claimholders to the extent required under their respective Credit Documents, and then to the owner of the subject property or as a court of competent jurisdiction may otherwise direct. If any Claimholder shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Priority Agent in accordance with the terms of Section 4.2. In the event that an Agent is named as loss payee on property which is not its Priority Collateral, such Agent agrees to comply with the instructions of the Priority Agent with respect to such collateral (a) in adjusting or settling any insurance policy or claim in the event of any loss with respect to such Priority Collateral and (b) to approving any award granted in any condemnation or similar proceeding affecting such Priority

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Collateral.
     5.3 Control Agent for Perfection.
     (a) The Term Loan Agent, on behalf of itself and the Term Loan Claimholders, and the Working Capital Agent, on behalf of itself and the Working Capital Claimholders, and any Additional Agent, on behalf of itself and the applicable Additional Claimholders, each hereby appoint Wells Fargo Bank, National Association as its collateral agent (in such capacity, together with any successor in such capacity appointed by the Term Loan Agent, the Working Capital Agent and any Additional Agent, the “Control Agent”) for the limited purpose of acting as the agent on behalf of the Term Loan Agent (on behalf of itself and the Term Loan Claimholders), the Working Capital Agent (on behalf of itself and the Working Capital Claimholders) and any Additional Agent (on behalf of itself and the applicable Additional Claimholders) with respect to the Control Collateral. The Control Agent accepts such appointment and agrees to hold the Control Collateral in its possession or control (or in the possession or control of its agents or bailees) as Control Agent for the benefit of the Term Loan Agent (on behalf of itself and the Term Loan Claimholders) and the Working Capital Agent (on behalf of itself and the Working Capital Claimholders) and any Additional Agent (on behalf of itself and the applicable Additional Claimholders) and any permitted assignee of any thereof solely for the purpose of perfecting the security interest granted to such parties in such Control Collateral, subject to the terms and conditions of this Section 5.3. The Term Loan Agent, the Working Capital Agent and any Additional Agent hereby acknowledge that the Control Agent shall obtain “control” under the UCC over each Controlled Account as contemplated by the Term Loan Collateral Documents, the Working Capital Collateral Documents and the applicable Additional Collateral Documents for the benefit of both the Term Loan Agent (on behalf of itself and the Term Loan Claimholders) and the Working Capital Agent (on behalf of itself and the Working Capital Claimholders) and any Additional Agent (on behalf of itself and the applicable Additional Claimholders) pursuant to a control agreements relating to a Controlled Account if requested by the Working Capital Agent, the Term Loan Agent and any Additional Agent to act in such capacity.
     (b) The Control Agent, the Term Loan Agent, on behalf of itself and the Term Loan Claimholders, and the Working Capital Agent, on behalf of itself and the Working Capital Claimholders, and any Additional Agent, on behalf of itself and the applicable Additional Claimholders, each hereby agrees that the applicable Priority Agent shall have the sole and exclusive right and authority to give instructions to, and otherwise direct, the Control Agent in respect of the Control Collateral constituting such Priority Agent’s constituents’ Priority Collateral or any control agreement with respect to any Control Collateral until the date upon which the Discharge of Obligations shall have occurred with respect to the Obligations owed to Claimholders for whom the applicable Priority Agent acts as Agent, and none of the Non-Priority Claimholders will impede, hinder, delay or interfere with the exercise of such rights by the Priority Agent in any respect. The Grantors hereby jointly and severally agree to pay, reimburse, indemnify and hold harmless the Control Agent to the same extent and on the same terms that the Grantors are required to do so for the Working Capital Agent in accordance with the Working Capital Credit Agreement (if the Control Agent is the Working Capital Agent) or for the Term Loan Agent in accordance with the Term Loan Credit Agreement (if the Control Agent is the Term Loan Agent) or for any Additional Agent in accordance with the applicable Additional Credit Facility (if the Control Agent is such Additional Agent). The Working Capital Claimholders hereby jointly and severally agree to pay, reimburse, indemnify and hold harmless the Control Agent to the same extent and on the same terms that the Working Capital Claimholders are required to do so for the Working Capital Agent in accordance with the

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Working Capital Credit Agreement. The Term Loan Claimholders hereby jointly and severally agree to pay, reimburse, indemnify and hold harmless the Control Agent to the same extent and on the same terms that the Term Loan Claimholders are required to do so for the Term Loan Agent in accordance with the Term Loan Credit Agreement. The applicable Additional Claimholders hereby jointly and severally agree to pay, reimburse, indemnify and hold harmless the Control Agent to the same extent and on the same terms that the such Additional Claimholders are required to do so for the applicable Additional Agent in accordance with the applicable Additional Credit Facility.
     (c) Except as set forth below, the Control Agent shall have no obligation whatsoever to the Agents or any other Claimholder including, without limitation, any obligation to assure that the Control Collateral is genuine or owned by any Grantor or one of their respective Subsidiaries or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.3. In acting on behalf of the Agents and other Claimholders, the duties or responsibilities of the Control Agent under this Section 5.3 shall be limited solely (i) to physically holding the Control Collateral delivered to the Control Agent by any Grantor as agent for the Term Loan Agent (on behalf of itself and the Term Loan Claimholders), the Working Capital Agent (on behalf of itself and the Working Capital Claimholders) and any Additional Agent (on behalf of itself and the applicable Additional Claimholders), in each case for purposes of perfecting the Lien held by the Term Loan Agent, the Working Capital Agent and each Additional Agent, (ii) exercising control of Deposit Accounts on which it has control and forwarding the funds on deposit therein to the Agent for the applicable Priority Claimholders, in each case as and to the extent provided in the Credit Documents and (iii) delivering such collateral as set forth in Section 5.3(e).
     (d) The Control Agent shall not have, by reason of this Agreement or any other document a fiduciary relationship in respect of the Term Loan Agent or any Term Loan Claimholder, the Working Capital Agent or any Working Capital Claimholder, or any Additional Agent or any Additional Claimholder.
     (e) (i) Upon the Discharge of Term Loan Obligations and the Discharge of Additional Obligations, the Control Agent shall deliver any Control Collateral in the possession of the Control Agent to the Working Capital Agent together with any necessary endorsements (or otherwise allow the Working Capital Agent to obtain control of such Control Collateral) or as a court of competent jurisdiction may otherwise direct and the Working Capital Agent shall accept and succeed to the role of the Control Agent as the agent for perfection on such Control Collateral.
     (ii) Upon the Discharge of Working Capital Obligations and the Discharge of Additional Obligations, the Control Agent shall deliver any Control Collateral in the possession of the Control Agent to the Term Loan Agent together with any necessary endorsements (or otherwise allow the Term Loan Agent to obtain control of such Control Collateral) or as a court of competent jurisdiction may otherwise direct and the Term Loan Agent shall accept and succeed to the role of the Control Agent as the agent for perfection on such Control Collateral.
     (iii) Upon the Discharge of Working Capital Obligations and the Discharge of Term Loan Obligations, if there is at the time any Additional Agent, the Control Agent shall deliver any Control Collateral in the possession of the Control Agent to such Additional Agent (or otherwise allow such Additional Agent for such Additional Claimholders to obtain control of such Control Collateral) or as a court of competent

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jurisdiction may otherwise direct and such Additional Agent shall accept and succeed to the role of the Control Agent as the agent for perfection on such Control Collateral, provided that if there is at the time more than one Additional Agent, the Control Agent shall retain such Control Collateral.
     (f) The Control Agent shall have an unfettered right to resign as Control Agent upon 30 days notice to each Agent Party. If upon the effective date of such resignation no successor to the Control Agent has been appointed by the Agent Parties, the Control Agent shall deliver to the Working Capital Agent (if then an Agent Party) or to another Agent (if the Working Capital Agent is not then an Agent Party) the Control Collateral together with any necessary endorsements (or otherwise allow such Agent to obtain control of such Control Collateral) or as a court of competent jurisdiction may otherwise direct and such Agent shall accept and succeed to the role of the Control Agent as the agent for perfection on the Control Collateral.
     (g) Notwithstanding the foregoing, each Agent, for and on behalf of itself and the Claimholders represented thereby, agrees to hold all Control Collateral in its possession, custody, or control (or in the possession, custody, or control of agents or bailees therefor) as agent for the other Claimholders solely for the purpose of perfecting the security interest granted to each other Agent Party or Claimholder in such Control Collateral, subject to the terms and conditions of this Section. Such Agent shall not have any obligation whatsoever to the other Claimholders to assure that such Control Collateral is genuine or owned by any Grantor or any other Person or to preserve rights or benefits of any Person therein. The duties or responsibilities of such Agent under this Section 5.3(g) are and shall be limited solely to holding or maintaining control of such Control Collateral as agent for the other Claimholders for purposes of perfecting the Lien held by the Claimholders. Such Agent is not and shall not be deemed to be a fiduciary of any kind for any Claimholder or any other Person.
     5.4 Access to Term Loan Priority Collateral.
     (a) In the event the Term Loan Representative shall acquire control or possession of any of the Term Loan Priority Collateral or shall, through the exercise of remedies under the Term Loan Credit Documents or any Additional Documents or otherwise, sell any of the Term Loan Priority Collateral to any third party (a “Third Party Purchaser”), such Agent shall, to the extent permitted by law, permit the Working Capital Agent (or shall require as a condition of such sale to the Third Party Purchaser that the Third Party Purchaser agree to permit the Working Capital Agent), at the Working Capital Agent’s option: (i) to enter any of the premises of any Grantor (or Third Party Purchaser) constituting such Term Loan Priority Collateral under such control or possession (or sold to a Third Party Purchaser) in order to inspect, remove or take any action with respect to the Working Capital Priority Collateral or to enforce the Working Capital Agent’s rights with respect thereto, including, but not limited to, the examination and removal of Working Capital Priority Collateral and the examination and duplication of any Collateral (to the extent not Working Capital Priority Collateral) under such control or possession (or sold to a Third Party Purchaser) consisting of books and records of any Grantor related to the Working Capital Priority Collateral; (ii) to use the Collateral for the purpose of manufacturing or processing raw materials or work-in-process into finished inventory; (iii) to use any of the Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of computers or other data processing equipment related to the storage or processing of records, documents or files pertaining to the Working Capital Priority Collateral and use any Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of other equipment to handle, deal with or dispose of any Working Capital Priority Collateral pursuant to

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the Working Capital Agent’s rights as set forth in the Working Capital Credit Documents, the UCC of any applicable jurisdiction and other applicable law, and (iv) to use any of the Collateral consisting of intellectual property rights owned or controlled by (x) the Term Loan Agent or the other Term Loan Claimholders or (y) such Additional Agent or the other applicable Additional Claimholders, as applicable, as is or may be necessary for the Working Capital Agent to deal with the Working Capital Priority Collateral (including the sale or other disposition thereof). Such use by Working Capital Agent of the Collateral shall not be on an exclusive basis.
     (b) The Working Capital Agent hereby acknowledges, for itself and on behalf of the other Working Capital Claimholders that, during the period any Working Capital Priority Collateral shall be under control or possession of the Term Loan Agent or any Additional Agent, such Agent shall not be obligated to take any action to protect or to procure insurance with respect to such Working Capital Priority Collateral, it being understood that such Agent shall have no responsibility for loss or damage to the Working Capital Priority Collateral (other than as a result of the gross negligence or willful misconduct of such Agent or its agents, as determined by a final non-appealable judgment of a court of competent jurisdiction) and that all the risk of loss or damage to the Working Capital Priority Collateral shall remain with the Working Capital Claimholders; provided, that to the extent insurance obtained by such Agent provides coverage for risks relating to access to or use of Working Capital Priority Collateral, the Working Capital Agent will be made an additional named insured thereunder.
     (c) The rights of Working Capital Agent set forth in Section 5.4(a)(i)-(iii) above shall continue until the later of (i) 180 days after the date Working Capital Agent first receives written notice from the Term Loan Representative that it has control or possession of the Term Loan Priority Collateral at issue and (ii) the sale or other disposition of such Priority Collateral by the Term Loan Representative or its constituents. Such time period shall be tolled during the pendency of any Insolvency Proceeding of any Grantor or other proceedings pursuant to which the Working Capital Claimholders, the Term Loan Claimholders and any Additional Claimholders are effectively stayed from enforcing their rights against the Working Capital Priority Collateral. In no event shall any Term Loan Claimholder or any Additional Claimholder take any action to interfere, limit or restrict the rights of Working Capital Agent or the exercise of such rights by Working Capital Agent to have access to or to use any of such Collateral pursuant to Section 5.4(a) prior to the expiration of such period.
     (d) During the actual occupation by the Working Capital Agent or its agents or representatives, of any real property constituting Term Loan Priority Collateral during the access and use period permitted by Section 5.4(a) above, the Working Capital Claimholders shall be obligated to pay to the Term Loan Claimholders and any Additional Claimholders any rent payable to third parties and all utilities, taxes and other maintenance and operating costs of such real property during any such period of actual occupation by the Working Capital Agent or its agents or representatives, but only to the extent the Term Loan Claimholders or such Additional Claimholders are required to pay or are otherwise paying any such rent, utilities, taxes or other maintenance and operating costs during the actual occupation of such real property by the Working Capital Agent or its agents or representatives.
     5.5 Consent to Limited License. The Term Loan Agent, for itself and on behalf of the other Term Loan Claimholders, and any Additional Agent, for itself and on behalf of the applicable other Additional Claimholders, (i) acknowledges and consents to the grant to the Working Capital Agent by the Company (and the other Grantors, as applicable) of a limited, non-exclusive royalty-free license on the terms set forth in Section 12.2(e) of the Initial Working Capital Credit Agreement in effect as of the date

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hereof or on substantially equivalent terms in the case of any Working Capital Credit Agreement other than the Initial Working Capital Credit Agreement (the “Limited License”) and (ii) agrees that its Liens in the Term Loan Priority Collateral shall be subject to the Limited License. The Term Loan Agent further agrees that, in connection with any foreclosure sale conducted by the Term Loan Agent in respect of Term Loan Priority Collateral of the type described in the Limited License (the “IP Collateral”), (x) any notice required to be given by the Term Loan Agent in connection with such foreclosure shall contain an acknowledgement that the Term Loan Agent’s Lien is subject to the Limited License, (y) the Term Loan Agent shall deliver a copy of the Limited License to any purchaser at such foreclosure and provide written notice to such purchaser that the Term Loan Agent’s Lien and the purchaser’s rights in the transferred IP Collateral are subject to the Limited License and (z) the purchaser shall acknowledge in writing that it purchased the IP Collateral subject to the Limited License. Each Additional Agent further agrees that, in connection with any foreclosure sale conducted by such Additional Agent in respect of IP Collateral, (x) any notice required to be given by such Additional Agent in connection with such foreclosure shall contain an acknowledgement that such Additional Agent’s Lien is subject to the Limited License, (y) such Additional Agent shall deliver a copy of the Limited License to any purchaser at such foreclosure and provide written notice to such purchaser that such Additional Agent’s Lien and the purchaser’s rights in the transferred IP Collateral are subject to the Limited License and (z) the purchaser shall acknowledge in writing that it purchased the IP Collateral subject to the Limited License.
SECTION 6
INSOLVENCY OR LIQUIDATION PROCEEDINGS
     6.1 Use of Cash Collateral and Financing Issues. If Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Priority Agent shall desire to permit the use of cash collateral which constitutes such Priority Agent’s constituents’ Priority Collateral or to permit Company or any other Grantor to obtain financing secured by such Priority Collateral (and not by any Collateral which does not constitute such Priority Agent’s Priority Collateral), from one or more of the Claimholders for whom such Priority Agent acts as Agent, under Section 363 or Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (such financing, a “DIP Financing”), then each Non-Priority Agent, on behalf of itself and the Non-Priority Claimholders, (A) agrees that it will raise no objection to such use of cash collateral or DIP Financing nor support any other Person objecting to, such sale, use, or lease of cash collateral or DIP Financing and will not request any form of adequate protection or any other relief in connection therewith (except as agreed by the Priority Agent or to the extent expressly permitted by Section 6.4) and, to the extent the Liens securing the Priority Obligations are subordinated to or pari passu with the Liens securing such DIP Financing, each Non-Priority Agent will subordinate its Liens in such Priority Collateral to (x) the Liens securing such DIP Financing (and all Obligations relating thereto), (y) any adequate protection Liens provided to the Priority Claimholders and (z) any “carve-out” for professional or United States Trustee fees agreed to by the Priority Agent; (B) agrees that, at the option of the Priority Agent, an order approving such DIP Financing or cash collateral usage may be entered even if the order provides that any claim arising under section 507(b) of the Bankruptcy Code as a result of a failure of adequate protection of the liens of the Non-Priority Claimholders in Collateral which is not its Priority Collateral may not be paid from the proceeds of claims arising under sections 544, 546, 547, 548 or 550 of the Bankruptcy Code; and (C) agree that notice received two (2) calendar days prior to the entry of an order approving such usage of cash collateral or approving such DIP Financing shall be adequate notice; provided that the foregoing shall not prohibit any Non-Priority Agent or the Non-Priority Claimholders from objecting solely to any provisions in any agreement regarding the use of cash collateral or any DIP Financing relating to, describing or requiring any provision or content of a plan of reorganization other than any provisions requiring that the DIP Financing be paid in full in cash. The Term Loan Agent and Term Loan Claimholders and any

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Additional Agent and any Additional Claimholders shall not, directly or indirectly, offer to provide, support any other Person in providing, provide or seek to provide DIP Financing secured by Liens equal or senior to the Liens on the Working Capital Priority Collateral, without the prior written consent of the Working Capital Agent. The Working Capital Agent and Working Capital Claimholders shall not, directly or indirectly, offer to provide, support any other Person in providing, provide or seek to provide DIP Financing secured by Liens equal or senior to the Liens on the Term Loan Priority Collateral, without the prior written consent of the Term Loan Agent and any Additional Agent. The Term Loan Agent and the Term Loan Claimholders shall not, directly or indirectly, offer to provide, support any other Person in providing, provide or seek to provide DIP Financing secured by Liens equal or senior to the Liens on the Term Loan Priority Collateral, without the prior written consent of any Additional Agent. Any Additional Agent and such other applicable Additional Claimholders shall not, directly or indirectly, offer to provide, support any other Person in providing, provide or seek to provide DIP Financing secured by Liens equal or senior to the Liens on the Term Loan Priority Collateral, without the prior written consent of the Term Loan Agent and any other Additional Agent. All references to any Collateral hereunder shall be construed to include any assets arising after the commencement of the case under the Bankruptcy Code of the same type or category as such Collateral.
     6.2 Sale Issues. Each Agent, on behalf of itself and the Claimholders for whom it acts as Agent, agrees that it will raise no objection to or oppose a sale or other disposition of any Collateral which does not constitute its Priority Collateral free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the Priority Agent has consented to such sale or disposition of such assets so long as the interests of such Agent and the Claimholders for whom it acts as Agent in such Collateral attach to the proceeds thereof, subject to the terms of this Agreement. If requested by any Priority Agent in connection therewith, each Non-Priority Agent shall affirmatively consent to such a sale or disposition.
     6.3 Relief from the Automatic Stay. Each Agent, on behalf of itself and the Claimholders for whom it acts as Agent, agrees that none of them shall (i) seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any Collateral which does not constitute its Priority Collateral, without the prior written consent of the Priority Agent, or (ii) oppose any request by any Priority Agent or any Priority Claimholder to seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of their respective Priority Collateral.
6.4	Adequate Protection.
     (a) Each Agent, on behalf of itself and the Claimholders for whom it acts as Agent, may seek adequate protection of its interest in its respective Priority Collateral and each other Agent, on behalf of itself and the Claimholders for whom it acts as Agent, agrees that none of them shall contest (or support any other person contesting) (i) any such request for adequate protection by any Priority Agent with respect to its Priority Collateral or (ii) any objection by any Priority Agent or the Priority Claimholders to any motion, relief, action or proceeding based on any Priority Agent or the Priority Claimholders claiming a lack of adequate protection of their interests in their respective Priority Collateral. Each Agent acknowledges and agrees that any superpriority administrative expense claim granted to such Agent or arising under 11 U.S.C. § 507(b) as adequate protection of its interest in its respective Priority Collateral shall be pari passu with any superpriority administrative expense claim granted to any other Agent as adequate protection of their interest in its respective Priority Collateral.
     (b) Each Non-Priority Agent, on behalf of itself and the Claimholders for whom it acts as Agent, may seek adequate protection of its junior interest in Collateral, subject to the

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provisions of this Agreement, only if (A) any Priority Agent is granted adequate protection in the form of a replacement Lien on post-petition collateral of the same type as the Priority Collateral, and (B) such additional protection requested by such Agent is in the form of a replacement Lien on such post-petition collateral of the same type as the Priority Collateral, which Lien, if granted, will be subordinated to the adequate protection Liens granted in favor of such Priority Agent on such post-petition collateral and the Liens securing any DIP financing (and all Obligations relating thereto) secured by such Priority Collateral on the same basis as the Liens of such Non-Priority Agent on such Priority Collateral are subordinated to the Liens of such Priority Agent on such Priority Collateral under this Agreement. In the event that a Non-Priority Agent, on behalf of itself or any of the Claimholders for whom it acts as Agent, seeks or requests (or is otherwise granted) adequate protection of its junior interest in Collateral in the form of a replacement Lien on additional collateral in any form, then such Agent, on behalf of itself and the Claimholders for whom it acts as Agent, agrees that (i) any other Non-Priority Agent also holding a junior interest in such Collateral shall also be granted a replacement lien on such additional collateral as adequate protection of such junior interest in such Collateral and that such Non-Priority Agent’s replacement Lien shall be pari passu to the replacement Lien of such other Non-Priority Agent and (ii) each Priority Agent shall also be granted a replacement Lien on such additional collateral as adequate protection of its senior interest in Collateral and that such Agent’s replacement Lien shall be subordinated to the replacement Lien of each such Priority Agent. If any Agent or Claimholder receives as adequate protection a Lien on post-petition assets of the same type as its pre-petition Priority Collateral, then such post-petition assets shall also constitute Priority Collateral of such Person to the extent of any allowed claim secured by such adequate protection Lien.
     (c) Each Non-Priority Agent on behalf of itself and the Non-Priority Claimholders for whom it acts as Agent, may seek and receive additional adequate protection of its junior interest in Collateral, subject to the provisions of this Agreement, in the form of a superpriority administrative expense claim, including a claim arising under 11 U.S.C. § 507(b), which superpriority administrative expense claim shall be junior in all respects to any superpriority administrative expense claim granted to the Priority Claimholders with respect to such Collateral and pari passu in all respects with any superpriority administrative expense claim granted to any other Non-Priority Claimholders with respect to such Collateral. In the event that a Non-Priority Agent, on behalf of itself and the Non-Priority Claimholders for whom it acts as Agent, seeks or receives protection of its junior interest in Collateral and is granted a superpriority administrative expense claim, including a claim arising under 11 U.S.C. § 507(b), then such Non-Priority Agent, on behalf of itself and the Non-Priority Claimholders for whom it acts as Agent, agrees that (i) the Priority Claimholders shall receive a superpriority administrative expense claim which shall be senior in all respects to the superpriority administrative expense claim granted to such Agent with respect to such Collateral and (ii) any other Non-Priority Claimholders shall receive a superpriority administrative expense claim which shall be pari passu in all respects with the superpriority administrative expense claim granted to such Agent with respect to such Collateral.
     6.5 Separate Grants of Security and Separate Classification. Each of the Grantors and each of the Claimholders acknowledges and agrees with respect to each class of Priority Collateral that (i) the grants of Liens pursuant to the Working Capital Collateral Documents, on the one hand, and the Term Loan Collateral Documents and any Additional Collateral Documents, on the other hand, constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Working Capital Obligations, on the one hand, and the Term Loan Obligations and any Additional Obligations, on the other hand, are fundamentally different from one another and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation

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Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of (x) the Working Capital Claimholders and (y) the Term Loan Claimholders and/or any Additional Claimholders in respect of any Priority Collateral, constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Priority Claimholders shall be entitled to receive, in addition to amounts distributed to them from, or in respect of, their Priority Collateral in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, costs and other charges, irrespective of whether a claim for such amounts is allowed or allowable in such Insolvency or Liquidation Proceeding, before any distribution from, or in respect of, any such Priority Collateral is made in respect of the claims held by the Non-Priority Claimholders, with the Non-Priority Claimholders hereby acknowledging and agreeing to turn over to the Priority Claimholders amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Non-Priority Claimholders.
     6.6 Post-Petition Claims. No Agent, nor any of the Claimholders for which it acts as Agent, shall oppose or seek to challenge (a) any claim by any Priority Agent or any Priority Claimholder for allowance in any Insolvency or Liquidation Proceeding of Obligations consisting of post-petition interest, fees, costs, charges or expenses to the extent of the value of the lien of such Priority Agent in such Priority Agent’s Priority Collateral, without regard to the existence of the Lien of any Non-Priority Agent in such Collateral, or (b) any claim by any Non-Priority Agent or any Non-Priority Claimholder for allowance in any Insolvency or Liquidation Proceeding of Obligations consisting of post-petition interest, fees, costs, charges or expenses to the extent of the value of the lien of such Non-Priority Agent in such Collateral.
     6.7 Avoidance Issues. If any Priority Claimholder is required in any Insolvency or Liquidation Proceeding, or otherwise, to turn over or otherwise pay to the estate of any Grantor any amount in respect of any Working Capital Obligation, any Term Loan Obligation or any Additional Obligation, as applicable (a “Recovery”), then such Claimholder shall be entitled to a reinstatement of its Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Priority Collateral or proceeds thereof received by any Non-Priority Agent or any other Non-Priority Claimholder after a Discharge of Obligations of the Priority Claimholders and prior to the reinstatement of such Obligations shall be delivered to the Priority Agent (in the case of the Term Loan Agent and any Additional Agent, on a ratable basis or on such other basis as such Agents may agree) upon such reinstatement in accordance with Section 4.2.
     6.8 Expense Claims. Each Non-Priority Agent, for itself and on behalf of the Claimholders for whom it acts as Agent, agrees that it will not (i) contest the payment of fees, expenses or other amounts to any Priority Agent or any Priority Claimholder under Section 506(b) of the Bankruptcy Code or otherwise to the extent of the value of the lien of such Priority Agent in such Priority Agent’s Priority Collateral and to the extent provided for in the applicable Credit Agreement or (ii) assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on parity with the Lien of any Priority Agent for costs or expenses of preserving or disposing of such Priority Agent’s Priority Collateral.
     6.9 Effectiveness in Insolvency or Liquidation Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor shall include such Person as a debtor-in-possession and any receiver or trustee for such Person in any Insolvency or Liquidation Proceeding.

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SECTION 7
RELIANCE; WAIVERS; ETC.
     7.1 Non-Reliance
     (a) The consent by the Working Capital Claimholders to the execution and delivery of the Term Loan Credit Documents and the grant to the Term Loan Agent on behalf of the Term Loan Claimholders of a Lien on the Working Capital Priority Collateral, and to the execution and delivery of any Additional Documents and the grant to any Additional Agent on behalf of any applicable Additional Claimholders of a Lien on such Collateral, and all loans and other extensions of credit made or deemed made on and after the date hereof by the Working Capital Claimholders to the Grantors, shall be deemed to have been given and made in reliance upon this Agreement. The consent by the Term Loan Claimholders to the execution and delivery of the Working Capital Credit Documents and the grant to the Working Capital Agent on behalf of the Working Capital Claimholders of a Lien on the Term Loan Priority Collateral, and to the execution and delivery of any Additional Documents and the grant to any Additional Agent on behalf of any applicable Additional Claimholders of a Lien on such Collateral, and all loans and other extensions of credit made or deemed made on and after the date hereof by the Term Loan Claimholders to the Grantors, shall be deemed to have been given and made in reliance upon this Agreement. The consent by any Additional Claimholders to the execution and delivery of any Additional Documents (other than such Additional Documents executed by or on behalf of such Additional Claimholders) and the grant to any Additional Agent (other than any Additional Agent that acts as Agent for such Additional Claimholders) on behalf of any other applicable Additional Claimholders of a Lien on the Collateral, and all loans and other extensions of credit made or deemed made on and after the date hereof by such Additional Claimholders to the Grantors, shall be deemed to have been given and made in reliance upon this Agreement.
     (b) The Term Loan Agent and the Term Loan Administrative Agent, on behalf of themselves and the other Term Loan Claimholders, acknowledge that they and the Term Loan Claimholders have, independently and without reliance on the Working Capital Agent or any other Working Capital Claimholder, or on any Additional Agent or any other Additional Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Term Loan Credit Agreement, the other Term Loan Credit Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the Term Loan Credit Agreement, the other Term Loan Credit Documents or this Agreement. The Working Capital Agent and the Working Capital Administrative Agent, on behalf of themselves and the other Working Capital Claimholders, acknowledge that they and the Working Capital Claimholders have, independently and without reliance on the Term Loan Agent or any other Term Loan Claimholder, or on any Additional Agent or any other Additional Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Working Capital Credit Agreement, the other Working Capital Credit Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the Working Capital Credit Agreement, the other Working Capital Credit Documents or this Agreement. Each Additional Agent, on behalf of itself and any other applicable Additional Claimholders, acknowledges that it and the applicable Additional Claimholders have,

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independently and without reliance on the Working Capital Agent or any Working Capital Claimholder, or the Term Loan Agent or any Term Loan Claimholder, or any other Additional Agent or any other applicable Additional Claimholders for which such other Additional Agent acts as Agent, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the applicable Additional Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the Additional Documents or this Agreement.
     7.2 No Warranties or Liability.
     (a) The Working Capital Agent, on behalf of itself and the Working Capital Claimholders, acknowledges and agrees that (i) the Term Loan Agent and the Term Loan Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Term Loan Credit Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon and (ii) any Additional Agent and any Additional Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Additional Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.
     (b) The Term Loan Agent, on behalf of itself and the Term Loan Claimholders, acknowledges and agrees that (i) the Working Capital Agent and the Working Capital Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Working Capital Credit Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon and (ii) any Additional Agent and any Additional Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Additional Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.
     (c) Each Additional Agent, on behalf of itself and the applicable Additional Claimholders, acknowledges and agrees that (i) the Working Capital Agent and the Working Capital Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Working Capital Credit Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon, (ii) the Term Loan Agent and the Term Loan Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Term Loan Credit Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon and (iii) any other Additional Agent and any other applicable Additional Claimholders for which such other Additional Agent acts as Agent have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Additional Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.
     (d) The Term Loan Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Term Loan Credit Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Additional Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under any applicable Additional Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Working Capital Claimholders will be entitled to manage and supervise their respective loans and

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extensions of credit under the Working Capital Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.
     (e) Neither any Agent nor any Claimholder for which such Agent acts as Agent shall have any duty to any other Agent or any Claimholder for which such other Agent acts as Agent to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with Company or any Grantor (including the Working Capital Credit Documents, the Term Loan Credit Documents and any Additional Documents), regardless of any knowledge thereof which they may have or be charged with.
     7.3 No Waiver of Lien Priorities.
     (a) No right of the Working Capital Agent and the Working Capital Claimholders, the Term Loan Agent and the Term Loan Claimholders, any Additional Agent and any Additional Claimholders, the Control Agent or any of them to enforce any provision of this Agreement or their respective Credit Documents shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by such party, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement or their respective Credit Documents, regardless of any knowledge thereof which such party may have or be otherwise charged with.
     (b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the applicable Credit Documents), the Working Capital Agent and the Working Capital Claimholders, the Term Loan Agent and the Term Loan Claimholders, and any Additional Agent and any Additional Claimholders and any of them may, at any time and from time to time in accordance with their respective Credit Documents or applicable law, without the consent of, or notice to, the other Claimholders and without incurring any liabilities to the other Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the other Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:
     (i) make loans and advances to any Grantor or issue, guaranty or obtain letters of credit for account of any Grantor or otherwise extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing (subject, in each case, to any limitations expressly set forth in this Agreement);
     (ii) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of their respective Obligations or guaranty thereof or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of their respective Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension, subject to any limitations expressly set forth in this Agreement) or, subject to the provisions of this Agreement, otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by such Agent or such Claimholders, their respective Obligations or any of their respective Credit Documents; provided, however, the foregoing shall not prohibit any other Agent and any other Claimholders from enforcing, consistent with the other

48

terms of this Agreement, any right arising under their respective Credit Agreement or other Credit Documents as a result of any Grantor’s violation of the terms hereof;
     (iii) subject to the provisions of this Agreement, sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral or any liability of the Company or any other Grantor to such Claimholders or such Agent, or any liability incurred directly or indirectly in respect thereof;
     (iv) settle or compromise their respective Obligations or any portion thereof or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including their respective Obligations) in any manner or order;
     (v) subject to the restrictions set forth in this Agreement, exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with Company, any other Grantor or any Collateral and any security and any guarantor or any liability of the Company or any other Grantor to such Claimholders or any liability incurred directly or indirectly in respect thereof;
     (vi) take or fail to take any Lien securing their respective Obligations or any other collateral security for such Obligations or take or fail to take any action which may be necessary or appropriate to ensure that any Lien securing such Obligations or any other Lien upon any property is duly enforceable or perfected or entitled to priority as against any other Lien, provided that Liens taken in violation of Section 2.5 shall be subject to the provisions of Section 2.5; or
     (vii) otherwise release, discharge or permit the lapse of any or all Liens securing their respective Obligations or any other Liens upon any property at any time securing any such Obligations.
     (c) Each Agent, on behalf of itself and the Claimholders for which it acts as Agent, also agrees that no Priority Agent or Priority Claimholders shall have any liability to such Agent or the Claimholders for which it acts as Agent, and such Agent on behalf of itself and the Claimholders for which it acts as Agent, hereby waives all claims against any Priority Agent and any Priority Claimholders, arising out of any and all actions which such Priority Agent or such Priority Claimholders may take or permit or omit to take with respect to their Priority Collateral. Each Agent, on behalf of itself and the Claimholders for which it acts as Agent, agrees that no Priority Agent or Priority Claimholders shall have any duty to them in respect of the maintenance or preservation of any Priority Agent’s Priority Collateral.
     (d) Each Agent, on behalf of itself and the Claimholders for which it acts as Agent, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to Collateral that does not constitute its Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

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     7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the Working Capital Agent and the Working Capital Claimholders, the Term Loan Agent and the Term Loan Claimholders, and any Additional Agent and any Additional Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:
     (a) any lack of validity or enforceability of any Working Capital Credit Documents, any Term Loan Credit Documents or any Additional Documents or any setting aside or avoidance of any Lien;
     (b) except as otherwise set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Working Capital Obligations, the Term Loan Obligations or any Additional Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Working Capital Credit Document, any Term Loan Credit Document or any Additional Document;
     (c) any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Working Capital Obligations, the Term Loan Obligations or any Additional Obligations or any guarantee thereof;
     (d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or
     (e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the Working Capital Obligations, the Term Loan Obligations or the Additional Obligations.
     7.5 Certain Notices.
     (a) Promptly upon the Discharge of Working Capital Obligations, the Working Capital Agent shall deliver written notice confirming same to the remaining Agent Parties; provided that the failure to give any such notice shall not result in any liability of the Working Capital Agent or the other Working Capital Claimholders hereunder or in the modification, alteration, impairment, or waiver of the rights of any party hereunder. Promptly upon the Discharge of Term Loan Obligations, the Term Loan Agent shall deliver written notice confirming same to the remaining Agent Parties; provided that the failure to give any such notice shall not result in any liability of the Term Loan Agent or the other Term Loan Claimholders hereunder or in the modification, alteration, impairment, or waiver of the rights of any party hereunder. Promptly upon the Discharge of Additional Obligations, the applicable Additional Agent shall deliver written notice confirming same to the Working Capital Agent, the Term Loan Agent and any other Additional Agent; provided that the failure to give any such notice shall not result in any liability of such Additional Agent or the applicable Additional Claimholders or in the modification, alteration, impairment, or waiver of the rights of any party hereunder.
     (b) No later than five (5) days prior to the commencement by any Priority Agent of any enforcement action or the exercise of any remedy with respect to its Priority Collateral (including by way of a public or private sale of such Priority Collateral), such Priority Agent shall notify the other Agent Parties of such intended action; provided that the failure to give any such notice shall not result in any liability hereunder of such Priority Agent or the Priority

50

Claimholders for which it acts as Agent or in the modification, alteration, impairment, or waiver of the rights of any party hereunder.
SECTION 8
MISCELLANEOUS
     8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Term Loan Credit Documents, the Working Capital Credit Documents or any Additional Documents, the provisions of this Agreement shall govern and control. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to the Company or any other Grantor in the Term Loan Credit Documents, the Working Capital Credit Documents or any Additional Documents.
     8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the Working Capital Claimholders, the Term Loan Claimholders and any Additional Claimholders may each continue, at any time and without notice to the other Claimholders, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting Working Capital Obligations, Term Loan Obligations or Additional Obligations, as applicable, in reliance hereof. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect upon the Discharge of Working Capital Obligations (in accordance with the provisions hereof), except for Section 5.3 and the provisions of this Section 8 as they relate to Section 5.3, and subject to reinstatement in accordance with Section 6.7.
     8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Working Capital Agent, the Term Loan Agent or any Additional Agent, or (subject to the following sentence) the Company or any other Grantor, shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, neither the Company nor any other Grantor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights or obligations are directly affected; provided that (x) no amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any party hereto, that changes, alters, modifies or otherwise affects any right or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a party hereto, or any Additional Claimholder not then represented by an Additional Agent that is then a party hereto (including but not limited to any change, alteration, modification or other effect upon any right or obligation of or other adverse effect upon any such Additional Agent or Additional Claimholder that may at any subsequent time become a party hereto or beneficiary hereof) shall be effective unless it is consented to in writing by the Company (regardless of whether any such Additional Agent or Additional Claimholder ever becomes a party hereto or beneficiary hereof) and (y) any

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amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying any Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Grantor thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company and each other affected Grantor.
     8.4 Information Concerning Financial Condition of Company and its Subsidiaries.
     (a) The Term Loan Agent and the Term Loan Claimholders, and the Working Capital Agent and the Working Capital Claimholders, and each Additional Agent and applicable Additional Claimholders, respectively, shall each be responsible for keeping themselves informed of (a) the financial condition of Company and its Subsidiaries and all endorsers or guarantors of the Term Loan Obligations, the Working Capital Obligations or any Additional Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Term Loan Obligations, the Working Capital Obligations or any Additional Obligations. Each Agent and the Claimholders for which it acts as Agent shall have no duty to advise any other Agent or any Claimholder for which any other Agent acts as Agent of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Agent or any of the Claimholders for which it acts as Agent, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other Agent or any Claimholder for which such other Agent acts as Agent, it or they shall be under no obligation (w) to make, and such party shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.
     (b) The Grantors agree that any information with respect to the Control Collateral provided by any Grantor to the Control Agent expressly and solely in its capacity as Control Agent may be shared by the Control Agent with any Claimholder upon its request therefor, notwithstanding any request or demand by such Grantor that such information be kept confidential; provided, that such information shall otherwise be subject to the respective confidentiality provisions in the Working Capital Credit Agreement, the Term Loan Credit Agreement and each Additional Credit Facility, as applicable, and to any other confidentiality agreement or undertaking to which such Claimholder is party or otherwise subject.
     8.5 Subrogation. Each Agent, for itself and on behalf of the Claimholders for which it acts as Agent, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Obligations has occurred with respect to each other group of Claimholders.
     8.6 Notice of Term Loan Representative Change. Until an Agent (other than the existing Term Loan Representative) receives written notice from the existing Term Loan Representative, in accordance with Section 8.8 of this Agreement, of a change in the identity of the Term Loan Representative, such Agent shall be entitled to act as if the existing Term Loan Representative is in fact the Term Loan Representative. Each Agent (other than the existing Term Loan Representative) shall be entitled to rely upon any written notice of a change in the identity of the Term Loan Representative which facially appears to be from the then existing Term Loan Representative and is delivered in accordance with Section 8.8 and such Agent shall not be required to inquire into the veracity or genuineness of such

52

notice. Each existing Term Loan Representative from time to time agrees to give prompt written notice to each Agent of any change in the identity of the Term Loan Representative.
     8.7 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.
     (a) This Agreement and the rights and obligations of the parties hereto under this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the rules or principles of conflict of laws thereof to the extent that the same are not mandatorily applicable by statute and would cause the application of the laws of any other jurisdiction.
     (b) The parties hereto irrevocably consent and submit to the non-exclusive jurisdiction of the courts of the State of New York sitting in New York County, New York and the United States District Court of the Southern District of New York, whichever the Agents may elect, and to the fullest extent permitted by law, waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Credit Document and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that the Agents and the Claimholders reserve the right to bring any action or proceeding against any Grantor or its or their property in the courts of any other jurisdiction which such Agent or Claimholder deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Grantor or its or their property).
     (c) Each Grantor to the fullest extent permitted by law hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at the Agents’ option, by service upon any Grantor in any other manner provided under the rules of any such courts.
     (d) EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     (e) The Agents and Claimholders shall not have any liability to any Grantor (whether in tort, contract, equity or otherwise) for losses suffered by such Grantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, except to the extent it is determined by a final and non-appealable judgment or court order binding on the applicable Agent and Claimholders that the losses were the result of acts or omissions constituting gross

53

negligence or willful misconduct. Each Grantor: (i) certifies that neither the Agents, the Claimholders nor any representative, agent or attorney acting for or on behalf of the Agents or the Claimholders has represented, expressly or otherwise, that the Agents and the Claimholders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Credit Documents and (ii) acknowledges that in entering into this Agreement and the other Credit Documents, the Agents and the Claimholders are relying upon, among other things, the waivers and certifications set forth in this Section 8.7 and elsewhere herein and therein.
     8.8 Notices. All notices to the Control Agent, the Term Loan Claimholders, the Working Capital Claimholders and any applicable Additional Claimholders permitted or required under this Agreement shall also be sent to the Working Capital Agent, the Term Loan Agent and the applicable Additional Agent, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of electronic mail or four Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.
     8.9 Further Assurances. The Working Capital Agent, on behalf of itself and the Working Capital Claimholders, the Term Loan Agent, on behalf of itself and the Term Loan Claimholders, any Additional Agent, on behalf of itself and the applicable Additional Claimholders, and the Company, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Working Capital Agent, the Term Loan Agent or such Additional Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.
     8.10 Designation of Additional Indebtedness; Joinder of Additional Agents.
     (a) The Company may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:
(i)	One or more Additional Agents for one or more Additional Claimholders in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to each Agent Party;
(ii)	at least five Business Days prior to delivery of the Additional Indebtedness Joinder, the Company shall have delivered to each Agent Party complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);
(iii)	The Company shall have executed and delivered to each Agent Party the Additional Indebtedness Designation with respect to such Additional Indebtedness;

54

(iv)	all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to each Agent Party; and
(v)	No Event of Default shall have occurred and be continuing.
     (b) Upon satisfaction of the foregoing conditions, the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor”, and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent”, for all purposes under this Agreement. The date on which the foregoing conditions shall have been satisfied with respect to such Additional Indebtedness is herein called the “Additional Effective Date”. Prior to the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of each Agent Party shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of each Agent Party shall be determined on the basis that such Additional Indebtedness is then designated.
     (c) In connection with any designation of Additional Indebtedness pursuant to this Section 8.10, each Agent Party agrees (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Term Collateral Documents, Working Capital Collateral Documents, or Additional Collateral Documents, as applicable, and any blocked account, control or other agreements relating to any security interest in Control Collateral, and to make or consent to any filings or take any other actions, as may be reasonably deemed by the Company to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 8.10 (including without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date), in each event at the sole costs of the Company and the Grantors.
     8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the Working Capital Agent, the other Working Capital Claimholders, the Term Loan Agent, the other Term Loan Claimholders, each Additional Agent and the other Additional Claimholders, the Control Agent and their respective successors and assigns.
     8.12 Specific Performance. Each Agent may demand specific performance of this Agreement. Each Agent, on behalf of itself and the Claimholders for which it acts as Agent, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by any other Agent.
     8.13 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

55

     8.14 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.
     8.15 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.
     8.16 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Working Capital Agent, the other Working Capital Claimholders, the Term Loan Agent, the other Term Loan Claimholders, each Additional Agent, the other Additional Claimholders, the Control Agent and the Company and the other Grantors. No other Person shall have or be entitled to assert rights or benefits hereunder.
     8.17 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Working Capital Claimholders, the Term Loan Claimholders and any Additional Claimholders, respectively. Nothing in this Agreement is intended to or shall impair the rights of Company or any other Grantor, or the obligations of Company or any other Grantor to pay the Working Capital Obligations, the Term Loan Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.
     8.18 Future Grantors. Any Domestic Subsidiary of the Company from time to time party to a Credit Document shall become a “Grantor” hereunder for all purposes of this Agreement upon execution and delivery by such Domestic Subsidiary of a joinder agreement substantially in the form of Exhibit D hereto.
[Signature Pages Follow]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WELLS FARGO FOOTHILL, LLC, as Working Capital Agent,
By:
Name:
Title:

Notice Address:
[                                        ], as Working Capital Agent
[                                        ]
[                                        ]
[                                        ]
Attention: [                                        ]
Telecopier: [                                        ]
Telephone: [                                        ]
with a copy to:
[                                        ]
[                                        ]
[                                        ]
Attention: [                                        ]
Telecopier: [                                        ]
Telephone: [                                        ]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Term Loan Agent,
By:
Name:
Title:

Notice Address:
Wachovia Bank, National Association, as Term Loan Agent
Wells Fargo Securities
One Wachovia Center
301 South College Street, 6th Floor
Charlotte, NC 28288
Attention: Patrick McKinnon
Facsimile: 704-374-3300
Telephone: 704-715-4433
Email: patrick.mckinnon@wachovia.com
with a copy to:
Wells Fargo Bank, NA
21 Waterway Avenue, Suite 600
The Woodlands, TX 77380
Attention: Janet Ritter
Facsimile: 281-362-6611
Telephone: 281-362-6635
Email: ritterj@wellsfargo.com

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Control Agent,
By:
Name:
Title:

Notice Address:
Wells Fargo Bank, NA, , as Control Agent
21 Waterway Avenue, Suite 600
The Woodlands, TX 77380
Attention: Janet Ritter
Facsimile: 281-362-6611
Telephone: 281-362-6635
Email: ritterj@wellsfargo.com
with a copy to:
Wachovia Bank, National Association
Wells Fargo Securities
One Wachovia Center
301 South College Street, 6th Floor
Charlotte, NC 28288
Attention: Patrick McKinnon
Facsimile: 704-374-3300
Telephone: 704-715-4433
Email: patrick.mckinnon@wachovia.com

NCI BUILDING SYSTEMS, INC., a Delaware corporation
By:
Name:
Title

[ ], a [ ]
By:
Name:
Title:

Notice Address:
NCI Building Systems, Inc.
10943 N. Sam Houston Parkway W.
Houston, Texas 77064
Attention: Chief Financial Officer
Telecopier: [                                        ]
Telephone: [                                        ]
with a copy to:
[                                        ]
[                                        ]
[                                        ]
Attention: [                                        ]
Telecopier: [                                        ]
Telephone: [                                        ]

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E TO
AMENDED AND RESTATED CREDIT AGREEMENT
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
          Reference is made to the Loan(s) held by the undersigned pursuant to the Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) dated                     , 2009 entered into by and among NCI Building Systems, Inc., a Delaware corporation (the "Borrower”), the parties hereto from time to time as lenders thereto (each individually, a "Lender” and collectively, “Lenders”) and Wells Fargo Bank, N.A., as administrative agent and collateral agent for the Lenders thereunder (in such capacity, the “Administrative Agent”). The undersigned hereby certifies under penalty of perjury that:
1.	The undersigned is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) registered in its name;

2.	The income from the Loan(s) held by the undersigned is not effectively connected with the conduct of a trade or business within the United States;

3.	The undersigned is not a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), is not subject to regulatory or other legal requirements as a bank in any jurisdiction and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or any qualification for any exemption from any tax, securities law or other legal requirements;

4.	The undersigned is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code; and

5.	The undersigned is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.
          The undersigned has furnished the Administrative Agent and the Borrower each with a certificate of the undersigned’s non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform the Administrative Agent and the Borrower in writing within 30 days of such change and (2) the undersigned shall furnish the Administrative Agent and the Borrower each with, a properly completed and currently effective certificate in either the calendar year in which a payment is to be made to the undersigned pursuant to the Amended and Restated Credit Agreement, or in either of the two calendar years preceding such payment.

E-1

          Unless otherwise defined herein, terms defined in the Amended and Restated Credit Agreement and used herein shall have the meanings given to them in the Amended and Restated Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title: [Address]

Dated:                     , 200___

E-2

EXHIBIT F TO
AMENDED AND RESTATED CREDIT AGREEMENT
FORM OF ASSIGNMENT AND ACCEPTANCE
          Reference is made to the Amended and Restated Credit Agreement, dated as of October [     ], 2009 (as amended, supplemented, waived or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), among NCI BUILDING SYSTEMS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Amended and Restated Credit Agreement and used herein shall have the meanings given to them in the Amended and Restated Credit Agreement.
                                                   (the “Assignor”) and                                           (the “Assignee”) agree as follows:
1.	The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Amended and Restated Credit Agreement and the other Loan Documents with respect to the Loans under the Amended and Restated Credit Agreement (the “Assigned Loans”), in a principal amount as set forth on Schedule 1.

2.	The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Amended and Restated Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Amended and Restated Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or the performance or observance by the Borrower or any of its Subsidiaries of any of their respective obligations under the Amended and Restated Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Loans.

3.	The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Amended and Restated Credit Agreement, together with copies of the financial statements referred to in Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended and Restated Credit

Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Amended and Restated Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in Section 10.6 of the Amended and Restated Credit Agreement; and (f) agrees that it will be bound by the provisions of the Amended and Restated Credit Agreement and will perform in accordance with the terms of the Amended and Restated Credit Agreement all the obligations which by the terms of the Amended and Restated Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Section 10.17 of the Amended and Restated Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 3.10(b) of the Amended and Restated Credit Agreement.

4.	The effective date of this Assignment and Acceptance shall be ___ ___, 20___ (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Section 10.6 of the Amended and Restated Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.	Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

6.	From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Amended and Restated Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Amended and Restated Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by any related obligations under) Sections 3.9, 3.10, 3.11, 10.5 and 10.17 thereof.

7.	Notwithstanding any other provision hereof, if the consents of the Borrower and the Administrative Agent hereto are required under Section 10.6 of the Amended and Restated Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained.

8.	This Assignment and Acceptance shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

F-2

          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

F-3

SCHEDULE 1 to the
Assignment and Acceptance
     Re: Amended and Restated Credit Agreement, dated as of October [     ], 2009, among NCI BUILDING SYSTEMS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent for the Lenders, and WELLS FARGO SECURITIES, LLC, as lead arranger and bookrunner.
Name of Assignor:
Name of Assignee:
Transfer Effective Date of Assignment:

Aggregate Amount of
Loans for all Lenders	Amount of Loans Assigned
___ . ________%	$

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

Accepted for recording in the Register:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Consented To:

NCI BUILDING SYSTEMS, INC.

By:
Name:
Title:

WACHOVIA BANK, NATIONAL
ASSOCIATION,
as Administrative Agent

By:
Name:
Title:
By:
Name:
Title:

5

EXHIBIT G TO
AMENDED AND RESTATED CREDIT AGREEMENT
TAX SHARING AGREEMENT
     This Tax Sharing Agreement (the “Agreement”), dated as of [___], is made and entered into between [                    ], a [Delaware] corporation (“Holding”) and NCI Building Systems, Inc., a Delaware corporation (the “Company”). This Agreement shall become effective and binding upon the parties hereto as of the date hereof.
W I T N E S S E T H:
     WHEREAS, the parties hereto desire to provide for the allocation of liabilities, procedures to be followed, and other matters with respect to Combined Taxes (as defined below);
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
1.	Definitions.

Code: shall mean the Internal Revenue Code of 1986, as amended.

Combined Tax: shall mean any Tax in respect of a Combined Tax Group.

Combined Tax Group: shall mean any affiliated group (i) of which the Company or any of its Subsidiaries was or is, or was or is required to be, a member for any Tax year and (ii) of which a Parent Entity was or is, or was or is required to be, the common parent for such Tax year for purposes of paying Taxes or filing a Tax Return.

Combined Tax Return: shall mean any Tax Return with respect to any Combined Tax.

Company Group: shall mean, with respect to any Combined Tax, a subgroup of the relevant Combined Tax Group, whose member or members shall include each member of such Combined Tax Group that is either the Company or a Subsidiary of the Company.

Due Date: shall mean, with respect to the filing of any Tax Return or the payment of Tax, the date on which such Tax Return is due to be filed with, or such payment is due to be made to, the appropriate Taxing Authority pursuant to applicable law, giving effect to any applicable extensions of the time for such filing or payment.

Estimated Tax Sharing Payments: shall mean the periodic tax sharing payments required under Article III, Section 2 of this Agreement.

IRS: shall mean the United States Internal Revenue Service, including, but not limited to, its authorized agents and representatives and, in the case of a litigated controversy, the attorneys representing it.

Parent Entity: shall mean Holding and any Subsidiary of Holding other than the Company and its Subsidiaries.

Person: shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

Pro Forma Company Return: shall mean a pro forma Tax Return prepared pursuant to Article III, Section 1 or 3.

Subsidiary: shall mean, with respect to any Person at any time, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person or (b) one or more Subsidiaries of such Person.

Tax: shall mean any federal, state, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, rent, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

Tax Return: shall mean any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

Taxing Authority: shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

Treasury Regulations: shall mean the regulations prescribed under the Code.

2.	Successors.

References to the Company or a Parent Entity shall include any successor thereto or any Person with respect to which the Company or such Parent Entity, respectively, is the successor.
ARTICLE II
PROCEDURAL MATTERS
1.	The applicable Parent Entity shall have the sole and exclusive responsibility for the preparation and filing of each Combined Tax Return for each Combined Tax with respect to which it is the common parent, including any amended returns and any other returns, documents or statements required to be filed with any Taxing Authority relating to such Combined Tax Return. Holding shall, or shall cause the applicable Parent Entity to, file all such Combined Tax Returns on a timely basis, taking into account extensions of the due date for the filings of such returns.

2.	The Company shall, and shall cause each of its Subsidiaries that is eligible to be a member of the relevant Combined Tax Group to, join and continue to join in filing a Combined Tax Return with respect to each jurisdiction for all Tax years for which the Company or such Subsidiary, as the case may be, is eligible to do so under the applicable Tax law, unless Holding shall request otherwise.

3.	Holding shall, or shall cause the applicable Parent Entity to, make all payments to the applicable Taxing Authority of all Combined Taxes that the relevant Combined Tax Group is required to pay, including estimated payments relating thereto. The applicable Parent Entity shall have the right to exercise all powers of a common parent with respect to each relevant Combined Tax Return or Combined Tax.

4.	The applicable Parent Entity shall be the sole and exclusive agent of the Combined Tax Group of which it is the common parent and of each member of such group in respect of any and all matters relating to any Combined Tax of such group for all Combined Tax Return years. In its sole discretion, such Parent Entity shall have the right with respect to each such Combined Tax Return (a) to determine (i) the manner in which such return shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported and the adoption or change of any method of accounting, (ii) whether any extensions may be requested and (iii) the elections that will be made by each member of the Combined Tax Group for which such Combined Tax Return is filed, (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such return by any Taxing Authority, (c) to file, prosecute, compromise or settle any claim for refund and (d) to determine whether any refund to which such Combined Tax Group may be entitled shall be paid by way of refund or credited against the Combined Tax liability of such group. The Company hereby irrevocably appoints, and shall cause each of its Subsidiaries that is a member of each such Combined Tax Group to irrevocably appoint, such Parent Entity as its agent and attorney-in-fact to take such action (including the execution of documents) as such Parent Entity may deem appropriate to effect the foregoing.

5.	The Company shall, and shall as appropriate cause each of its Subsidiaries that is a member of a Combined Tax Group to, reimburse the applicable Parent Entity for (a) any outside legal and accounting expenses incurred by such Parent Entity in the course of the conduct of any audit or contest regarding a Combined Tax liability of such group, (b) any other expenses incurred by such Parent Entity in the course of any litigation relating thereto and (c) the cost of preparing any Combined Tax Return or otherwise administering this Agreement.

6.	The Company shall, and shall cause each of its Subsidiaries that is a member of a Combined Tax Group to, furnish to the applicable Parent Entity in a timely manner such information, documents and other assistance, in each case as such Parent Entity may reasonably request in connection with the filing of each Combined Tax Return with respect to such group or any audit or examination by any Taxing Authority or any judicial or administrative proceeding relating to a Combined Tax of such group or otherwise with respect to this Agreement and the transactions contemplated hereby.

ARTICLE III
TAX SHARING PAYMENTS
1.	For each Tax year for which a Parent Entity files, or is required to file, a Combined Tax Return on or after the date hereof, Holding shall, or shall cause the applicable Parent Entity to, timely prepare, or cause to be prepared, a Pro Forma Company Return for each relevant Company Group for such year (including, if necessary, preparing Pro Forma Company Returns for prior years). Each such Pro Forma Company Return shall include only the items of income, deduction, gain, loss and credit of the members of the Company Group that join in the filing of such Combined Tax Return, and shall be prepared in a manner consistent with the elections, methods of accounting, and positions with respect to specific items made or used by such Parent Entity for purposes of such Combined Tax Return. Each such Pro Forma Company Return shall reflect any carryovers of net operating losses, net capital losses, excess tax credits or other tax attributes from Pro Forma Company Returns with respect to the same Combined Tax for prior years assuming that members of such Company Group had not been in existence before the date hereof, which carryovers could have been utilized by the Company Group if such Company Group had never been included in the relevant Combined Tax Group, but only to the extent such Parent Entity utilizes such carryovers. For purposes of this Article III, Section 1, (a) a carryover will be treated as utilized by a Parent Entity to the extent that the Tax liability of the relevant Combined Tax Group determined taking into account such carryover is less than the Tax liability of such Combined Tax Group determined without giving effect to such carryover, (b) any provision of the Code that requires consolidated computations, such as sections 861 and 1231, and any similar provision with respect to any other Combined Tax, shall be applied separately to the Company Group for purposes of preparing the Pro Forma Company Return and (c) Treasury Regulations section 1.1502-13, and any similar provisions with respect to any other Combined Tax, shall be applied as if the Company Group were not a part of the relevant Combined Tax Group. The Pro Forma Company Return shall be provided to the Company no later than 10 days before the Due Date for filing the relevant Combined Tax Return.

2.	For each Tax year in which a Combined Tax Return is, or is required to be, filed by a Parent Entity, the Company shall, and shall as appropriate cause each of its Subsidiaries that is a member of the relevant Combined Tax Group to, make periodic payments (“Estimated Tax Sharing Payments”) to such Parent Entity in such amounts as, and no later than the dates on which, payments of estimated tax with respect to such Combined Tax would be due on or after the date hereof from the Company Group under section 6655 of the Code, and any similar provisions with respect to any other Combined Tax, if it were not included in the relevant Combined Tax Group (computed on a basis consistent with the relevant Pro Forma Company Return). The balance, if any, of the Estimated Tax Sharing Payments due on or after the date hereof for such Tax year shall be paid to such Parent Entity no later than December 15 of such year. The Company shall, and shall as appropriate cause each of its Subsidiaries that is a member of the relevant Combined Tax Group to, pay to the applicable Parent Entity no later than the Due Date (for this purpose, determined without regard to extensions) on which each Combined Tax Return for each Tax year is, or is required to be, filed by such Parent Entity on or after the date hereof, an amount equal to the excess of (a) the sum of (i) the Tax liability shown on the relevant Pro Forma Company Return prepared for such Tax year and (ii) the additions to tax, if any, under section 6655 of the Code, and any similar provisions with respect to any other Combined Tax, that would have been imposed upon the Company Group (treating the amount due to such Parent Entity under clause (i) above as the Company Group’s Tax liability and treating any Estimated Tax Sharing Payments as estimated Tax payments with respect to such liability) over (b) the Estimated Tax Sharing Payments made relating thereto.

3.	To the extent that, after the date hereof, any audit, litigation, claim or refund with respect to a Combined Tax Return results in an increase in Tax liability relating to the treatment of a Company Group item, a corresponding adjustment shall be made to such item and to the Company Group’s Tax liability reflected on the applicable Pro Forma Company Return. Within 5 days after any such adjustment, the Company shall, and shall as appropriate cause each of its Subsidiaries that is a member of the relevant Combined Tax Group to, make additional Tax sharing payments, including interest and penalties consistent with such adjustment, to the applicable Parent Entity.

4.	All calculations required to be made by a Parent Entity under this Agreement shall be binding upon the parties hereto absent manifest error.
ARTICLE IV
INTEREST
1.	With respect to any federal income Tax, any amount relating thereto which is required to be paid by the Company or any of its Subsidiaries pursuant to this Agreement and which has not been timely paid to the applicable Parent Entity shall be subject to an interest charge at the rate and in the manner provided in the Code for interest on underpayments of federal income Tax for the relevant period.

2.	With respect to any Combined Tax other than federal income Tax, any amount relating thereto which is required to be paid by the Company or any of its Subsidiaries pursuant to this Agreement and which has not been timely paid to the applicable Parent Entity shall be subject to an interest charge at the rate and in the manner provided under the applicable state or local statute for interest on underpayments of such Tax for the relevant period.
ARTICLE V
MISCELLANEOUS PROVISIONS
1.	Any information or documents furnished by one party to another pursuant to this Agreement shall be treated as confidential and, except as, and to the extent, required during the course of an audit or litigation or otherwise required by law, shall not be disclosed to another Person without the consent, which shall not be unreasonably withheld, of the first party.

2.	All payments to be made by any party under this Agreement shall, except to the extent otherwise specifically provided herein, be made without setoff, counterclaim or withholding, all of which are expressly waived.

3.	Nothing in this Agreement shall be construed to require a party hereto to pay any liability or obligation arising under this Agreement more than once.

4.	If due to any change in applicable law, regulations, or interpretation thereof after the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

5.	This Agreement shall be binding upon and inure to the benefit of any successor to each of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement.

6.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the rules or principles of conflict of laws thereof, to the extent the same are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.

7.	This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which when taken together shall constitute one and the same instrument.

8.	The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of this Agreement.

9.	This Agreement may be amended from time to time by agreement in writing executed by all the parties hereto or all of the parties then bound thereby. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior written and oral understandings with respect thereto.

10.	Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, addressed as follows:

If to a Parent Entity:

If to the Company:
NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, Texas 77064
Attention: Chief Financial Officer
Facsimile: (281) 477-9674

In each case, with a copy to (which shall not constitute notice):
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: David A. Brittenham
Facsimile: (212) 909-6836
or to such other address as set forth in writing by either party to the other in accordance with this section.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives.

[HOLDING]
By:
Name:
Title:

[Tax Sharing Agreement]

NCI BUILDING SYSTEMS, INC.
By:
Name:
Title:

[Tax Sharing Agreement]